Exhibit T3E.2
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE WESTERN DISTRICT OF MISSOURI
KANSAS CITY DIVISION

In re:	)
	)	Chapter 11
INTERSTATE BAKERIES	)	Case No. 04-45814 (JWV)
CORPORATION, et al.,	)
	)	Jointly Administered
Debtors.	)
DISCLOSURE STATEMENT WITH RESPECT TO AMENDED JOINT PLAN OF REORGANIZATION OF
INTERSTATE BAKERIES
CORPORATION AND ITS AFFILIATED
DEBTORS AND DEBTORS-IN-POSSESSION DATED OCTOBER 31, 2008

J. Eric Ivester (ARDC No. 06215581)
Samuel S. Ory (Missouri Bar No. 43293)
SKADDEN ARPS SLATE MEAGHER
& FLOM LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606-1285
Telephone: (312) 407-0700
Facsimile: (312) 407-0411
e-mail: ibcinfo@skadden.com
Paul M. Hoffmann (Missouri Bar No. 31922)
STINSON MORRISON HECKER LLP
1201 Walnut, Suite 2900
Kansas City, Missouri 64106-2150
Telephone: (816) 691-2746
Facsimile: (888) 691-1191
e-mail: phoffmann@stinson.com

-and-

J. Gregory Milmoe (JM 0919) SKADDEN ARPS SLATE MEAGHER & FLOM LLP Four Times Square New York, New York 10036-6522 Telephone: (212) 735-3000 Facsimile: (212) 735-2000

Attorneys for Debtors and Debtors-in-Possession

Dated: October 31, 2008

DISCLAIMER
     THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT (THIS “DISCLOSURE STATEMENT”) IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE AMENDED JOINT PLAN OF REORGANIZATION OF INTERSTATE BAKERIES CORPORATION AND ITS AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION DATED OCTOBER 31, 2008 (THE “PLAN”) AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.
     ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF. IN THE EVENT OF ANY CONFLICT BETWEEN THE DESCRIPTIONS SET FORTH IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, THE TERMS OF THE PLAN SHALL GOVERN.
     THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF INTERSTATE BAKERIES CORPORATION OR ANY OF ITS AFFILIATES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.
     AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, INTERSTATE BAKERIES CORPORATION OR ANY OF ITS AFFILIATES, DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CASES.

SUMMARY OF PLAN
     The following introduction and summary is a general overview only and is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information, and financial statements and notes thereto appearing elsewhere in this Disclosure Statement with respect to the Amended Joint Plan of Reorganization of Interstate Bakeries Corporation and its Affiliated Debtors and Debtors-in-Possession Dated October 31, 2008 (the “Plan”) being proposed by Interstate Bakeries Corporation and eight of its subsidiaries and affiliates, debtors and debtors in possession (collectively, the “Debtors,” “IBC” or the “Company”) in their jointly-administered chapter 11 bankruptcy cases pending in the United States Bankruptcy Court for the Western District of Missouri, Kansas City Division (the “Bankruptcy Court”). All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan. A copy of the Plan is annexed hereto as Appendix A.
     This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan. Certain provisions of the Plan, and thus the descriptions and summaries contained herein, may be the subject of continuing negotiations among the Debtors and various parties, have not been finally agreed upon, and may be modified.
A. Business Overview and Events Leading to Commitment Letter
     Collectively, the Debtors are one of the largest wholesale bakers and distributors of fresh baked bread and sweet goods in the United States. The Debtors produce, market and distribute a wide range of breads, rolls, croutons, snack cakes, donuts, sweet rolls and related products under national brand names such as “Wonder®,” “Hostess®,” “Baker’s Inn®,” “Home Pride®”, and “Mrs. Cubbison’s®” as well as regional brand names such as “Butternut®,” “Dolly Madison®,” “Drake’s®” and “Merita®.”
     The Debtors currently operate 41 bakeries and approximately 740 bakery outlets (known as “thrift stores”) located in strategic markets throughout the United States. The Company’s sale force delivers baked goods from approximately 600 distribution centers on approximately 6,000 delivery routes. Net sales for the Company’s 2008 fiscal year were approximately $2,798,337,000.
     IBC’s need to restructure its business through a chapter 11 reorganization proceeding arose due to the combined effects of several challenges that hindered its ability to successfully compete in the markets in which it operates. Without limitation, these challenges include declining sales, high fixed-cost structure, excess industry capacity, rising employee healthcare and pension costs and higher costs for ingredients and energy. Notwithstanding the Company’s efforts to address the competitive challenges they faced, the Debtors experienced certain specific and compounding events in the summer of 2004, including the need to increase their reserve for workers’ compensation and taking a charge to pretax income of approximately $40 million, which contributed to the Debtors’ liquidity and operational challenges.
     In light of these business issues and the limited sources of liquidity available to the Company, IBC determined that chapter 11 would afford it the best opportunity for restructuring its affairs and for developing and implementing a long-term, go-forward, business strategy. In the initial stage of the chapter 11 restructuring, the Debtors focused on quickly identifying opportunities for cost reductions that did not require fundamental operational changes. These efforts decreased the Company’s operating costs, but they did not directly address or sufficiently offset the continuing decline in sales revenue, its high fixed-cost structure or the other factors that led to its chapter 11 filing.

     In the second stage of its restructuring, the Company undertook an extensive review of each of its 10 profit centers (“PCs”), identifying areas for improvement in efficiency and profitability. The PCs were created on June 1, 2004, not long before the bankruptcy filings, when the Company transformed its organizational structure from 54 decentralized bakeries into 10 geographically structured groupings of bakeries, depots, routes and bakery outlets. The PC restructuring was intended to eliminate unprofitable products and routes, streamline distribution, rationalize the number of brands and stock-keeping units and eliminate excess capacity.
     The Company implemented its restructuring plans in each of its 10 PCs, closed a total of 9 bakeries, approximately 200 distribution centers and 300 bakery outlets, and reduced its overall workforce by approximately 7,000. The PC review and restructuring process also resulted in the rationalization of IBC’s delivery route network, reducing the number of routes by approximately 30 percent, from approximately 9,100 delivery routes to approximately 6,400, while serving roughly the same number of customers nationwide.
     In this phase of the restructuring, the Company also addressed inflationary pressures related to employee costs, commencing negotiations of long-term extensions with respect to most of its over 400 collective bargaining agreements with union-represented employees. The negotiations resulted in ratification by employees or agreements reached in principle, subject to ratification by employees, of most of the Company’s collective bargaining agreements.
     In addition to these efforts to address cost and efficiency issues, at around the same time IBC initiated an aggressive marketing program designed to offset consistent revenue declines. The underlying focus of the marketing program, which is ongoing, is to develop protocols to better anticipate and meet changing consumer demand by developing a consistent flow of new products. Toward this end, in August 2005, IBC hired Richard Seban as Chief Marketing Officer. Mr. Seban has 30 years of experience in sales, marketing and new product development in consumer packaged goods, including tenure as president and chief operating officer of Canadian seafood company High Liner Foods and several positions at Sara Lee Bakery, an IBC competitor.
     The Company’s marketing efforts included the re-launching of the Company’s iconic Wonder® bread brand on a national basis as Wonder® Classic together with the launch in January 2006 of three new Wonder® bread products: “Wonder® made with Whole Grain White,” “Wonder® Kids,” and “Wonder® White Bread Fans® 100% Whole Grain.” On April 1, 2006, the Company also introduced new products for its buns and rolls product segment, including Wonder® wheat hamburger and hot dog buns and Wonder® buns made with whole grains.
     The Company continues to work on other programs and additional new product launches. On the sweet goods side of the business, the Company launched an updated packaging redesign for the entire Hostess® line as well as a major promotional and public relations campaign in connection with the 75th anniversary of the introduction of Twinkies®. IBC has also focused on introducing and expanding upon new products such as the highly successful Hostess® 100 Calorie Packs which were a new product launched in February 2007. Furthermore, the Company has executed various holiday, movie and sports promotion tie-ins and related opportunistic marketing initiatives.
     In addition, the Company focused on improving its manufacturing processes in its bakeries and improving service to customers through its field sales force and rationalizing its field and corporate infrastructure to ensure that those costs were in line with the restructured PC configuration.

     Despite their successes, the Debtors continued to encounter several obstacles. In addition to inflationary pressures caused by rising ingredient, fuel and labor costs, the impediments to profitability that have plagued the Company for the last several years – decentralized operations, lack of innovation (in marketing, products and delivery structure) and increased competition – continued to affect the Company’s profitability, resulting in earnings before interest, tax, depreciation and amortization (“EBITDA”) of $48.5 million for fiscal 2005 (ending May 28, 2005) and of approximately $4.0 million for fiscal 2006 (ending June 3, 2006).
     Accordingly, in June 2006, shortly after the end of the 2006 fiscal year, and due in part to the Company’s continued financial decline, several of the Debtors’ constituents instigated certain actions seeking to install new management and a reconstituted board of directors (the “Board”), with the goal of bringing fresh ideas and new perspectives to the Debtors’ operational and financial prospects.
     As a result, in February 2007, with the input of the Creditors’ Committee (as hereinafter defined), the Equity Committee (as hereinafter defined), the Debtors’ postpetition lenders and the Prepetition Lenders, the Debtors hired Craig D. Jung as CEO to establish a vision of the future of IBC, and lead the management team, employees and the parties in interest in this case to the fulfillment of that vision. Specifically, Mr. Jung was charged with creating a viable five (5) year business plan that would form the basis for emergence from chapter 11. Mr. Jung immediately began those efforts, and hired world-class talent to augment the Debtors’ existing management team and led the Company’s efforts to: (1) fix the Company’s cost structure to grow margins; (2) accelerate innovation to realize attractive revenue growth; (3) drive productivity to improve margins; and (4) create a performance culture.
     To implement these four priorities, IBC undertook or determined to undertake certain initiatives. First, IBC set out to implement a distribution system with different delivery options for its customers based on customer size, growth potential and service needs to lower its cost structure and profitably grow the top line. Second, IBC took steps to implement a lean manufacturing program to drive productivity. Third, IBC focused on improving brand management and innovation, including long term plans to increase investment in marketing IBC’s brands. Lastly, IBC committed to redefining its organization to remove unnecessary layers of management and implement a matrix structure to improve communications, leadership and accountability.
     On June 28, 2007, the Company submitted its then current business plan (as further revised, the “Business Plan”) to the Creditors’ Committee, the Equity Committee and the steering committee for the Prepetition Lenders (collectively, the “Key Constituents”) for their review and input. The Business Plan contemplated implementing proven changes both in the manner by which the Debtors manufacture their products and, ultimately, deliver them to their consumers. Specifically, with respect to delivery, the Business Plan proposed that the Debtors abandon their historical high-cost, “one-size-fits-all” traditional route delivery structure in favor of an advanced path-to-market structure with the goal of creating better jobs for sales employees and, in doing so, significantly increase selling and delivery productivity.
     In order to implement the Business Plan, the Company realized that the decades-old delivery and sales system which was largely protected through the multitude of then-existing union agreements simply did not allow the Debtors to compete profitably. Accordingly, the Debtors undertook to achieve, among other things, agreement for additional concessions from IBC’s unionized employees. To this end, in June 2007 the Company initiated talks with representatives of the two labor organizations representing approximately 91% of their unionized employees: the Bakery, Confectionery, Tobacco Workers & Grain Millers International Union (the “BCTGM”) and the International Brotherhood of Teamsters (the “IBT”). Among other things, IBC asked each of these unions for greater flexibility in the method and manner of product distribution to customers and cost reductions related to health and welfare

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programs. In addition to the IBT and the BCTGM, ten other unions represent the remaining 9% of their unionized employees.
     In September 2007, as a result of Mr. Jung and senior management’s evaluation of how IBC could operate most efficiently and sustainably, the Company announced its intention to realign its organization in a new cross-functional matrix structure. The Debtors replaced the ten (10) previously existing PCs with eight (8) business units. At the same time, the Company collapsed its sales management structure by eliminating two layers of sales management and approximately 200 sales management positions. The Company also determined that it was necessary to exit the bread market in southern California, resulting in the closure of four bakeries, elimination of 325 routes, and closure of 17 distribution centers and 19 outlet stores on October 29, 2007.
     Using the Business Plan, in July 2007 the Company began to assess the basis for one or more plans of reorganization, including reasonable ranges of values for its reorganized business and capital structure upon emergence. IBC discussed its options with the Key Constituents as well as other potential sources that IBC believed could provide debt and equity financing to capitalize the Company for emergence from chapter 11. These efforts led to the Debtors filing the Joint Plan of Reorganization of Interstate Bakeries Corporation and its Affiliated Debtors and Debtors in Possession on November 5, 2007. After additional negotiations with the Key Constituents, such plan was amended resulting in the First Amended Joint Plan of Reorganization of Interstate Bakeries Corporation and its Affiliated Debtors and Debtors in Possession (the “First Amended Plan”).
     A key component of the First Amended Plan was an exit facility commitment letter and related agreements for up to $400 million in exit financing (the “Silver Point Commitment”) with Silver Point Finance, LLC (“Silver Point”). The Silver Point Commitment was comprised of a $120 million senior secured revolving credit facility, a $60 million senior secured term loan facility and a $220 million letter of credit facility. The Silver Point Commitment contained various conditions to the commitments contemplated thereunder, including the ratification of amendments to the collective bargaining agreements governing the relationship between the Debtors and their unionized workforce necessary to implement the Business Plan and the condition that an order by the Bankruptcy Court confirming the First Amended Plan be entered no later than March 14, 2008.
     The Debtors reached an agreement with the BCTGM, which is in effect for all of its local bargaining units. In addition, the Debtors reached agreements with all but two of the other unions representing its employees, which agreements are in effect. However, as of March 7, 2008, the Debtors had not reached a deal with the IBT. On March 7, 2008, the Debtors filed the Motion to Continue Hearings on First Amended Joint Plan of Reorganization of Interstate Bakeries Corporation and its Affiliated Debtors and Debtors-in-Possession and Certain Plan-Related Matters and, pursuant to that motion, the Bankruptcy Court entered an order continuing the hearing to confirm the First Amended Plan until April 23, 2008. As a consequence of the continuance, an order confirming the First Amended Plan was not entered by March 14, 2008, and the Silver Point Commitment expired in accordance with its terms.
     Following the expiration of the Silver Point Commitment, the Debtors and their advisors embarked on a dual-path to maximize value for all constituents. One path involved discussions between the Debtors and multiple potential investors, including certain existing creditors as well as Ripplewood Holdings L.L.C. (together with its affiliates, “Ripplewood”), about modifications to the First Amended Plan or an investment and related financing to serve as the basis for a new stand-alone plan of reorganization. The other path involved restarting the sale process originally undertaken in 2007, including the solicitation of indications of interest to purchase all or portions of the Debtors’ businesses or assets on a going-concern basis. As part of these efforts, the Debtors’ investment banker and financial advisor, Miller Buckfire & Co., LLC (“Miller Buckfire”), contacted approximately 55 strategic buyers and provided interested parties with a significant amount of detailed information, while also conducting numerous site visits, meetings and conference calls to facilitate their diligence. As a result, the Debtors received multiple indications of interest from potential buyers.
     During March of 2008, the Debtors were informed that the IBT had reached agreement in principle with Ripplewood on concessions and work rule changes that the union would give to the Debtors if Ripplewood became a majority investor in the Reorganized Company. The IBT’s concessions with Ripplewood not only included the work rules to permit the Debtors’ “path to market” delivery and selling concept, but also included other significant concessions required by the Debtors to implement the Business Plan.
     Leading up to and while the Debtors were working on the dual-path emergence strategy, the business and industry experienced record high increases in the cost of key commodities, including wheat and fuel. While a significant portion of the cost inflation was passed along through price increases, the Debtors’ operational performance declined and they required an increase in the DIP Facility to fund continuing operating losses and the resulting cash burn. As a result, on May 9, 2008, the Debtors increased the amount available for borrowing under the DIP Facility from $200 million to $249.7 million and extended the maturity date to September 30, 2008.
     Mindful of the need to either emerge from bankruptcy pursuant to a confirmed stand-alone plan or sell their assets by the September 30, 2008 maturity date as required by the DIP Facility, the Debtors contacted Ripplewood and the other parties working to put together a feasible stand-alone plan and asked that they provide, by May 19, 2008, a fully-committed proposal, including (i) committed financing; (ii) support of at least two-thirds in amount of the Prepetition Lenders; (iii) a solution for a post-emergence management team; and (iv) specific identification of any remaining contingencies (collectively, a “Firm Plan Proposal”). The Debtors informed these parties and their major constituencies that if a Firm Plan Proposal was not received by May 19, 2008, the Debtors would have no choice but to begin the sale process in earnest in order to complete it by September 30, 2008 and thereby maximize value for all constituencies.
     The Debtors did not receive a Firm Plan Proposal by May 19, 2008 and, as a result, shifted much of their focus and resources to maximizing value through the sales effort. However, certain parties, including Ripplewood, continued to express interest in funding a stand-alone plan, and Silver Point continued to express interest in financing a stand-alone plan, and the Debtors continued to assist such parties as they conducted additional due diligence.
     In early June 2008, Miller Buckfire sent a detailed letter along with bid packages to each of the parties interested in purchasing some or all of the Debtors’ assets, requesting that they submit final proposals by June 25, 2008. The bid packages contained a proposed asset purchase agreement, bidding procedures and order approving such bidding procedures. While the Debtors received multiple asset purchase proposals for various parts of their businesses and assets by the June 25, 2008 deadline, only one asset purchase proposal contemplated continuing a substantial portion of the businesses as a going concern (such proposal, the “Going Concern Proposal”). Therefore, the Debtors and their advisors focused on negotiating and developing the Going Concern Proposal, since it would have provided the greatest recovery for the Debtors’ estates if a stand-alone plan of reorganization was not achievable.
     After receiving the Going Concern Proposal and other asset purchase proposals, the Debtors again reached out to the parties potentially interested in pursuing a stand-alone plan of reorganization, including Ripplewood and certain Prepetition Lenders, requesting them to submit a Firm Plan Proposal by July 10, 2008. The Debtors indicated that if a Firm Plan Proposal was not submitted by then, the Debtors would file motions to sell their saleable assets and wind-down their operations at their earliest opportunity. No such proposals were forthcoming.
     Following extensive negotiations between the Debtors and the proposed purchaser under the Going Concern Proposal, in late July 2008, the proposed purchaser determined that it was no longer interested in pursuing the Going Concern Proposal. With no other Firm Plan Proposals forthcoming, and a deepening strain on the Debtors’ employees and liquidity after nearly four years in bankruptcy, the Debtors began preparation for a liquidation and orderly wind-down of their operations. The Debtors continued, however, to facilitate due diligence with Ripplewood and certain Prepetition Lenders as well as financing discussions with Silver Point in the hopes of achieving a stand-alone plan of reorganization.
     On July 17, 2008, Ripplewood presented the Debtors with an initial proposal for an equity investment by one of its affiliates, coupled with proposed debt financing, to fund the Debtors’ emergence from bankruptcy. Following receipt of such proposal, the Debtors and their advisors engaged in extensive negotiations and held numerous meetings with Ripplewood, certain of the Prepetition Lenders, including Silver Point, Monarch Alternative Capital L.P. (“Monarch”), and McDonnell Investment Management LLC (“McDonnell,” together with Silver Point and Monarch, the “Prepetition Investors”) and other parties in efforts to further develop such proposal. These efforts led to the filing of a motion to enter into a commitment letter by and between the Debtors and IBC Investors I, LLC (“Equity Investors”) which would provide the basis for the Plan. On October 3, 2008 the Bankruptcy Court approved that certain equity commitment letter dated September 12, 2008, by and between the Debtors and Equity Investors (collectively with all annexes, schedules and exhibits thereto, the “Commitment Letter”). In connection with the consummation of the Plan, and all related transactions contemplated by the Plan and the Commitment Letter (collectively, the “Transaction”), (i) Equity Investors agrees to, on the Effective Date, (a) invest $44.2 million in cash in the Reorganized Company in exchange for 4,420,000 shares of common stock of the Reorganized Company (the “New Common Stock”), and (b) purchase $85.8 million in new fourth lien convertible secured notes (the “New Convertible Secured Notes”), which will be issued by the Reorganized Company and be convertible into New Common Stock; (ii) General Electric Capital Corporation (“GECC”) and GE Capital Markets, Inc. (“GECM”) agree to structure, arrange and syndicate a $125,000,000 asset-based senior secured revolving credit facility (the “ABL Facility”); (iii) Silver Point and Monarch Master Funding Ltd agree to structure, arrange and syndicate a $344,000,000 term loan credit facility, consistent with the terms set forth in the Plan and as more fully described in the Commitment Letter (the “Term Loan Facility”); and (iv) the Prepetition Lenders will convert their Allowed Prepetition Lender Claims into $142.3 million of the New Third Lien Term Loan (subject to adjustment pursuant to the terms of the Commitment Letter), $85.8 million of New Convertible Secured Notes and Series E Warrants with a strike price of $0.01 and representing 1.5% of the fully-diluted equity interests of Reorganized IBC (calculated as of the Effective Date). Pursuant to the Investment Agreement, Equity Investors will also receive Series A Warrants with a strike price of $12.50 and representing 13.5% of the New Common Stock on a fully-diluted basis (calculated as of the Effective Date). In addition, Equity Investors will be issued Series D Warrants with a strike price of $12.50 and representing 1.5% of the fully-diluted equity interests of Reorganized IBC (calculated as of the Effective Date). On the Effective Date, the lenders under the Term Loan Facility (or their Permitted Affiliates) will be issued 4,420,000 shares of the New Common Stock, Series B Warrants with a strike price of $12.50 and representing 1.917% of the New Common Stock on a fully-diluted basis (calculated as of the Effective Date), and Series C Warrants with a strike price of $10.00 and representing 2.837% of the New Common Stock on a fully diluted basis (calculated as of the Effective Date).
     The Transaction is subject to various conditions and contingencies including, without limitation, that no material adverse change will have occurred. In addition, the Transaction is contingent upon ratification of amendments to collective bargaining agreements governing the relationship between the Debtors and their unionized workforce necessary to implement the Business Plan, as referenced in the Commitment Letter. To date, all such ratifications have not occurred.
     Although IBC has accomplished many important goals through the tools afforded by chapter 11, IBC believes that the prospects for further operational improvement will be best achieved outside of chapter 11. There are continued costs of remaining in chapter 11 that IBC believes warrant emergence at this time, including the administrative costs of the chapter 11 process and the continued diversion of management time by the chapter 11 proceedings.
     Several factors have led to a decline in value available to constituents including (i) significant commodity and fuel price increases, (ii) increased costs of financing, (ii) the general economic downturn, (iv) the delay in implementing the cost-saving and revenue-enhancing initiatives contained in the Business Plan and (v) the cumulative costs and expenses of the Debtors’ lengthy stay in chapter 11. Notwithstanding these difficulties, the Company’s financial performance has, in recent periods, stabilized and indeed shown some improvement. Nonetheless, IBC’s emergence and implementation of the Business Plan are subject to a number of risks and uncertainties. Certain of such risks are discussed in detail in Article VIII of this Disclosure Statement, which should be reviewed in its entirety.
B. Summary of Intercreditor Settlement
     The Debtors worked closely with the Creditors’ Committee and the Prepetition Lenders to resolve certain disputes with respect to their respective rights in, and claims against, the Debtors’ assets. Litigation of these disputes would have been extremely time-consuming and costly. Most importantly, litigation of these issues (as opposed to settlement), threatened to jeopardize the Debtors’ ability to reorganize under the structure set forth in the Commitment Letter. As a result, on October 3, 2008, the Debtors, the Prepetition Lenders and the Creditors’ Committee reached a fair and reasonable compromise.
     The compromise reached with the Creditors’ Committee, which is subject to definitive documentation and approval of the Court, provides for, among other things, the establishment of the Creditors’ Trust upon the Debtors’ emergence from Chapter 11 for the benefit of General Unsecured Creditors. The Creditors’ Trust will be funded through a cash payment of $5.0 million. Costs of administering the Creditors’ Trust will be paid from the Trust Assets. The Creditors’ Trust will also receive rights to pursue certain litigation claims at the expense of the Creditors’ Trust, including the D&O Claims and the Trust Avoidance Claims. Finally, the Creditors’ Trust will receive cash-settled stock appreciation rights, with a strike price equal to $15.00, equaling 3% of the fully-diluted equity interests of the Reorganized Company as of the Effective Date (with such 3% dilution to be borne equally by Equity Investors and the Prepetition Lenders in a manner agreed upon by Equity Investors and the Prepetition Lenders) (the “Trust Stock Appreciation Rights”). There can be no assurance that the Trust Claims or the potential cash payment associated with the Trust Stock Appreciation Rights will result in any distributable value for general unsecured creditors.
     As consideration for the creation of the Creditors’ Trust, the Debtors, the Prepetition Lenders and the Creditors’ Committee agree to the full and complete release and satisfaction of any and all claims of the Debtors (and those claiming derivatively through the Debtors) against the Prepetition Lenders, in their capacities as such, including, but not limited to: (i) claims against the Prepetition Lenders asserted or that could have been asserted by the Debtors in the Prepetition Lender Actions, (ii) challenges with respect to the extent, amount, validity and priority of the Prepetition Lenders’ liens and security interests, and (iii) allegations or claims that the adequate protection payments made to the Prepetition Lenders during the Chapter 11 Cases should be “recharacterized” as principal payments and applied to reduce the Prepetition Lenders’ secured claims. As part of the Intercreditor Settlement, the Prepetition Lender Actions will be dismissed with prejudice.

     In addition, the Debtors, the Prepetition Lenders, the Creditors’ Committee, and its members, and the Old Convertible Note Indenture Trustee agree that the transfer of the Trust Assets to the Creditors’ Trust and the satisfaction of the Old Convertible Note Indenture Trustee Fee Claim shall also be in full and complete release and satisfaction of any and all claims that could be prosecuted by any party in interest in the Chapter 11 Cases including the Debtors, the Creditors’ Committee, its members, the Prepetition Lenders and the Old Convertible Note Indenture Trustee with respect to the non-substantive consolidation of the Debtors’ bankruptcy estates under the Plan.
     Finally, the Debtors, the Prepetition Lenders, the Creditors’ Committee and the Old Convertible Note Indenture Trustee agree that any provision contained in the Old Convertible Note Indenture purporting to subordinate the right of payment of holders of Old Convertible Notes to the rights of Prepetition Lenders shall be null and void and all Prepetition Lenders shall waive any right to enforce such a provision solely for purposes of the settlement described therein.
     All documents implementing the terms of the Intercreditor Settlement, including the Trust Stock Appreciation Rights, shall be in form and substance reasonably satisfactory to Equity Investors, the Prepetition Investors and the Creditors’ Committee.
     As a result of the compromise, the Creditors’ Committee withdrew its previously-filed objection to the Debtors’ efforts to obtain Bankruptcy Court approval of the proposed commitments under the Commitment Letter and agreed to support the Plan as amended to reflect the compromise.
C. General Basis for the Plan
     Each of the Debtors is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Plan contains separate classes and proposes recoveries for holders of Claims against and Interests in the Debtors. The Plan, though proposed jointly, constitutes a separate plan proposed by each Debtor. Therefore, except as expressly provided in Section 3.3 of the Plan, the classifications set forth in Section 3.2 of the Plan shall be deemed to apply separately with respect to each plan proposed by each Debtor. After careful review of the Debtors’ current business operations, estimated recoveries in a liquidation scenario, and the prospects of ongoing business, the Debtors have concluded that the recovery to the Debtors’ creditors will be maximized by the reorganization of IBC as contemplated by the Plan.
     Specifically, the Debtors believe that their businesses and assets have significant value that would not be realized in a liquidation, either in whole or in substantial part. According to the implied valuation of Reorganized IBC prepared by Miller Buckfire based on the Transaction, the liquidation analysis prepared by management with the assistance of the Debtors’ restructuring advisors, Alvarez & Marsal North America, LLC (“A&M”), and the other analyses prepared by the Debtors with the assistance of their advisors, the Debtors believe that the value of the Estates of the Debtors is significantly greater in the proposed reorganization than it would be in a liquidation.
     Moreover, consistent with the charge given by the Debtors’ reconstituted board of directors to new management in early 2007, the Debtors have considered other alternatives to proceeding with the Business Plan, the Transaction and the Plan. These alternatives include: (a) separation of the bread and snack/cake business segments, selling one or the other of these businesses and reorganization of the remaining business segment; (b) proceeding with elements of the Business Plan but not including several of the transformational aspects of the Business Plan including, without limitation, the “path-to-market” initiative and further union concessions; (c) sale of certain less profitable business segments and a reorganization based upon the remaining business segments, but not including “path-to-market” and further union concessions; and (d) a sale or sales of the Debtors’ assets and/or business segments in one or

x

more transactions either as going concerns sales or otherwise. In addition, the Debtors considered a possible reorganization of their direct store delivery structure without implementation of the path to market initiative through an independent operator structure whereby the Debtors would eliminate route delivery drivers employed by the Debtors and related costs. The Debtors’ analysis of the foregoing included substantial experience gained through the Debtors having undertaken efforts to find alternatives to the Transaction and their attempts to sell certain business segments. The Debtors have identified numerous obstacles to the implementation of those alternatives set forth above that contemplate the Debtors’ reorganization including several operational impediments and a lack of available financing. Moreover, it is likely that pursuit of any one of these alternatives would result in significant (a) additional claims asserted against the Estates; (b) job loss among the Debtors’ union and non-union employees; and (c) elimination of go-forward pension contributions with respect to such union employees and resulting withdrawal liability claims which could significantly undermine the financial strength of certain of the Debtors’ multiple employer pension plans and jeopardize the continued existence of those plans. Accordingly, the Debtors believe the Business Plan, the Transaction and the Plan that implements them maximize the value of the Debtors and represent the best alternative for the Debtors, their Estates and their constituencies.
D. Summary of the Plan Structure
     The Plan contemplates the reorganization of each of the Debtors upon consummation of the Plan and the resolution of the outstanding Claims against and Interests in the Debtors pursuant to sections 1123, 1129 and 1141 of the Bankruptcy Code. The Plan further contemplates that holders of Prepetition Lender Claims will receive a distribution consisting of the New Third Lien Term Loan, $85,800,000 in aggregate principal amount of the New Convertible Secured Notes and the Series E Warrants with a strike price of $0.01 and representing 1.5% of the fully-diluted equity interests of Reorganized IBC (calculated as of the Effective Date). Holders of General Unsecured Claims against the Main Debtors will not receive any distribution under the Plan. However, pursuant to the settlement and compromise contemplated by the Intercreditor Settlement described herein, among other things, the Trust Assets shall be transferred to the Creditors’ Trust on the Effective Date and, in exchange, the Creditors’ Committee has agreed to release any and all claims against the Prepetition Lenders. As a result, the Creditors’ Committee has agreed to support the Plan. Furthermore, the existing common stock of the Company will be cancelled and the holders of Existing Securities will not receive a distribution under the Plan.
     Subject to the Restructuring Transactions, IBC, Brands, IBC Sales Corporation, IBC Services, LLC, IBC Trucking, LLC, Baker’s Inn Quality Baked Goods, LLC, will seek approval of their chapter 11 Plans pursuant to the classification structure and treatment set forth in sections 3.2 and 4.1 of the Plan. Subject to the Restructuring Transactions, Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery will seek approval of their chapter 11 Plans pursuant to the classification structure and treatment set forth in sections 3.3 and 4.2 of the Plan.
E. Summary of Treatment of Claims and Interests Under the Plan
     The Plan, though proposed jointly, constitutes a separate plan proposed by each Debtor The Plan contains separate classes for holders of Claims against and Interests in each of the Debtors. As required by the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified.
     The tables below summarize the classification and treatment of the principal prepetition Claims and Interests in the Plan with respect to both the Main Debtors and Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery. The classification and treatment for all Classes are described in more detail in Article VII of this Disclosure Statement. The tables below also set forth the

Debtors’ estimates of the amount of Claims that will ultimately become Allowed in each Class based upon review by the Debtors of all Claims scheduled by the Debtors and as modified by the Court through the numerous omnibus hearings, and consideration of the provisions of the Plan that affect the allowance of certain Claims, as well as an estimated percentage recovery for holders of Claims in each Class. With respect to the Claims against the Main Debtors, the Claims and estimated percentage recoveries set forth in the tables below are on a consolidated basis. With respect to the Claims against Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery, the Claims and estimated percentage recoveries set forth below apply only with respect to those Debtors. For purposes of estimating the percentage recoveries as set forth below, the New Third Lien Term Loan and New Convertible Secured Notes to be issued pursuant to the Plan were assumed to be valued as provided for in the valuation analysis contained in Section X.D hereof. The portion of estimated percentage recoveries set forth below that are based upon the value of the New Common Stock issuable upon conversion of New Convertible Secured Notes were calculated pursuant to the valuation contained in Article X hereof.
     The Debtors’ investment banker and financial advisor, Miller Buckfire, performed a valuation of the Reorganized Debtors and the New Common Stock based on information and financial projections provided by the Debtors. The valuation assumptions include, among other things, an assumption that the results projected for the Reorganized Debtors will be achieved in all material respects. However, no assurance can be given that the projected results will be achieved. To the extent that the valuation assumptions are dependent upon the achievement of the results projected by the Debtors, the valuation assumptions must be considered speculative. The valuation assumptions also consider, among other matters, (i) market valuation information concerning certain publicly traded securities of certain other companies that are considered relevant, (ii) certain general economic and industry information considered relevant to the business of the Reorganized Debtors, and (iii) such other investigations and analyses as were deemed necessary or appropriate. The Debtors and Miller Buckfire believe these valuation assumptions are reasonable. The foregoing valuation assumptions are not a prediction or reflection of post-Confirmation trading prices of the New Convertible Secured Notes, the New Common Stock or any other securities or debt instruments. Such instruments may trade at substantially higher or lower prices because of a number of factors, including those discussed below and in Article VIII of this Disclosure Statement. The trading prices of securities issued under a plan of reorganization are subject to many unforeseeable circumstances and therefore cannot be predicted.
CLAIMS AGAINST AND INTERESTS IN THE MAIN DEBTORS:

Class Description	Treatment Under Plan
Class 1 — Secured Tax Claims	A Secured Tax Claim includes any Secured Claim arising prior to the Petition Date against any of the Debtors for taxes owed to a governmental unit secured by a Lien on property in which Debtors have an interest. Under the Plan, each Secured Tax Claim holder shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Secured Tax Claim, (x) Cash equal to the amount of such Allowed Secured Tax Claim or (y) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder shall have agreed in writing, provided that such treatment is not more favorable than the treatment in clause (x) above.

Estimated Amount of Claims: $276,119

Estimated Percentage Recovery: 100%

Class Description	Treatment Under Plan
Class 2 — Secured Claims	A Secured Claim includes any Claim (other than the Prepetition Lender Claims) in any separate subclass of Claims, each subclass which is deemed to be a separate class, secured by a Lien on property in which Debtors have an interest. A Secured Claim also includes a Claim that is subject to setoff under section 553 of the Bankruptcy Code. Under the Plan, the legal, equitable, and contractual rights of each holder of a Secured Claim will be reinstated, which means that such Claimholders’ rights will be unaltered and that IBC will cure outstanding payment defaults. Additionally, the Liens will survive the Chapter 11 Cases and will continue in accordance with the contractual terms of the parties’ underlying agreements until the Claims are paid in full. As alternatives to the foregoing, under the Plan, the Debtors (or the Reorganized Debtors) may (i) pay off a Lien in Cash, with the amount of the payment equal to the value of the collateral; (ii) surrender the collateral to the Claimholder,;or (iii) agree to some other arrangement with the holder of the Lien.

Estimated Amount of Claims: $158,367

Estimated Percentage Recovery: 100%

Class 3 — Other Priority Claims	Other Priority Claims are primarily Claims held by current and former employees for unpaid wages, salaries, bonuses, severance pay, vacation pay, and other unpaid employee benefits. Upon commencement of the Chapter 11 Cases, IBC obtained authority from the Bankruptcy Court to pay such amounts in the ordinary course of business. IBC believes that it has paid the majority of Other Priority Claims and that there should not be a significant amount of such Claims which will remain unpaid. However, in the event there are any valid Claims for unpaid wages, salaries, and other employee compensation, the Debtors (or the Reorganized Debtors) will either pay such Claims in full in Cash or, if necessary, agree with the Claimholder to some other mutually agreeable compensation arrangement; provided that such agreement is not more favorable than the foregoing.

Estimated Amount of Claims: $493,327

Estimated Percentage Recovery: 100%

Class 4 — Intercompany Claims	An Intercompany Claim is a Claim by any Debtor or an Affiliate of a Debtor against a Main Debtor on account of various matters, including management services obligations, employee leasing obligations, royalty obligations and obligations on account of purchased inventory. Each Intercompany Claim will, in the sole discretion of the applicable Debtor or Reorganized Debtor holding such Claim, be (a) released, waived and discharged as of the Effective Date; (b) contributed to the capital of the obligor corporation; (c) dividended; or (d) remain unimpaired.

Class 5 — Workers’ Compensation Claims	Workers’ Compensation Claims are comprised of Claims held by an employee or former employee of the Debtors for workers’ compensation coverage under the workers’ compensation program applicable in the particular state in which the employee is employed by the Debtors. The Reorganized Debtors shall pay all Workers’ Compensation Claims that are determined to be valid under applicable state law and the corresponding programs maintained by the

Class Description	Treatment Under Plan
Debtors, in accordance with the terms and conditions of such state law and such programs. Workers’ Compensation Claims are Unimpaired under the Plan. The Debtor’s estimate that Workers’ Compensation Claims will be in the approximate aggregate amount of $62 million. As described more fully in Section VI.G, the Debtors’ liabilities under the Workers’ Compensation Programs are generally secured by letters of credit and bonds posted with the Company’s insurers and with the state authorities that govern those self insurance programs in which the Company participates. If the Workers’ Compensation Claims were Impaired under the Plan, rather than treated as set forth above, the letters of credit and bonds related to such claims would likely be called, thereby increasing the secured, funded debt under the Prepetition Credit Facility. Therefore the Debtors have proposed the above treatment as in the best interests of their Estates.

Estimated Amount of Claims: $62,000,000

Estimated Percentage Recovery: 100%

Class 6 — Subsidiary Interests	Subsidiary Interests are all of the Interests in the Debtors other than Interests in IBC and Interests in Brands Preferred Stock. Subsidiary Interests will be unaffected by the Plan, except to the extent required by the Restructuring Transactions.

Class 7 — Capital Lease Claims	Capital Lease Claims are the Claims arising under or pursuant to the Capital Leases scheduled on Exhibit B to the Plan. Class 7 Capital Lease Claims consist of the secured portion of all Capital Lease Claims, each of which constitutes a separate subclass and is deemed to be a separate Class. The unsecured portion of all Capital Lease Claims shall be classified and treated as Class 9 General Unsecured Claims. Holders of Class 7 Capital Lease Claims will (a) receive deferred Cash payments totaling at least the allowed amount of such Allowed Capital Lease Claim; (b) upon abandonment by the Debtors, receive the collateral with respect to such Capital Lease Claim; (c) have their Capital Lease Claims Reinstated; or (d) receive such other treatment as the debtors and such Claimholder shall have agreed upon in writing as announced at or prior to the Confirmation Hearing.

Estimated Amount of Claims: $2,575,478

Estimated Percentage Recovery: 100%

Class 8 — Prepetition Lender Claims	Prepetition Lender Claims are comprised of all Claims of the Prepetition Agent and the Prepetition Lenders arising under or pursuant to the Prepetition Credit Facility including, without limitation, the Claim of the Prepetition Lenders for Postpetition Interest (to the extent unpaid and whether calculated at the default or non-default rate) pursuant to that certain Amended and Restated Credit Agreement, dated as of April 25, 2002, as amended, supplemented or otherwise modified prior to the Petition Date, by and among Interstate Brands Corporation and Interstate Brands West Corporation (which was subsequently merged into Interstate Bakeries Corporation), as borrowers, Interstate Bakeries Corporation, IBC Sales Corporation, Baker’s Inn Quality Baked Goods, LLC and IBC Services, LLC, as guarantors, the banks and other

Class Description	Treatment Under Plan
financial institutions from time to time thereto, JPMCB, as administrative agent, and others. Each Prepetition Lender will receive its Pro Rata share of each component of the Prepetition Lenders Plan Distribution Property. The Prepetition Lenders are, for the purpose of the Plan only, waiving claims for default interest but reserve the right to collect default interest in all other circumstances.

Estimated Amount of Claims: $451,486,946 (not including letters of credit or default interest)

Estimated Percentage Recovery: 50.5% of principal and interest at non-default rates[1]

Class 9 — General Unsecured Claims	General Unsecured Claims are comprised of, among other things, trade Claims, lease and contract rejection Claims, personal injury and other litigation Claims, Deficiency Claims and Claims by governmental entities on account of anything other than taxes. Holders of General Unsecured Claims will not be entitled to any recovery under the Plan on behalf of such claims.

Estimated Amount of Claims: $322,586,327

Estimated Percentage Recovery: 0%

Class 10 — Subordinated Securities Claims (a) Class 10a — Subordinated Debt Securities Claims (b) Class 10b — Subordinated Equity Securities Claims	Subordinated Securities Claims consist of (i) Subordinated Debt Securities Claims, which are Claims subject to subordination under section 510(b) of the Bankruptcy Code arising either (a) from the rescission of a purchase or sale of a debt Security of any Debtor; (b) for damages as a result of the purchase or sale of such debt Security of any Debtor; or (c) reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim and (ii) all Subordinated Equity Securities Claims, which are Claims subject to subordination under section 510(b) of the Bankruptcy Code arising either (a) from the rescission of a purchase or sale of an equity Security of any Debtor; (b) for damages as a result of the purchase or sale of such equity Security of any Debtor; or (c) reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim. The Subordinated Securities Claims shall be cancelled, released and extinguished, and holders of Subordinated Securities Claims will not be entitled to any recovery under the Plan on account of such claims.

Estimated Amount of Claims: $3,000,000

Estimated Percentage Recovery: 0%

1	Prepetition Lender Claims estimated recovery is comprised of $142.3 million of the New Third Lien Term Loan and $85.8 million of New Convertible Secured Notes.

Class Description	Treatment Under Plan
Class 11 — Interests in Brands Preferred Stock	Interests in Brands Preferred Stock are comprised of (a) the legal, equitable contractual and other rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) of any Person with respect to Brands Preferred Stock and (b) the legal, equitable, contractual and other rights, whether fixed or contingent, matured or unmatured, disputed or undisputed, of any Person to purchase, sell, subscribe to, or otherwise acquire or receive (directly or indirectly) any of the foregoing. Interests in Brands Preferred Stock shall be cancelled, released, and extinguished, and holders of such Interests shall receive no distribution on account of such Interests.

Estimated Percentage Recovery: 0%

Class 12 — Interests in IBC	Interests in IBC are comprised of (a) the legal, equitable contractual and other rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) of any Person with respect to Old Common Stock, Old Common Stock Options, or any other equity securities or equity-linked securities of IBC and (b) the legal, equitable, contractual and other rights, whether fixed or contingent, matured or unmatured, disputed or undisputed, of any Person to purchase, sell, subscribe to, or otherwise acquire or receive (directly or indirectly) any of the foregoing. Interests in IBC shall be cancelled, released, and extinguished, and holders of such Interests shall receive no distribution on account of such Interests.

Estimated Percentage Recovery: 0%
CLAIMS AGAINST AND INTERESTS IN MRS. CUBBISON’S, ARMOUR & MAIN DEVELOPMENT AND NEW ENGLAND BAKERY:
     The estimates of the distributions to holders of Class 4 Trade Claims and Class 5 General Unsecured Claims with respect to Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery assume that holders of Class 5 General Unsecured Claims for each applicable Debtor vote to accept the applicable Plan and the Debtors do not prosecute the Mrs. Cubbison’s, Armour & Main Redevelopment, or New England Bakery Substantive Consolidation Motion(s) as further described in the Plan.

Class Description	Treatment Under Plan
Class 1 — Other Priority Claims	Other Priority Claims are primarily Claims held by current and former employees for unpaid wages, salaries, bonuses, severance pay, vacation pay, and other unpaid employee benefits. Upon commencement of the Chapter 11 Cases, IBC obtained authority from the Bankruptcy Court to pay such amounts in the ordinary course of business. IBC believes that it has paid all Other Priority Claims. However, in the event there are any valid Claims for unpaid wages, salaries, and other employee compensation, the Debtors (or the Reorganized Debtors) will either pay such Claims in full in Cash or, if

Class Description	Treatment Under Plan
necessary, agree with the Claimholder to some other mutually agreeable compensation arrangement; provided that such agreement is not more favorable than the foregoing.

Estimated Amount of Claims with respect to Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery: $0

Estimated Percentage Recovery: N/A

Class 2 — Intercompany Claims	Each Mrs. Cubbison’s Intercompany Claim, Armour & Main Redevelopment Intercompany Claim and New England Bakery Intercompany Claim will, in the sole discretion of the applicable Debtor or Reorganized Debtor holding such Claim, be (a) released, waived and discharged as of the Effective Date, (b) contributed to the capital of the obligor corporation, (c) dividended, or (d) remain unimpaired; provided that the applicable Debtor or Reorganized Debtor shall seek the consent of Equity Investors and the Prepetition Investors with respect to the treatment of each such Claim, with such consent not to be unreasonably withheld.

Class 3 — Interests	Class 3 Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery Interests shall be unaffected by this Plan, except to the extent required or permitted by the Restructuring Transactions or as may be required in the event the Mrs. Cubbison’s Substantive Consolidation Motion, Armour & Main Redevelopment Substantive Consolidation Motion or New England Bakery Substantive Consolidation Motion is prosecuted to conclusion.

Class 4 — Trade Claims	Unless the holder of a Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery Trade Claim and the applicable Debtor agree to a different treatment, on the Effective Date, each holder of a Allowed Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery Trade Claim shall have its Claim paid in full in Cash (not including accrued post-petition interest).

Estimated Amount of Claims with respect to Mrs. Cubbison’s:	$13,676

Estimated Percentage Recovery:	100%

Estimated Amount of Claims with respect to Armour & Main Redevelopment:	$0

Estimated Percentage Recovery:	N/A

Estimated Amount of Claims with respect to New England Bakery:	$ 3,638

Estimated Percentage Recovery:	100%

Class Description	Treatment Under Plan
Class 5 – General Unsecured Claims	If Class 5 Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery General Unsecured Claims votes to accept the applicable Plan and such Plan is confirmed, the Debtors will withdraw the Mrs. Cubbison’s Substantive Consolidation Motion, Armour & Main Redevelopment Substantive Consolidation Motion, or New England Bakery Substantive Consolidation Motions, as applicable, with prejudice, and, on the Effective Date or as soon thereafter as is reasonable and practicable, each holder of an Allowed Class 5 Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery General Unsecured Claim, as applicable, shall be entitled to receive such holder’s Pro Rata share of the Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery General Unsecured Claims Distribution Property, as applicable, or (b) if Class 5 Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery General Unsecured Claims does not vote to accept the applicable Plan or if the applicable Plan is not confirmed, then, the Debtors shall prosecute the Mrs. Cubbison’s, Armour & Main Redevelopment, or New England Bakery Substantive Consolidation Motion, as applicable, and, if such motion is granted, the holders of Claims against, and Interests in, the Debtors to which such motion(s) apply shall receive the same treatment as holders of Claims against, and Interests in, IBC under the Plan with respect to IBC. The estimated amount of Class 5 General Unsecured Claims with respect to each of Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery is $19,307,508.[2]

Estimated Amount of Claims with respect to Mrs. Cubbison’s:	$19,307,508

Estimated Percentage Recovery:	1.5%

Estimated Amount of Claims with respect to Armour & Main Redevelopment:	$19,307,508

Estimated Percentage Recovery:	<1%

Estimated Amount of Claims with respect to New England Bakery:	$19,307,508

Estimated Percentage Recovery:	<1%
THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES
POSSIBLE FOR THE HOLDERS OF CLAIMS AGAINST THE DEBTORS. EACH OF THE
DEBTORS STRONGLY RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.

2	This estimate does not include an unliquidated Control Group Liability Claim asserted by the ABA Plan which is disputed.

				PAGE
		1.	Appointment of Trustee	83
		2.	Assignment of Trust Assets to the Creditors’ Trust	84
		3.	The Creditors’ Trust	84
		4.	The Trust Advisory Board	85
		5.	Distributions to Beneficiaries of the Creditors’ Trust Under the Trust Agreement	86
	J.	Effect of the Plan on Claims and Interests		86
		1.	Revesting of Assets	86
		2.	Discharge of the Debtors	86
		3.	Compromises and Settlements	87
		4.	Release of Certain Parties	88
		5.	Releases by Holders of Claims	88
		6.	Setoffs	89
		7.	Exculpation and Limitation of Liability	89
		8.	Indemnification Obligations	89
		9.	Injunction	90
		10.	Central States Settlement	90
		11.	Other Pension Plans	90

VIII.	CERTAIN FACTORS TO BE CONSIDERED			91
	A.	General Considerations		91
	B.	Certain Bankruptcy Considerations		91
	C.	Business Factors and Competitive Condition		92
		1.	General Economic Conditions	92
		2.	Business Factors	92
	D.	Declining demand for the Debtors’ products could have adverse effects on their financial results		92
		1.	Obesity	93
		2.	Dietary Guidelines	93
		3.	Consumer Tastes	93
	E.	Conditions Precedent to Consummation; Timing		94
	F.	The Transaction		94
	G.	Inherent Uncertainty of Financial Projections		94
	H.	Terms of existing collective bargaining agreements and labor disruptions could adversely impact the Debtors’ results of operations		95
	I.	Implementation of various information technology systems could disrupt the Debtors’ business and adversely affect their financial condition and results of operations		95
	J.	The Debtors’ internal control over financial reporting was not effective as of May 31, 2008 and weaknesses in their internal controls and procedures could adversely affect the Debtors’ financial condition		96
	K.	Increases in employee and employee-related costs could have adverse effects on the Debtors’ financial results		96
	L.	Increases in prices and shortages of raw materials, fuels and utilities could cause the Debtors’ costs to increase		96
	M.	Price increases could reduce demand for the Debtors’ products		97
	N.	Competition could adversely impact the Debtors’ results of operations		97
	O.	The Debtors may be obligated to make additional contributions, or incur withdrawal liability, to multi-employer pension plans		98
	P.	The inability to completely withdraw from the ABA Plan while operating under the provisions of chapter 11 of the Bankruptcy Code could jeopardize the Debtors’ ability to emerge from bankruptcy and threaten the Debtors’ viability if they emerge		99

				PAGE
	Q.	The Debtors rely on the value of their brands, and the costs of maintaining and enhancing the awareness of their brands are increasing		100
	R.	Economic downturns could cause consumers to shift their food purchases from the Debtors’ branded products to lower priced items		101
	S.	Inability to anticipate changes in consumer preferences may result in decreased demand for products		101
	T.	The Debtors’ intellectual property rights are valuable and any inability to protect them could dilute the Debtors’ brand image and adversely affect their business		101
	U.	Further consolidation in the retail food industry may adversely impact profitability		101
	V.	Future product recalls or safety concerns could adversely impact the Debtors’ business and financial condition and results of operations		102
	W.	Costs associated with environmental compliance and remediation could adversely impact the Debtors’ operations		102
	X.	Government regulation could adversely impact the Debtors’ operations		103
	Y.	Access to Financing and Trade Terms		103
	Z.	Claims Estimations		103
	AA.	Certain Risk Factors Relating to Securities to be Issued Under the Plan		104
		1.	Potential Dilution	104
		2.	Dividends	104
		3.	Change of Control	104
	BB.	Leverage		104
	CC.	Impact of Interest Rates		105
	DD.	Litigation		105
	EE.	Adverse Publicity		106
	FF.	Reduction of U.S. Federal Income Tax Attributes		106

IX.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			106
	A.	Certain U.S. Federal Income Tax Consequences to the Debtors		107
		1.	Cancellation of Indebtedness Income	107
		2.	Utilization of NOLs	108
		3.	Alternative Minimum Tax	108
		4.	Alternative Structures	108
	B.	Certain U.S. Federal Income Tax Consequences to Claimholders		109
		1.	Claimholders of Capital Lease Claims	109
		2.	Claimholders of Prepetition Lender Claims	110
		3.	Claimholders of Class 5 General Unsecured Claims with respect to Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery	111
	C.	Information Reporting and Backup Withholding		111
	D.	Importance of Obtaining Professional Tax Assistance		112

X.	FEASIBILITY OF THE PLAN AND THE BEST INTERESTS TEST			112
	A.	Feasibility of the Plan		112
	B.	Acceptance of the Plan		113
	C.	Best Interests Test		113
	D.	Valuation of the Reorganized Debtors		114
		1.	Introduction	114
		2.	Valuation	114

APPENDICES

Appendix A	—	Amended Joint Plan of Reorganization of Interstate Bakeries Corporation and Its Affiliated Debtors and Debtors-in-Possession Dated October 31, 2008
Appendix B	—	Liquidation Analysis
Appendix C	—	Pro Forma Financial Projections
Appendix D	—	Historical Financial Results

XXV

1. INTRODUCTION
          Interstate Bakeries Corporation and eight of its subsidiaries and affiliates (the “Affiliate Debtors”), debtors and debtors in possession (collectively, the “Debtors,” “IBC” or the “Company”), submit this disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) for use in the solicitation of votes on the Amended Joint Plan of Reorganization of Interstate Bakeries Corporation and its Affiliated Debtors and Debtors-in-Possession Dated October 31, 2008 (the “Plan”) proposed by the Debtors and filed with the United States Bankruptcy Court for the Western District of Missouri, Kansas City Division (the “Bankruptcy Court”), on October 31, 2008. A copy of the Plan is annexed as Appendix A hereto.
          This Disclosure Statement sets forth certain information regarding the Debtors’ prepetition operating and financial history, the need to seek chapter 11 protection, significant events that have occurred during the Chapter 11 Cases, and the anticipated organization and operations of the Reorganized Debtors. This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that Claimholders in Impaired Classes must follow for their votes to be counted.
          FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, PLEASE SEE ARTICLE VII HEREIN — SUMMARY OF THE PLAN AND ARTICLE VIII HEREIN — CERTAIN FACTORS TO BE CONSIDERED.
          THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11 CASES, AND CERTAIN FINANCIAL INFORMATION. TO THE EXTENT ANY PORTION OF THE DISCLOSURE STATEMENT CONFLICTS WITH THE PLAN, THE PLAN SHALL GOVERN. ALTHOUGH THE DEBTORS BELIEVE THAT SUCH SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

II. BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES
A. Definitions
          Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan. In addition, all references in this Disclosure Statement to monetary figures refer to the currency of the United States of America unless otherwise expressly provided.
B. Notice to Holders of Claims and Interests
          This Disclosure Statement is being transmitted to certain Claimholders for the purpose of soliciting votes on the Plan and to others for informational purposes. The purpose of this Disclosure Statement is to provide adequate information to enable the Claimholder to make a reasonably informed decision with respect to the Plan prior to exercising the right to vote to accept or reject the Plan.
          By order entered on October 30, 2008, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable Claimholders that are entitled to vote on the Plan to make an informed judgment with respect to acceptance or rejection of the Plan. THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.
          ALL CLAIMHOLDERS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Cases.
          THIS DISCLOSURE STATEMENT AND THE OTHER MATERIALS INCLUDED IN THE SOLICITATION PACKAGE ARE THE ONLY DOCUMENTS AUTHORIZED BY THE COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors or the Plan other than the information contained herein.
          CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except with respect to the projections set forth in Appendix C attached hereto (the “Projections”), and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Neither the Debtors nor the Reorganized Debtors intend to update the Projections for the purposes hereof; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement does not imply that the information herein is correct or complete as of any time subsequent to the date hereof.

          EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND MAY NOT HAVE BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.
C. Solicitation Package
          Accompanying this Disclosure Statement are, among other things, copies of (1) the Plan (Appendix A hereto); (2) the notice of, among other things, the time for submitting ballot forms that are distributed to Claimholders who are included in Classes that are entitled to vote to accept or reject the Plan (the “Ballots”); the date, time and place of the hearing to consider the confirmation of the Plan and related matters; and the time for filing objections to the confirmation of the Plan (the “Confirmation Hearing Notice”); (3) as applicable, either (a) a ballot for the class in which you are entitled to vote (Classes 7 and 8 with respect to the Main Debtors, and Classes 4 and 5 with respect to Mrs. Cubbison’s) to be used by you in voting to accept or reject the Plan, or (b) in lieu of a ballot, notice explaining why you are not entitled to vote; (4) the Solicitation Procedures Order; and (5) solicitation letters, if any, from the Debtors.
D. General Voting Procedures, Ballots, and Voting Deadline
          If you are a Claimholder entitled to vote on the Plan and a Ballot is included herewith, after carefully reviewing the Plan, this Disclosure Statement and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided.
          Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.
          IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN DECEMBER 1, 2008 AT 4:00 P.M. (PACIFIC TIME) (THE “VOTING DEADLINE”) BY, AS APPLICABLE, THE DEBTORS’ VOTING AGENT, KURTZMAN CARSON CONSULTANTS (“KCC”), AT INTERSTATE BAKERIES CORP BALLOT PROCESSING, C/O KURTZMAN CARSON CONSULTANTS LLC, 2335 ALASKA AVENUE, EL SEGUNDO, CA 90245. DO NOT RETURN ANY STOCK CERTIFICATES OR DEBT INSTRUMENTS WITH YOUR BALLOT. Additionally, if you have any questions about (1) the procedure for voting your Claim or Interest with respect to the packet of materials that you have received or (2) the amount of your Claim or Interest, you should contact KCC at (888) 647-1732.
          If you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement, or any appendices or exhibits to such documents, please contact KCC at the address set forth above. In addition, imaged copies of the Plan and Disclosure Statement (including, after the Exhibit Filing Date, all Exhibits, Plan Schedules and Appendices) and all pleadings and orders of the Bankruptcy Court are publicly available on the Bankruptcy Court’s website, www.mow.uscourts.gov, for a nominal charge (a PACER account is required), or at KCC’s general website address, http://www.kccllc.net/ibc, free of charge.

          FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE ARTICLE XII HEREIN — VOTING REQUIREMENTS.
E. Confirmation Hearing and Deadline for Objections to Confirmation
          Pursuant to section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing to begin on December 5, 2008 at 9:00 a.m. (Central time) before the Honorable Jerry W. Venters, United States Bankruptcy Judge, Charles Evans Whittaker Courthouse, 400 East 9th Street, Kansas City, Missouri 64106, Courtroom 6A. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed with the Clerk of the Bankruptcy Court and served so that they are ACTUALLY RECEIVED on or before December 1, 2008 at 12:00 p.m. (Central time) by:
Counsel for the Debtors
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606
Attn: J. Eric Ivester, Esq.
- and -
Stinson Morrison Hecker LLP
1201 Walnut, Suite 2900
Kansas City, Missouri 64106-2150
Attn: Paul M. Hoffmann, Esq.
U.S. Trustee
Office of the United States Trustee,
Charles Evans Whittaker Courthouse
400 East 9th Street, Room 3440,
Kansas City, Missouri 64106
Attn: Sherri L. Wattenbarger, Esq.
Counsel for the Prepetition Agent
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
Attn: Kenneth S. Ziman, Esq.
- and -

Spencer Fane Britt & Browne LLP
1000 Walnut, Suite 1400
Kansas City, Missouri 64106-2140
Attn: Scott J. Goldstein, Esq.
Counsel for the Postpetition Agent
Bryan Cave LLP
211 North Broadway, Suite 3600,
St. Louis, Missouri 63102-2750
Attn: Gregory D. Willard, Esq.
Counsel for the Creditors’ Committee
Lowenstein Sandler PC
65 Livingston Ave.
Roseland, New Jersey 07068
Attn: Kenneth Rosen, Esq.
- and -
Shughart Thomson & Kilroy PC
120 W. 12th Street
444 W. 47th Street
Kansas City, Missouri 64105
Attn: Paul D. Sinclair, Esq.
Counsel for IBC Investors I, LLC
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019-7475
Attn: Richard Levin, Esq.
Counsel for Silver Point
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attn: Alan W. Kornberg, Esq.

III. HISTORY OF THE DEBTORS
A. Overview of Business Operations
          Schulze Baking Company, the predecessor to IBC, was founded in 1927. IBC was subsequently created through the merger of Schulze Baking Company and Western Bakeries Limited in 1937. Since 1937, the Company has completed a number of strategic acquisitions of other baking businesses. Specifically, in July 1995, IBC acquired Continental Baking Company from Ralston Purina Company, adding the “Wonder®” and “Hostess®” brands to its portfolio of products. As a result of this acquisition, IBC was the nation’s largest baker of fresh baked bread and sweet goods in terms of net sales. In January 1998, IBC acquired the assets of John J. Nissen Baking Company, a Maine-based baker and distributor of fresh bread primarily in New England, and various related entities. In August 1998, IBC acquired the assets of Drake Bakeries, Inc. and the Drake’s Baking Division, which sold snack cakes throughout the northeastern U.S. under its well-known brand names, “Devil Dogs®,” “Ring Dings®,” “Yodels®” and “Yankee Doodles®.” IBC’s acquisitions throughout the years allowed IBC to increase scale, expand its product and brand portfolio and broaden its geographic presence, although IBC has not completed any significant acquisitions since 1998.
          Today, the Company is one of the largest wholesale bakers and distributors of fresh baked bread and sweet goods in the United States. The Company produces, markets and distributes a wide range of breads, rolls, croutons, snack cakes, donuts, sweet rolls and related products under national brand names such as “Wonder®”, “Hostess®”, “Baker’s Inn®” and “Home Pride®,” as well as regional brand names such as “Butternut®,” “Dolly Madison®,” “Drake’s®” and “Merita®.” Based on independent publicly available market data, “Wonder®” bread is the top selling white bread brand and “Home Pride®” bread is a leading wheat bread brand in the United States. “Hostess®” products, including “Twinkies®,” “Ding Dongs®” and “HoHos®,” are among the leading snack cake products sold in the United States. The Company’s brands are positioned across a wide spectrum of categories and price points.
          On September 12, 2007, the Debtors realigned their organization in a new cross-functional, matrix structure and created eight business units to replace the ten profit centers around which they had been organized since 2004. In conjunction with this realignment, the Debtors initiated changes in their reporting system effective for the beginning of fiscal 2008, which resulted in the identification of three distinct reporting segments. The three reporting segments were determined by type of customer and distribution method. The Debtors’ management continues to maintain the wholesale operations and retail operations as reporting segments, but renamed them as route sales and outlet sales, respectively. The third reporting segment, direct sales, was established by segregating certain operations previously within wholesale operations that deliver products exclusively through warehouse channels. The Debtors’ reporting segments are strategic business units that are managed separately using different distribution and marketing strategies.
          The Debtors’ route sales, formerly wholesale operations, consist of an aggregation of their eight business units that manufacture, distribute, and sell fresh baked goods utilizing their direct store delivery system. The Debtors’ route sales accounted for approximately 86.7% and 87.2% of their net sales in fiscal 2008 and fiscal 2007, respectively.
          The Debtors’ outlet sales, formerly retail operations, consist of five regions that sell their baked goods and other food items directly to consumers through company-operated outlet locations. The Debtors’ outlet sales generated approximately 10.6% and 11.1% of their net sales in fiscal 2008 and fiscal 2007, respectively.

          The Debtors’ direct sales consist of their direct warehouse shipment program, which ships bulk packaged sweet goods and dry products, such as croutons and stuffing mix, directly to customer-owned distribution centers and public warehouses for distribution. The Debtors’ direct sales generated 2.7% and 1.7% of their net sales in fiscal 2008 and fiscal 2007, respectively.
          The Company believes that brand trademarks such as “Wonder®,” “Home Pride®,” “Butternut®,” “Hostess®“and “Dolly Madison®” and product trademarks such as “Twinkies®,” “HoHos®” and “Zingers®” are of material importance to the Company’s strategy of brand building. The Company takes appropriate action from time to time against third parties to prevent infringement of its trademarks and other intellectual property. The Company also enters into confidentiality agreements from time to time with employees and third parties, as necessary, to protect formulas and processes used in producing products.
          The majority of IBC’s bread is sold through supermarkets and national mass merchandisers, while sweet goods are sold principally through supermarkets, national mass merchandisers and convenience stores. One customer, Wal-Mart Stores, Inc., accounted for approximately 16.3% of IBC’s net sales in fiscal 2008, while no other single customer accounted for more than 10.0% of net sales. Sweet goods sales tend to be somewhat seasonal, with a historically weak winter period. Sales of buns and rolls products are historically higher in the spring and summer months.
          IBC conducts marketing and advertising campaigns through targeted television, radio and print advertising, as well as coupon inserts in newspapers and other printed media. IBC distributes its products in markets representing over 80% of U.S. supermarket volume. The Company’s plants and distribution centers across the U.S. are located close to the major marketplaces enabling effective delivery and superior customer service. IBC does not keep a significant backlog of inventory; its fresh bakery products are promptly distributed to customers after being produced.
          IBC delivers its fresh baked bread and sweet goods from its network of bakeries to its distribution centers. The sales force then delivers primarily to mass merchandisers, supermarkets and convenience stores on approximately 6,000 delivery routes. IBC is one of only a few fresh baked bread and sweet goods producers with a national direct store delivery, or DSD, system that enables IBC to provide frequent and individualized service to its national and regional customers. The DSD system allows IBC to effectively manage shelf space and efficiently execute in-store promotions and new product introductions.
          The Business Plan (see Section VI.I. herein) calls for implementing a distribution system that evolves from the current system, which generally provides the same delivery to all customers, to one that utilizes different delivery options for customers based on customer size, growth potential and service needs. IBC believes this system will lower its cost structure and contribute to profitable growth in revenues. In accordance with industry practice, IBC repurchases dated and damaged products from most customers. A portion of the Company’s dated bread and other products are delivered to IBC’s approximately 740 bakery outlets for retail sale. Bakery outlet sales represented approximately 10.6% of net sales during fiscal 2008.
          IBC also delivers certain sweet goods under the Dolly Madison brand through a direct warehouse shipment program to certain customers. The program was implemented in May 2007. Sales from the Dolly Madison direct warehouse program represented approximately 1.5% of IBC’s net sales in fiscal 2008. IBC’s ability to deliver products through this method is limited by the terms of its collective bargaining agreements.

          As of the date of this Disclosure Statement, the Company employs approximately 22,000 people, the majority of whom are members of and represented by either the IBT or the BCTGM.
B. Recent Financial Results
          Set forth in Appendix D annexed hereto are certain selected consolidated financial data for the Debtors derived from their audited consolidated financial statements as of and for each of the five fiscal years in the period ended May 31, 2008, which should be read together with the audited consolidated financial statements included in the Debtors’ Annual Reports on Form 10-K filed with the SEC for the fiscal years ended May 31, 2008, June 2, 2007, June 3, 2006 and May 28, 2005. For a more comprehensive description of the Debtors’ current financial condition and operating results, the information contained in Appendix D and the aforementioned Annual Reports on Form 10-K should also be read together and in connection with the Debtors’ other periodic reports filed with the SEC.
IV. PREPETITION CAPITAL STRUCTURE OF THE DEBTORS
A. Prepetition Credit Facility
          IBC entered into a $900 million Amended and Restated Credit Agreement dated as of April 25, 2002 (as amended, modified or supplemented, from time to time, together with all other documentation executed in connection therewith, including all letters of credit issued thereunder and any collateral or security documents related thereto, the “Prepetition Credit Agreement”) by and among Interstate Brands Corporation and Interstate Brands West Corporation (“Brands West,” which was subsequently merged into Interstate Bakeries Corporation), as borrowers, Interstate Bakeries Corporation as Guarantor, the banks and other financial institutions from time to time party thereto, and JPMCB, as administrative agent (the “Prepetition Agent”). Ultimately, IBC Sales Corporation, Baker’s Inn Quality Baked Goods, LLC and IBC Services, LLC, were added as Guarantors to the Prepetition Credit Agreement. The obligations owed pursuant to the Prepetition Credit Agreement are secured by substantially all of the Debtors’ personal property (including, without limitation, accounts receivable, general intangibles, intellectual property, equipment and equity interests in Mrs. Cubbison’s) and a majority of owned real property (the “Prepetition Liens”).
          The Prepetition Credit Agreement provided for three separate term loans and a revolving credit line. As of September 25, 2008, under this credit facility, the Company had letters of credit issued and outstanding of approximately $83.9 million and funded debt outstanding of approximately $451.5 million.
B. Prepetition Notes
          The Company issued $100 million in senior subordinated convertible notes under an Indenture dated as of August 12, 2004, by and among Interstate Bakeries Corporation as the issuing company and Interstate Brands Corporation, Baker’s Inn Quality Baked Goods, LLC, IBC Sales Corporation, IBC Services, LLC, and IBC Trucking, LLC as guarantors and U.S. Bank National Association as Trustee. Pursuant to the Indenture, Interstate Bakeries Corporation issued $100 million in aggregate principal amount of 6% Senior Subordinated Convertible Notes Due August 15, 2014 (the “Old Convertible Notes”) in a private placement. The Old Convertible Notes are unsecured notes, with interest thereon payable each February 15 and August 15 during the term thereof, with all principal and other outstanding obligations thereunder due on August 15, 2014. The notes are subordinated to senior indebtedness, including obligations arising under the Prepetition Credit Agreement, and are convertible at the option of the holder under certain circumstances into shares of common stock at an initial conversion rate of 98.9854 shares per $1,000 principal amount of notes (an initial conversion price of $10.1025 per share), subject to adjustment. In July 2006, a principal amount of $1,000 was converted to 98 shares of the Company’s common stock.
C. Equity
          As of August 15, 2008, there were 45,202,826 shares of common stock issued, outstanding and publicly traded. Giving effect to the Old Convertible Notes and common stock equivalents, there were 55,101,267 shares of common stock outstanding as of August 15, 2008.
          Prior to the bankruptcy filing, IBC’s common stock was listed on the New York Stock Exchange (the “NYSE”). The day after the bankruptcy filing, on September 23, 2004, IBC received notification from the NYSE that IBC was not in compliance with the requirements for continued listing and, accordingly, that IBC was delisted from the NYSE. As a result, IBC’s common stock now trades on the over-the-counter market under the symbol “IBCIQ.PK.”
V. CORPORATE STRUCTURE OF THE DEBTORS
A. Current Corporate Structure
          Interstate Bakeries Corporation is incorporated in Delaware. It is the parent corporation of seven wholly-owned subsidiaries, each of which are Debtors in these jointly-administered Chapter 11 Cases, and eighty percent (80%) indirect owner of Mrs. Cubbison’s Foods, Inc. (“Mrs. Cubbison’s”), which also is a Debtor in the Chapter 11 Cases.
B. Board of Directors
          The following persons comprise the Board of Directors.

Name	Position
Michael J. Anderson	Chairman of the Board
Robert B. Calhoun	Director
Craig D. Jung	Director and Chief Executive Officer
William P. Mistretta	Director
David I. Pauker	Director
Terry R. Peets	Director
Philip A. Vachon	Director
          Michael J. Anderson, Chairman of the Board of Interstate Bakeries Corporation. Mr. Anderson has been President and Chief Executive Officer of The Andersons, Inc., a diversified agribusiness and retailing company, for more than five years. Mr. Anderson is also a director of The Andersons, Inc. and First Energy Corp. He has served as a director of IBC since 1998.
          Robert B. Calhoun, Managing Director of Monitor Clipper Partners, a private equity investment firm. Mr. Calhoun is a director of Avondale Mills, Inc. and The Lord Abbett Family of Funds. He has served as a director of IBC since 1991.
          Craig D. Jung, Chief Executive Officer of Interstate Bakeries Corporation. Mr. Jung previously served as Chief Executive Officer of Panamerican Beverages, Inc. from 2002 to 2003, Chief Executive Officer of eOriginal, Inc. from 2000 to 2002, and Chief Operating Officer of Pepsi Bottling Group, Inc. from 1997 to 1999. He has served as a director of IBC since February 2007.

          William P. Mistretta, Senior Operations Executive for a division of the U.S. operations of Compass Group PLC, a company specializing in providing food, vending and related services, since March 2006. Mr. Mistretta served as Vice President of Operations of Aramark Uniform and Career Apparel, Inc. from May 2004 to April 2005; Senior Vice President of Operations of B Manishewitz Company from May 2003 to May 2004; and Co-Founder of American Baked Ingredients, LLC, from January 2001 to May 2003. He has served as a director of IBC since August 2006.
          David I. Pauker, Managing Director of Goldin Associates, LLC. Mr. Pauker served as Chief Restructuring Officer and Executive Vice President of Refco, Inc., and before that as Chief Executive Officer, Chief Operating Officer or Chief Restructuring Officer for numerous underperforming or distressed companies, including Vlasic Foods International, Pharmacy Fund, Grand Court Lifestyles, PSINet Consulting Solutions, Monarch Capital Corporation, Tuttle Papock and First Interregional Advisors Corp. He has served as a director of IBC since January 2007.
          Terry R. Peets, Chairman of World Kitchens, Inc., a manufacturer and marketer of consumer kitchen products. Mr. Peets has previously served as Chairman of Bruno’s Supermarkets prior to its acquisition by Ahold USA. Mr. Peets currently serves as a member of the Board of Directors of Pinnacle Foods Group, Inc., Ruiz Foods Inc., and Winn-Dixie, and as vice chairman of the City of Hope National Cancer Center and the Beckman Research Institute. He has served as a director of IBC since January 2007.
          Philip A. Vachon, Chief Executive Officer and Chairman of the Board of Liberate Technologies until July 2007. Before becoming chief executive officer of Liberate Technologies, Mr. Vachon served as head of sales and then as president of the company. Mr. Vachon previously served in a number of senior sales positions over a nine (9) year period for Oracle Corporation. He has served as a director of IBC since March 2007.
C. Executive Officers
          The following persons comprise the executive officers of IBC.
          Craig D. Jung, Chief Executive Officer of Interstate Bakeries Corporation since February 2007. Mr. Jung previously served as Chief Executive Officer of Panamerican Beverages, Inc. from 2002 to 2003, Chief Executive Officer of eOriginal, Inc. from 2000 to 2002, and Chief Operating Officer of Pepsi Bottling Group, Inc. from 1997 to 1999.
          Michael D. Kafoure, President of Route Sales since September 2007. Mr. Kafoure previously served as President and Chief Operating Officer for more than five years.
          Kent B. Magill, Executive Vice President, General Counsel and Corporate Secretary since August 2005. Previously, Mr. Magill served as Vice President, General Counsel and Corporate Secretary of IBC from June 2002 to August 2005 and Associate General Counsel of IBC from November 2000 to June 2002.
          Richard C. Seban, Chief Customer Officer and Executive Vice President of Marketing since September 30, 2008. Mr. Seban served as Executive Vice President and Chief Marketing Officer from August 2005 to September 30, 2008. For more than four years prior to his appointment as Executive Vice President and Chief Marketing Officer of IBC, Mr. Seban served as President and Chief Operating Officer of High Liner Foods, Inc., a Nova Scotia-based processor and marketer of frozen seafood and pasta products.

          J. Randall Vance, Senior Vice President, Chief Financial Officer and Treasurer since July 2007. Mr. Vance served as Senior Vice President — Finance and Treasurer of IBC from September 2004 to July 2007, Vice President and Treasurer of Farmland Industries, Inc. a diversified agribusiness cooperative, from July 2002 to January 2004 and Assistant Treasurer of Farmland Industries, Inc. from 2000 to July 2002.
          Laura D. Robb, Vice President and Corporate Controller since July 2002. Previously, Ms. Robb served as Assistant Corporate Controller for more than two years.
          Melvin H. Ghearing, Vice President — Bakery Outlet Business Unit since June of 2004. Mr. Ghearing served as Vice President — Retail Operations for more than two years prior thereto.
          David A. Loeser, Consultant, Acting Executive Vice President — Human Resources of IBC since July 2007. Mr. Loeser was a Consultant of IBC from May 2007 to July 2007. Previously, he served as Senior Vice President Human Resources, Celanese Corporation, a company engaged in the manufacture of building block chemicals, from April 2005 to May 2006 and Senior Vice President Human Resources, Compucom Systems, Inc., a company offering business software applications and software management services, for more than three years prior thereto.
          Gary K. Wandschneider, Consultant, Acting Executive Vice President — Operations of IBC since July 2007. Previously, Mr. Wandschneider served as Consultant of IBC from March 2007 to July 2007 and Executive Vice President Pepsi Bottling Group, Inc., the largest manufacturer and distribution of Pepsi-Cola beverages, for more than four years prior to November 2006.
          Suresh Mathews, Consultant, Acting Executive Vice President — Information Technology and Chief Information Officer of IBC since February 2008; President of Digital Standard Inc., a unified digital social networking company, from August 2004 to February 2008; and Senior Vice President and Chief Information Officer of CompuCom Systems, Inc., a company offering business software applications and software management services, for more than one year prior thereto.
          Jimmy D. Williams, Senior Vice President-Direct Sales of IBC since May 2007; Senior Vice President-Sales and Trade Marketing of IBC from March 2006 to May 2007; Vice President-Special Initiatives and Merchandising of IBC from April 2005 to March 2006; and Senior Vice President-Central Division South of IBC for more than 2 years prior thereto.
VI. THE CHAPTER 11 CASES
A. Events Leading to Commencement of the Chapter 11 Cases
          IBC’s decision to commence chapter 11 reorganization cases was based on a combination of specific challenges that hindered the Company’s ability to successfully compete in the markets in which they operated. These challenges included, among other things, declining sales, high fixed-cost structure, excess industry capacity, rising employee pension and healthcare costs, and higher costs for ingredients and energy. Beginning in 2003, the Debtors attempted to address some of these trends by implementing a Systems Optimizing and Re-engineering project (“Program Soar”). The goal of Program Soar was to centralize the Debtors’ management and administrative function thereby increasing efficiency and to ultimately reduce costs. Prior to the filing of the Chapter 11 Cases, the Debtors spent approximately $30 million on Program Soar, but had not yet realized any operational efficiencies or cost savings.

          Notwithstanding the Company’s efforts to address the competitive challenges they faced, the Company experienced certain specific and compounding events. For example, on June 3, 2004, the Company announced that it was necessary to modify the nature in which it was calculating its estimates of workers’ compensation reserves due to increases in expenses in workers’ compensation costs primarily in California and increases in healthcare costs nationwide. At the time, IBC increased its reserve for workers’ compensation during fiscal 2004 and took a charge to pretax income of approximately $40 million, which represented an approximately 40% increase in total reserves for workers’ compensation expenses. In conjunction with increasing such reserves, on May 27, 2004, the Company executed an amendment to the Prepetition Credit Agreement which modified the leverage and interest coverage covenants of the Prepetition Credit Agreement to exclude the effect of the additional workers’ compensation reserves. These financial covenants had previously been adjusted, pursuant to an amendment effective May 7, 2004, to provide additional flexibility for the fourth quarter of fiscal year 2004. Subsequently, IBC determined that its liability for workers’ compensation claims should have been increased by an additional $8 million, representing a cumulative increase to workers’ compensation claims liability of $48 million.
          In July 2004, Moody’s Investors Service lowered its rating of the Company’s senior secured credit facility under the Prepetition Credit Agreement to B2, with a negative outlook. On August 12, 2004, the Company further amended the leverage and interest coverage covenants of the Prepetition Credit Agreement to relax these covenant levels until November 2005. As a result of this amendment, the interest rates for all loans under the Prepetition Credit Agreement increased by 0.50%. On August 12, 2004, in an effort to create more liquidity, the Company issued the Old Convertible Notes, in the aggregate principal amount of $100 million, through a private placement. The net proceeds of the offering were primarily used to prepay certain required term loan principal payments due under the existing credit agreements and to reduce the amount outstanding under the revolving portion of the credit facility and for general corporate purposes.
          After reviewing preliminary and estimated fiscal 2005 first quarter results, the Company determined that its financial condition had worsened due to the combination of factors discussed above and that it was likely in the very near term to be unable to comply with covenants under the Prepetition Credit Agreement. Faced with worsening financial results and limited sources of liquidity available to the Company, after extensive discussions with representatives for the Prepetition Lenders and certain of the holders of the Old Convertible Notes about various alternatives, the Company determined that, due to such circumstances and the Company’s working capital needs, the Company’s best opportunity to maximize value for all stakeholders was to pursue reorganization under chapter 11.
B. Continuation of Business; Stay of Litigation
          On September 22, 2004, Interstate Bakeries Corporation and each of its wholly-owned subsidiaries filed voluntary petitions in the Bankruptcy Court for reorganization relief under chapter 11 of the Bankruptcy Code. Subsequently, on January 14, 2006, Mrs. Cubbison’s filed a voluntary petition for relief under the Bankruptcy Code in the Bankruptcy Court, as set forth below. Since the Petition Date, the Debtors have continued to operate as debtors in possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. The Debtors are authorized to operate their business in the ordinary course of business, with transactions out of the ordinary course of business requiring Bankruptcy Court approval.
          An immediate effect of the filing of the Debtors’ bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors, and the continuation of litigation against the Debtors. This relief provided the

Debtors with the “breathing room” necessary to assess and reorganize their business. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of a plan of reorganization.
C. Summary of Certain Relief Obtained at the Outset of the Chapter 11 Cases
               1. First Day Orders
          On the Petition Date, the Debtors filed several motions seeking the relief provided by certain so-called “first day orders.” First day orders are intended to facilitate the transition between a debtor’s prepetition and postpetition business operations by approving certain regular business conduct that may not be authorized specifically under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court.
          The first day orders in the Chapter 11 Cases, which were entered on or soon after the Petition Date, authorized, among other things:
•	the maintenance of the Debtors’ bank accounts and operation of their cash management systems substantially as such systems existed prior to the Petition Date;

•	the payment of employees’ accrued prepetition wages and employee benefit claims;

•	the payment of certain prepetition obligations to customers and the continuation of certain customer programs and practices;

•	the payment of certain prepetition shipping and delivery charges;

•	procedures for the resolution and payment of valid reclamation claims and claims arising pursuant to the Perishable Agricultural Commodities Act of 1930;

•	the continuation of utility services during the pendency of the Chapter 11 Cases;

•	the payment of certain prepetition tax claims;

•	the joint administration of each of the Debtors’ bankruptcy cases;

•	the retention of the following professionals to serve on behalf of the Debtors: Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as restructuring counsel; Stinson Morrison Hecker LLP as local restructuring counsel; A&M as restructuring managers; and KCC as claims, noticing and balloting agent;

•	the continued retention of professionals regularly employed by the Debtors in the ordinary course of their business; and

•	compliance with grievance procedures in existing union collective bargaining agreements, engage in arbitration and liquidate grievances.[3]
          On February 4, 2005, the Bankruptcy Court approved the Debtors’ retention of Miller Buckfire as investment banker and financial advisor to the Debtors.
               2. Appointment of Statutory Committees
          On September 24, 2004, the Office of the United States Trustee for the Western District of Missouri (the “United States Trustee”) appointed, pursuant to section 1102 of the Bankruptcy Code, a committee of unsecured creditors (the “Creditors’ Committee”). The United States Trustee amended the creditors selected to serve on the Creditors’ Committee on October 8, 2004, and then made further amendments on October 18, 2004 and on September 13, 2006. The following creditors were selected as members of the Creditors’ Committee as of September 13, 2006: (1) U.S. Bank N.A., as indenture trustee for the Old Convertible Notes (“U.S. Bank”); (2) Conagra Foods, Inc.; (3) C P Management LLC; (4) 3V Capital Management, LLC; (5) the IBT; and (6) the BCTGM. These members continue to comprise the Creditors’ Committee as of the date of this Disclosure Statement.
          The Creditors’ Committee is represented by Lowenstein Sandler PC. Co-Counsel to the Creditors’ Committee is the law firm of Shugart Thomason & Kilroy PC, located in Kansas City, Missouri. The Creditors’ Committee’s financial advisor is FTI Consulting, Inc.
          On November 29, 2004, the United States Trustee appointed an Official Committee of Equity Holders (the “Equity Committee”) pursuant to section 1102 of the Bankruptcy Code to represent the interests of all equity holders in these cases. The United States Trustee amended the equity holders selected to serve on the Equity Committee on June 7, 2006, and then made a further amendment on September 22, 2006. The following equity holders were selected to serve as members of the Equity Committee as of September 22, 2006: (i) QVT Financial LP; (ii) Brandes Investment Partners; (iii) Glenview Capital Management LLC; and (iv) Brencourt Advisors LLC. Glenview Capital Management resigned on July 9, 2007. Brencourt Advisors LLC resigned on December 12, 2007. On October 1, 2008, the Equity Committee was disbanded by the United States Trustee due to the resignation of certain members.
D. Post-Petition Financing
               1. DIP Credit Agreement
          On September 23, 2004, the Debtors obtained interim approval from the Bankruptcy Court for a $200 million Revolving Credit Agreement (the “DIP Facility”) with JPMCB as administrative and collateral agent and J.P. Morgan Securities Inc. as lead arranger and lead book runner. Under the DIP Facility, the lenders party to the DIP Facility (the “DIP Lenders”) agreed to provide financing up to $200 million, subject to borrowing base and other limitations. A final order with respect to the DIP Facility was approved by the Bankruptcy Court on October 22, 2004. Throughout the Chapter 11 Cases, the Debtors have received court approval of various amendments to the DIP Facility, including extensions of

[3]	Pre-petition union grievances that have not already been liquidated pursuant to this Order continue to be processed and, following emergence, will continue to be processed pursuant to the grievance procedures in collective bargaining agreements in effect at the time the grievances were filed. Monetary awards will be treated as Class 3 or 9 Claims, as appropriate.

the maturity date and the principal amount of the aggregate commitments thereunder as further described below.
          The Debtors sought approval of the DIP Facility to ensure necessary liquidity during the Chapter 11 Cases. The funds available under the DIP Facility permitted the Debtors to obtain goods and services on the same terms as prior to filing the Chapter 11 Cases. Specifically, the DIP Facility provided the necessary security to the Debtors’ vendors so that they would continue to do business with the Debtors, thereby minimizing the harm to the Debtors’ businesses as they pursued their reorganization efforts. The DIP Facility requires that the Debtors maintain certain financial covenants and restricts liens, indebtedness, capital expenditures, dividend payments, and sales of assets.
                    (a) First Amendment
          On November 1, 2004, the Debtors entered into a first amendment to the DIP Facility. This first amendment, among other things, clarified the Debtors’ ability to continue their ordinary course of business practice of using exchange-traded futures, in addition to options, to hedge against fluctuations in prices in commodities used in the Debtors’ business, subject to certain limitations.
                    (b) Second Amendment
          On January 20, 2005, the Debtors entered into a second amendment to the DIP Facility. This second amendment extended certain deadlines for the Debtors to provide projected operating budgets on a monthly and quarterly basis to the DIP Lenders. In addition, the second amendment modified the Debtors’ ability to make certain capital expenditures in the final two quarters of the fiscal year ended May 28, 2005 and set minimum monthly cumulative consolidated EBITDA requirements beginning February 5, 2005 and ending May 28, 2005.
                    (c) Third Amendment
          On May 26, 2005, the Debtors entered into a third amendment to the DIP Facility. This third amendment set certain financial covenant levels. The third amendment also increased the amount available under the DIP Facility for letters of credit from $75 million to $125 million, provided a cap on cash restructuring charges that the Debtors could incur in any period, and granted the Debtors waivers of their obligation to provide the DIP Lenders with consolidated annual financial statements until December 31, 2005.
                    (d) Fourth Amendment
          On November 30, 2005, the Debtors entered into a fourth amendment to the DIP Facility. This fourth amendment permitted the Debtors to pay certain prepetition real property tax claims and other secured claims that were accruing collectible postpetition interest, up to a maximum of $12 million. In addition, the fourth amendment further extended the deadline for the Debtors to provide the DIP Lenders with consolidated annual financials to March 31, 2006.
                    (e) Fifth Amendment
          On December 27, 2005, the Debtors entered into a fifth amendment to the DIP Facility. This fifth amendment provided certain limited cushions for the Debtors with respect to the outcome of the inquiry into the proper status of the American Bakers Association Retirement Plan (the “ABA Plan”), a pension plan to which the Debtors had been contributors, and the degree, if any, of the Debtors’ funding insufficiency with respect to the ABA Plan. In addition, the fifth amendment further extended the period during which the Debtors were not obligated to comply with its covenants under the DIP Facility requiring certain levels of cumulative consolidated EBITDA to include the fiscal period ending June 3, 2006.
                    (f) Sixth Amendment
          On March 29, 2006, the Debtors entered into a sixth amendment to the DIP Facility. This sixth amendment provided the Debtors with additional flexibility with respect to letters of credit by extending their expiration for up to 365 days beyond the maturity date of the DIP Facility. In addition, the amendment further extended the waivers previously granted to the Debtors of their obligation to provide the DIP Lenders a detailed budget as well as consolidated annual financial statements.
                    (g) Seventh Amendment
          On June 28, 2006, the Debtors entered into a seventh amendment to the DIP Facility. This seventh amendment extended the period during which the Debtors’ compliance with the minimum cumulative consolidated EBITDA covenant of the DIP Facility was suspended. Compliance with the covenant would have been required for the fiscal period ending June 3, 2006 in the absence of the amendment. The amendment extended the suspension of the covenant through the fiscal period ending July 29, 2006.
                    (h) Eighth Amendment
          On August 23, 2006, the Bankruptcy Court approved an eighth amendment to the DIP Facility. In this eighth amendment, the Debtors and the DIP Lenders agreed to further extend the Maturity Date until June 2, 2007. Among other things, the eighth amendment also expanded the Debtors’ borrowing sub-limit for issuance of letters of credit from $125.0 million to $150.0 million, extended the period for which the Debtors were not required to deliver audited financial statements, and allowed the Debtors to use certain restricted cash for general corporate purposes.
                    (i) Ninth Amendment
          On February 16, 2007, the Bankruptcy Court approved a ninth amendment to the DIP Facility. This ninth amendment amended and restated the DIP Facility, and further extended the Maturity Date to February 9, 2008. In addition, the ninth amendment adjusted the eligible real property and finished goods components of the borrowing base, amended the minimum cumulative consolidated EBITDA amounts, limited the amount of cash restructuring charges incurred to $10.0 million and added covenant levels for the extension of the DIP Facility.
                    (j) First Amendment to Amended and Restated Credit Agreement (10th Amendment)
          On October 1, 2007, the Debtors entered into the first amendment to the Amended and Restated Revolving Credit Agreement, which (1) amended the definition of the Borrowing Base (as defined therein) to include an additional reserve of $10.0 million until such time as the Bankruptcy Court entered a final order approving (a) a disclosure statement that provides for payment in full of the DIP Facility obligations, and (b) a commitment for exit financing associated with a plan of reorganization; (2) increased the maximum allowable cash restructuring charges incurred since December 17, 2006 from $10.0 million to $23.0 million; and (3) established a requirement that, in the event the Debtors did not publicly announce an agreement in principle with their two largest union groups (regarding certain concessions and alignment with the Business Plan), the Debtors would be obligated to submit a plan to the Prepetition Lenders on or before December 1, 2007 that described the Debtors’ strategy for maximizing the value of the Estates through a sale of the Company or its assets, all as described in the amendment.
                    (k) Second Amendment to Amended and Restated Credit Agreement (11th Amendment)
          On November 29, 2007, the Debtors entered into a second amendment to the Amended and Restated Revolving Credit Agreement which, among other things, changed the date for delivery of a revised plan which details the Debtors proposed strategy for maximizing the value of their estates as follows: if on or before January 29, 2008, (i) the Borrowers had not publicly announced an agreement in principle with both the BCTGM and the IBT, in each case regarding modifications to the existing collective bargaining agreements with BCTGM and IBT, respectively; and (ii) Silver Point (or an approved provider of alternate exit financing, if applicable) had not publicly announced its support of such agreements with BCTGM and IBT, then, if requested in a writing delivered by the administrative agent to the Debtors after January 29, 2008, the Debtors would be required to deliver such revised plan within twenty-one (21) days of receipt of such written request.
                    (l) Third Amendment to Amended and Restated Credit Agreement (12th Amendment)
          On December 19, 2007, the Debtors entered into a third amendment to the Amended and Restated Revolving Credit Agreement which (1) extended the maturity date from February 9, 2008 to June 2, 2008; (2) redefined the real property component of the borrowing base to the lesser of (a) $80.0 million or (b) 40% of the borrowing base inclusive of the real property component but excluding the Plan Reserve (as defined therein); (3) amended the permitted capital expenditures by fiscal quarter through the quarter ending May 31, 2008; (4) amended the minimum cumulative consolidated EBITDA by fiscal quarter through the quarter ending May 31, 2008; and (5) limited cash restructuring charges for the fiscal period beginning December 17, 2006 and ending May 31, 2008 to $23.0 million.
                    (m) Fourth Amendment to Amended and Restated Credit Agreement (13th Amendment)
          On December 19, 2007, the Debtors entered into a fourth amendment to the Amended and Restated Revolving Credit Agreement, which gave effect to certain provisions in the third amendment to the Amended and Restated Revolving Credit Agreement which permitted the Company and a super-majority of the lenders to remove those lenders that did not consent to the third amendment.
                    (n) Second Amended and Restated Credit Agreement (14th Amendment)
          On May 9, 2008, the Debtors entered into the Second Amended and Restated Revolving Credit Agreement which amended and restated the Amended and Restated Revolving Credit Agreement to, among other things, extend the maturity date until September 30, 2008 and increase the aggregate principal amount of the commitments from $200 million to approximately $250 million and increasing the sublimit for the issuance of letters of credit from $150 million to $180 million.

                    (o) First Amendment to Second Amended and Restated Credit Agreement (15th Amendment)
          On September 12, 2008, the Debtors entered into a first amendment to the Second Amended and Restated Revolving Credit Agreement which extended the maturity date under the Second Amended and Restated Revolving Credit Agreement to February 9, 2009, increased the aggregate principal amount of commitments thereunder from approximately $250 million to approximately $313 million, with the potential for additional funding of $16.0 million based on the occurrence of certain events, and modified certain covenants set forth in the Second Amended and Restated Revolving Credit Agreement.
          As of September 25, 2008, the Debtors had an aggregate amount of $136.6 million of issued and outstanding letters of credit under the DIP Facility and borrowings of $96.3 million outstanding under the DIP Facility. The Debtors retained $76.1 million of availability under the DIP Facility, up to $43.4 million of which could be used for the issuance of additional letters of credit.
               2. Other Financial Transactions
          On January 24, 2005, the Bankruptcy Court authorized the Debtors to replace certain prepetition letters of credit issued by Harris Trust and Savings Bank (“Harris Bank”) with letters of credit issued by JPMCB. Harris Bank was a lender party to the Prepetition Credit Agreement, but subsequently sold its position in such facility. In addition, Harris Bank was also the issuing bank for seventeen letters of credit issued on behalf of the Debtors in the aggregate amount of $78,284,350 for the benefit of various insurance companies and state agencies as collateral support for the Debtors’ workers’ compensation claims. The fronting fee on such letters of credit was 0.125% per annum.
          After Harris Bank sold its position in the Prepetition Credit Agreement, Harris Bank distributed notices of non-renewal to all beneficiaries of the letters of credit on November 23, 2004. A provision of the Harris Bank prepetition letters of credit permitted beneficiaries to draw on them in the event of non-renewal unless substitute letters of credit acceptable to the beneficiaries were provided. A draw on the prepetition Harris Bank letters of credit would have resulted ultimately in a draw on the Prepetition Credit Facility and, thus, an increase in the amount of the Debtors’ funded prepetition secured debt. This would have increased the interest payments the Debtors would be obligated to pay under the Prepetition Credit Agreement. To avoid a potential increase in the Debtors’ funded prepetition secured debt, the Debtors and JPMCB agreed to issue replacement letters of credit under the Prepetition Credit Agreement with a fronting fee of 0.50% per annum.
               3. Surety Program
          As part of the Debtors’ nationwide operations, the Debtors engage in a number of business activities that require licenses, permits and other government authorizations. In such situations, the Debtors must provide financial assurance of payment in order to enable the Debtors to conduct business or obtain services in numerous states and from various organizations. For example, the Debtors are self-insured for workers’ compensation claims in certain states where state law prohibits the state from accepting letters of credit as a form of financial assurance. Some other form of security, such as a surety bond, is required in order to provide the state assurance that the workers’ compensation claims will be paid. The Debtors must also post bonds in order to make conforming bids on contracts solicited by schools, hospitals and similar organizations.

          To assure the Debtors’ ability to continue to bid on such contracts and to remain self-insured for workers’ compensation claims in such states, the Bankruptcy Court approved the Debtors’ entry into a Surety Program and Indemnity Agreement (the “Quanta Surety Program”) with Quanta U.S. Holdings, Inc. (“Quanta”) on June 29, 2005. Under the Quanta Surety Program, Quanta agreed to issue bonds on behalf of the Debtors up to an aggregate of $7.5 million. The bonds were supplied to various obligees at the request of the Debtors at the gross rates of $5.00 per thousand dollars in face amount of the bond for supply bonds; $7.50 per thousand dollars in face amount of the bond for license and permit bonds; and $9.00 per thousand dollars in face amount of the bond for self-insurer’s workers’ compensation bonds. The Debtors agreed to provide letters of credit sufficient to cover 100% of Quanta’s outstanding exposure for issued bonds and granted Quanta priority of payment for any reimbursement obligation in the event that the letters of credit proved inadequate.
          Subsequently, Quanta made the business decision to exit the surety bond business. After soliciting offers from several bonding companies to replace the service Quanta provided, the Debtors entered into an agreement with Federal Insurance Company (“Chubb”) to provide bonds on terms substantially similar to the Quanta Surety Program. On June 30, 2006, the Bankruptcy Court approved the Debtors’ entry into a Surety Program and Indemnity Agreement (the “Chubb Surety Program”) with Chubb. Under the Chubb Surety Program, Chubb supplies bonds to various obligees at the request of the Debtors at the gross rates identical to those described above with respect to the Quanta Surety Program. As with the Quanta Surety Program, the Debtors provide letters of credit sufficient to cover 100% of Chubb’s outstanding exposure for issued bonds. In addition, the Debtors agreed to provide Chubb a priority of payment for any reimbursement obligation in the event that the letters of credit prove inadequate.
E. Other Significant Events During the Chapter 11 Cases
               1. Corporate Entity Reorganization
          On or about December 30, 2004, the Debtors filed a motion seeking authority to execute the documentation related to their prepetition corporate reorganization. Prior to the corporate reorganization, IBC had operated under an organizational structure that segregated the Company’s operations geographically. Brands West operated the Company’s operations in the western region of the United States (the “Western Division”), while Interstate Brands Corporation (“Interstate Brands”) operated the Company’s operations in the central and eastern regions of the United States. Additionally, Brands West held the Company’s general office (headquarters) operations and owned the Company’s intellectual property. The Company’s transportation operations were conducted by IBC Trucking Corporation (“Trucking Corp.”). Interstate Bakeries Corporation acted as a holding company with no active business operations. Certain other operations were conducted by Mrs. Cubbison’s. Accounting for these separate legal entities was performed on an annual basis using financial information obtained from a single general ledger maintained by the Company.
          Pursuant to action taken by the Board of Directors, the Company undertook a series of transactions (the “Prepetition Corporate Reorganization”) designed to align its legal structure with its business operations—in particular, the Company’s key supply chain components (manufacturing, sales/distribution, transportation and management). The Prepetition Corporate Reorganization, which became effective on May 30, 2004, involved, among other things: (i) merging Brands West into Interstate Bakeries Corporation, with Interstate Bakeries Corporation surviving; (ii) forming IBC Services, LLC; (iii) forming IBC Sales Corporation; (iv) converting Trucking Corp. into a Delaware limited liability corporation, IBC Trucking, LLC; (v) transferring the general office operations from Interstate Bakeries Corporation to IBC Services, LLC; (vi) transferring the Western Division operations and the stock of Mrs. Cubbison’s from Interstate Bakeries Corporation to Interstate Brands; (vii) transferring all sales and distribution operations (depots and thrift stores), except employees, from Interstate Brands to IBC Sales Corporation; and (viii) transferring the interests in IBC Trucking, LLC and the stock of Mrs. Cubbison’s to IBC Sales Corporation.
          The Bankruptcy Court entered an order on January 24, 2005 authorizing the Debtors to execute the documentation necessary to fully document the Prepetition Corporate Reorganization.
               2. Mrs. Cubbison’s Filing and Related First Day Orders
          As set forth above, eighty percent of Mrs. Cubbison’s is owned by IBC Sales Corporation. On the Petition Date, Mrs. Cubbison’s did not file for chapter 11 relief because it was not a guarantor of the debts of the other Debtors and at the time did not anticipate undue negative impact as a result of the other Debtors’ filing. However, Mrs. Cubbison’s later concluded that it was in its best interests to seek relief under chapter 11 due to increased concerns about the impact of the other Debtors’ Chapter 11 Cases, as well as potential benefits in ease of operation and administration issues. Accordingly, on January 14, 2006, Mrs. Cubbison’s filed a voluntary petition in the Bankruptcy Court for reorganization relief under chapter 11 of the Bankruptcy Code, approximately a year and a half after the other Debtors filed their respective petitions for reorganization relief.
          On or about January 14, 2006, Mrs. Cubbison’s filed several motions seeking the relief provided by certain so-called “first day orders.” In addition to directing that certain orders entered in the jointly administered Chapter 11 Cases of the other Debtors be made applicable to Mrs. Cubbison’s, other first day orders authorized, among other things:
•	the joint administration of Mrs. Cubbison’s chapter 11 case with the other Debtors’ bankruptcy cases;

•	the payment of certain prepetition shipping and warehousing charges;

•	the honoring of certain prepetition obligations to customers, the continuance of customer programs on a postpetition basis and the honoring of certain prepetition obligations to Mrs. Cubbison’s regional managers and brokers; and

•	the continued use of existing bank accounts, business forms and checks, Mrs. Cubbison’s cash management system as well as the continuation of intercompany transactions and waiver of the investment and deposit requirements of 11 U.S.C. § 345(b).
               3. Omnibus Procedures
                    (a) Reclamation Claims
          Shortly before and after the Petition Date, a significant number of the Debtors’ vendors asserted demands, pursuant to section 2-702 of the Uniform Commercial Code and section 546(c) of the Bankruptcy Code (the “Reclamation Claims”). Reclamation claims were asserted by almost 150 entities in the total face amount of over $28.5 million. Certain vendors indicated that resolution of their Reclamation Claims would be critical to their ongoing business relationships with the Debtors, including the provision of trade credit. Thus, if unresolved, the Reclamation Claims posed a significant threat to the Debtors’ businesses and potentially represented a source of significant and costly litigation.

          To address these concerns, the Debtors sought approval of a comprehensive program to reconcile, resolve consensually, and satisfy the Reclamation Claims asserted against their estates. By final order dated November 12, 2004, the Bankruptcy Court established a streamlined procedure for reconciling Reclamation Claims.
          As of the date of this Disclosure Statement, the Debtors have settled all of the asserted Reclamation Claims for a total of approximately $10 million.
                    (b) Resolution of Tort Claims
          On November 2, 2004, the Debtors filed a motion requesting (i) approval of procedures for (a) liquidating and settling tort claims (the “Tort Claims”) and/or (b) modifying the automatic stay to permit certain litigation with respect to such claims to proceed; and (ii) extension of the automatic stay to claims against the Debtors’ employees. The Debtors estimate that as of the Petition Date, approximately 150 Tort Claims were involved in pending litigation and that an additional 600 Tort Claims had been asserted against the Debtors informally or in a non-litigious fashion. The Debtors sought to facilitate the efficient and inexpensive liquidation of the numerous Tort Claims asserted against the Debtors arising from events which occurred prior to the Petition Date. On December 3, 2004, the Bankruptcy Court approved the procedures for liquidating and settling the Tort Claims (the “Tort Claims Procedures”).
          The Tort Claims Procedures contain different resolution processes for various Claims based on the estimated amount of such Claims. For instance, the procedures include a cost-effective, streamlined, telephonic settlement procedure for Tort Claims estimated to be Allowed in amounts equal to $10,000 or less. Such Claims and certain larger Claims also are subject to a settlement process involving written questionnaires, response statements, and replies. Additionally, Tort Claims in estimated amounts in excess of $50,000 are candidates for mediation and arbitration. To the extent Tort Claims cannot be resolved through these procedures, claimants are entitled to modification of the automatic stay so that their Claims may be resolved in non-bankruptcy forums.
          For settlement amounts of $50,000 or less, the Debtors are authorized to settle Tort Claims up to an aggregate cap of $10 million without further order of the Bankruptcy Court or notice to any parties. For settlement amounts in excess of $50,000, the Debtors are authorized to settle Tort Claims without further court order upon ten (10) days’ notice to certain notice parties, which include the Creditors’ Committee, the Equity Committee, the Debtors’ postpetition lenders, the Prepetition Lenders, the United States Trustee, the Debtors’ insurers and any other party that requests notice in accordance with the Tort Claims Procedures. Each settling Claimant is deemed to hold a General Unsecured Claim in the settled amount, to be paid in accordance with the Plan.
          In addition, on May 31, 2005 the Bankruptcy Court approved the Debtors’ request to retain Albert Risk Management Consultants to work with the Debtors and their insurance carriers to evaluate, price and settle certain prepetition tort claims. Through the Tort Claims Procedures, as of June 30, 2008, the Debtors estimate that they have resolved tort claims with a face amount of approximately $99 million for an Allowed amount of approximately $11.3 million.
                    (c) Resolution of Disputed Claims
          On May 19, 2005, the Debtors filed a motion requesting approval of procedures (the “Claims Resolution Procedures”) for the Debtors to resolve disputed claims which have been filed in the Chapter 11 Cases. On July 5, 2005, the Bankruptcy Court entered an order granting the motion (the “Claims Resolution Order”). Pursuant to such Order, the Bankruptcy Court established certain parameters by which the Debtors may reconcile and resolve disputed claims in the Chapter 11 Cases (“Disputed Claims”).
          Specifically, with respect to settlements of (i) administrative, priority or secured Disputed Claims where the face amount of such claim, as filed, is $25,000 or less, or where the discrepancy between the allowed amount of such Disputed Claim and the Debtors’ books and records (the “Books and Records”) is $25,000 or less or (ii) general unsecured Disputed Claims where the face amount of such claim, as filed, is $150,000 or less, or where the discrepancy between the allowed amount of such Disputed Claim and the Debtors’ Books and Records is $150,000 or less, the Debtors are authorized to settle Disputed Claims without need for further Court approval or further notice to any party in interest other than the affected claimant.
          For settlements of administrative, priority, secured or general unsecured Disputed Claims that do not fall within the categories listed in the preceding paragraph, the Debtors are authorized to settle Disputed Claims without further court order upon ten (10) days’ notice to certain notice parties, which include the settling Claimant, the Prepetition Lenders, the Debtors’ postpetition lenders, the Creditors’ Committee and the Equity Committee.
          This approved mechanism provides a cost effective means of resolving the many thousands of smaller claims in these Cases, thereby avoiding the undue burden on the Bankruptcy Court and unnecessary drain on the time, funds, and other resources of the Debtors and Reorganized Debtors that would be caused by requiring the Debtors to file motions to approve each settlement individually. The Claims Resolution Procedures have been used independently and to assist with resolving filed claims objections.
                    (d) Resolution of De Minimis Controversies
          On October 14, 2004, the Debtors filed a motion to authorize the Debtors to compromise or settle certain classes of de minimis controversies that are normal and expected in a business of the size of the Debtors. On November 3, 2004, the Bankruptcy Court approved procedures (the “De Minimis Settlement Procedures”) for the compromise and settlement of both prepetition and postpetition controversies where the final amount of the compromise or settlement is less than or equal to $400,000 with respect to each matter or related series of matters. For disputes settled in the sum of $50,000 or less, the settlement may be consummated without any further Court approval or notice. For disputes settled in a sum greater than $50,000 but less than or equal to $400,000, the Debtors are required to give notice to the Creditors’ Committee, the Debtors’ postpetition lenders, the Prepetition Lenders and the United States Trustee.
                    (e) Payment of Certain Secured Claims
          On September 9, 2005, the Debtors filed a motion to authorize the Debtors to compromise and pay certain real property tax claims and other secured claims that are accruing collectible postpetition interest (“Secured Tax and Other Claims”). On October 4, 2005, the Bankruptcy Court entered an order approving the motion. Pursuant to such order, the Bankruptcy Court established certain parameters by which the Debtors may pay secured tax and other claims that the Debtors believe are accruing collectible postpetition interest and/or penalties, thereby avoiding the tens of thousands of dollars in additional liability for postpetition interest and/or penalties that would accrue if such claims remained unpaid. For settlements of Secured Tax and Other Claims in an amount not exceeding $25,000, the Debtors are authorized to pay such claims without further court approval or further notice to any party in interest. For settlements of Secured Tax and Other Claims in an amount exceeding $25,000, the Debtors are required to give notice to the Creditors’ Committee, the Equity Committee, the Debtors’

postpetition lenders and the Prepetition Lenders. The Debtors have paid just over $12.3 million on behalf of $19.4 million in asserted tax and other claims, including postpetition amounts, saving the Debtors an estimated $7.1 million.
                    (f) Sales of De Minimis Assets
          On November 12, 2004, the Bankruptcy Court approved procedures (the “De Minimis Sale Procedures”) by which the Debtors are authorized to sell miscellaneous surplus, non-core assets from time to time, free of any liens, encumbrances, transfer tax or similar tax, and pay applicable broker commissions in the ordinary course of business in connection with such sales without further Court approval (as modified, the “De Minimis Asset Sale Order”). Pursuant to these procedures, the Debtors are authorized to consummate sales of real property and personal property where the purchase price is $500,000 or less for each transaction or in the aggregate for a related series of transactions, up to an aggregate amount of $10 million in net sales proceeds. The De Minimis Asset Sale Order was modified by the Bankruptcy Court on June 10, 2008 to increase the cap on the aggregate amount of net sale proceeds allowable pursuant to the De Minimis Sale Procedures from $10 million to $15 million. Through the De Minimis Sale Procedures, as of July 30, 2008, the Debtors have sold de minimis assets resulting in net proceeds to the Estates in an aggregate amount of approximately $11 million.
                    (g) Sales of Machinery & Equipment
          On August 2, 2005, the Bankruptcy Court approved procedures by which the Debtors are authorized to sell the Debtors’ machinery and equipment free and clear of all liens, claims and encumbrances and to employ and retain Russell T. Bundy (“Bundy”) to provide asset disposition and consulting services to the Debtors. Pursuant to these procedures (the “M&E Sales Procedures”), the Debtors are authorized to sell certain machinery and equipment as designated by the Debtors from time to time upon notice to the United States Trustee, the Creditors’ Committee, the Equity Committee, the Prepetition Lenders, the Debtors’ postpetition lenders, each relevant taxing authority (if certain exemptions are sought) and any other known holder of a lien, claim or encumbrance against the specific property to be sold. These procedures provide a cost effective means for the Debtors to sell equipment on an expedited basis without incurring the delay and costs of preparing, filing, serving and having hearings on motions for approval of each such sale. Additionally, on September 27, 2006, the Bankruptcy Court approved the retention of Hilco Appraisal Services LLC to provide, among other things, appraisals of machinery and equipment, including on-site inspection at several of the Debtors’ facilities and to provide an opinion of forced liquidation value, net forced liquidation value, orderly liquidation value and net orderly liquidation value to assist the Debtors in evaluating their exit-financing options. Through the M&E Sales Procedures, as of July 30, 2008, the Debtors have sold machinery and equipment resulting in net proceeds to the Estates in an aggregate amount of approximately $276,000.
                    (h) Other Asset Sales
          On February 6, 2008, the Court approved the Debtors’ Motion for Entry of an Order Under 11 U.S.C. §§ 105(a) and 363 and Fed. R. Bankr. P. 2002 and 6004 (I) Authorizing and Approving the Sale of Certain Tractors, Trailers and Route Step Vans Free and Clear of Liens, Claims, Interests and Encumbrances Pursuant to an Auction, (II) And Granting Related Relief (docket no. 9987) (together, the “Truck Sale Motion”). Pursuant to the Truck Sale Motion, the Debtors sought authority to sell certain tractors, trailers and route step vans, which were no longer necessary for the Debtors’ ongoing operations, pursuant to an auction which took place on February 8, 2008. As a result of the auction, the Debtors sold equipment for an aggregate total amount of $960,000 in proceeds.

               4. Information Technology Decisions
                    (a) Accenture
          To implement Program Soar, the Debtors entered into certain prepetition outsourcing agreements (collectively, the “Outsourcing Agreement”) and consulting agreements (collectively, the “Consulting Agreement”) with Accenture LLP (“Accenture”) (the Outsourcing Agreement and the Consulting Agreement, together, the “Accenture Agreements”). In October 2004, the Debtors conducted a review of the Accenture Agreements and, on April 28, 2005, after extensive negotiations, Accenture and IBC entered into a restructuring agreement with respect to the Accenture Agreements (the “Accenture Restructuring Agreement”). On May 31, 2005, the Bankruptcy Court authorized the Accenture Restructuring Agreement.
          Pursuant to the Accenture Restructuring Agreement, Accenture reduced the scope of certain services being provided to the Debtors under the Outsourcing Agreement, lowered its monthly fees for such services, waived and/or otherwise reduced certain substantial termination charges thereunder, and further modified the Debtors’ right to terminate the Outsourcing Agreement. Under these terms, the Debtors agreed to assume the modified Outsourcing Agreement.
          As part of their review of the Accenture Agreements, the Debtors rejected the Consulting Agreement because they no longer required the services provided thereunder. They retained, however, certain valuable license rights to critical intellectual property developed under the Consulting Agreement. Accenture also agreed to waive any Cure Claim arising from the assumption of the Outsourcing Agreement, and the parties agreed that Accenture would be granted an allowed General Unsecured Claim in the amount of $5,101,117.01. In addition, Accenture was granted the right to file a Supplemental Cost Claim (as defined in the Restructuring Agreement) of up to $100,000 which, if they file such a claim, is to be treated as a General Unsecured Claim.
                    (b) Hewlett Packard
          Prior to the Petition Date, IBC and Hewlett Packard Company (“HP”) entered into an agreement (the “HP Agreement”) to run various software applications to support IBC’s order, production, distribution, payroll and sales processes on approximately 80 HP 3000 servers with MPE operating systems and 40 HP 9000 servers with UNIX operating systems (collectively, the “Supported Items”). Pursuant to the HP Agreement, HP provided system support services for the Supported Items including hardware preventative maintenance, hardware emergency maintenance, and operating system support.
          The Debtors investigated their options and ultimately negotiated with Solid Systems CAD Services Inc. (“SSCS”) for SSCS to provide system support services similar to those provided by HP beginning November 1, 2005. SSCS offered to provide the necessary services for substantially less than HP’s cost under the HP Agreement and the Debtors determined that they would save money by switching to SSCS even after paying HP any rejection damages. The Debtors and HP entered into, and the Bankruptcy Court approved, a stipulation whereby IBC effectively terminated the HP Agreement, IBC paid all postpetition amounts that were outstanding, and HP was granted a General Unsecured Claim of $29,787.22.

               5. Real Estate Matters
                    (a) Extension of Time to Assume or Reject Unexpired Leases
          On February 21, 2008, the Debtors filed with the Bankruptcy Court their fourth motion requesting an extension of the deadline by which the Debtors must assume or reject any and all unexpired leases and subleases of nonresidential real property. On March 12, 2008, the Debtors’ motion was granted, thereby extending the deadline to the earlier of (i) the effective date of a plan of reorganization or (ii) December 21, 2008. Accordingly, Exhibit O to the Plan sets forth which of the Debtors’ remaining real property leases it intends to assume. All other leases will be rejected pursuant to Section 7.2 of the Plan.
                    (b) Assumption and Rejection of Real Property Leases
          The Debtors devoted considerable effort during the Chapter 11 Cases to analyzing and making final decisions with regard to the approximately 1,200 real property leases and subleases the Debtors were party to prior to the Petition Date. The Debtors determined that certain of such leases no longer served any benefit to the Estates. In an effort to reduce postpetition administrative costs and in the exercise of the Debtors’ sound business judgment, the Debtors rejected such leases (the “Rejected Leases”). In some cases, leases were rejected because the Debtors had terminated or planned to terminate operations at certain locations as part of the Debtors’ ordinary business operations prior to the Petition Date. Certain leases were rejected as part of the Debtors’ efforts to restructure its operations, as set forth below. Before rejecting such leases, the Debtors, with assistance from real estate specialists engaged by the Debtors, conducted valuation analyses with respect to the leases which took into consideration such factors as the annual rent, the remaining term of the lease (including any renewal options), the condition of the premises, comparable market rents and any previous efforts of the Debtors as to the disposition of the leases. The Debtors also considered their options with respect to the Rejected Leases, such as evaluating the possibility of one or more assignments and/or subleases of the leases. As a result of these analyses, the Debtors determined that the Rejected Leases did not have any marketable value beneficial to the Debtors’ estates.
          Through forty-two lease rejection motions, the Debtors have rejected over 540 leases. The resultant savings from the rejection of such leases has favorably affected the Debtors’ cash flow and assisted the Debtors in managing their future operations. By rejecting each such lease, the Debtors avoided incurring unnecessary administrative charges for rent and other charges and repair and restoration of each of the premises that provide no tangible benefit to the Estates.
          On the other hand, the Debtors have also determined that the continued use of certain leased property is critical to the Debtors’ ongoing business operations, and have therefore assumed certain real property leases. Through two motions, the Debtors have assumed ten (10) real property leases as of the date hereof.
                    (c) Sale Procedures
          To support their reorganization efforts and maximize value to their estates and creditors, the Debtors worked with their advisors to streamline the Debtors’ operations by eliminating and reducing unnecessary operating expenses in disposing of surplus assets. The Debtors had considerable success during the bankruptcy in marketing and selling real estate assets.

          The De Minimis Sale Procedures provide a cost effective means for the Debtors to sell real estate on an expedited basis without incurring the delay and costs of preparing, filing, and attending hearings on motions for approval of each such sale. Pursuant to the De Minimis Sale Procedures, the Debtors have sold over thirty-five (35) properties for an aggregate amount in excess of $7.7 million.
          On December 14, 2004 the Debtors received Bankruptcy Court approval for their Motion For An Order Approving Standing Bidding Procedures To Be Utilized In Connection With Asset Sales (the “Bid Procedures Order”). The Bid Procedures Order allows the Debtors to maximize value in the real estate sale process by giving the Debtors the authority to, among other things (a) determine which potential buyers are qualified bidders; (b) adopt rules for the bidding process which, in the Debtors’ reasonable judgment, would better promote the goals of the bidding process; (c) offer a termination fee of up to 2% of the value of the qualified bid to induce a non-insider potential bidder to make the first qualified bid; and (d) conduct auctions, if appropriate.
                    (d) Other Professionals Retained
          On December 21, 2004, the Debtors engaged a joint venture composed of Hilco Industrial, LLC (“Hilco Industrial”) and Hilco Real Estate, LLC (“Hilco Real Estate,” together with Hilco Industrial, “Hilco”) to provide the Debtors with asset disposition and consulting services with respect to machinery and equipment and certain real estate assets. Hilco and its current principals have extensive experience working with financially troubled companies in complex financial restructurings and providing a broad range of services for monetizing assets of all types including machinery, equipment and real estate. Under the terms of the agreement, Hilco provides the Debtors with the valuation of real estate assets, develops and implements marketing programs for the sale of the property, coordinating and organizing bidding procedures, conducts auctions as necessary, and assists with negotiating the terms of the agreements. The Bankruptcy Court approved the following compensation scheme for Hilco: five and one-half percent (5.5%) of real estate gross proceeds less than or equal to $2 million, three and three-quarters percent (3.75%) of real estate gross proceeds greater than $2 million, but less than or equal to $10 million, and three percent (3%) of real estate gross proceeds greater than $10 million plus reimbursement for reasonable costs and expenses including marketing expenses. In addition, the Debtors utilized A&M as well as independent brokers, where they had been retained prior to the chapter 11 filings, to market certain properties.
          On March 29, 2005, the Bankruptcy Court approved the Debtors’ application to retain Assessment Technologies, Ltd. (“ATL”) as property tax consultants for the Debtors for the purposes of appealing tax assessments and challenging tax claim amounts related to the 2005 taxable year, and all prior taxable years, for certain property owned, managed or leased by the Debtors. Under the terms of ATL’s retention, the Debtors paid to ATL 35% of all net tax savings received by the Debtors for each taxable year. In March of 2006, the Bankruptcy Court entered an order authorizing an amendment to the retention agreement between ATL and the Debtors which, among other things, extended the agreement to include the 2006 taxable year and reduced ATL’s compensation to 20% of net tax savings for 2006. On July 25, 2007 and May 13, 2008, the Bankruptcy Court authorized a second amendment to ATL’s retention to add the 2007 taxable year with ATL being compensated for 27.5% or 35% of net savings. On May 13, 2008, the Debtors received authority from the Bankruptcy Court to add the 2008 taxable year to ATL’s retention pursuant to a third amendment. With the assistance of ATL, the Debtors achieved approximately $4.6 million in prepetition and postpetition tax savings.
          The Debtors also sought Bankruptcy Court authority to retain DJM Asset Management LLC (“DJM”) to provide certain real estate consulting services including negotiating advantageous lease modifications, lease extensions, amended and restated lease agreements and/or reductions in cure claim amounts. The Bankruptcy Court entered an order on October 9, 2007 approving DJM’s retention as well as the Debtors’ request to limit the terms of the compensation structure to the Key Constituents and the Court, in camera.
          Finally, in connection with the Debtors’ exit from the bread business in Southern California, on November 25, 2007, the Bankruptcy Court approved the Debtors’ application to engage Alvarez & Marsal Real Estate Advisory Services, LLC (“A&M – REAS”) to provide certain asset disposition and consulting services with respect to certain real estate assets located in the Southern California sub-market. Under the terms of the engagement, the Debtors agreed to pay A&M – REAS two percent (2.0%) of the real estate gross proceeds less than or equal to $38,000,000 and one and one-half percent (1.5%) of the real estate gross proceeds greater than $38,000,000, subject to an increase in the percentage of real estate gross proceeds payable up to three percent (3%) upon the removal of certain real estate assets from the assigned properties, plus reimbursement for reasonable costs and expenses including marketing expenses.
                    (e) Property Sales
          With the assistance of Hilco and other brokers, and in accordance with the Bid Procedures Order, the Debtors have sold approximately 80 properties bringing in over $122 million in sales proceeds to the Debtors’ estates since the Petition Date. In addition, in connection with certain property sales, the Debtors successfully reduced their liability for interest and penalties relating to prepetition real and personal property taxes related to the properties sold.
               6. Labor and Employee Matters
                    (a) Labor
          As of the Petition Date, approximately 26,000 of the Debtors’ employees (81% of the Debtors’ labor force) were covered by one of approximately 500 collective bargaining agreements (the “CBAs”). Most of the Debtors’ union employees were represented by either the IBT or the BCTGM. The Debtors’ union labor costs represent a significant portion of the Debtors’ total costs. Due to wage increases then-mandated by collective bargaining agreements and rapidly increasing health and welfare and pension costs, the costs attributable to the Debtors’ union labor was growing at an annual inflation rate of approximately 3%.
          On October 14, 2004, the Debtors sought and subsequently obtained from the Bankruptcy Court an order authorizing the Debtors to (a) comply with existing grievance procedures under the CBAs; (b) engage in arbitration; (c) pay the fees and costs of the respective arbitrators; (d) liquidate union grievances; (e) implement existing agreements and enter into and implement ongoing side agreements with unions in connection with CBAs; and (f) extend certain expired or expiring collective bargaining agreements for up to one (1) year. These procedures have been very useful to the Debtors and their constituents, allowing for the discussion of and eventual implementation of approximately 480 short term extension and approximately 135 side agreements and the resolution of approximately 400 prepetition grievances, all of which helped maintain stable relationships with the Debtors’ union employees.
          As part of the Debtors’ initial restructuring efforts, the Debtors determined that, in order to maximize value for all of its stakeholders, it was necessary to seek new, longer term arrangements with its union employees’ collective bargaining units. To that end, the Debtors moved the Court to establish a procedure for entering into long-term extension of their collective bargaining agreements. On October 4, 2005, the Bankruptcy Court entered an order authorizing Debtors to enter into long-term extension of collective bargaining agreement (the “Long-Term Extension Order”) authorizing the requested process. These efforts led to over 210 long-term extension agreements with the IBT resulting in annualized saving estimated at $15.6 million per year. With respect to the BCTGM, these efforts led to long-term extension agreements resulting in annualized savings estimated at $12.9 million per year.
          IBC’s relationship with its unions proved critical in the last phase of the Chapter 11 Cases as well. Mr. Jung and the reconstituted Board were collectively charged by the Key Constituents to formulate new ideas and fresh perspectives to make the Debtors competitive and profitable. Their analysis revealed that the only meaningful, sustainable alternative was to implement proven, modernizing changes in operations and work rules. The status quo, which had continually failed IBC and its constituents in the past, was simply no longer acceptable. A “hands off” approach to selling and delivery structures contributed heavily to unprofitability and lack of competitiveness and could no longer be tolerated if the Company were to survive. These innovations are integral to the Business Plan and were designed to give the Debtors a competitive advantage, thereby securing the Company’s future. In an attempt to return the Debtors to a position of market leader, the Business Plan contemplates implementing proven changes both in the manner by which the Debtors manufacture their products and, ultimately, deliver them to their consumers.
          With respect to delivery, the Business Plan envisions the abandonment by the Debtors of their historical high cost, “one-size-fits-all” traditional route delivery structure in favor of an advanced path-to-market structure that will create better jobs for sales employees and, in doing so, significantly increase selling and delivery productivity. Implementation of this “path-to-market” structure requires flexibility in the Debtors’ ability to meet changing market demands. Work rules under the Company’s CBAs are prohibitively restrictive with respect to the Debtors’ ability to deliver their products to the marketplace. Thus, these agreements have to be modified in order to implement the Business Plan. Moreover, the Debtors need concessions from their unions to achieve meaningful savings in their health and welfare plans.
          In order to achieve these needed changes, the Debtors sought agreement from each of the unions representing their employees to enter into certain “Modification Agreements” that modify the terms of the existing CBAs and related long term extension agreements. These Modification Agreements generally provided for, among other things, the following, where applicable: (i) changes in work rules regarding methods of distribution such that the Path-to-Market delivery structure contemplated by the Business Plan can be implemented; and (ii) changes in the various health and welfare plans such that the Company will achieve total savings of approximately $20 million in the first year, and an additional $2 million each year thereafter.
          The Debtors reached an agreement with the BCTGM to provide for the concessions and work-rule changes required to implement the Business Plan. Although the memberships of approximately 98% of the collective bargaining units represented by the BCTGM ratified the modifications agreed to by the union, the memberships of BCTGM Local No. 334 at the Company’s bake shop in Biddeford, Maine (the “Biddeford Local”) and BCTGM Local No. 50 at the Company’s bake shop in Wayne, New Jersey (the “Wayne Local”), did not. As a result, on March 12, 2008, the Bankruptcy Court entered its Order Under 11 U.S.C. § 1113(c) Authorizing Rejection of Collective Bargaining Agreements With Certain Local Affiliates of the Bakery, Confectionery, Tobacco and Grain Millers International Union, which authorized the Debtors to reject their collective bargaining agreements with the Biddeford Local and the Wayne Local.
          While the Debtors’ and the BCTGM were able to reach an agreement, the Debtors were not able to reach a deal with the IBT prior to the expiration of the Silver Point Commitment.

          During March 2008, the Debtors were informed that the IBT had reached agreement in principle with Ripplewood on concessions and work rule changes that the union would give to the Debtors if Ripplewood became a majority investor in the Reorganized Company. The IBT’s concessions with Ripplewood not only included the work rules to permit the Debtors’ “path to market” delivery and selling concept, but also included other significant concessions required by the Debtors to implement the Business Plan.
                    (b) Key Employee Retention Plan
          In February 2005, the Bankruptcy Court approved the Debtors’ proposed Key Employee Retention Program (the “KERP”) which was designed to retain 494 employees (the “Key Employees”) who were identified as mission-critical management employees with the knowledge, experience and skills necessary to manage the Debtors’ businesses. The KERP divided classes of employees covered by the KERP into organizational tiers which determine eligibility and vesting requirements for the various components of the KERP. The KERP has two components: retention bonuses and restructuring performance bonuses. Retention bonuses reward employees for remaining with the Debtors during the cases and restructuring performance bonuses reward employees if the Debtors achieve their economic performance objectives. Restructuring performance bonuses have all been previously paid. The remaining portion of the retention bonus (approximately $2.4 million) will be paid within thirty (30) days after the Effective Date.
                    (c) Senior Management
                         (i) Alvarez & Marsal
          At the outset of the bankruptcy, the Debtors appointed Antonio C. Alvarez II as Chief Executive Officer and John K. Suckow as Executive Vice President and Chief Restructuring Officer of the Company. Messrs. Alvarez and Suckow, as employees of A&M, were designated as officers pursuant to a Letter Agreement that was approved by the Bankruptcy Court on October 24, 2004. Under the terms of the Letter Agreement, expenses incurred for the services provided by A&M for the years ended June 2, 2007, June 3, 2006, and May 28, 2005, excluding out-of-pocket expenses, were approximately $7.2 million, $9.8 million, and $8.6 million, respectively. Mr. Alvarez resigned in connection with the employment of Craig D. Jung as Chief Executive Officer in February 2007. Mr. Suckow resigned as Executive Vice President and Chief Restructuring Officer effective August 8, 2007. Certain A&M employees stayed with the Debtors subsequent to the departure of Messrs. Alvarez and Suckow from the Company.
          On July 18, 2005, the Debtors entered into a supplemental letter agreement with A&M (the “Incentive Fee Agreement”), which sets forth the manner in which A&M’s incentive compensation is to be calculated under the Letter Agreement. The time to object to the Incentive Fee Agreement has been extended indefinitely. Therefore, absent consent of such parties, the Incentive Fee Agreement remains subject to Bankruptcy Court approval and, accordingly, its terms will not become effective until such consent or approval has been obtained. Pursuant to the Incentive Fee Agreement, A&M is entitled to incentive compensation to be based on five percent of Total Enterprise Value (as defined in the Incentive Fee Agreement) in excess of $723 million. Total Enterprise Value consists of two components: (1) the Debtors’ total cash balance as of the effective date of a plan of reorganization, less the normalized level of cash required by the Debtors in the ordinary course of business, plus (2) either (a) the midpoint enterprise value set forth in the disclosure statement with respect to a plan of reorganization as confirmed by the Bankruptcy Court or (b) the aggregate consideration received by the Debtors in a sale. Under all circumstances other than a liquidation (in which case A&M will have no guaranteed incentive compensation), A&M’s incentive compensation will be a minimum of $3.85 million, if approved by the Bankruptcy Court.
                         (ii) Craig Jung
          On February 16, 2007, the Bankruptcy Court approved the Debtors’ entry into an employment agreement with Craig D. Jung. Under the terms of the Mr. Jung’s employment agreement, Mr. Jung is to serve as Chief Executive Officer until February 2010, subject to extension. Upon execution of the employment agreement, he received a lump sum payment of $1,200,000. As Chief Executive Officer, Mr. Jung receives an annual base salary of $900,000 and is eligible for annual reviews for increases.
          Mr. Jung is also eligible for certain bonuses and incentives with respect to IBC’s performance and emergence from chapter 11, the amounts of which are based upon formulas related to the total enterprise value of the Company upon the Effective Date. Beginning in fiscal 2009, Mr. Jung will have the opportunity to earn an annual cash incentive bonus, expressed as a percentage of Mr. Jung’s base salary, based on achievement against adjusted EBITDA targets included in a Business Plan adopted by the Board. The target bonus opportunity is 100% of Mr. Jung’s base salary. The employment agreement further provides for a special award for enhancing value, expressed as a graduated percentage of total value at certain benchmark amounts. Finally, the employment agreement provides that Mr. Jung will receive capital stock and options representing 2% of the Reorganized Debtors’ fully diluted equity at emergence. Twenty-five percent of the capital stock and options grant will vest immediately upon emergence, with the remaining unvested capital stock and options vesting ratably over three years provided Mr. Jung is employed by the Reorganized Debtors on each vesting date. During his employment, Mr. Jung is a participant in all employee and executive benefit programs.
                         (iii) Kent Magill
          On June 5, 2007, the Bankruptcy Court approved the Debtors’ entry into an employment agreement with Kent Magill. Under the terms of the employment agreement, Mr. Magill is to serve as Executive Vice President, General Counsel and Corporate Secretary for three years from the effective date of the agreement, which was retroactive to April 25, 2007, subject to extension. Under the employment agreement, Mr. Magill will receive an initial annual base salary of $375,000 to be reviewed at least annually and is eligible for certain bonuses and incentives. In addition to any bonus to which Mr. Magill is entitled pursuant to the Company’s existing Fiscal Year 2007 Management Incentive Plan, beginning with the Company’s fiscal year ending in 2008, Mr. Magill will be eligible to receive an annual performance-based cash bonus award pursuant to the terms and conditions of the Company’s annual performance bonus plan, if any.
          Mr. Magill is also eligible for certain bonuses and incentives with respect to IBC’s performance and emergence from chapter 11, the amount of which are based upon formulas related to the total enterprise value of the Company upon the Effective Date.
                    (d) Directors
          Since the Chapter 11 Cases began, the Debtors have replaced almost all members of the Board of Directors. Immediately prior to the Petition Date, Mr. James Elsesser resigned as Chairman of the Board. Leo Benatar succeeded him as Chairman of the Board. The vacancy on the Board created by Mr. Elsesser’s resignation was not immediately filled, and therefore, as of the Petition Date, the Board consisted of eight members. In addition to Mr. Benatar, Messrs. Kenneth Baum, Charles Sullivan, Frank E. Horton, Robert Calhoun, Michael Anderson, Ronald L. Thompson and Richard L. Metrick served as

Directors. Mr. Sullivan retired from the Board on July 31, 2005, and no successor was immediately named. The two vacancies were filled with the appointments of Mr. David N. Weinstein on August 15, 2006, and Mr. William P. Mistretta on August 29, 2006.
          On January 5, 2007, the Bankruptcy Court approved a settlement with the Equity Committee and Brencourt Advisors LLC, whereby the Company’s Board of Directors was reconstituted from nine members to seven. As part of the reconstitution, Messrs. Horton, Baum, Thompson, Benatar and Metrick departed from the Board. Two new members joined the Board, Mr. Terry Peets and Mr. David Pauker, Mr. David Weinstein was appointed as Lead Director on January 16, 2007 and Mr. Mike Anderson was elected as Non-Executive Chairman of the Board on January 24, 2007. The final position on the Board was subsequently filled, in accordance with the settlement, by Mr. Craig D. Jung upon his appointment as Chief Executive Officer of the Debtors on February 16, 2007. On March 6, 2007, Mr. Phillip A. Vachon joined the Board, filling a vacancy left by the resignation of Mr. David N. Weinstein on January 30, 2007.
                    (e) Augmenting the Management Team
          One of Mr. Jung’s first actions upon assuming the chief executive position was the retention of world-class talent in an effort to help fulfill the CEO’s vision for the Reorganized Debtors and to aid in the development and timely delivery of the Business Plan. Each of the Key Constituents was kept informed of Mr. Jung’s efforts to recruit this talent and of the entry into short-term consulting agreements with each new management member (each, a “New Management Member”), a practice that is consistent with the Company’s past historic use of consultants to fill corporate responsibilities as needed and that provides the Company with the opportunity to see the consultants in action prior to entering into any long term commitments. Each of the consultants entered into consulting agreements with the Company in early to mid calendar 2007, and they continue to perform under those consulting agreements.
          The New Management Members are (i) Jane Miller, who served as Acting Executive Vice President and Chief Customer Officer until September 2008; (ii) Gary Wandschneider who is the Acting Executive Vice President of Operations; (iii) David Loeser who serves as Acting Executive Vice President of Human Resources; and (iv) Suresh Mathews who is the Acting Executive Vice President – Information Technology and Chief Information Officer of IBC. Each of the New Management Members is a senior executive with numerous years of experience and proven successes in their fields. The New Management Members played integral roles in formulating the Business Plan and have subsequently been leading the efforts to bring the Business Plan to life, including significant involvement in negotiations with the IBT and the BCTGM.
               7. Exclusivity
          The Debtors received nine extensions of the period during which the Debtors have the exclusive right to file a plan of reorganization (the “Plan Filing Period”) and the period during which the Debtors have the exclusive right to solicit and obtain acceptances of any such plans (the “Solicitation Period”) Most recently, the Bankruptcy court entered an order on October 3, 2007 extending the Plan Filing Period and Solicitation Period to and including November 8, 2007, and January 7, 2008, respectively. The Debtors determined not to seek further extensions of the Plan Filing Period and Solicitation Period, and therefore such periods have expired. Accordingly, other parties in interest are permitted to file plans of reorganization.

F.	Summary of Claims Process, Bar Date, Certain Claims, and Professional Fees
               1. Claims Process
          In chapter 11 cases, claims against a debtor are established either as a result of being listed in the debtor’s schedules of liabilities or through assertion by the creditor in a timely filed proof of claim form. Once established, the claims are either allowed or disallowed. If allowed, the claim will be recognized and treated pursuant to a plan of reorganization. If disallowed, the creditor will have no right to obtain any recovery on, or to otherwise enforce, the claim against the debtor.
               2. Schedules and Statements of Financial Affairs
          On November 22, 2004, eight of the Debtors filed with the Bankruptcy Court Schedules of Assets and Liabilities (“Schedules”) and Statements of Financial Affairs (“Statements”). Separate Schedules and Statements were filed for the following eight Debtors: Interstate Bakeries Corporation, Armour and Main Redevelopment Corporation, Baker’s Inn Quality Baked Goods, LLC, IBC Sales Corporation, IBC Services, LLC, IBC Trucking, LLC, Interstate Brands Corporation and New England Bakery Distributors, L.L.C. However, because the Debtors use a consolidated cash management system through which the Debtors pay substantially all liabilities and expenses, certain assets and liabilities were not allocated among the Debtors and, therefore, certain assets and substantially all liabilities were presented on a consolidated basis in the Schedules and Statements for these eight Debtors. Mrs. Cubbison’s filed its Schedules and Statements with the Bankruptcy Court on January 27, 2006. The Debtors filed numerous amendments to Schedule F – Creditors Holding General Unsecured Claims (“Schedule F”) with the Bankruptcy Court to reflect new information obtained by the Debtors on January 10, 2005, March 11, 2005, May 18, 2005, June 1, 2006 and July 6, 2007 (which was corrected on August 28, 2007). Each amendment reflected new information obtained by the Debtors to more accurately reflect the outstanding Claims.
          For financial reporting purposes, the Company generally prepares consolidated financial statements, which include financial information for all of its subsidiaries and affiliates, and which in the past have been filed with the SEC and audited annually. Unlike the consolidated financial information used for the Debtors’ financial reporting purposes, the Schedules and Statements reflect the assets and liabilities of each Debtor based on the Debtor’s non-audited book and tax records. The Company does not, other than annually on an unaudited, non-GAAP basis for tax purposes, prepare financial statements for its subsidiaries and affiliates.
                3. Claims Bar Date
          On December 14, 2004, the Bankruptcy Court entered an order (the “Bar Date Order”) establishing the general deadline for filing proofs of claim against the Debtors (the “Bar Date”). The deadline established by the Bankruptcy Court was March 21, 2005 for Claims, including Claims of governmental units, but excluding certain other Claims, including (i) Claims based on the rejection of executory contracts and unexpired leases, as to which the bar date is the later of (a) the Bar Date, or (b) thirty (30) days after the effective date of such rejection and (ii) Claims affected by the amendment, if any, of the Debtors’ Schedules, as to which the bar date is the later of (x) the Bar Date, or (y) thirty (30) days after the claimant is served with notice that the Debtors have amended their Schedules. The Debtors’ claims and notice agent provided notice of the Bar Date by mailing to each person listed in the Schedules a notice of the Bar Date and a proof of claim form. In addition, the Debtors published notice of the Bar Date in The New York Times, The Wall Street Journal (national edition), Kansas City Star and USA Today on December 21, 2004.

          On March 3, 2006, the Bankruptcy Court entered an order (the “Mrs. Cubbison’s Bar Date Order”) establishing the general deadline for filing proofs of claim against Mrs. Cubbison’s (the “Mrs. Cubbison’s Bar Date”). The deadline established by the Bankruptcy Court was May 30, 2006 for all persons or entities wishing to assert Claims against Mrs. Cubbison’s excluding (i) Claims based on the rejection of executory contracts and unexpired leases, as to which the bar date is the later of (a) the Mrs. Cubbison’s Bar Date, or (b) thirty (30) days after the effective date of such rejection; (ii) Claims affected by the amendment, if any, of Mrs. Cubbison’s Schedules, as to which the bar date is the later of (x) the Mrs. Cubbison’s Bar Date, or (y) thirty (30) days after the claimant is served with notice that Mrs. Cubbison’s has amended its Schedules; and (iii) Claims of governmental units, as to which the bar date was July 13, 2006. The Debtors’ claims and notice agent provided notice of the Mrs. Cubbison’s Bar Date by mailing to each person listed in Mrs. Cubbison’s Schedules a notice of the Mrs. Cubbison’s Bar Date and a proof of claim form. In addition, the Debtors published notice of the Bar Date in The Wall Street Journal (national edition), USA Today, and the Los Angeles Times on March 9, 2006.
               4. Proofs of Claim and Other Claims
          Prior to the commencement of these cases, the Debtors maintained, in the ordinary course of business, books and records that reflected, among other things, the Debtors’ liabilities and the amounts thereof owed to their creditors. According to information provided by the claims agent, over 9,200 proofs of claim have been filed against the Debtors asserting claims in the aggregate face amount of over $4 billion. In addition, numerous claims were asserted by various alleged creditors in unliquidated amounts. The Debtors have completed a review of a significant portion of the proofs of claims filed in the Chapter 11 Cases, including any supporting documentation, the Claims set forth therein and the Debtors’ books and records, to determine the validity of the Claims asserted against the Debtors. Based on their reviews, the Debtors determined that certain Claims asserted against the Debtors were objectionable.
          As of September 15, 2008, the Debtors have filed with the Bankruptcy Court forty (40) separate omnibus objections to Claims (collectively, the “Omnibus Objections”) in which the Debtors objected to various types of claims including, but not limited to: (i) duplicate Claims; (ii) amended and replaced Claims; (iii) Claims for disputed liabilities; (iv) Claims that have been previously paid and satisfied; (v) overstated Claims; (vi) Claims asserted against the wrong debtor; (vii) Claims filed after the relevant bar date; (viii) Claims filed with insufficient documentation to support the liabilities asserted therein; (ix) Claims asserted against multiple Debtors with respect to the same liability; (x) Claims that were improperly transferred; and (xi) contingent Claims for damages for rejected real estate contracts and executory contracts which have not yet been rejected. As of September 15, 2008, the Debtors have resolved over 5,000 Claims and have expunged or reclassified an aggregate face amount of over $970 million in Claims through the Omnibus Objections.
          In addition to the Omnibus Objections, as described herein, the Debtors have resolved certain other Claims through joint stipulations and orders and are negotiating additional consensual resolutions. The Debtors expect to continue preparing, filing and resolving objections to certain other Claims throughout the course of the Chapter 11 Cases.
               5. Professional Fees
          On October 25, 2004, the Bankruptcy Court entered an order establishing procedures for interim compensation and reimbursement of expenses of professionals (the “Compensation Order”). The Compensation Order requires professionals retained in these cases to submit monthly fee statements to the Debtors and requires the Debtors to pay eighty percent of the requested fees and one hundred percent of the requested expenses pending interim approval by the Bankruptcy Court. The remaining twenty percent of fees requested in such fee statements are paid only upon further order of the Bankruptcy Court (the

“Holdback”). The Compensation Order requires the professionals retained in the Chapter 11 Cases to file applications for approval of their fees and expenses for the preceding four (4) month period approximately every four (4) months.
          Accordingly, the Bankruptcy Court approved (i) the first interim fee applications for the period from September 22, 2004 through December 31, 2004 on or about March 16, 2005; (ii) the second interim fee applications for the period from January 1, 2005 through April 30, 2005 on or about July 29, 2005; (iii) the third interim fee applications for the period from May 1, 2005 to August 31, 2005 on or about December 19, 2005; (iv) the fourth interim fee applications for the period from September 1, 2005 through December 31, 2005 on or about April 14, 2006; (v) the fifth interim fee applications for the period from January 1, 2006 through April 30, 2006 on or about August 15, 2006; (vi) the sixth interim fee applications for the period from May 1, 2006 to August 31, 2006 on or about November 6, 2006; (vii) the seventh interim fee applications for the period from September 1, 2006 through December 31, 2006 on or about April 6, 2007; (viii) the eighth interim fee applications for the period from January 1, 2007 through April 30, 2007 on or about August 8, 2007; (ix) the ninth interim fee applications for the period from May 1, 2007 through August 31, 2007 on or about November 23, 2007; (x) the tenth interim fee applications for the period from September 1, 2007 through December 31, 2007 on or about April 8, 2008; and (xi) the eleventh interim fee applications for the period from January 1, 2008 through April 30, 2008 on or about July 22, 2008. The twelfth interim fee applications are due to be filed on October 14, 2008 for the period from May 1, 2008 through August 31, 2008. Through the eleventh interim application period, professional fees and expenses have been approved in the aggregate amount of $127,863,444.98 and $5,109,007.70, respectively.
G.	Workers’ Compensation
          The Debtors maintain workers’ compensation programs in all states in which they operate pursuant to the applicable requirements of local law to provide employees and former employees with workers’ compensation coverage for claims arising from or related to their employment with the Debtors. In certain states, the Debtors are qualifiedly self-insured pursuant to the laws and regulations of such states, whereas in other states, the Debtors insure their workers’ compensation liabilities through high deductible, jurisdiction-specific workers’ compensation insurance policies (the “Workers’ Compensation Programs”). The Debtors have generally posted surety bonds and letters of credit with state authorities and insurance companies to guarantee the Debtors’ workers’ compensation obligations.
          The Debtors’ outstanding obligations relating to workers’ compensation arise from incurred but not yet paid claims and incurred but not reported (“IBNR”) claims. The Debtors estimate their IBNR claims through an actuarial process that is common in the insurance industry. As of September 15, 2008, a total of approximately 2,600 Workers’ Compensation Claims were pending against the Debtors arising out of employees’ alleged on-the-job injuries. The Debtors estimate that the aggregate amount payable on account of incurred but not yet paid claims and IBNR claims arising prior to September 15, 2008, and retrospectively rated premium rate adjustments, is approximately $164.7 million in undiscounted net reserves. The Debtors estimate that the prepetition amount of such claims is approximately $62.0 million. The Debtors expect that the cash payments related to Workers’ Compensation Claims for the twelve months after the Effective Date will be approximately $48.5 million.
          Upon confirmation and substantial consummation of the Plan, the Reorganized Debtors will continue the Workers’ Compensation Programs in accordance with applicable state laws. Nothing in the Plan shall be deemed to discharge, release, or relieve the Debtors or Reorganized Debtors from any current or future liability with respect to any of the Workers’ Compensation Programs. The Reorganized Debtors will be responsible for all valid claims for benefits and liabilities under the Workers’ Compensation Programs regardless of when the applicable injuries were incurred. Any and all obligations under the Workers’ Compensation Programs will be paid in accordance with the terms and conditions of Workers’ Compensation Programs and in accordance with all applicable laws.
H. Significant Settlements and Litigation
          The Debtors are party to various legal proceedings asserting causes of action allegedly related to the events giving rise to the Chapter 11 Cases, as well as certain legal proceedings incidental to the normal course of the Debtors’ business. Based upon the Debtors’ current assessment of the underlying merits of the actions, as well as their historical experience in litigating such actions and the availability of applicable insurance reserves and coverage, management believes that the final resolution of these matters, to the extent not already subject to an approved settlement, will not have a significant effect on the Debtors’ financial position, liquidity, cash flows or results of operations. Certain litigation matters are discussed below.
                    1. SEC Inquiry
          On July 9, 2004, the Debtors received notice of an informal inquiry from the SEC. This request followed the voluntary disclosures that the Company made to the SEC regarding the increase in the Company’s reserve for workers’ compensation during fiscal 2004 with a change to pre-tax income of approximately $48.0 million. The Debtors cooperated with the SEC in its inquiry by providing documents and other information. On January 18, 2005, the Company announced that the SEC had issued an order commencing a formal investigation for the time period from June 2002 through the present. The order indicated that the SEC staff had reported information tending to show possible violations of various securities laws. The specific allegations included that IBC may have, in connection with the purchase or sale of securities, (i) made untrue statements of material fact or omitted material facts, or engaged in acts which operated as a fraud or deceit upon purchasers of the Company’s securities; (ii) failed to file accurate annual and quarterly reports; (iii) failed to add material information to make any filed reports not misleading; (iv) failed to make and keep accurate books and records and maintain adequate internal controls; and (v) falsified books or records.
          Pursuant to the formal order, the SEC subpoenaed documents and testimony from several current or former officers and directors and individuals from third party professional firms providing services to the Company. The Company cooperated fully with the SEC’s investigation. On November 2, 2006, the Company announced that, without admitting or denying the allegations by the SEC, it had submitted an offer of settlement to the staff of the Division of Enforcement of the SEC in connection with the investigation, which was subject to approval by the SEC. On December 21, 2006, the SEC approved the Company’s settlement offer and entered a cease and desist order against future violations of the record-keeping, internal controls and reporting provisions of the federal securities laws and related SEC rules. No fine was imposed.
                    2. Smith, et al. v. Interstate Bakeries Corp., et al.
          In February and March of 2003, seven putative class actions were brought against the Company and certain of its current or former officers and directors in the United States District Court for the Western District of Missouri. The lead case is known as Smith, et al. v. Interstate Bakeries Corp., et al. The putative class covered by the complaint is made up of purchasers or sellers of IBC stock between April 2, 2002 and April 8, 2003.
          On March 30, 2004, the Company and its insurance carriers participated in a mediation with the plaintiffs. At the end of that session, the parties reached a preliminary agreement on the economic terms of a potential settlement of the cases in which the insurers would contribute $15.0 million and the Company would contribute $3.0 million. The Company also agreed with plaintiffs and the insurers to work towards the resolution of any non-economic issues related to the potential settlement, including documenting and implementing the parties’ agreement. On September 21, 2004, the parties executed a definitive settlement agreement consistent with the terms of the agreement reached at the mediation. The settlement agreement was subject to court approval after notice to the class and a hearing.
          As of the Petition Date, further proceedings in the case were automatically stayed. The settlement agreement provided, however, that the parties would cooperate in seeking to have the Bankruptcy Court lift the automatic stay so that consideration and potential approval of the settlement could proceed. A motion to lift stay was filed with the Bankruptcy Court on November 24, 2004, and the Bankruptcy Court entered an order granting this motion on April 8, 2005, so that the parties could seek final approval of the settlement agreement from the court where the litigation was pending. On September 8, 2005, the court entered a final order approving the settlement agreement.
               3. June 2003 Shareholder Derivative Lawsuit
          In June 2003, a purported shareholder derivative lawsuit was filed in Missouri state court against certain current and former officers and directors of IBC, seeking damages and other relief. In the case, which is captioned Miller v. Coffey, et al., plaintiffs allege that the defendants breached their fiduciary duties to IBC by using material non-public information about IBC to sell IBC stock at prices higher than they could have obtained had the market been aware of the material non-public information. The Company’s Board of Directors previously had received a shareholder derivative demand from the plaintiffs in the June 2003 derivative lawsuit, requesting legal action against certain officers and directors of IBC. In response, the Company’s Board of Directors appointed a Special Review Committee to evaluate the demand and to report to the board. Prior to the Petition Date, the parties agreed to stay the lawsuit until October 11, 2004 and also had initiated preliminary discussions looking towards the possibility of resolving the matter. Pursuant to an order entered on November 26, 2007 in the Circuit Court of Jackson County, Missouri, this matter was dismissed without prejudice.
               4. Labor Litigation
                    (a) Ruzicka and McCourt
          The Company is named in two wage and hour cases in New Jersey that have been brought under state law, one of which has been brought on behalf of a putative class of route sales representatives. The case involving the putative class is captioned Ruzicka, et al. v. Interstate Brands Corp., et al., No. 03-CV 2846 (FLW) (Sup. Ct., Ocean City, N.J.), and the other case is captioned McCourt, et al. v. Interstate Brands Corp., No. 1-03-CV-00220 (FLW) (D.N.J.). As a result of the Company’s Chapter 11 filing, these cases were automatically stayed. However, the automatic stay was lifted, and as a result of a mediation in late July 2008, the parties have reached agreement in principle to settle these cases through an allowed, pre-petition general unsecured claim in the amount of $2.0 million, which is subject to Bankruptcy Court and New Jersey Federal Court approval.
                    (b) Fishlowitz
          On October 28, 2005, the Bankruptcy Court entered an order approving the Debtors’ settlement with Mitchel Fishlowitz, on behalf of himself individually and as representative of a class of individuals similarly situated. In particular, Fishlowitz was the proposed representative of a putative class in a class action captioned Fishlowitz, et al. v. Interstate Brands Corporation, Inc., then pending in the United States District Court for the Central District of California. The plaintiffs asserted claims against the Company alleging a failure to pay overtime wages under federal law, as well as unpaid overtime, unlawful uniform charges, failure to provide 30-minute meal breaks, failure to furnish employees with itemized statements, and unfair competition under California law.
          After extensive settlement discussions and mediation, the Fishlowitz plaintiffs and the Debtors reached a settlement. Under the terms of the settlement, in exchange for dismissal of the class action lawsuit with prejudice and withdrawal of all claims filed related to the class action, the plaintiffs received an allowed prepetition General Unsecured Claim of $6 million in the Chapter 11 Cases. In addition, the Company agreed to pay the class a $2 million Administrative Claim subject to certain conditions precedent.
               5. Environmental Matters
                    (a) CFC Claim
          The Environmental Protection Agency (the “EPA”) has made inquiries into the refrigerant handling practices of companies in IBC’s industry. In September 2000, the Company received a request for information from the EPA relating to its handling of regulated refrigerants, which it has historically used in equipment in its bakeries for a number of purposes, including to cool the dough during the production process. The EPA has entered into negotiated settlements with two companies in IBC’s industry, and has offered a partnership program to other members of the bakery industry that provided amnesty from fines if participating companies converted their equipment to eliminate the use of ozone-depleting substances. Because the Company had previously received an information request from the EPA, certain policies of the EPA and Department of Justice (the “DOJ”) made it ineligible to participate in the partnership program. Nevertheless, the Company undertook its own voluntary program to convert its industrial equipment to reduce the use of ozone-depleting refrigerants.
          Prior to the Petition Date, the Company had undertaken negotiations with the EPA to resolve issues that may have existed regarding its historic management of regulated refrigerants. The DOJ, on behalf of the United States of America, filed a proof of claim on March 21, 2005, based upon such issues. Although the proof of claim does not set forth a specific amount, the claimants allege more than 3,400 violations during the period from 1998 through 2002 and assert that each violation is subject to penalties up to $27,500 per day. The Company re-opened settlement negotiations with the DOJ and EPA, and as a result of those negotiations, the Company and the DOJ and EPA have reached an agreement in principle to settle the DOJ and EPA’s claims through an allowed, pre-petition, general unsecured claim in the amount of approximately $1.1 million, which is subject to Bankruptcy Court approval.
                    (b) South Coast Air Quality Matter
          On June 11, 2003, the South Coast Air Quality Management District in California (the “SCAQMD”) issued a Notice of Violation alleging that the Company had failed to operate catalytic oxidizers on bakery emissions at its Pomona, California facility in accordance with the conditions of that facility’s Clean Air Act Title V Permit. Among other things, that permit requires that the operating temperatures of the catalytic oxidizers be at least 550 degrees Fahrenheit. Under the South Coast Air Quality Management District rules, violations of permit conditions are subject to penalties of up to $1,000 per day, for each day of violation. The Notice of Violation alleges the Company was in violation of the permit through temperature deviations on more than 700 days from September 1999 through June 2003. Since that time, four additional instances of alleged violations, some including more than one day, have been cited by the SCAQMD. The Company is cooperating with the SCAQMD, has taken steps to remove the possible cause of the deviations alleged in the Notice of Violation, applied for and received a new permit, and has replaced the oxidizers with a single, more effective oxidizer. The SCAQMD filed a proof of claim dated December 8, 2004 in the Company’s bankruptcy cases for $200,000 in civil penalties. The

Company and SCAQMD has reached an agreement in principle to settle the SCAQMD claim through an allowed, pre-petition, general unsecured claim in the amount of $150,000, which is awaiting finalization of a stipulation to be filed with the Bankruptcy Court.
                    (c) Casmalia Resources Superfund Site
          In 1999, the Company received notice from the EPA of potential responsibility for waste that it arranged for disposal at the Casmalia Site in Santa Barbara County, California. Allegedly the Company arranged for the disposal of about 1,366,748 pounds of petroleum-contaminated soil at the Casmalia Site in 1989. Most of this waste was generated as the result of the soil excavations associated with the tanks at the Company’s site in Glendale. The EPA also asserted liability under RCRA, but no action has been commenced against the Company and no claim has been filed in the Company’s bankruptcy cases, despite notice of a bar date to the EPA. The State of California Department of Fish and Game filed two claims that have been allowed in an aggregate amount less than $7,000. No claims have been asserted yet against the Company, other companies or by the steering committee, which consists of several dozen companies who arranged for large amounts of wastes to be disposed of at the site. The cost of cleanup and possible third party claims is unknown at this point.
                    (d) Former Dolly Madison Bakery located at 1426 S. Lincoln St., Stockton, California (“Stockton Site”)
          The State Water Resources Control Board and the California Regional Water Quality Control Board, Central Valley Region (the “Boards”) have asserted the following: “The Debtors, including Brands leased this property and owned and operated an Underground Storage Tank (“UST”) system at this site from at least November 6, 1986 through at least 1991. In 1988, a UST was removed by Debtors and found to have been leaking into the soil and groundwater. Specifically, on July 27, 1988, Brands, pursuant to a 1988 Tank Removal Plan and a San Joaquin County Permit issued in 1987 to Brands, removed one 1-000-gallon leaded gasoline UST from the Site. Confirmation soil sampling revealed the presence of Total Petroleum Hydrocarbons as gasoline (TPHg), Xylenes, and Lead. After Brands allegedly vacated the premises in 1991, the San Joaquin County Environmental Health Department ( the “County”) sent a Notice of Reimbursement to Brands on or about November 16, 1996, informing them that they were a Responsible Party for the continuing contamination and pollution caused by the underground storage tank and ordered Brands to submit a workplan and initiate investigation and determine how to remediate the ongoing contamination and pollution. Brands did not appeal the Notice. Brands hired EMCON as its consultant and submitted a Work Plan on January 27, 1997 for three on site borings, completing the initial work in February, 1997. Waste constituents detected at a maximum soil concentrations were TPHg, benzene, toluene, ethylbenzene, xylenes, Methyl tert-Butyl Ether (MtBE). Maximum groundwater concentrations were detected of TPHg, benzene, toluene, ethylbenzene and xylenes. Brands continued to monitor the site for additional pollution and submit monitoring reports to the County. The last monitoring event was evidently conducted on or about May or June, 2004. On November 30, 2004, after the bankruptcy was filed, STRATUS ENVIRONMENTAL, INC., on behalf of Brands, filed a Site Conceptual Model for contamination and pollution caused by UST at the Stockton Site. Documents from regulatory agencies include evidence of the discharge of petroleum hydrocarbons and other constituents from the UST that has impacted soil and groundwater in the vicinity of the UST and that has continued to impact soil and groundwater off site. To date, the soil and groundwater that has been impacted has not been cleaned up or abated. The Boards hold Brands primarily responsible for the cleanup of the site and any and all continuing pollution, including migration because at the time of the discharge, Brands caused or permitted waste to be discharged to the waters of the state where it has created a condition of pollution or nuisance. On or about August 4, 2005, the County sent a letter to Brands, directing it as a responsible party to resume monitoring and to submit a workplan by September 30, 2005. After having no compliance by Brands, the County referred the matter to the Regional Board on

August 31, 2006 for enforcement action. On September 26, 2006, the Regional Board sent a certified letter to Brands in Kansas City advising them that the lead enforcement agency had changed from the County to the Regional Board and that Brands was required to submit a workplan to investigate the lateral and vertical extent of the contamination. This was the first time that the Regional Board became involved in enforcement of this matter. On October 8, 2007, the Regional Board adopted Cleanup and Abatement Order No. R5-2007, which orders Brands, among others, to investigate the extent of the waste, clean up the waste and abate the effects of the waste resulting from activities from the former UST system owned and operated by Brands. The Company did not appeal the Cleanup and Abatement Order to the State Board and it is a final order. The Company has responded to the Order advising that it is subject to the automatic stay in the Company’s bankruptcy cases, and that the State of California is barred because it has filed no claim in the bankruptcy cases. To the extent that State Funds are utilized to clean up the site, including the Orphan Site Account or the State Underground Tank Fund, the State Water Resources Control Board has the right to recover the monies it expends from responsible parties, but the Company has responded that any such right is barred by the failure of the State to file any bankruptcy claim.4 The cost of the cleanup of the ongoing pollution and possible third party claims is unknown at this time, but STRATUS ENVIRONMENTAL, INC has estimated that to cleanup the ongoing pollution may cost approximately $2.2 million. The State Board and Regional Board assert that the injunctive relief required in the Cleanup and Abatement Order is not a claim discharged in the bankruptcy and assert that Debtors failed to give proper notice of the bankruptcy to these agencies. In lieu of litigation, the Regional Board proposed a settlement of this matter, but the Company initially rejected it, without any counter-offer and indicated that it would not be able to spend time resolving the matter.”
          The Debtors deny the Boards’ allegations and deny any liability regarding the Stockton Site. The Debtors state that they gave proper notice of the Bar Date and bankruptcy proceedings to the appropriate parties, that the relief requested by the Boards is a claim under 11 U.S.C. §§ 101(4), that the relief requested by the Boards is barred by the Bar Date Order for failure to file a claim, that the Boards cannot meet their burden of proving causation and/or recoverable costs and that, in the alternative and even if the Boards had filed a claim, the relief requested by the Boards is subject to the automatic stay under 11 U.S.C. §§ 362. Furthermore, the Debtors state that Claims 9080 and 9127 filed by Lorrie Greene are barred by Rules 3003(c)(2) and 3005(a), Fed. Rules Bank. Proc., and the Bar Date Order, that Lorrie Greene cannot meet her burden of proving causation and/or recoverable costs. Claims 9080 and 9127 remain the subject of claims objections.
                    (e) Operating Industries, Inc. Superfund Site
          This claim was filed by the Steering Committee and Member Companies on behalf of themselves and on behalf of the United States Environmental Protection Agency. This claim is for estimated response costs, reimbursement, indemnification and/or contribution for the actual costs of cleanup of the OII Superfund Site in Monterey Park, California. The actual costs are yet to be determined and it may be several decades before the costs are known. A record of decision for the Site was filed in 1996. The basis for the proof of claim is the Company’s signature to the 2002 Eighth Consent Decree as a “Work Defendant” obligating the Company to pay its proportionate share of the total actual Site cleanup costs. The proof of claim estimates that the total cost of work to be performed through the year 2065 is $386,000,000 and that the Company’s share of that estimated cost is $424,600. The Company objected to the proof of claim on the grounds that the liability and/or damages are disputed. The OII Steering

4	In its prior Disclosure Statement dated November 5, 2007, Debtors took a different position: “The state will have the right to recover the monies it expends from the orphan account from responsible parties. The cost of the cleanup is unknown at this point. This matter remains pending.”

Committee’s response states that the Company’s projected share is based on a percentage of the total volume of materials generated at the Site for which it alleges that the Company is liable for 0.11% of the total volume (156,200 gallons) and that the burden is on the Company to negate this allegation. There is a dispute as to the number of gallons of waste that the Company sent to the Site, and there is a dispute as to the method by which the Steering Committee estimated the cleanup cost per gallon. The cost of the cleanup and the Company’s share are unknown at this time. On September 2, 2008, the parties reached a tentative settlement in which the Company would allow a general unsecured, non-priority claim of $334,851.00 subject to approval of the bankruptcy court.
                    (f) U-Store Two Company
          U-Store Two Company (“U-Store”) timely filed an unsecured claim for $500,000. The Company appears to own the former Merita Bakeries Depot, 388 N. Nova Road, Daytona Beach, Florida, DEP Facility 648731571. The Company’s adjacent neighbor to the south is a mini-storage facility owned by U-Store. It appears that a UST was removed from the Depot property in 1983 and that another UST was removed from the Depot property in 1993. U-Store claims that petroleum hydrocarbons from the Depot property migrated into the soil and groundwater of the U-Store property, resulting in contamination of soil and groundwater and diminution of the value of the U-Store property. A consultant for the Company obtained access to the U-Store property and has done monitoring. The Company has agreed orally to remediate the U-Store property. Recent monitoring and sampling of the U-Store property by the Company’s consultant have found concentrations that are below state action levels. The cost of remediation and possible claims by third parties are unknown at this time.
                    (g) Hows Corner Superfund Site
          This is a claim by the US on behalf of EPA for liability at the Hows Corner Superfund Site in Plymouth, Maine. EPA has incurred unrecovered costs of approximately $1,100,000 and calculates IBC’s share of that to be $84,020 based on volumetric share including a premium to pay the same proportional share for recalcitrant parties. The Company objected to this claim in the 24th Omnibus Objection. The cost of the investigation, remediation and post-remediation monitoring and possible claims by third parties is unknown at this time. On September 8, 2008, the parties reached a tentative settlement in which the Company would allow a general unsecured, non-priority claim of $84,020.00 subject to agreement on the terms of the settlement documents and subject to approval of the bankruptcy court.
                    (h) Peterson/Puritan, Inc. Superfund Site
          On December 19, 2001, the Company received a Request for Information from the EPA regarding this Site at its Drakes Bakery location in Wayne, New Jersey. In correspondence dated March 7, 2002, the Company responded that its records did not show that anything other than food waste was sent to the Site. In correspondence dated July 17, 2002, the Company formally requested that the EPA remove the Company from all potentially responsible party lists due to the fact that all Company records and EPA records did not show that any hazardous waste was sent to the site from the Company. The Company is not aware of any response from the EPA after the July 2002 correspondence. Further research shows that the Site is divided into operable units and that a substantial amount of the remedial activities are ongoing and are being conducted by PRPs through one or more Administrative Orders on Consent. The Company does not know the cost of the cleanup or possible third party claims.

                         (i) Salisbury, MD Matter
          On July 16, 2007, the Company was sent a “Notice of Material Breach of Lease, Demand for Abatement and Remediation and Reservation of Rights” by counsel for the lessee of property at 601 East Main, Salisbury, MD (the “Salisbury Property”). The lessee included an environmental report with the Notice, which notes the observation of certain allegedly problematic environmental conditions at the Salisbury Property. The Debtors engaged the services of a third party consultant who found that the alleged contamination was below actionable levels. The Company advised the lessee of the consultant’s findings and has heard nothing further. At this time there are not sufficient facts to state with any certainty the likelihood of an unfavorable outcome or the amount or range of potential loss or expense which may be incurred, if any, by the Debtors in connection with this matter.
               6. Preference Adversary Action
          On September 20, 2006, the Debtors filed a Complaint in the bankruptcy cases, Adversary No. 06-04191, seeking avoidance and recovery of alleged preference payments to over 350 named parties in the aggregate amount of about $96 million. In addition, the Debtors have entered Tolling Agreements with various parties that involve aggregate potential preference liability of about $22 million. Pursuant to an order entered by the Bankruptcy Court, this adversary action has not been “served” on the defendants, and no defendants have filed any pleadings asserting any defenses, counterclaims or other matters in the adversary action yet.
          On November 5, 2007, the Debtors filed a First Amended and Restated Complaint that added two defendants who had elected to terminate their Tolling Agreements. On December 21, 2007, the Bankruptcy Court entered an order extending the time period to commence service of process of the Complaint to the earlier of June 30, 2008 or ninety (90) days after the effective date of any confirmed plan of reorganization. On June 11, 2008, the Bankruptcy Court entered an order further extending the time period to commence service of process of the Complaint to the earlier of December 31, 2008 or ninety (90) days after the effective date of any confirmed plan of reorganization.
               7. Adversary Action Against the Prepetition Lenders
          On September 20, 2006, Debtors filed a Complaint in the bankruptcy cases, Adversary No. 06-04192, seeking seven forms of relief against 114 parties who are or were members of the group constituting the Prepetition Lenders. The relief requested includes (i) avoidance and recovery of alleged preference payments in the aggregate amount of about $94 million; (ii) avoidance of certain liens alleged to be preferential transfers; (iii) avoidance of certain liens alleged to not be properly perfected under relevant law; and (iv) avoidance and recovery of certain transfers after the Company filed its bankruptcy cases. Pursuant to an order entered by the Bankruptcy Court, this adversary action has not been “served” on the defendants, and no defendants have filed any pleadings asserting any defenses, counterclaims or other matters in either adversary action yet. The Debtors also preserved certain claims and causes of action against the Prepetition Lenders pursuant to various orders extending the challenging deadline. According to Section 11.3 of the Plan, the Plan constitutes a compromise and settlement of the Prepetition Lender Actions and the Confirmation Order will provide for the dismissal, with prejudice, of any pending adversary proceedings filed in connection therewith.
               8. ABA Plan
          Prior to the Petition Date, approximately 900 active IBC employees participated under the American Bakers Association Retirement Plan (the “ABA Plan”), although the number of active employees significantly decreased as a result of the Debtors’ restructuring to approximately 350 active employees in the ABA Plan as of September 30, 2006. The Company had previously accounted for the ABA Plan as a multi-employer plan, which resulted in recognition of expense in the amount of its actual contributions to the ABA Plan but did not require recognition of any service cost or interest cost or for the Company to record any minimum pension benefit obligation on its balance sheet.
          Upon review, the Debtors determined that the ABA Plan is a type of pension plan that requires recognition of service cost and interest cost. Additionally, the Debtors concluded that its balance sheet should also reflect the appropriate pension benefit obligation. The Company believes that the ABA Plan had been historically administered as a multiple employer plan under the Employee Retirement Income Security Act of 1974 (“ERISA”) and tax rules and should be treated as such. However, the amounts reflected in the Company’s financial statements, after restatement of the fiscal 2004 financial statement, were calculated on the basis of treating the ABA Plan as an aggregate of single employer plans under ERISA and tax rules, which is how the ABA Plan contends it should be treated. The Company reflected its interest in the ABA Plan as an aggregate of single employer plans despite its position on the proper characterization of the ABA Plan due to representations it received from the ABA Plan and a 1979 determination issued by the Pension Benefit Guaranty Corporation (the “PBGC”). As of May 31, 2008, the Company’s net pension benefit obligation liability with respect to its respective interest in the ABA Plan was approximately $69.1 million, reflecting its characterization as an aggregate of single employer plans.
          At the request of the Debtors and the Kettering Baking Company, another participating employer in the ABA Plan, the PBGC revisited its 1979 determination that the Plan was an aggregate of single employer plans. After reviewing the status of the ABA Plan, the PBGC made a final determination on August 8, 2006 that the ABA Plan is a multiple employer plan under ERISA and tax rules. On August 9, 2006, the Company filed a lawsuit in Bankruptcy Court seeking enforcement of the August 8, 2006 PBGC determination.
          In the Company’s December 2005 submission requested by the PBGC in connection with its review of the 1979 determination referred to above, the Company asserted its belief based on available information that treatment of the ABA Plan as a multiple employer plan will result in an allocation of pension plan assets to its pension plan participants in an amount equal to approximately $40 million. The Company believes that treatment of the ABA Plan as a multiple employer plan will result in a significant reduction in its net pension benefit obligation with respect to its employee participants. The ultimate outcome of this uncertainty cannot presently be determined.
          In addition, the Company has received requests for additional corrective contributions assessed after May 28, 2005, under the single employer plan assumption. The Company has not made such contributions pending the resolution of the uncertainties surrounding the ABA Plan. However, the Company expects that the amount of such contributions calculated on the basis of a multiple employer plan would be significantly less than the amounts assessed by the ABA Plan on the assumption that the plan was an aggregate of single employer plans.
          On May 3, 2006, Sara Lee Corporation instituted proceedings against the ABA Plan and the Board of Trustees of the Plan in the United States District Court for the District of Columbia (the “Sara Lee Litigation”). The relief Sara Lee seeks includes, among other things, a mandatory injunction that would compel the ABA Plan and the Board of Trustees of the Plan to (i) require all participating employers in the ABA Plan with negative asset balances – which would include the Company — to make payments to the Plan in order to maintain a positive asset balance and (ii) cut off the payment from the ABA Plan of benefits to employee-participants of the Company and other participating employers with negative asset balances, to the extent such employers did not maintain a positive balance. However, the Sara Lee Litigation is premised on the notion that the ABA Plan is an aggregate of single employer plans, which is inconsistent with the PBGC’s determination dated August 8, 2006 that the ABA Plan is a multiple employer plan. On September 29, 2006, Sara Lee filed an amended complaint adding the PBGC as a defendant and challenging the PBGC’s August 8, 2006 determination. In order to obtain a resolution of these matters without litigation over the proper forum, the Debtors voluntarily stayed its lawsuit in Bankruptcy Court seeking enforcement of the August 8, 2006 determination upon the agreement by the ABA Plan and its Board of Trustees to join IBC as a party to the Sara Lee Litigation.
          On December 4, 2006, the ABA Plan and the Board of Trustees served a summons upon the Debtors as a third party defendant to a Third Party Complaint filed in the Sara Lee Litigation against Sara Lee and the other participating employers in the ABA Plan. The Third Party Complaint seeks declaratory judgment as to the nature of the ABA Plan and further asserts that the August 8, 2006 determination was arbitrary and capricious and should be rescinded. At this time, the Company believes all relevant parties have been joined to the Sara Lee Litigation and the District Court for the District of Columbia will review the PBGC’s administrative determination.
          On November 22, 2006, the ABA Plan and the Board of Trustees filed a motion in the Bankruptcy Court seeking an order requiring the Company to file an application with the Internal Revenue Service (the “IRS”) requesting a waiver of the minimum funding requirements applicable to the ABA Plan or, in the alternative, make $3.9 million of contributions to the ABA Plan no later than June 15, 2007. On December 8, 2006, the Bankruptcy Court denied this motion.
          The proceedings in the District Court in Washington D.C. are still pending. On April 4, 2007, the PBGC filed a motion for summary judgment in the Sara Lee Litigation asking the District Court to enforce the PBGC’s August 8, 2006, determination that the ABA Plan is a multiple employer plan. Briefing on the PBGC’s motion for summary judgment concluded on June 8, 2007, and oral argument was heard on July 2, 2007. On September 11, 2007, the District Court issued a partial ruling on the PBGC’s motion for summary judgment. In its opinion, the District Court agreed with the PBGC and the Company as to the requisite standard for its review, but declined to review the PBGC’s August 8, 2006, determination until after it could decide whether the administrative record filed by the PBGC was complete. On August 27, 2008, a magistrate judge for the District Court ruled that the administrative record was complete. Since this decision, Sara Lee filed an objection to the magistrate judge’s order, to which the Company and the PBGC have responded. The Company now awaits the District Court’s ruling addressing the PBGC’s August 8, 2006 determination.
          As stated above, the Transaction is subject to various conditions and contingencies. One such condition is either (a) entry of an order by the Bankruptcy Court in the Chapter 11 Cases, in form and substance satisfactory to Equity Investors, determining that, if and to the extent that a court of competent jurisdiction determines that any of the Debtors has any current or future liability to, under or in connection with the ABA Plan based on the Debtors’ (or their employees’) participation prior to the Effective Date in such pension plan, such liability is a general unsecured pre-petition claim against the relevant Debtor, and such order becoming a final order, in full force and effect without reversal, modification or stay, not subject to a pending motion for reconsideration, revocation, reversal, modification, stay or appeal and the period for an appeal having expired; or (b) Equity Investors shall otherwise be satisfied that any of the Debtors’ or the Reorganized Company’s or its direct and indirect subsidiaries’ current or future liability (whether on- or off-balance sheet, contingent or otherwise) to, under or in connection with the ABA Plan based on the Debtors’ (or their employees’) participation prior to the Effective Date in such pension plan shall not result in any post-confirmation payment by, or any other cost to, the Reorganized Company or any of its direct or indirect subsidiaries.

          In order to meet the above described condition, on October 23, 2008, the Debtors filed a motion seeking authority to enter into a settlement agreement with the PBGC pursuant to which the PBGC’s claims related to the ABA Plan will be reclassified and allowed in reduced amounts as general unsecured prepetition claims. In addition, on October 23, 2008, the Debtors filed a motion seeking to modify the stay of proceedings in the Bankruptcy Court with respect to determination of the priority of the ABA Plan’s claims, if any. Attached to such motion was a proposed motion seeking such determination, which the Debtors seek to have the Bankruptcy Court hear prior to the confirmation hearing on the Plan.
               9. Settlement of the Gianopolous Litigation
          On March 3, 2006, the Bankruptcy Court authorized the Debtors to enter into a settlement agreement ending litigation against the Debtors in Illinois state court. The putative class action related to the discovery of material that allegedly contaminated certain products produced over an alleged seventeen (17) day period in January 1998 at a bakery operated by the Debtors in Illinois. After the discovery, the Debtors conducted a product recall under which all persons who bought products manufactured at that bakery during the relevant time in approximately 23 states were given the opportunity to return it for a full refund.
          Between the filing of the action in 1998 and the Petition Date, the Debtors successfully had dismissed all claims except for those regarding an alleged implied warranty of merchantability of fitness for a particular purpose. After extensive settlement negotiations, the parties entered into a settlement agreement ending the litigation. Under the settlement agreement, the Debtors agreed to (1) issue coupons with a face value of $9,450,000 within the 23-state area; and (2) to not object to a request by the plaintiffs’ attorneys for General Unsecured Claims for $1,200 for the benefit each of Mary K. Frost and Lisa Drucker and $1,500 for the benefit of Dennis Gianopolous, together the class representatives, and a total of $500,000 in attorneys’ fees, costs and expenses.
               10. Nestle Purina Petcare
          On October 4, 2005, the Bankruptcy Court authorized the Debtors to enter into a settlement agreement with Nestle Purina Petcare Company (“Purina”). The underlying dispute arose from a tax sharing agreement entered into by the parties along with a related sale and purchase agreement dated July 22, 1995. Pursuant to the tax sharing agreement, the Company made a number of prepetition payments to Purina. However, owing in part to a subsequent amendment to the tax laws, it was the Company’s position that Purina was obligated to reimburse it for payments made.
          To avoid the expense, delay and uncertainty of litigating the parties’ respective positions, the parties engaged in settlement negotiations. The resulting settlement required Purina to reimburse the Debtors $2.75 million to settle all tax-related disputes between the parties. In addition, Purina withdrew any and all claims against the Debtors in the Chapter 11 Cases and each party provided a release to the other of all claims or causes of action arising from the relevant sections of the tax sharing agreement.
               11. 100 Calorie Pack Packaging
          On February 4, 2008, the Company received notice that the Sacramento County California District Attorney’s Consumer and Environmental Protection Division had opened an inquiry into whether the packaging for the Company’s 100 Calorie Pack snack cakes violated California law. Specifically, the inquiry was focused on whether the packaging contained “nonfunctional slack fill” and/or constituted “misleading advertising”. If the allegations are found to be true, the maximum penalty could be up to $5,000 per package offered for sale or sold in the state of California. Subsequently, the inquiry was joined by the Yolo County California District Attorney’s office. To date no formal charges have been filed, and the Company continues to cooperate in the inquiry. However, the Company believes that its packaging is not misleading and that any enforcement of slack fill regulations is pre-empted by federal statute and, therefore, only enforceable by the Federal Food and Drug Administration.
               12. Flowers Trademark Litigation
          On July 23, 2008, Flowers Bakeries Brands, Inc. (“Flowers”), a competitor of the Company, filed a federal court trademark lawsuit in federal court in Atlanta against the Company (No. 1.08-CV-02376-TWT), challenging the Company’s announced use of the trademark NATURE’S PRIDE for a new line of 100% natural premium breads. On August 8, 2008, Flowers served and filed an amended complaint (the “Amended Complaint”). Flowers alleges that the Company’s trademark infringes on and dilutes Flowers’ NATURE’S OWN trademarks (four of which are federally registered) for competing fresh bread products. The Amended Complaint asserts six separate claims, for trademark infringement, unfair competition, and dilution, and seeks injunctive relief and damages. The Company believes that it has meritorious defenses and intends to contest the matter vigorously.
               13. Voluntary Compliance Procedures
          The Company has identified certain apparent failures to withhold required contributions, and make certain lesser matching contributions, to certain deferred employee compensation plans. Although no claim has been asserted with respect to such failures, the Company has implemented procedures to avoid such failures in the future and has disclosed these apparent past failures to the IRS under certain voluntary compliance procedures. The Company is actively engaged in ongoing discussions with the IRS regarding the remediation of those failures. The Company cannot predict whether those discussions will be successful and, if successful, what the cost of such remediation strategy would be. The Company cannot predict whether the IRS may pursue a claim against the Company, what the amount of such a claim might be, if asserted, and whether such claim would ultimately be successful. The Company believes that it has certain defenses to any such claim and anticipates that it would assert such defenses vigorously.
               14. Old Convertible Noteholder Litigation
          On August 12, 2004, the Company issued the Old Convertible Notes in a private placement to six institutional accredited investors under an exemption from registration pursuant to Rule 506 of Regulation D promulgated by the SEC. The Old Convertible Notes were purchased by Highbridge International LLC, Isotope Limited, AG Domestic Convertibles LP, AG Offshore Convertibles LTD, Shepherd Investments International, Ltd., and Stark Trading. Between the dates of September 2 and September 21, 2004, the Company received written correspondence from all of the initial purchasers of the convertible notes stating that it was their position that the Company had made certain misrepresentations in connection with the sale of the notes.
          On or about August 29, 2008, R2 Investments LDC, an entity that is a beneficial holder of $70,000,000 in face amount of the Old Convertible Notes, filed suit in the Circuit Court of Jackson County Missouri at Kansas City, case # 0816-CV27077, against former Directors and an Officer of the Company alleging negligent misrepresentation in connection with the issuance of the Old Convertible Notes.

I.	Accomplishments During Chapter 11; Development and Summary of the Business Plan; and IBC’s Go-Forward Strategy
          IBC’s need to restructure its business through a chapter 11 reorganization proceeding arose due to the combination of a number of factors. In light of these factors, IBC concluded that commencement of the Chapter 11 Cases would afford the Company the best opportunity for restructuring its affairs and for developing and implementing a long-term, go-forward strategy. To this end, IBC has successfully implemented a number of key initiatives during the time that the Company has been in chapter 11. IBC believes that it has accomplished or will accomplish prior to emergence from chapter 11 nearly all of the actions which it required chapter 11 to address, including, among other things, the restructuring of its profit centers and restructuring its balance sheet.
               1. Strategic Initiatives
                    (a) Initial Efforts To Reduce Costs
          In the initial stage of the chapter 11 restructuring, the Debtors focused on quickly identifying opportunities for cost reductions that did not require fundamental operational changes. As a result, the Debtors began various initiatives to rationalize, among other things, their supply chain, labor and marketing costs. These initial cost-cutting measures resulted in operational cost savings in excess of $80 million.
                    (b) Profit Center Consolidation
          The Debtors’ asset rationalization and optimization strategies have been complemented throughout the Chapter 11 Cases by a number of business initiatives. Since the Petition Date, the Debtors have restructured their operations. With the assistance of A&M, the Debtors engaged in exhaustive analyses of each of their ten PCs, seeking to identify, among other things, (i) unprofitable products and routes; (ii) areas of inefficient distribution; (iii) opportunities to rationalize brands and stock-keeping units (“SKUs”); and (iv) excess capacity in each PC. These actions were part of the Debtors’ efforts to address continued revenue declines and its high-cost structure, and strengthen its focus on branded sales and deliveries.
          The Debtors began the process of analyzing each of their PCs by performing a detailed review of the efficiency and profitability of existing brands, SKUs, delivery routes and individual stops within each PC. Next, the Debtors analyzed the capacity requirements needed to service the brands, SKUs and routes based on the logistical requirements of producing and delivering product identified in the initial analysis. Finally, the Debtors mapped out delivery routes based upon these requirements. During this process, each PC was visited multiple times. PC management teams were actively engaged in the review, particularly with respect to the practicalities of remapping routes.
          On July 5, 2005, the Bankruptcy Court entered an order (the “First Consolidation Order”) approving the Debtors’ motion seeking authority to, among other things, consolidate operations in the Florida/Georgia, Mid-Atlantic and Northeast PCs. Pursuant to the authority granted in the First Consolidation Order, the Debtors consolidated operations in the Florida/Georgia PC by closing their bakery in Miami, Florida, and by reducing routes, depots and thrift stores in Florida and Georgia, where the Debtors maintain regional facilities. In the Mid-Atlantic Profit Center, the Debtors closed their bakery in Charlotte, North Carolina, and reduced routes, depots and thrift stores in North Carolina, South Carolina and Virginia. Finally, the Debtors consolidated operations in the Northeast by closing their bakery in New Bedford, Massachusetts and reducing routes, depots and thrift stores throughout the Northeast.

          On August 9, 2005, the Bankruptcy Court entered an order (the “Second Consolidation Order”) approving the Debtors’ second motion seeking authority to, among other things, consolidate operations in certain PCs. Pursuant to the Second Consolidation Order, the Debtors were given the authority to consolidate operations in the Northern California and Southern California PCs. As a result, in the Northern California PC, the Debtors closed the Wonder/Hostess bakery and the Parisian San Francisco bakery, both located in San Francisco, California, and reduced various routes, depots and thrift stores. In the Southern California PC, the Debtors standardized material handling and related distribution equipment and also reduced routes, depots and thrift stores in various locations where the Debtors maintain regional facilities.
          On November 16, 2005, the Bankruptcy Court entered an order (the “Third Consolidation Order”) approving the Debtors’ motion seeking authority to, among other things, consolidate operations in the Northwest PC. Pursuant to the authority granted in the Third Consolidation Order, the Debtors consolidated operations in the Northwest PC by closing the bakery located in Lakewood, Washington, as well as certain depots and thrift stores, and by remapping certain delivery routes.
          In the Debtors’ fourth consolidation motion (the “Fourth Consolidation Motion”), filed on November 22, 2005, the Debtors sought Bankruptcy Court authority to consolidate operations in three additional PCs – the North Central, South Central and Southeast PCs. In analyzing operations in these PCs, the Debtors determined that no bakeries were required to be closed in order to achieve target levels of profitability and efficiency. The Debtors did, however, determine that certain depots and thrift stores should be closed, distribution should be standardized and certain delivery routes should be remapped. On December 16, 2005, the Bankruptcy Court granted the authority sought in the Fourth Consolidation Motion.
          The Debtors were granted authority to consolidate operations in the tenth and final PC – the Upper Midwest PC – pursuant to an order entered by the Bankruptcy Court on May 17, 2006 (the “Fifth Consolidation Order”). Similar to the Debtors’ efforts to consolidate operations in its other PCs, the Debtors consolidated operations in the Upper Midwest PC by closing certain depots and thrift stores, and by reducing and remapping certain delivery routes.
          As a result of the Debtors’ efforts to consolidate operations in its ten PCs, nine bakeries were closed along with approximately 200 distribution centers. In addition, the Debtors rationalized their delivery route network, reducing the number of routes by approximately thirty percent, from approximately 9,100 delivery routes to approximately 6,400. Furthermore, the PC analyses contributed to a reduction in the Debtors’ workforce by approximately 7,000 positions. These efforts resulted in hundreds of millions of dollars of savings. Ultimately, however, even these savings were not enough to ensure that the Company could emerge from chapter 11 as a viable enterprise.
                    (c) Marketing Initiatives
          The Debtors have initiated a marketing program designed to offset revenue declines by developing protocols to better anticipate and meet changing demand through a consistent flow of new products. In August 2005, the Company hired Richard Seban as Executive Vice President and Chief Marketing Officer. Prior to joining the Company, Mr. Seban had approximately 30 years of experience in sales, marketing and new product development in consumer packaged goods at various companies including Sara Lee Bakery, an IBC competitor.
          As part of the Debtors’ aggressive new marketing efforts, the Company re-launched the iconic Wonder® bread brand on a national basis under the “Wonder® Classic” name, along with the launch in January, 2006, of three new Wonder® bread products: “Wonder® made with Whole Grain

White,” “Wonder® Kids,” and “Wonder® White Bread Fans® 100% Whole Grain.” In addition, the Company launched new products within its buns and rolls product segment, including Wonder® buns, made with whole grains, and Wonder® wheat hamburger and hot dog buns.
          The Company continues to work on other programs and additional new product launches. On the bread side of the business, the Company launched two new Wonder® everyday wheat bread products: “Wonder® made with Whole Grain Wheat” and “Wonder® made with Whole Grain Honey Wheat.” On the sweet goods side of the business, the Company launched an updated packaging redesign for the entire Hostess® line, a major promotional and public relations campaign in connection with the 75th anniversary of the introduction of Twinkies®, and new products such as the highly successful Hostess® 100 Calorie Packs. In addition, IBC executed various holiday, movie and sports promotion tie-ins and related opportunistic marketing initiatives.
                    (d) 2007 Intensification of Restructuring Efforts
          The Debtors intensified their restructuring efforts beginning in calendar 2007 because the initiatives undertaken since the Petition Date were not sufficient to allow the Debtors to emerge from chapter 11 as a viable enterprise. Calendar 2007 brought major developments that enabled the Debtors to reach the point where they are today, ready to emerge from bankruptcy after over four years in chapter 11.
                         (i) The Business Plan
          In February 2007, with the input of the Creditors’ Committee, the Equity Committee, the Debtors’ postpetition lenders and the Prepetition Lenders, the Debtors hired Mr. Craig D. Jung as Chief Executive Officer to establish a vision of the future of IBC. Specifically, Mr. Jung was initially charged with creating a viable five (5) year business plan that would form the basis for emergence from chapter 11. One of Mr. Jung’s first actions upon assuming the chief executive position was the retention of world-class talent in an effort to help fulfill the Chief Executive Officer’s vision for the Reorganized Debtors and to aid in the development of the Business Plan. Mr. Jung and his management team worked together to formulate new items and lead the Company’s efforts to: (1) fix the Company’s cost structure to grow margins; (2) accelerate innovation to realize attractive revenue growth; (3) drive productivity to improve margins; and (4) create a performance culture. Their analysis revealed that the only meaningful, sustainable alternative was to implement proven, modernizing changes in operations and work rules. The status quo, which had continually failed IBC and its constituents in the past, was simply no longer acceptable, and a “hands off” approach to selling and delivery structures that contributed heavily to unprofitability and lack of competitiveness could no longer be tolerated if the Company were to survive.
          With respect to delivery, the Business Plan envisions the abandonment by the Debtors of their historical high cost, “one-size-fits-all” traditional route delivery structure in favor of the advanced Path-to-Market structure that will create better jobs for sales employees and, in doing so, significantly increase selling and delivery productivity. To implement these four priorities, IBC determined to undertake certain initiatives. First, IBC set out to implement a distribution system with different delivery options for its customers based on customer size, growth potential and service needs to lower its cost structure and profitably grow revenues. Also, IBC took steps to implement a lean manufacturing program to drive productivity. IBC additionally focused on improving brand management and innovation, including increased investment in marketing IBC’s brands. Lastly, IBC committed to redefining its organization to remove unnecessary layers of management and implement a matrix structure to improve communication, leadership and accountability.
          On June 28, 2007, the Company submitted the Business Plan to the Key Constituents for their review and input.

          The Business Plan was created in two parts.  The first part – the Base Plan – is a determination of the projected operations in each of the Debtors’ business units on a go-forward basis with minimal changes. The second part is a projection of what can be achieved through specific initiatives to improve the Debtors’ performance, the projected results of which are layered onto the Base Plan to create the Transformation Plan. The Base Plan was created through a bottom-up process, consisting of developing five (5) year forecasts of sales and expenses for each business unit with realistic assumptions and expectations. Sales were forecasted locally by product category, and the Base Plan was reviewed by the senior leadership team. The Transformation Plan was created through a top-down process, focusing on company-wide initiatives to improve operations and move goods to market efficiently. The initiatives outlined in the Transformation Plan seek to improve asset optimization, material and labor productivity, asset productivity, route optimization, and to develop an enhanced operational leadership structure. In August 2007, as part of implementation of the Business Plan, the Debtors restructured their thrift store operations and closed a number of retail outlets.
                         (ii) Exit of Southern California Bread Business
          On August 28, 2007, the Debtors announced their intention to exit the bread market in Southern California because of lack of profitability. On September 13, 2007, the Debtors filed the Motion for an Order Pursuant to 11 U.S.C. §§ 105(A), 363(B), and 365(A) for Authority to (I) Exit Bread Business in Southern California Market and Related Restructuring; (II) Implement Process for Rejecting Additional Executory Contracts and Unexpired Leases Associated with Such Exit and Restructuring and (III) Implement Process for Abandoning Certain Property Associated with Such Exit and Restructuring (Docket No. 9477). The Order relating thereto granted the necessary authority for Debtors to close four bakeries, eliminate approximately 325 routes, and close 17 distribution centers and 19 outlet stores by October 29, 2007. The closings and consolidations resulted in the reduction of the Debtors work force by approximately 1,300 employees. After review of the actions necessary to effectuate the exit from the bread market in southern California, the Debtors believe that such actions will not trigger withdrawal liability under ERISA related to their multiemployer pension plans.
                         (iii) Organize for Success Initiative
          On September 12, 2007, the Debtors implemented their sale structure initiative. The Debtors replaced the ten (10) previously existing PCs with eight (8) business units. At the same time, the Company collapsed its sales management structure by eliminating two layers of sales management and approximately 200 sales management positions.
                    (e) Events Leading to the Commitment Letter
          One of the Debtors’ highest priorities to implement the Business Plan and emerge from chapter 11 was the goal to obtain new investment. The Debtors, in the exercise of their business judgment, concluded that the best way to obtain the highest and/or otherwise best offer for a junior debt or equity investment was to obtain a “stalking horse” bid as soon as possible. Such a bid would provide clarity to the constituents and the marketplace both as to investment structure and value (a “floor”). That proposal could then be subjected to a broad, open and Court-supervised bidding process that would likely result in higher or otherwise better offers without the risks inherent in a free-for-all process without a floor as a starting point.
          It was impractical to even begin discussions with potential investors prior to finalization of the Business Plan. However, mindful of the looming deadlines, immediately upon delivery of the Business Plan in late June 2007, the Debtors and their financial advisors began discussions with a number of potential plan investors in search of a stalking horse bid for a junior debt or equity investment that would fund the Debtors’ emergence from bankruptcy.
          Because time was of the essence, discussions first took place with the Debtors’ existing significant stakeholders as they were already knowledgeable about the Company, its management, operations and the Business Plan. Indeed, many of those entities not only had the apparent financial wherewithal to make an investment of the type sought by the Debtors, but also were enthused about the prospect of such an investment. The above discussions yielded initial indications of interest from three potential investor groups having existing claims or interests, all within a relatively short time frame (e.g., by the end of July 2007 – less than one month after delivery of the Business Plan).
          With these indications of interest in hand, the Debtors and their financial advisors contacted additional third-party investors to explore whether a superior offer could be achieved. Miller Buckfire contacted over 125 parties including approximately 70 prospective financial investors to solicit an equity commitment, including over 20 parties recommended by the Committees, and approximately 55 strategic parties. Over fifty of those parties negotiated and executed confidentiality agreements with the Debtors and, with the assistance of Miller Buckfire, the Debtors provided each of these parties an offering memorandum setting forth key financial and operational information regarding the Debtors and access to an online data room that contained the Business Plan as well as extensive additional information including, but not limited to, the Company’s business, products, operations and financial performance.
          Numerous parties conducted substantial due diligence, including presentations and extensive follow-up diligence sessions with senior management of the Debtors. As part of this process, the Debtors provided additional materials to Miller Buckfire to enable them to solicit superior offers from additional third-party investors. Moreover, members of the Debtors’ senior management attended several all-day meetings with each group that provided a proposal. Senior management conducted numerous scheduled and unscheduled conference calls to address follow-up issues that resulted from the all-day meetings. The Debtors’ senior management invested enormous amounts of time and energy seeking a stalking-horse bidder, while simultaneously running the Debtors’ business and implementing various initiatives to improve the strength of their operations.
          On November 7, 2007, the Court approved the Silver Point Commitment. The Silver Point Commitment was comprised of a $120 million senior secured revolving credit facility, a $60 million senior secured term loan facility and a $220 million letter of credit facility. The Silver Point Commitment contained various conditions to the commitments contemplated thereunder, including the ratification of amendments to the collective bargaining agreements governing the relationship between the Debtors and their unionized workforce necessary to implement the Business Plan and the condition that an order by the Bankruptcy Court confirming the First Amended Plan be entered no later than March 14, 2008.
          The Debtors reached an agreement with the BCTGM, which is in effect for all of its local bargaining units. In addition, the Debtors reached agreements with all but two of the other unions representing its employees, which agreements are in effect. However, as of March 7, 2008, the Debtors had not reached a deal with the IBT. On March 7, 2008, the Debtors filed the Motion to Continue Hearings on First Amended Joint Plan of Reorganization of Interstate Bakeries Corporation and its Affiliated Debtors and Debtors-in-Possession and Certain Plan-Related Matters and, pursuant to that motion, the Bankruptcy Court entered an order continuing the hearing to confirm the First Amended Plan until April 23, 2008. As a consequence of the continuance, an order confirming the First Amended Plan was not entered by March 14, 2008, and the Silver Point Commitment expired in accordance with its terms.

          Following the expiration of the Silver Point Commitment, the Debtors and their advisors embarked on a dual-path to maximize value for all constituents. One path involved discussions between the Debtors and multiple potential investors, including certain existing creditors as well as Ripplewood, about modifications to the First Amended Plan or an investment and related financing to serve as the basis for a new stand-alone plan of reorganization. The other path involved restarting the sale process originally undertaken in 2007, including the solicitation of indications of interest to purchase all or portions of the Debtors’ businesses or assets on a going-concern basis. As part of these efforts, Miller Buckfire, contacted approximately 55 strategic buyers and provided interested parties with a significant amount of detailed information, while also conducting numerous site visits, meetings and conference calls to facilitate their diligence. As a result, the Debtors received multiple indications of interest from potential buyers.
          During March 2008, the Debtors were informed that the IBT had reached agreement in principle with Ripplewood on concessions and work rule changes that the union would give to the Debtors if Ripplewood became a majority investor in the Reorganized Company. The IBT’s concessions with Ripplewood not only included the work rules to permit the Debtors’ “path to market” delivery and selling concept, but also included other significant concessions required by the Debtors to implement the Business Plan.
          Leading up to and while the Debtors were working on the dual-path emergence strategy, the business and industry experienced record high increases in the cost of key commodities, including wheat and fuel. While a significant portion of the cost inflation was passed along through price increases, the Debtors’ operational performance declined and they required an increase in the DIP Facility to fund continuing operating losses and the resulting cash burn. As a result, on May 9, 2008, the Debtors increased the amount available for borrowing under the DIP Facility from $200 million to $249.7 million and extended the maturity date to September 30, 2008.
          Mindful of the need to either emerge from bankruptcy pursuant to a confirmed stand-alone plan or sell their assets by the September 30, 2008 maturity date as required by the DIP Facility, the Debtors contacted Ripplewood and the other parties working to put together a feasible stand-alone plan and asked that they provide, by May 19, 2008, a Firm Plan Proposal. The Debtors informed these parties and their major constituencies that if a Firm Plan Proposal was not received by May 19, 2008, the Debtors would have no choice but to begin the sale process in earnest in order to complete it by September 30, 2008 and thereby maximize value for all constituencies.
          The Debtors did not receive a Firm Plan Proposal by May 19, 2008 and, as a result, shifted much of their focus and resources to maximizing value through the sales effort. However, certain parties, including Ripplewood, continued to express interest in funding a stand-alone plan, and Silver Point continued to express interest in financing a stand-alone plan, and the Debtors continued to assist such parties as they conducted additional due diligence.
          In early June 2008, Miller Buckfire sent a detailed letter along with bid packages to each of the parties interested in purchasing some or all of the Debtors’ assets, requesting that they submit final proposals by June 25, 2008. The bid packages contained a proposed asset purchase agreement, bidding procedures and order approving such bidding procedures. While the Debtors received multiple asset purchase proposals for various parts of their businesses and assets by the June 25, 2008 deadline, only one asset purchase proposal contemplated continuing a substantial portion of the businesses as a going concern (such proposal, the “Going Concern Proposal”). Therefore, the Debtors and their advisors focused on negotiating and developing the Going Concern Proposal, since it would have provided the greatest recovery for the Debtors’ estates if a stand-alone plan of reorganization was not achievable.

          After receiving the Going Concern Proposal and other asset purchase proposals, the Debtors again reached out to the parties potentially interested in pursuing a stand-alone plan of reorganization, including Ripplewood and certain Prepetition Lenders, requesting them to submit a Firm Plan Proposal by July 10, 2008. The Debtors indicated that if a Firm Plan Proposal was not submitted by then, the Debtors would file motions to sell their saleable assets and wind-down their operations at their earliest opportunity. No such proposals were forthcoming.
          Following extensive negotiations between the Debtors and the proposed purchaser under the Going Concern Proposal, in late July 2008, the proposed purchaser determined that it was no longer interested in pursuing the Going Concern Proposal. With no other Firm Plan Proposals forthcoming, and a deepening strain on the Debtors’ employees and liquidity after nearly four years in bankruptcy, the Debtors began preparation for a liquidation and orderly wind-down of their operations. The Debtors continued, however, to facilitate due diligence with Ripplewood and certain Prepetition Lenders as well as financing discussions with Silver Point in the hopes of achieving a stand-alone plan of reorganization.
          On July 17, 2008, Ripplewood presented the Debtors with an initial proposal for an equity investment by one of its affiliates, coupled with proposed debt financing, to fund the Debtors’ emergence from bankruptcy. Following receipt of such proposal, the Debtors and their advisors engaged in extensive negotiations and held numerous meetings with Ripplewood, the Prepetition Investors and other parties in efforts to further develop such proposal. These efforts led to the filing of a motion to enter into a commitment letter by and between the Debtors and Equity Investors which would provide the basis for the Plan. On October 3, 2008, the Bankruptcy Court approved the Commitment Letter. In connection with the Transaction, (i) Equity Investors agrees to, on the Effective Date, (a) invest $44.2 million in cash in the Reorganized Company in exchange for 4,420,000 shares of the New Common Stock, and (b) purchase $85.8 million of (the New Convertible Secured Notes; (ii) GECC and GECM agree to structure, arrange and syndicate the ABL Facility; (iii) Silver Point and Monarch agree to structure, arrange and syndicate the Term Loan Facility; and (iv) the Prepetition Lenders will convert their Allowed Prepetition Lender Claims into $142.3 million of the New Third Lien Term Loan (subject to adjustment pursuant to the terms of the Commitment Letter), $85.8 million of New Convertible Secured Notes and Series E Warrants with a strike price of $0.01 and representing 1.5% of the fully-diluted equity interests of Reorganized IBC (calculated as of the Effective Date). Pursuant to the Investment Agreement, Equity Investors will also receive Series A Warrants with a strike price of $12.50 and representing 13.5% of the New Common Stock on a fully-diluted basis (calculated as of the Effective Date and taking into account dilution from the conversion of all the New Convertible Secured Notes to be issued on the Effective Date, but not accounting for any other dilution). In addition, Equity Investors will be issued Series D Warrants with a strike price of $12.50 and representing 1.5% of the fully-diluted equity interests of Reorganized IBC (calculated as of the Effective Date). On the Effective Date, the lenders under the Term Loan Facility (or their Permitted Affiliates) will be issued 4,420,000 shares of the New Common Stock, Series B Warrants with a strike price of $12.50 and representing 1.917% of the New Common Stock on a fully-diluted basis (calculated as of the Effective Date), and Series C Warrants with a strike price of $10.00 and representing 2.837% of the New Common Stock on a fully diluted basis (calculated as of the Effective Date).
               2. Summary of Intercreditor Settlement
          The Debtors worked closely with the Creditors’ Committee, the Old Convertible Note Indenture Trustee and the Prepetition Lenders to resolve certain disputes with respect to their respective rights in, and claims against, the Debtors’ assets. Litigation of these disputes would have been extremely time-consuming and costly. Most importantly, litigation of these issues (as opposed to settlement), threatened to jeopardize the Debtors’ ability to reorganize under the structure set forth in the Commitment

Letter. As a result, on October 3, 2008, the Debtors, the Prepetition Lenders, the Creditors’ Committee and the Old Convertible Note Indenture Trustee reached a fair and reasonable compromise.
          The compromise reached with the Creditors’ Committee, which is subject to definitive documentation, provides for, among other things, the establishment of the Creditors’ Trust upon the Debtors’ emergence from Chapter 11 for the benefit of General Unsecured Creditors. The Creditors’ Trust will be funded through a cash payment of $5.0 million. Costs of administering the Creditors’ Trust will be paid from the Trust Assets. The Creditors’ Trust will also receive rights to pursue certain litigation claims at the expense of the Creditors’ Trust, including the D&O Claims and the Trust Avoidance Claims. Finally, the Creditors’ Trust will receive the Trust Stock Appreciation Rights, which will be cash-settled stock appreciation rights, with a strike price equal to $15.00, equaling 3% of the fully-diluted equity interests of the Reorganized Company as of the Effective Date (with such 3% dilution to be borne equally by Equity Investors and the Prepetition Lenders in a manner agreed upon by Equity Investors and the Prepetition Lenders). There can be no assurance that the Trust Claims or the potential cash payment described above will result in any distributable value for general unsecured creditors.
          As consideration for the creation of the Creditors’ Trust, the Debtors, the Prepetition Lenders and the Creditors’ Committee agree to the full and complete release and satisfaction of any and all claims of the Debtors (and those claiming derivatively through the Debtors) against the Prepetition Lenders, in their capacities as such, including, but not limited to: (i) claims against the Prepetition Lenders asserted or that could have been asserted by the Debtors in the Prepetition Lender Actions, (ii) challenges with respect to the extent, amount, validity and priority of the Prepetition Lenders’ liens and security interests, and (iii) allegations or claims that the adequate protection payments made to the Prepetition Lenders during the Chapter 11 Cases should be “recharacterized” as principal payments and applied to reduce the Prepetition Lenders’ secured claims. As part of the Intercreditor Settlement, the Prepetition Lender Actions will be dismissed with prejudice.
          In addition, the Debtors, the Prepetition Lenders, the Creditors’ Committee and the Old Convertible Note Indenture Trustee agree that the transfer of the Trust Assets to the Creditors’ Trust and the satisfaction of the Old Convertible Note Indenture Trustee Fee Claim shall also be in full and complete release and satisfaction of any and all claims that could be prosecuted by any party in interest in the Chapter 11 Cases including the Creditors’ Committee, its members, the Prepetition Lenders and the Old Convertible Note Indenture Trustee with respect to the non-substantive consolidation of the Debtors’ estates.
          Finally, the Debtors, the Prepetition Lenders, the Creditors’ Committee and the Old Convertible Note Indenture Trustee agree that any provision contained in the Old Convertible Note Indenture purporting to subordinate the right of payment of holders of Old Convertible Notes to the rights of Prepetition Lenders shall be null and void and all Prepetition Lenders shall waive any right to enforce such a provision solely for purposes of the settlement described therein.
          All documents implementing the terms of the Intercreditor Settlement, including the Trust Stock Appreciation Rights, shall be in form and substance reasonably satisfactory to Equity Investors, the Creditors’ Committee and the Prepetition Investors.
          As a result of the compromise, the Creditors’ Committee withdrew its previously-filed objection to the Debtors’ efforts to obtain Bankruptcy Court approval of the proposed commitments under the Commitment Letter and agreed to support the Plan as amended to reflect the compromise.

               3. Reasons for Emergence at This Time
          Although IBC has accomplished many important goals through the tools afforded by chapter 11, IBC believes that the prospects for further operational improvement will be best achieved outside of chapter 11, and that chapter 11, in fact, is neither necessary nor conducive to moving forward with the operational turnaround of the business.
          IBC’s key remaining operational challenges, in IBC’s judgment, do not require chapter 11 and, in fact, are better addressed outside of chapter 11. In this respect, there are continued costs to remaining in chapter 11 that warrant emergence at this time, including the concern of employees over job security; the continued administrative costs of the chapter 11 process; and the continued diversion of management time to the chapter 11 process. Upon emergence from chapter 11, management will be free to focus their energies on system-wide implementation of strategic initiatives.
               4. IBC’s Future Strategy
          As part of the process to emerge from chapter 11, IBC undertook a thorough and detailed initiative to develop the Business Plan. The Business Plan was developed in an effort to: (i) fix the Company’s cost structure to grow margins; (ii) accelerate innovation to realize attractive revenue growth; (iii) drive productivity to improve margins; and (iv) create a performance culture. To implement these four priorities, IBC has undertaken or determined to undertake a number of specific initiatives. Included in those initiatives are the implementation of the “path-to-market” changes that can now be put in place under the revised CBAs with the BCTGM (in Memphis, Jacksonville and Orlando), the Retail and Wholesale Department Store Union (in Birmingham, Alabama, Grand Rapids, Michigan and North Carolina) and the United Auto Workers (in Charlotte) and with the IBT at the Company’s remaining locations. These initiatives will evolve IBC’s “one size fits all” system to afford customers different delivery options based on customer size, growth potential and service needs. This will in turn lower the Company’s cost structure and is projected to profitably grow revenues. IBC has also taken steps to implement a lean manufacturing program to drive productivity. IBC’s marketing department is focused on improving brand management and innovation, including increased investment in marketing IBC’s brands. Lastly, IBC has committed to redefining its organization to remove unnecessary layers of management and implement a matrix structure to improve communication, leadership and accountability.
J. Treatment of PBGC Plans
          IBC participates in or sponsors two defined benefit pension plans (the “Pension Plans”) which are covered by Title IV of ERISA, 29 U.S.C. §§ 1301-1461 (2000 and Supp. V. 2005). (One of the Pension Plans, the ABA Plan, is also sponsored by other employers unrelated to the Company. For more information about the ABA Plan, see Section VI.H.8 herein). With regard to IBC’s other defined benefit plan, IBC has not made any determination regarding whether it will continue to participate in or sponsor either or both of the Pension Plans subsequent to the Effective Date and is actively exploring its alternatives in this regard. In addition, the PBGC has the statutory authority to initiate termination proceedings regarding either or both of the Pension Plans without regard to IBC’s determination.
          If either or both of the Pension Plans terminate (or IBC withdraws from the Pension Plan that is sponsored by other unrelated employers) prior to the confirmation of the Plan, IBC could incur liability to the PBGC under Title IV of ERISA with respect to such terminations or withdrawal. In addition, the PBGC has indicated that it would assert that certain claims related to such terminations or withdrawal, including some or all of the liabilities to PBGC, may be entitled to priority under various Bankruptcy Code provisions. As with any claim, IBC will challenge any assertion of priority that is not consistent with applicable law.

          In the event that the Pension Plans are not terminated (and IBC does not withdraw from the Pension Plan that is sponsored by other unrelated employers) prior to the Effective Date, the Reorganized Debtors’ liability to PBGC, if any, would remain contingent unless and until the Pension Plans are terminated (or, in the case of the Pension Plan that is sponsored by other unrelated employers, the Reorganized Debtor withdraws from such plan) and would not be affected by any provision of the Plan or by any of the following: (i) confirmation of the Plan; (ii) cancellation of the Old Common Stock of the Debtors; or (iii) dissolution of the Reorganized Debtors.
VII. SUMMARY OF THE REORGANIZATION PLAN
          THIS ARTICLE PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.
          ALTHOUGH THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN, THIS DISCLOSURE STATEMENT DOES NOT PURPORT TO BE A PRECISE OR COMPLETE STATEMENT OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.
          THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS, AND OTHER PARTIES IN INTEREST.
A. Overall Structure of the Plan
          Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and shareholders. Upon the filing of a petition for relief under chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the chapter 11 case.
          The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor of, or equity security holder in, the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions, and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes for such debt the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

          The terms of the Plan are based upon, among other things, the Debtors’ assessment of their ability to achieve the goals of the Business Plan, make the distributions contemplated under the Plan, and pay their continuing obligations in the ordinary course of their businesses. Under the Plan, Claims against and Interests in the Debtors are divided into Classes according to their relative seniority and other criteria. The Plan, though proposed jointly, constitutes a separate plan proposed by each Debtor. Therefore, except as expressly provided in Section 3.3 of the Plan, the classifications set forth in Section 3.2 of the Plan shall be deemed to apply separately with respect to each plan proposed by each Debtor.
          If the Plan is confirmed by the Bankruptcy Court and consummated, (i) the Claims in certain Classes will be reinstated or modified and receive distributions equal to the full amount of such Claims; (ii) the Claims of certain other Classes will be modified and receive distributions constituting a partial recovery on such Claims; and (iii) the Claims and Interests in certain other Classes will receive no recovery on such Claims or Interests. The Plan contemplates that holders of Prepetition Lender Claims will receive a distribution consisting of their Pro Rata shares of (i) the New Third Lien Term Loan and (ii) $85.8 million in aggregate principal amount of the New Convertible Secured Notes. Holders of General Unsecured Claims against the Main Debtors will not receive a distribution pursuant to the Plan. The Old Common Stock will be cancelled. The Debtors’ Interestholders will not receive a distribution under the Plan. The Classes of Claims against and Interests in the Debtors created under the Plan, the treatment of those Classes under the Plan, and the other property to be distributed under the Plan, are described below.
B. Reorganized Capital Structure Created by Plan
          The Plan sets forth the capital structure for the Reorganized Debtors upon their emergence from chapter 11, which is summarized as follows:
               1. ABL Facility
          The Reorganized Debtors will enter into a $125 million asset-based revolving credit facility as described in the Commitment Letter (the “ABL Facility”). In the event of any conflict between any summary in the Plan or in the Disclosure Statement of the ABL Facility contemplated by the ABL Facility Commitment Papers and the terms and conditions set forth in the ABL Facility Commitment Papers, the terms and conditions contained in the ABL Facility Commitment Papers and, once executed, the terms and conditions contained in the definitive documentation, will control.
               2. Term Loan Facility
          The Reorganized Debtors will enter into a $344 million (subject to adjustment pursuant to the terms of the Commitment Letter) secured term loan financing facility as described in the Term Loan Facility Commitment Papers. In the event of any conflict between any summary in the Plan or in the Disclosure Statement of the Term Loan Facility contemplated by the Term Loan Facility Commitment Papers and the terms and conditions set forth in the Term Loan Facility Commitment Papers, the terms and conditions contained in the Term Loan Facility Commitment Papers and, once executed, the terms and conditions contained in the definitive documentation, will control.
               3. New Third Lien Term Loan Facility
          The Reorganized Debtors will enter into a $142.3 million (subject to adjustment pursuant to the terms of the Commitment Letter) third priority secured term loan financing facility as described in the Commitment Letter (the “New Third Lien Term Loan Facility”). Each holder of Prepetition Lender Claims will receive its Pro Rata share of the New Third Lien Term Loan in exchange for its Prepetition Lender Claims as further described in the Plan. In the event of any conflict between any summary in the

Plan or in the Disclosure Statement of the New Third Lien Term Loan Facility contemplated by the Commitment Letter and the terms and conditions set forth in the Commitment Letter, the terms and conditions contained in the Commitment Letter and, once executed, the terms and conditions contained in the definitive documentation, will control.
               4. New Convertible Secured Notes
          The Reorganized Debtors will issue 5% fourth priority secured convertible notes in the original principal amount of $171.6 million. $85.8 million in aggregate principal amount of the New Convertible Secured Notes will be distributed to holders of Prepetition Lender Claims as provided in Article IV of the Plan. $85.8 million in aggregate principal amount of the New Convertible Secured Notes will be issued to Equity Investors pursuant to the Investment Agreement. A summary description of the New Convertible Secured Notes is set forth at Exhibit G attached to the Plan. In the event of any conflict between any summary in the Plan or in the Disclosure Statement of the New Convertible Secured Notes contemplated by the Commitment Letter and the terms and conditions set forth in the Commitment Letter, the terms and conditions contained in the Commitment Letter and, once executed, the terms and conditions contained in the definitive documentation, will control.
               5. Warrants
          On the Effective Date, Reorganized IBC will issue warrants (the “Warrants”) to Equity Investors, the Term Loan Facility Lenders (or their Permitted Affiliates) and the Prepetition Lenders. Pursuant to the Investment Agreement, Equity Investors will also receive Series A Warrants with a strike price of $12.50 and representing 13.5% of the New Common Stock on a fully-diluted basis (calculated as of the Effective Date). In addition, Equity Investors will be issued Series D Warrants with a strike price of $12.50 and representing 1.5% of the fully-diluted equity interests of Reorganized IBC (calculated as of the Effective Date). On the Effective Date, the lenders under the Term Loan Facility (or their Permitted Affiliates) will be issued 4,420,000 shares of the New Common Stock, Series B Warrants with a strike price of $12.50 and representing 1.917% of the New Common Stock on a fully-diluted basis (calculated as of the Effective Date), and Series C Warrants with a strike price of $10.00 and representing 2.837% of the New Common Stock on a fully diluted basis (calculated as of the Effective Date). Finally, the Prepetition Lenders will be issued Series E Warrants with a strike price of $0.01 and representing 1.5% of the fully-diluted equity interests of Reorganized IBC (calculated as of the Effective Date).
               6. Stock Appreciation Rights
          In connection with the Transaction, the Reorganized Company intends to enter, but has not yet entered, into collective bargaining agreements with certain of its unions which will establish employee equity sharing plans that will provide for the issuance of stock appreciation rights to certain employees of the Reorganized Company.
               7. Reorganized IBC Equity Ownership
          Reorganized IBC will, on the Effective Date, issue 8,840,000 shares of the New Common Stock with (i) 4,420,000 shares of New Common Stock to be issued to Equity Investors for $44.2 million in cash and (ii) 4,420,000 shares of New Common Stock to be issued to the Term Loan Facility Lenders (or their Permitted Affiliates) pro rata in accordance with the relative amounts of their loans funded under the Term Loan Facility. The New Common Stock issued under the Plan shall be subject to legal or economic dilution from conversions of New Convertible Secured Notes, future issuances of New Convertible Secured Notes as “pay-in-kind” interest on the existing New Convertible Secured Notes, exercises of Warrants and stock options, restricted stock and stock appreciation rights issued to directors, officers and employees of Reorganized IBC under the Long Term Incentive Plan and the employee equity sharing plans to be established in accordance with the collective bargaining agreements to be entered into in connection with the Transaction. Holders of New Common Stock will grant proxies to Equity Investors to vote such holder’s New Common Stock as Equity Investors, in its sole discretion, shall determine.
          On the Effective Date, Reorganized IBC shall be eligible to deregister under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.
C. Classification and Treatment of Claims and Interests
          Section 1122 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor’s creditors and equity interest holders. In accordance with section 1122 of the Bankruptcy Code, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Claims and Priority Tax Claims, which, pursuant to section 1123(a)(1), do not need to be classified). The Debtors also are required, under section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtors into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.
          The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122 of the Bankruptcy Code and applicable case law, but it is possible that a holder of a Claim or Interest may challenge the Debtors’ classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In that event, the Debtors, in consultation with the Creditors’ Committee, intend, to the extent permitted by the Bankruptcy Code, the Plan, and the Bankruptcy Court, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting holder ultimately is deemed to be a member. Any such reclassification could adversely affect the Class in which such holder initially was a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.
          The amount of any Impaired Claim that ultimately is allowed by the Bankruptcy Court may vary from any estimated allowed amount of such Claim and, accordingly, the total Claims ultimately allowed by the Bankruptcy Court with respect to each Impaired Class of Claims may also vary from any estimates contained herein with respect to the aggregate Claims in any Impaired Class. Thus, the value of the property that ultimately will be received by a particular holder of an Allowed Claim under the Plan may be adversely (or favorably) affected by the aggregate amount of Claims ultimately allowed in the applicable Class.
          The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Debtors believe that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual and statutory subordination) of such Claims and Interests and the fair value of the Debtors’ assets. In view of the deemed rejection by Classes 9, 10a, 10b, 11 and 12 with respect to the Main Debtors, however, as set forth below, the Debtors will seek confirmation of the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code. Specifically, section 1129(b) of the Bankruptcy Code permits confirmation of a chapter 11 plan in certain circumstances even if the plan has not been accepted by all impaired classes of claims and interests. See Section X.F of this Disclosure Statement. Although the Debtors believe that the

Plan can be confirmed under section 1129(b), there can be no assurance that the Bankruptcy Court will find that the requirements to do so have been satisfied.
               1. Treatment of Unclassified Claims under the Plan
                    (a) Administrative Claims
          Administrative Claims consist primarily of the costs and expenses of administration of the Chapter 11 Cases incurred by the Debtors. Such costs may include, but are not limited to the cost of operating the business since the Petition Date, the outstanding unpaid fees and expenses of the professionals retained by the Debtors and the Creditors’ Committee as approved by the Bankruptcy Court, and the payments necessary to cure prepetition defaults on unexpired leases and executory contracts that are being assumed under the Plan (the “Cure”). All payments to professionals in connection with the Chapter 11 Cases for compensation and reimbursement of expenses, and all payments to reimburse expenses of members of the Creditors’ Committee and the Equity Committee, will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules and are subject to approval of the Court as being reasonable. The Debtors believe that they will have sufficient Cash to pay any professional fees which remain unpaid as of the Effective Date. The Debtors further believe that the aggregate amount of Administrative Claims will not exceed the Reorganized Debtors’ ability to pay such Claims when they are allowed and/or otherwise become due. The procedures governing allowance and payment of Administrative Claims are described in Section VII.G of this Disclosure Statement (the “Provisions Governing Distributions”).
          Subject to the provisions of Articles VIII and IX of the Plan, on the first Periodic Distribution Date occurring after the later of (i) the date an Administrative Claim becomes an Allowed Administrative Claim or (ii) the date an Administrative Claim becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Administrative Claim, an Allowed Administrative Claimholder in any Debtor’s Chapter 11 Case shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Administrative Claim, (x) Cash equal to the unpaid portion of such Allowed Administrative Claim or (y) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to fixed and undisputed obligations incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto. In no event, however, will a postpetition obligation that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity, or common law, be considered to be an obligation which is payable in the ordinary course of business. Reclamation Claims allowed pursuant to the procedures set forth in the Reclamation Order will be paid in Cash on the Distribution Date or as soon thereafter as is practical.
          The Debtors have estimated that the amount of Allowed Administrative Claims expected to have been accrued up to the Effective Date will be approximately $10,158,706, consisting primarily of Reclamation Claims and excluding Professional Fee Claims and Administrative Claims that will be paid in the ordinary course subsequent to the Effective Date. As to Cure costs attributable to the Debtors’ assumption of executory contracts and non-residential real property leases that are to be assumed pursuant to the Plan, the Debtors believe that the aggregate amount of all Cure costs will not be material. The Debtors believe that there will be sufficient funds available to satisfy the ultimate determination of Cure claims.

          The Plan provides that all requests for payment of an Administrative Claim (other than as set forth in Sections 9.2, 9.3 and 9.6 of the Plan, and other than with respect to Cure Claims) must be made by application filed with the Bankruptcy Court and served on counsel for the Reorganized Debtors no later than thirty (30) days after the Effective Date. In the event that the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court will determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no application seeking payment of an Administrative Claim need be filed with respect to an undisputed postpetition obligation (i) which was paid or is payable by a Debtor in the ordinary course of business or (ii) the payment of which was previously approved by the Bankruptcy Court. In no event, however, will a postpetition obligation that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), claims for pension liabilities relating to the Debtors’ alleged withdrawal liability, secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity, or common law, be considered to be an obligation which is payable in the ordinary course of business.
               (b) Priority Tax Claims
          Priority Tax Claims are Claims of governmental units for taxes that are entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code. The taxes entitled to priority are (i) taxes on or measured by income or gross receipts that meet the requirements set forth in section 507(a)(8)(A) of the Bankruptcy Code; (ii) property taxes meeting the requirements of section 507(a)(8)(B) of the Bankruptcy Code; (iii) taxes that were required to be collected or withheld by the Debtors and for which the Debtors are liable in any capacity as described in section 507(a)(8)(C) of the Bankruptcy Code; (iv) employment taxes on wages, salaries, or commissions that are entitled to priority pursuant to section 507(a)(3) of the Bankruptcy Code, to the extent that such taxes also meet the requirements of section 507(a)(8)(D); (v) excise taxes of the kind specified in section 507(a)(8)(E) of the Bankruptcy Code; (vi) customs duties arising out of the importation of merchandise that meet the requirements of section 507(a)(8)(F) of the Bankruptcy Code; and (vii) prepetition penalties relating to any of the foregoing taxes to the extent such penalties are in compensation for actual pecuniary loss as provided in section 507(a)(8)(G) of the Bankruptcy Code.
          Under the Plan, each holder of an Allowed Priority Tax Claim will be entitled to receive, at the sole option of the Debtors (or the Reorganized Debtors), in full satisfaction, settlement, release, and discharge of and in exchange for such Priority Tax Claim, (a) equal Cash payments made on the last Business Day of every three (3) month period following the Effective Date, over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date; (b) such other treatment agreed to by the Allowed Priority Tax Claimholder and the Debtors (or the Reorganized Debtors), provided such treatment is on more favorable terms to the Debtors (or the Reorganized Debtors) than the treatment set forth in subsection (a) above; or (c) payment in full in Cash.
          The Massachusetts Department of Revenue (the “MDR”) has objected to the Debtors’ proposed interest rate applicable to Allowed Priority Tax Claims, and has asserted the appropriate interest rate should be 8%. The Debtors dispute that 8% is the appropriate interest rate. Unless the objection is otherwise resolved, the Debtors will, at the Confirmation Hearing, seek a determination from the Bankruptcy Court as to the appropriate interest rate to be paid to the MDR Allowed Priority Tax Claim. Because the Debtors (i) agree to the amount of the MDR Allowed Priority Tax Claim and (ii) the applicable interest rate will be determined prior to the Confirmation Hearing, Section 8.2 of the Plan shall not be applicable to the MDR Allowed Priority Tax Claim.

          The Debtors have estimated that the aggregate amount of Priority Tax Claims payable under the Plan will be approximately $1,363,120 million.
               2. Treatment of Classified Claims Against, and Interest in, the Main Debtors under the Plan
                    (a) Class 1, Secured Tax Claims
          The Plan defines a Secured Tax Claim as a Secured Claim arising prior to the Petition Date against any of the Debtors for taxes owed to a governmental unit.
          The Plan provides that, except as otherwise provided in and subject to Section 8.7 therein, on the first Periodic Distribution Date occurring after the later of (i) the date a Secured Tax Claim becomes an Allowed Secured Tax Claim; or (ii) the date a Secured Tax Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Secured Tax Claim, the holder of an Allowed Class 1 Secured Tax Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Secured Tax Claim, (x) Cash equal to the amount of such Allowed Secured Tax Claim or (y) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder will have agreed in writing, provided that such treatment is not more favorable than the treatment in clause (x) above. The Plan further provides that the Debtors’ failure to object to a Secured Tax Claim in the Chapter 11 Cases is without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors) when and if such Claim is sought to be enforced by the holder of the Secured Tax Claim.
          Secured Tax Claims are Unimpaired. The Debtors estimate that the aggregate amount of Secured Tax Claims payable under the Plan will be approximately $276,119.
                    (b) Class 2, Secured Claims
          The Plan defines a Secured Claim as a Claim, other than a Prepetition Lender Claim, that is secured by a Lien which is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, on property in which an Estate has an interest, or a Claim that is subject to setoff under section 553 of the Bankruptcy Code; to the extent of the value of the holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable; as determined by a Final Order pursuant to section 506(a) of the Bankruptcy Code, or in the case of setoff, pursuant to section 553 of the Bankruptcy Code, or in either case as otherwise agreed upon in writing by the Debtors or the Reorganized Debtors and the holder of such Claim. Class 2 Secured Claims consist of each separate subclass for Secured Claims, each of which is deemed to be a separate Class for all purposes under the Bankruptcy Code.
          The Plan provides that, except as otherwise provided in and subject to Section 8.7 therein, on the first Periodic Distribution Date occurring after the later of (i) the date a Secured Claim becomes an Allowed Secured Claim; or (ii) the date a Secured Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Secured Claim, the Debtors (or Reorganized Debtors) will, in full satisfaction, settlement, release, and discharge of and in exchange for such Class 2 Secured Claim, (x) pay Cash equal to the amount of such Allowed Secured Claim, (y) return the collateral to the secured creditor with respect to such Secured Claim, or (z) reinstate such Secured Claim in accordance with the provisions of subsection 1124(2) of the Bankruptcy Code. The Plan additionally provides that the Debtors’ failure to object to a Secured Claim in the Chapter 11 Cases will be without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Reorganized Debtors) when and if such Claim is sought to be enforced by the holder of the Secured Claim.
          Secured Claims are Unimpaired. The Debtors have estimated that the aggregate amount of Secured Claims payable under the Plan will be approximately $158,367.
                    (c) Class 3, Other Priority Claims
          The Plan defines an Other Priority Claim as a Claim against the Debtors entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.
          The Plan provides that, except as provided in and subject to Section 8.7 therein, on the first Periodic Distribution Date occurring after the later of (i) the date an Other Priority Claim becomes an Allowed Other Priority Claim or (ii) the date an Other Priority Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Other Priority Claim, each Allowed Class 3 Other Priority Claimholder will receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Other Priority Claim, (x) Cash in an amount equal to the amount of such Allowed Other Priority Claim or (y) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder will have agreed upon in writing, provided that such treatment is not more favorable than the treatment in clause (x) above. The Debtors’ failure to object to an Other Priority Claim in the Chapter 11 Cases will be without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors) when and if such Claim is sought to be enforced by the holder of the Other Priority Claim.
          Other Priority Claims are Unimpaired. The Debtors estimate that the aggregate amount of Other Priority Claims payable under the Plan will be approximately $493,327.
                    (d) Class 4, Intercompany Claims
          The Plan defines an Intercompany Claim as a Claim by any Debtor or an Affiliate of a Debtor against a Main Debtor.
          The Plan provides that all Intercompany Claims will, in the sole discretion of the applicable Debtor or Reorganized Debtor holding such Claim, be (a) released, waived and discharged as of the Effective Date, (b) contributed to the capital of the obligor corporation, (c) dividended, or (d) remain unimpaired; provided that the applicable Debtor or Reorganized Debtor shall seek the consent of Equity Investors and the Prepetition Investors with respect to the treatment of each Intercompany Claim, with such consent not to be unreasonably withheld.
          Intercompany Claims are Unimpaired.
                    (e) Class 5, Workers’ Compensation Claims
          The Plan defines a Workers’ Compensation Claim as a Claim held by an employee of the Debtors for workers’ compensation coverage under the workers’ compensation program applicable in the particular state in which the employee is employed by the Debtors.

          The Plan provides that the Reorganized Debtors will pay all Workers’ Compensation Claims that are determined to be valid under applicable state law and the corresponding programs maintained by the Debtors, in accordance with the terms and conditions of such state law and such programs. Nothing in the Plan will be deemed to discharge, release, or relieve the Debtors or the Reorganized Debtors from any current or future liability with respect to any valid Workers’ Compensation Claim, regardless of when the underlying injuries occurred. Furthermore, the Plan provides that all payments of Workers’ Compensation Claims made by the Debtors during the pendency of the Chapter 11 Cases will be ratified by the Plan. The Debtors’ failure to object to a Workers’ Compensation Claim in the Chapter 11 Cases are without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Reorganized Debtors) when and if such Claim is sought to be enforced by the holder of the Workers’ Compensation Claim.
          Workers’ Compensation Claims are Unimpaired. The Debtors have estimated that the aggregate amount of Workers’ Compensation Claims payable under the Plan will be approximately $62,000,000. As described more fully in Section VI.G herein, the Debtors’ liabilities under the Workers’ Compensation Programs are generally secured by letters of credit and bonds posted with the Company’s insurers and with the state authorities that govern those self insurance programs in which the Company participates. If the Workers’ Compensation Claims were Impaired under the Plan, rather than treated as set forth above, the letters of credit and bonds related to such claims would likely be called, thereby increasing the secured, funded debt under the Prepetition Credit Facility. Therefore the Debtors have proposed the above treatment as in the best interests of these estates.
                    (f) Class 6, Subsidiary Interests
          The Plan defines Subsidiary Interests as, collectively, all equity interests in any of Armour and Main Redevelopment Corporation, Baker’s Inn Quality Baked Goods, LLC, IBC Sales Corporation, IBC Services, LLC, IBC Trucking, LLC, Interstate Brands Corporation, New England Bakery Distributors, L.L.C., and Mrs. Cubbison’s Foods, Inc., other than Interests in Brands Preferred Stock.
          Subsidiary Interests are Unimpaired. Subsidiary Interests will be unaffected by the Plan, except to the extent required by the Restructuring Transactions.
                    (g) Class 7, Capital Lease Claims
          The Plan defines Capital Lease Claims as Claims arising under or pursuant to Capital Leases. The secured portion of each Capital Lease Claim is a separate subclass and each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.
          The Plan provides that, except as otherwise provided and subject to Section 8.7 therein, on the first Periodic Distribution Date occurring after the later of (i) the date a Capital Lease Claim becomes an Allowed Capital Lease Claim or (ii) the date a Capital Lease Claim becomes payable pursuant to any agreement between the Debtors and the holder of such Capital Lease Claim, the holder of such Capital Lease Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Capital Lease Claim shall, in the sole discretion of the Debtors, (w) receive deferred Cash payments totaling at least the allowed amount of such Allowed Capital Lease Claim; (x) upon abandonment by the Debtors, receive the collateral with respect to such Capital Lease Claim; (y) have such Allowed Capital Lease Claim reinstated in accordance with the provisions of subsection 1124(2) of the Bankruptcy Code; or (z) receive such other treatment as the Debtors and such Claimholder shall have agreed upon in writing as announced at or prior to the Confirmation Hearing.

          Capital Lease Claims are Impaired. The Debtors estimate that Capital Lease Claims will be in the approximate aggregate amount of $2,575,478.
                    (h) Class 8, Prepetition Lender Claims
          The Plan defines Prepetition Lender Claims as all Claims of the Prepetition Agent and the Prepetition Lenders arising under or pursuant to the Prepetition Credit Facility including, without limitation, the Claim of the Prepetition Lenders for Postpetiton Interest (to the extent unpaid and whether calculated at the default or non-default rate) pursuant to the Prepetition Credit Agreement.
          The Plan provides that, not withstanding any provision of the Plan to the contrary, upon entry of the Confirmation Order, all Prepetition Lender Claims (excluding liability of the Debtors to the Prepetition Lenders for undrawn, outstanding letters of credit) shall be allowed in full in the aggregate amount of $451,486,946 (or such greater amount as may be applicable in the event that a letter of credit outstanding under the Prepetition Credit Agreement is drawn after the date of the Plan) and shall constitute Allowed Claims for all purposes in these Chapter 11 Cases, not subject to defense, offset, counterclaim, recoupment, reduction, subordination or recharacterization by the Debtors or any party in interest.
          The Plan provides that, on the Effective Date, each holder of an Allowed Prepetition Lender Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Claim, its Pro Rata share of each component of the Prepetition Lenders Plan Distribution Property, with the amount of each Claimholder’s Pro Rata share to be determined by a fraction, the numerator of which is equal to the amount of such Claimholder’s Allowed Prepetition Lender Claim, and the denominator of which is equal to the aggregate amount of all Allowed Prepetition Lender Claims. Adequate Protection Claims shall be deemed satisfied in full by payments made pursuant to and in accordance with the DIP Facility Order.
          On the Effective Date, each issued and outstanding letter of credit under the Prepetition Credit Agreement (each a “Prepetition LC”) shall be replaced and cancelled, secured by “back up” letters of credit issued by an institution acceptable to the issuer of the Prepetition LC, or cash collateralized at 105% of the face amount of each Prepetition LC on terms in form and substance (a) satisfactory to the bank issuer of such Prepetition LC and (b) reasonably satisfactory to Equity Investors and the Prepetition Investors.
          Prepetition Lender Claims are Impaired.
                    (i) Class 9, General Unsecured Claims
          The Plan defines a General Unsecured Claim as a Claim that (a) is not an Administrative Claim or a Priority Tax Claim and (b) does not fall within Class 1 Secured Tax Claims, Class 2 Secured Claims, Class 3 Other Priority Claims, Class 4 Intercompany Claims, Class 5 Workers’ Compensation Claims, Class 6 Subsidiary Interests, Class 7 Capital Lease Claims, Class 8 Prepetition Lender Claims, Class 10a Subordinated Debt Securities Claims or Class 10b Subordinated Equity Securities Claims.
          The Plan provides that holders of General Unsecured Claims against the Main Debtors will neither receive nor retain any property on account of such claims.
          As part of the Intercreditor Settlement, holders of Allowed Class 9 General Unsecured Claims shall be entitled to participate in the Intercreditor Settlement, subject to the terms set forth in the Intercreditor Settlement Order and the Trust Agreement. The procedures for distributions to the Trust

Beneficiaries shall be in accordance with the terms set forth in the Trust Agreement. The procedures for resolving Disputed Claims of the Trust Beneficiaries are set forth in the Plan and in the Trust Agreement.
                    (j) Class 10, Subordinated Securities Claims
          The Plan defines Subordinated Securities Claims as all Subordinated Debt Securities Claims and all Subordinated Equity Securities Claims, collectively.
                         (i) Class 10a, Subordinated Debt Securities Claims
          The Plan defines Subordinated Debt Securities Claims as all Claims subject to subordination under section 510(b) of the Bankruptcy Code that arise from the rescission of a purchase or sale of a debt Security of any Debtor (including, but not limited to, Old Common Stock and Old Common Stock Options), or for damages arising from the purchase or sale of such equity Security, or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claims. Subordinated Debt Securities Claims are Impaired.
          Subordinated Debt Securities Claims are Impaired. Subordinated Debt Securities Claims will be cancelled, released, and extinguished. The Plan provides that holders of Subordinated Debt Securities Claims will neither receive nor retain any property on account of such claims.
                         (ii) Class 10b, Subordinated Equity Securities Claims
          The Plan defines Subordinated Equity Securities Claims as all Claims subject to subordination under section 510(b) of the Bankruptcy Code that arise from the rescission of a purchase or sale of an equity Security of any Debtor (including, but not limited to, Old Convertible Notes), or for damages arising from the purchase or sale of such debt Security, or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claims.
          Subordinated Equity Securities Claims are Impaired. Subordinated Equity Securities Claims will be cancelled, released, and extinguished. The Plan provides that holders of Subordinated Equity Securities Claims will neither receive nor retain any property on account of such claims.
                    (k) Class 11, Interests in Brands Preferred Stock
          The Plan defines Interests in Brands Preferred Stock as all equity interests relating to the 6,026 shares of $4.80 dividend cumulative preferred stock of Brands authorized under Article IV of the restated certificate of incorporation of Brands, as amended.
          Interests in Brands Preferred Stock are Impaired. The Plan provides that Interests in Brands Preferred Stock will be cancelled, released, and extinguished, and holders of such Interests will neither receive nor retain any property on account of such Interests.
                    (l) Class 12, Interests in IBC
          The Plan defines Interests in IBC as, collectively, all equity interests in IBC including, without limitation, Old Common Stock and Old Common Stock Options.
          Interests in IBC are Impaired. The Plan provides that Interests in IBC will be cancelled, released, and extinguished, and holders of such Interests will neither receive nor retain any property on account of such Interests.

3.	Treatment of Classified Claims Against, and Interest in, Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery under the Plan
                    (a) Class 1, Other Priority Claims
          The Plan defines an Other Priority Claim as a Claim against the Debtors entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.
          Except as otherwise provided in and subject to Section 8.7 of the Plan, on the first Periodic Distribution Date occurring after the later of (a) the date an Other Priority Claim becomes an Allowed Other Priority Claim or (b) the date an Other Priority Claim becomes payable pursuant to any agreement between Mrs. Cubbison’s (or Reorganized Mrs. Cubbison’s), Armour & Main Redevelopment (or Reorganized Armour & Main Redevelopment) or New England Bakery (or Reorganized New England Bakery), as applicable, and the holder of such Other Priority Claim, each Class 1 Other Priority Claimholder shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Other Priority Claim, (x) Cash in an amount equal to the amount of such Allowed Other Priority Claim or (y) such other treatment as to which Mrs. Cubbison’s (or Reorganized Mrs. Cubbison’s), Armour & Main Redevelopment (or Reorganized Armour & Main Redevelopment) or New England Bakery (or Reorganized New England Bakery), as applicable, and such Claimholder shall have agreed upon in writing, provided that such treatment is not more favorable than the treatment in clause (x) above. The Debtors’ failure to object to an Other Priority Claim in the Chapter 11 Cases shall be without prejudice to Reorganized Mrs. Cubbison’s, Reorganized Armour & Main Redevelopment’s, or Reorganized New England Bakery’s, as applicable, right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the applicable Debtor or Reorganized Debtor) when and if such Claim is sought to be enforced by the holder of the Other Priority Claim.
          Other Priority Claims with respect to Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery are Unimpaired. The Debtors estimate that the aggregate amount of Other Priority Claims payable under the Plan with respect to Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery will be approximately $0.
                    (b) Class 2, Intercompany Claims
          The Plan provides that each Mrs. Cubbison’s Intercompany Claim, Armour & Main Redevelopment Intercompany Claim and New England Bakery Intercompany Claim will, in the sole discretion of the applicable Debtor or Reorganized Debtor holding such Claim, be (a) released, waived and discharged as of the Effective Date, (b) contributed to the capital of the obligor corporation, (c) dividended, or (d) remain unimpaired; provided that the applicable Debtor or Reorganized Debtor shall seek the consent of Equity Investors and the Prepetition Investors with respect to the treatment of each such Claim, with such consent not to be unreasonably withheld.
          Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery Intercompany Claims are Unimpaired. The Debtors estimate that the aggregate amount of Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery Intercompany Claims payable under the Plan will be approximately $0.

                    (c) Class 3, Interests
          Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery Interests are Unimpaired. The Plan provides that such Interests shall be unaffected by the Plan, except to the extent required or permitted by the Restructuring Transactions or as may be required in the event the Mrs. Cubbison’s Substantive Consolidation Motion, Armour & Main Redevelopment Substantive Consolidation Motion or New England Bakery Substantive Consolidation Motion is prosecuted to conclusion.
                    (d) Class 4, Trade Claims
          The Plan provides that, unless the holder of a Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery Trade Claim and the applicable Debtor agree to a different treatment, on the Effective Date, each holder of a Allowed Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery Trade Claim shall have its Claim paid in full in Cash (not including accrued post-petition interest).
          Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery Trade Claims are Impaired. The Debtors estimate that the aggregate amount of Mrs. Cubbison’s Trade Claims payable under the Plan will be approximately $13,676. The Debtors estimate that the aggregate amount of Armour & Main Redevelopment and New England Bakery Trade Claims payable under the Plan will be approximately $0.
                    (e) Class 5, General Unsecured Claims
          The Plan provides that, if Class 5 Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery General Unsecured Claims votes to accept the applicable Plan and such Plan is confirmed, the Debtors will withdraw the Mrs. Cubbison’s Substantive Consolidation Motion, Armour & Main Redevelopment Substantive Consolidation Motion, or New England Bakery Substantive Consolidation Motions, as applicable, with prejudice, and, on the Effective Date or as soon thereafter as is reasonable and practicable, each holder of an Allowed Class 5 Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery General Unsecured Claim, as applicable, shall be entitled to receive such holder’s Pro Rata share of the Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery General Unsecured Claims Distribution Property, as applicable, or (b) if Class 5 Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery General Unsecured Claims does not vote to accept the applicable Plan or if the applicable Plan is not confirmed, then, the Debtors shall prosecute the Mrs. Cubbison’s, Armour & Main Redevelopment, or New England Bakery Substantive Consolidation Motion, as applicable, and, if such motion is granted, the holders of Claims against, and Interests in, the Debtors to which such motion(s) apply shall receive the same treatment as holders of Claims against, and Interests in, IBC under the Plan with respect to IBC.
          Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery General Unsecured Claims are Impaired. The estimated amount of Class 5 General Unsecured Claims with respect to each of Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery is $19,307,508.5

5	This estimate does not include an unliquidated Control Group Liability Claim asserted by the ABA Plan which is disputed.

4.	Substantive Consolidation of Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery with IBC
          The Plan represents individual plans of reorganization for each of the Debtors, including Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery. A “Control Group Liability Claim” is a Claim asserted by, or on behalf of, a qualified defined benefit pension plan against and all members of IBC’s controlled group of companies and related entities as defined under section 4001(b)(1) of the Employee Retirement Income Security Act of 1974 (on a joint and several basis). In the Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery cases, the holders of Control Group Liability Claims assert that all of the Debtors are jointly and severally liable on such claims. As a result, in an effort to resolve the Control Group Liability Claims, the Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery Plans embody a compromise and settlement whereby the holders of Class 5 General Unsecured Claims, including the holders of Control Group Liability Claims, would be entitled to share in the Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery General Unsecured Claims Distribution Property available under the respective Plans. To the extent the Class 5 General Unsecured Creditors do not vote to accept all of these three Plans, then the Debtors with respect to the non-accepted Plans will seek to prosecute the applicable Substantive Consolidation Motion(s) and thereby seek to substantively consolidate such Debtor(s) with IBC.
          Generally, substantive consolidation of the estates of multiple debtors in a bankruptcy case effectively combines the assets and liabilities of the multiple debtors for certain purposes under a plan. The effect of consolidation is the pooling of the assets of, and claims against, the consolidated debtors; satisfying liabilities from a common fund; and combining the creditors of the debtors for purposes of voting on reorganization plans. In re Augie/Restivo Baking Co., 860 F.2d 515, 518 (2d Cir. 1988). There is no statutory authority specifically authorizing substantive consolidation. The authority of a Bankruptcy Court to order substantive consolidation is derived from its general equitable powers under section 105(a) of the Bankruptcy Code, which provides that the court may issue orders necessary to carry out the provisions of the Bankruptcy Code. In re DRW Property Co. 82, 54 B.R. 489, 494 (Bankr. N.D.Tex. 1985). Nor are there statutorily prescribed standards for substantive consolidation. Instead, judicially developed standards control whether substantive consolidation should be granted in any given case. The United States Court of Appeals for the Eighth Circuit, the circuit in which the Debtors’ Chapter 11 Cases are pending, recognizes that a court may authorize substantive consolidation. See, e.g., In re Giller, 962 F.2d 796 (8th Cir. 1992).
          The propriety of substantive consolidation must be evaluated on a case-by-case basis. See In re Giller, 962 F.2d 796 (8th Cir. 1992); In re Affiliated Foods, Inc., 249 B.R. 770 (W.D. Mo. 2000). The extensive list of elements and factors frequently cited and relied upon by courts in determining the propriety of substantive consolidation may be viewed as variants on the following: 1) the necessity of consolidation due to the interrelationship among the debtors; 2) whether the benefits of consolidation outweigh the harm to creditors; and 3) prejudice resulting from not consolidating the interrelated debtors. In re Giller, 962 F.2d 796. Some courts have viewed these elements and factors as examples of information that may be useful to courts charged with deciding whether there is substantial identity between the entities to be consolidated and whether consolidation is necessary to avoid some harm or to realize some benefit.
          Substantive consolidation is an equitable remedy that a bankruptcy court may be asked to apply in chapter 11 cases involving affiliated debtors. Substantive consolidation involves the pooling of the assets and liabilities of the affected debtors. All of the debtors in the substantively consolidated group are treated as if they were a single corporate and economic entity. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors, and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored. Substantive consolidation of two or more debtors’ estates generally results in the deemed consolidation of the assets and liabilities of the debtors, the elimination of multiple and duplicative creditor claims, joint and several liability claims and guarantees and the payment of allowed claims from a common fund. The Debtors believe that substantive consolidation of Mrs. Cubbison’s with IBC is warranted in light of the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases.
          The facts and circumstances surrounding the historical business operations of the Debtors and Mrs. Cubbison’s support substantive consolidation. Without the manufacturing operations, management, accounting and other overhead support of the other Debtors, Mrs. Cubbison’s likely could not operate as a stand alone entity and would have little, if any value on a liquidation basis. Furthermore, Mrs. Cubbison’s is reliant on the subsidiaries owned by IBC for the manufacturing and packaging of its products. IBC indirectly owns eighty percent (80%) of the commons stock of Mrs. Cubbison’s, and they share a common director. All of the employees that do work on behalf of Mrs. Cubbison’s are employed by Brands, a wholly owned subsidiary of IBC, and are leased to Mrs. Cubbison’s. Mrs. Cubbison’s enjoys the use of IBC’s unified cash management system. Indeed, IBC supplies many overhead functions, including the filing of tax returns (in all but two states, such returns are filed on a consolidated basis with IBC and its other subsidiaries), and its office space is leased on its behalf by another subsidiary of IBC.
          The facts and circumstances surrounding the historical business operations of the Debtors and Armour & Main Redevelopment and New England Bakery support substantive consolidation of each of these entities with IBC as well. Armour & Main Redevelopment was established with respect to a redevelopment agreement with the city of Kansas City Missouri. The property was redeveloped and was subsequently transferred to IBC. Armour & Main Redevelopment has no assets, no employees and no current function, and its purpose of existence, which has been fulfilled, was for the benefit of IBC and its subsidiaries. Armour & Main Redevelopment has common officers and directors with the Debtors and all of the costs associated with its continued corporate existence are funded by the Debtors through their unified cash management system. Armour & Main Redevelopment therefore has no ability to survive without the management, accounting and other overhead support of the other Debtors, and would have little, if any value on a liquidation basis. Likewise, New England Bakery has no assets, no employees and no current operations. New England Bakery at one point served as an entity that engaged certain distributors to distribute products on behalf of the Debtors. All such distribution arrangements have ceased. New England Bakery has common officers and directors with the Debtors and all of the costs associated with its continued corporate existence are funded by the Debtors through their unified cash management system. New England Bakery therefore has no ability to survive without the management, accounting and other overhead support of the other Debtors, and would have little, if any value on a liquidation basis.
               5. Special Provisions Regarding Insured Claims
          Under the Plan, an Insured Claim is any Claim or portion of a Claim (other than a Workers’ Compensation Claim) that is insured under the Debtors’ insurance policies, but only to the extent of such coverage. Distributions under the Plan to each holder of an Insured Claim will be in accordance with the treatment provided under the Plan for General Unsecured Claims; provided, however, that the maximum amount of any Claim under the Plan on account of an Allowed Insured Claim upon which a distribution will be made will be limited to an amount equal to the applicable self-insured retention under the relevant insurance policy; provided further, however, that, to the extent a holder has an Allowed Insured Claim, the amount of which exceeds the total coverage available from the relevant insurance policies of the Debtors, such holder will have an Allowed General Unsecured Claim in the amount by which such Allowed Insured Claim exceeds the coverage available from the relevant Debtors’ insurance policies. Furthermore, nothing in Section 4.3 of the Plan will constitute a waiver or release of any Retained Actions or Avoidance Claims the Debtors may hold against any Person, including the Debtors’ insurance carriers; and nothing in Section 4.3 of the Plan is intended to, will, or will be deemed to preclude any holder of an Allowed Insured Claim from seeking and/or obtaining a distribution or other recovery from any insurer of the Debtors in addition to (but not in duplication of) any distribution such holder may receive under the Plan; provided, however, that the Debtors do not waive, and expressly reserve their rights to assert that any insurance coverage is property of the Estates to which they are entitled.
          The Plan does not expand the scope of, or alter in any other way, the rights and obligations of the Debtors’ insurers under their policies, and the Debtors’ insurers will retain any and all defenses to coverage that such insurers may have, including the right to contest and/or litigate with any party, including the Debtors, the existence, primacy and/or scope of available coverage under any alleged applicable policy. The Plan will not operate as a waiver of any other Claims the Debtors’ insurers have asserted or may assert in any proof of claim or the Debtors’ rights and defenses to such proofs of claim.
               6. Reservation of Rights Regarding Claims
          Except as otherwise explicitly provided in the Plan, nothing will affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.
D. Means for Implementation of the Plan
               1. Continued Corporate Existence
          Subject to the Restructuring Transactions described in Section 6.13 of the Plan and Exhibit I annexed thereto, each of the Debtors will continue to exist as a Reorganized Debtor after the Effective Date as a separate corporate entity, with all the powers of a corporation or limited liability company, as applicable, under applicable law in the jurisdiction in which it is organized and pursuant to the Organizational Documents in effect prior to the Effective Date, except to the extent such Organizational Documents are amended by the Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.
               2. Corporate Action
          The Plan provides that each of the matters provided for under the Plan involving the corporate structure of the Debtors or corporate action to be taken by or required of the Debtors will, as of the Effective Date, be deemed to have occurred and be effective as provided therein, and will be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of any of the Debtors or the Reorganized Debtors.
               3. Certificate of Incorporation and Bylaws
          The Organizational Documents shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. The Organizational Documents for Reorganized IBC shall, among other things, authorize 60,000,000 shares of New Common Stock, $0.01 par value per share. The Certificate of Incorporation for Reorganized IBC, in form and substance satisfactory to Equity Investors, is attached to the Plan as Exhibit L and the bylaws for Reorganized IBC, in form and substance satisfactory to Equity Investors, is attached to the Plan as Exhibit M. A summary description of the New

Common Stock is set forth as Exhibit F to the Plan. The charter and bylaws of each Reorganized Subsidiary Debtor, shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code, until two (2) years after the Effective Date.
               4. Cancellation of Existing Securities and Agreements
          On the Effective Date, except as otherwise specifically provided for in the Plan, (a) the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors, except such notes or other instruments evidencing indebtedness or obligations of or interests in the Debtors that are Reinstated under the Plan, will be cancelled, and (b) the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indenture, certificates of designation, bylaws, or certificate or articles of incorporation or similar document governing the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors or ownership interest in the Debtors, except such notes or other instruments evidencing indebtedness or obligations of or interests in the Debtors that are Reinstated under the Plan, as the case may be, will be released and discharged. Notwithstanding anything to the contrary in the Plan, as of the Effective Date, the Reorganized Debtors shall assume all existing indemnification obligations arising under (i) the Prepetition Credit Agreement (including the Loan Documents, as defined therein) in favor of JPMCB, J.P. Morgan Securities Inc. and any of the Plan Supporters (each in their respective capacity under the Prepetition Credit Agreement), (ii) the DIP Credit Agreement, (iii) the exit facility commitment letter by and among Silver Point, IBC and Brands dated October 18, 2007, as amended and restated as of November 6, 2007, (iv) the Term Loan Facility Commitment Papers and (v) Annexes I and I-A to the Commitment Letter, and all such indemnification obligations shall not be cancelled, terminated or otherwise modified and shall remain in full force and effect. Subject to payment in full of the Old Convertible Note Indenture Trustee Fee Claim on the Effective Date, all of the obligations of the Debtors and the Reorganized Debtors under the Old Convertible Note Indenture and the Old Convertible Notes, including indemnification obligations, shall be cancelled, released and discharged without limitation, and the Old Convertible Notes Indenture Trustee shall be discharged from any further obligations thereunder, provided, however, that said cancellation, release and discharge shall not affect, limit or impair the rights of the Old Convertible Notes Indenture Trustee as against any holder of Old Convertible Notes. Upon and subject to such cancellation, release and discharge, all distributions to holders of Old Convertible Notes Claims by the Trustee of the Creditors’ Trust, if any, shall be made directly by the Trustee thereof and the Old Convertible Notes Indenture Trustee shall have no duties relating thereto.
               5. Authorization and Issuance of New Common Stock
                    (a) The Certificate of Incorporation for Reorganized IBC shall authorize 60,000,000 shares of New Common Stock. On the Effective Date, Reorganized IBC shall (i) issue up to 4,420,000 shares of New Common Stock to the Term Loan Facility Lenders (or their Permitted Affiliates) and (ii) issue 4,420,000 shares of New Common Stock to Equity Investors. A summary description of the New Common Stock is set forth as Exhibit F to the Plan.
                    (b) The New Common Stock issued under the Plan shall be subject to economic and legal dilution based upon (i) the issuance of New Common Stock pursuant to the Long Term Incentive Plan as set forth in Section 6.8 of the Plan, (ii) the conversions of New Convertible Secured Notes, (iii) the exercise of Warrants, (iv) the employee equity sharing plans to be entered into in connection with the Transaction, (v) the Trust Stock Appreciation Rights, and (vi) any other shares of New Common Stock issued after the consummation of the Plan.

                    (c) The issuance of the New Common Stock, including the shares of the New Common Stock, options, or other equity awards, if any, reserved by Reorganized IBC for the Long Term Incentive Plan and the other employee equity sharing plans to be entered into in connection with the Transaction, and the shares of New Common Stock reserved by Reorganized IBC for the conversion of the New Convertible Secured Notes and the exercise of the Warrants, is authorized without the need for any further corporate action or action by any other party.
                         All of the shares of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, and if applicable, fully paid and non-assessable.
               6. Directors and Officers
                    (a) The existing officers or managing members of the Debtors shall remain in their current capacities as officers of the Reorganized Debtors, subject to the ordinary rights and powers of the board of directors or equityholders, as the case may be, to replace them.
                    (b) On the Effective Date, the term of the current members of the board of directors of the corporate Debtors shall expire. The initial board of directors of the corporate Reorganized Debtors will consist of eight (8) directors. Craig Jung (or in the event of his death, incapacity, or resignation, the chief executive officer of IBC) shall serve as a director. Equity Investors shall designate five (5) directors. The Prepetition Investors shall designate two (2) directors reasonably satisfactory to Equity Investors.
                         The Persons designating board members shall file with the Bankruptcy Court and give to the Debtors written notice of the identities of such members on a date that is not less than ten (10) days prior to the Voting Deadline.
                    (c) Other provisions governing the service, term and continuance in office of the members of the board shall be as set forth in the Organizational Documents of the Reorganized Debtors.
               7. Employment, Retirement, Indemnification and Other Agreements and Incentive Compensation Programs
                    (a) The proposed terms of employment of certain key employees of the Reorganized Debtors, to be effective on the Effective Date, are summarized at Exhibit N attached to the Plan (the “Executive Employment Agreements”). The Executive Employment Agreements are to be in form and substance satisfactory to Equity Investors and the assumption of, or entry into, the Executive Employment Agreements as provided for in the Plan shall be subject to the consent of Equity Investors prior to the Confirmation Date. For the avoidance of doubt, with the exception of the requirement that the Debtors assume the Executive Employment Agreement with Craig Jung, entry into or assumption of any Executive Employment Agreement or other employment agreement shall not be a condition precedent to the confirmation or consummation of the Plan.
                    (b) With the exception of those individuals (i) whose employment terms are summarized on Exhibit N to the Plan, and (ii) the terms of whose employment agreements are subject to a rejection motion as of the Confirmation Hearing, to the extent that any of the Debtors has in place as of the Effective Date employment, severance (change in control), retirement, indemnification and other agreements with their respective active directors, officers, managing members and employees who will continue in such capacities or a similar capacity after the Effective Date, or retirement income plans, welfare benefit plans and other plans for such Persons, such agreements, programs and plans will remain in place after the Effective Date, and the Reorganized Debtors will continue to honor such agreements, programs and plans except to the extent provided in the Plan without prejudice to the Reorganized Debtors’ authority to modify or eliminate any such agreements, programs or plans as permitted under applicable non-bankruptcy law. Benefits provided under such agreements or plans may include benefits under qualified and non-qualified retirement plans; health and dental coverage; short and long-term disability benefits; death and supplemental accidental death benefits; vacation; leased car; financial consulting, tax preparation and estate planning as well as an annual physical examination, each paid or provided commensurate with an employee’s position in accordance with the applicable Reorganized Debtor’s policies then in effect. Such agreements and plans also may include equity, bonus and other incentive plans in which officers, managing members and other employees of the Reorganized Debtors may be eligible to participate; provided, however, such equity, bonus and other incentive plans shall not provide for the issuance of New Common Stock and to the extent that such equity, bonus and other incentive plan provides for the issuance of Existing Securities, such provision shall be deemed null and void and the officers, managing members and other employees shall waive any right to enforce such provisions; provided, further, however, that pursuant to the Long Term Incentive Plan, there shall be reserved for certain members of management, directors, and other employees of the Reorganized Debtors a certain number of shares of New Common Stock and other securities all as more fully described in Section 6.8 of the Plan.
                    (c) Notwithstanding anything contained in the Plan to the contrary, the terms of the KERP will not be modified, altered, or amended. Retention Bonuses (as defined in the KERP) will be paid in the amounts and at such times as contemplated by the KERP.
               8. Implementation of the Long Term Incentive Program
          A summary of the Long Term Incentive Plan is attached to the Plan as Exhibit E. On the Effective Date, the Reorganized Debtors shall implement the Long Term Incentive Plan in order to promote the growth and general prosperity of the Reorganized Debtors by offering incentives to key employees who are primarily responsible for the growth of the Reorganized Debtors, and to attract and retain qualified employees and thereby benefit the shareholders of the Reorganized Debtors based on growth of the Reorganized Debtors. Pursuant to the Long Term Incentive Plan, the Reorganized Debtors shall deliver certain stock options and restrictive stock grants to certain members of management and other employees on and after the Effective Date, in such amounts and pursuant to such terms as set forth in the Long Term Incentive Plan.
          The Long Term Incentive Plan will be administered by Reorganized IBC’s board of directors. In applying and interpreting the provisions of the Long Term Incentive Plan, the decisions of Reorganized IBC’s board of directors shall be final.
          The Long Term Incentive Plan is to be in form and substance satisfactory to Equity Investors and the establishment of the Long Term Incentive Plan shall be subject to the consent of Equity Investors.
               9. Termination of the SERP
          Immediately prior to the Effective Date, the SERP shall be deemed terminated, and the Reorganized Debtors’ obligations thereunder shall cease, and on the Effective Date the trustee of the rabbi trust holding certain assets of the SERP shall remit such assets to the Reorganized Debtors to be used for general corporate purposes.

               10. Equity Investors’ Contribution
          Pursuant and subject to the terms and conditions of the Investment Agreement, Equity Investors shall make the Investment in the amount specified in the Investment Agreement, to be utilized by the Debtors or Reorganized Debtors to make Cash distributions as required under the Plan and to consummate the transactions contemplated by the Plan, the Investment Agreement and the Commitment Letter.
               11. Issuance of the New Convertible Secured Notes, the New Common Stock and Warrants and Entry Into the New Third Lien Term Loan
          On the Effective Date, Reorganized IBC shall issue the New Convertible Secured Notes, the New Common Stock and the Warrants for distribution, and shall enter into the New Third Lien Term Loan, in accordance with the terms of the Transaction. In the Confirmation Order, the Bankruptcy Court shall approve the New Third Lien Term Loan and the New Convertible Secured Notes in substantially the form disclosed to the Bankruptcy Court and authorize the Reorganized Debtors to enter into the New Third Lien Term Loan and issue the New Convertible Secured Notes pursuant to the New Third Lien Term Loan Credit Facility and the New Convertible Secured Note Indenture, respectively, and execute the same together with such other documents as the agent under the New Third Lien Term Loan and the trustee under the New Convertible Secured Note Indenture may reasonably require.
          The issuance to the Prepetition Lenders of the New Convertible Secured Notes (including the New Common Stock into which such New Convertible Secured Notes are convertible) and the distribution thereof shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. The definitive documents with respect to the New Convertible Secured Notes distributed pursuant to the Plan will have mandatory conversion rights, anti-dilution rights and transfer restrictions reflecting the terms set forth on Exhibit G to the Plan and shall be mutually acceptable to the Debtors, Equity Investors and the Prepetition Investors.
               12. Post-Effective Date Financing
          On the Effective Date, the Reorganized Debtors (other than Mrs. Cubbison’s) shall (i) enter into the New Credit Facilities and the New Third Lien Term Loan Credit Facility, together with all guarantees evidencing obligations of the Reorganized Debtors thereunder and security documents, (ii) execute mortgages, certificates and other claims documentation and deliveries as the Prepetition Investors reasonably request, (iii) deliver insurance and customary opinions, and (iv) enter into other documentation as described in the Term Loan Facility Commitment Papers and Exhibit H to the Commitment Letter, all of which items in clauses (i) – (iv) shall be in form and substance reasonably satisfactory to the Prepetition Investors, and such documents and all other documents, instruments and agreements to be entered into, delivered or contemplated thereunder shall become effective in accordance with their terms on the Effective Date. In the Confirmation Order, the Bankruptcy Court shall approve the New Credit Facilities and the New Third Lien Term Loan Credit Facility in substantially the form disclosed to the Bankruptcy Court and authorize the Reorganized Debtors to execute the same together with such other documents as the lenders under the New Credit Facilities and the New Third Lien Term Loan Credit Facility may reasonably require in order to effectuate the treatment afforded to such parties under the New Credit Facilities and the New Third Lien Term Loan Credit Facility, respectively.
          Upon the Effective Date (i) the Debtors and the Reorganized Debtors are authorized to execute and deliver the New Credit Facility Documents, the New Third Lien Term Loan Credit Facility, the New Convertible Secured Note Indenture, all mortgages, intercreditor agreements, security documents and all other related agreements, documents or instruments to be executed or delivered in connection therewith (collectively, the “Exit Facility Documents”) and perform their obligations thereunder including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages or indemnities, (ii) the Exit Facility Documents shall constitute the legal, valid and binding obligations of the Reorganized Debtors parties thereto, enforceable in accordance with their respective terms, (iii) the Liens granted to secure the obligations under each applicable Exit Facility Document shall be, and shall remain (until released in accordance with the terms of the applicable Exit Facility Document), legal, valid, perfected, non-voidable, non-avoidable and binding liens on, and security interests in, all property and assets of the Reorganized Debtors (to the extent required by the Exit Facility Documents) having the priority granted to them under the Plan, and (iv) no obligation, payment, transfer or grant of security under the Exit Facility Documents shall be stayed, restrained, voidable, avoidable or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff or counterclaim on account of any act, event or occurrence arising on or prior to the Effective Date. The Debtors and the Reorganized Debtors, as applicable, and the other persons granting any liens and security interests to secure the obligations under the Exit Facility Documents are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence perfection of such liens and security interests under the provisions of any applicable federal, state, provincial or other law (whether domestic or foreign) (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals and consents shall not be required for such perfection), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.
               13. Preservation of Causes of Action
          In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in the Plan, the Reorganized Debtors shall retain and may, in their sole discretion, enforce or prosecute all Retained Actions, a nonexclusive list of which is attached to the Plan as Exhibit A-1. The Debtors or the Reorganized Debtors, in their sole and absolute discretion, will determine whether to bring, settle, release, compromise, or enforce such rights (or decline to do any of the foregoing). The Reorganized Debtors or any successors may prosecute (or decline to prosecute) such Retained Actions in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action. Except as otherwise provided herein, the failure of the Debtors to specifically list any Claim, right of action, suit or proceeding in the Schedules or in Exhibit A-1 does not, and will not be deemed to, constitute a waiver or release by the Debtors of such claim, right of action, suit or proceeding, and the Reorganized Debtors will retain the right to pursue such claims, rights of action, suits or proceedings in their sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to such claim, right of action, suit or proceeding upon or after the confirmation or consummation of the Plan.
               14. Substantive Consolidation Motions
          If Class 5 General Unsecured Claims voting on the respective Plans of Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery do not each vote as a class to accept the applicable Plan, and if the applicable Plan as it pertains to Mrs. Cubbison’s, Armour & Main Redevelopment or New England Development is not timely confirmed, the Debtors shall seek to substantively consolidate Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery, as appropriate, and IBC pursuant to the Mrs. Cubbison’s Substantive Consolidation Motion, Armour & Main Redevelopment Substantive Consolidation Motion or New England Bakery Substantive Consolidation Motion, as applicable. The Debtors may combine two or more Substantive Consolidation Motions in one pleading. Objections to the Substantive Consolidation Motion(s) may be decided at the Confirmation Hearing or at a later date.

               15. Plan Modification and Amendments
          Pursuant to Section 14.2 of the Plan, the Debtors may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code, in a form that is reasonably satisfactory to Equity Investors and the Prepetition Investors, at any time prior to the Confirmation Hearing. After the Confirmation Date and prior to substantial consummation of the Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan.
               16. Creditors’ Committee
          Effective on the Effective Date, the Creditors’ Committee shall dissolve automatically, whereupon its members, professionals, and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except with respect to applications for Professional Claims. The professionals retained by the Creditors’ Committee and the members thereof shall not be entitled to compensation and reimbursement of expenses for services rendered after the Effective Date, except for services rendered in connection with (a) the implementation of the transactions contemplated to occur on the Effective Date hereunder and (b) applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or filed after the Effective Date pursuant to Section 9.2 of the Plan.
               17. Payment of Statutory Fees
          All fees payable pursuant to section 1930 of title 28 of the United States Code, as of the entry of the Confirmation Order as determined by the Bankruptcy Court at the Confirmation hearing, shall be paid on the Effective Date. The Reorganized Debtors will continue to pay fees pursuant to section 1930 of title 28 of the United States Code as required by that section.
               18. Effectuating Documents; Further Transactions
          The chairman of the board of directors, the Chief Executive Officer, or any other executive officer or managing member of the Debtors will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Secretary or Assistant Secretary of the Debtors will be authorized to certify or attest to any of the foregoing actions.
               19. Exemption From Certain Transfer Taxes and Recording Fees
          Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to the Plan (including, without limitation, pursuant to any grant of collateral under the New Credit Facilities), or any agreement regarding the transfer of title to or ownership of any of the Debtors’ real or personal property will not be subject to any document recording tax, stamp tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording tax, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

E. Unexpired Leases and Executory Contracts
               1. Assumed (Non-Union) Contracts and Leases
          Except with respect to the Union Contracts (whose treatment under the Plan is described in Section 7.3 therein), only those executory contracts and unexpired leases to which the Debtors (or any of them) are a party that are specifically listed on the schedule of assumed contracts and leases annexed to the Plan as Exhibit O, or that were entered into postpetition, shall be deemed automatically assumed and Reinstated as of the Effective Date; provided, however, that neither the inclusion by the Debtors of a contract or lease on Exhibit O nor anything contained in the Plan shall constitute an admission by the Debtors that such lease or contract is an unexpired lease or executory contract or that any Debtor, or any of their Affiliates, has any liability thereunder. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions, pursuant to section 365(b)(1) of the Bankruptcy Code and, to the extent applicable, section 365(b)(3) of the Bankruptcy Code, as of the Effective Date.
          Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of the Plan.
               2. Rejected (Non-Union) Contracts and Leases
          Except with respect to the Union Contracts (whose treatment under the Plan is described in Section 7.3 therein) and except with respect to executory contracts and unexpired leases that have previously been assumed or are the subject of a motion to assume filed, or a notice of assumption served pursuant to an order of the Bankruptcy Court, on or before the Confirmation Date, all executory contracts and unexpired leases not assumed as set forth in Section 7.1 of the Plan will be deemed automatically rejected as of the Effective Date or such earlier date as the Debtors may have unequivocally terminated their performance under such lease or contract. Expired leases and contracts that are no longer executory will neither be assumed or rejected as a part of these procedures.
               3. Assumption and Rejection of Union Contracts
          Each Union Contract to which the Debtors are a party shall be deemed automatically assumed and Reinstated as of the Effective Date, unless such Union Contract (a) shall have been previously rejected by the Debtors, (b) is the subject of a motion to reject pursuant to section 1113 of the Bankruptcy Code filed on or before the Confirmation Date, or (c) expired prior to the Effective Date and/or is no longer executory on the Effective Date by its own terms. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions, pursuant to section 365(b)(1) of the Bankruptcy Code and, to the extent applicable, section 365(b)(3) of the Bankruptcy Code, as of the Effective Date. Any rejection of a Union Contract will proceed by motion made pursuant to section 1113 of the Bankruptcy Code.

               4. Payments Related to Assumption of Executory Contracts and Unexpired Leases
          The provisions (if any) of each executory contract or unexpired lease to be assumed and Reinstated under the Plan which are or may be in default shall be satisfied solely by Cure. Objections to assumption or rejection including, without limitation, to Cure related to non-monetary defaults, must be raised in an objection to be filed no later than the date by which objections are required to be filed with respect to confirmation of the Plan. Any such Objections will be litigated at the Confirmation Hearing or at such other time as the Bankruptcy Court may schedule.
               5. Rejection Damages Bar Date
          If rejection of an executory contract or unexpired lease rejected pursuant to the Plan results in a Claim, then such Claim shall be forever barred and shall not be enforceable against either the Debtors or the Reorganized Debtors or such entities’ properties unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors within thirty (30) days after service of the earlier of (a) notice of the Confirmation Order or (b) other notice that the executory contract or unexpired lease has been rejected. Any Claim that may be Allowed as a result of the rejection of an executory contract or unexpired lease shall be treated as a General Unsecured Claim.
F. Restructuring Transactions and Alternative Structures
          Subject to the prior agreement of Equity Investors and the Prepetition Investors on the form of the Restructuring Transactions, the Debtors or the Reorganized Debtors, as the case may be, shall take such actions as may be necessary or appropriate to effect the relevant Restructuring Transactions. The term “Restructuring Transactions” means a dissolution or winding up of the corporate existence of a Debtor or the consolidation, merger, contribution of assets, or other transaction in which a Reorganized Debtor merges with or transfers substantially all of its assets and liabilities to a Reorganized Debtor or their Affiliates, on or after the Effective Date, as set forth on Exhibit I of the Plan. The Restructuring Transactions contemplated by the Plan include, but are not limited to, all of the transactions described in the Plan. Such actions may also include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of the Plan; (c) the filing of appropriate Organizational Documents with the appropriate governmental authorities under applicable law; and (d) all other actions that such Debtor or Reorganized Debtor determines are necessary or appropriate, including the making of filings or recordings in connection with the relevant Restructuring Transaction. In the event a Restructuring Transaction is a merger transaction, upon the consummation of such Restructuring Transaction, each party to such merger shall cease to exist as a separate corporate entity and thereafter the surviving Reorganized Debtor shall assume and perform the obligations under the Plan of each Reorganized Debtor party to such merger. In the event a Reorganized Debtor is liquidated, the Reorganized Debtors (or the Reorganized Debtor which owned the stock of such liquidating Debtor prior to such liquidation) shall assume and perform the obligations of such liquidating Reorganized Debtor under the Plan.
          Several alternative structures for the post-emergence capital structure of the Debtors are being explored. Under certain of the alternative structures, Equity Investors would organize one or more new entities which would acquire the Debtors, or the assets of the Debtors, in a taxable transaction. Other alternative structures involve the Debtors entering into certain transactions prior to the Effective Date in order to modify the overall corporate structure of the Debtors and/or otherwise structure their businesses for corporate or operational reasons. The reorganization of the Debtors will be consummated pursuant to an alternative structure described in this paragraph only if, after further analysis, the Debtors believe that it will improve the corporate or operational structure or otherwise provide efficiencies to the Estates or the Reorganized Debtors, and only if the Debtors have received the prior written consent of Equity Investors and the Prepetition Investors. Any such reorganization will not have any material adverse effect on any of the distributions under the Plan.
G. Provisions Governing Distributions
               1. Time of Distributions
          Except as otherwise provided for in the Plan or ordered by the Bankruptcy Court, distributions under the Plan will be made to holders of Allowed Claims on a Periodic Distribution Date.
               2. No Interest on Claims
          Unless otherwise specifically provided for in the Plan, the Confirmation Order, the DIP Credit Agreement or the Prepetition Credit Agreement, Postpetition Interest will not accrue or be paid on Claims, and no Claimholder will be entitled to interest accruing on or after the Petition Date on Claims, rights, or Interests, and no Claimholder will be entitled to interest accruing on or after the Petition Date on any Claim, right or Interest. Interest will also not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made thereon when and if such Disputed Claim becomes an Allowed Claim.
               3. Disbursing Agent
          The Plan calls for the Reorganized Debtors or a party designated by the Reorganized Debtors, in its sole discretion, to serve as a Disbursing Agent. The Disbursing Agent will make all distributions required under the Plan.
               4. Surrender of Securities or Instruments
          On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Claim (as to each, a “Certificate”), will surrender such Certificate to the Disbursing Agent, or, with respect to indebtedness that is governed by other agreement, the respective Servicer, and such Certificate will be cancelled. No distribution of property under the Plan will be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the respective Servicer or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the respective Servicer. Any holder who fails to surrender or cause to be surrendered such Certificate, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective Servicer prior to the first anniversary of the Effective Date, will be deemed to have forfeited all rights and Claims in respect of such Certificate and will not participate in any distribution under the Plan, and all property in respect of such forfeited distribution, including any dividends or interest attributable thereto, will revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary. Notwithstanding the foregoing, no Prepetition Lender is required to surrender a Certificate to the Prepetition Agent and no Prepetition Lender shall forfeit its distribution rights for failure to surrender such Certificate.

               5. Claims Administration Responsibility
          The Reorganized Debtors will have sole and absolute discretion in administering, disputing, objecting to, compromising or otherwise resolving all Claims against the Debtors (the “Claims Administration”); provided, however, that before the Reorganized Debtors agree to allow a General Unsecured Claim in an amount greater than $1,000,000, the Reorganized Debtors shall give reasonable notice to the Creditors’ Trust of their intended agreement and the Creditors’ Trust can elect to assume responsibility for administering, disputing, objecting, compromising or otherwise resolving such General Unsecured Claim and assume and pay from the Trust Assets any fees, costs, expenses or other liabilities incurred in connection with administering, disputing, objecting, compromising or otherwise resolving such General Unsecured Claim. If the Creditors’ Trust does not elect to assume such responsibility within three Business Days after the Reorganized Debtors’ delivery of notice to the Creditors’ Trust, the General Unsecured Claim shall be disposed of in the manner proposed by the Reorganized Debtors. The Reorganized Debtors shall bear the responsibility for any fees, costs, expenses or other liabilities incurred by the Reorganized Debtors in connection with the Claims Administration; provided, however, prior to the Reorganized Debtors taking any responsibility with respect to Claims Administration, the Creditors’ Trust and the Reorganized Debtors shall have entered into an agreement whereby the Creditor’ Trust shall compensate the Reorganized Debtors for their reasonable costs and expenses (excluding attorneys’ fees) associated with the Reorganized Debtors’ use of resources used to assist the Creditors’ Trust in the Claims Administration.
               6. Delivery of Distributions
          Distributions under this Plan to holders of Allowed Prepetition Lender Claims will be made to, or at the direction of, the Prepetition Agent and will be distributed by the Prepetition Agent in accordance with the Prepetition Credit Agreement. Distributions under this Plan to holders of DIP Facility Claims shall be made to, or at the direction of, the DIP Agent and shall be distributed by the DIP Agent in accordance with the DIP Credit Agreement. Distributions under this Plan to all other Allowed Claimholders will be made by the Disbursing Agent. If any Claimholder’s distribution is returned as undeliverable, no further distributions to such Claimholder will be made unless and until the Disbursing Agent or the appropriate Servicer is notified of such Claimholder’s then current address, at which time all missed distributions will be made to such Claimholder without interest. Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors until such distributions are claimed. All claims for undeliverable distributions will be made on or before the second anniversary of the Effective Date. After such date, all unclaimed property will revert to the Reorganized Debtors. Upon such reversion, the claim of any Claimholder, or their successors, with respect to such property will be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.
               7. Procedures for Treating and Resolving Disputed and Contingent Claims
                    (a) No Distributions Pending Allowance
                         Under the Plan, no payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim. All objections to Claims must be filed on or before the Claims Objection Deadline.

                    (b) Distributions After Allowance
                         Payments and distributions to each respective Claimholder on account of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, will be made in accordance with provisions of the Plan that govern distributions to such Claimholders. Subject to Section 8.2 of the Plan, on the first Periodic Distribution Date following the date when a Disputed Claim becomes an Allowed Claim, the Disbursing Agent will distribute to the Claimholder any Cash that would have been distributed on the dates distributions were previously made to Claimholders had such Allowed Claim been an Allowed Claim on such dates, together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Allowed Claimholders included in the applicable class.
H. Allowance of Certain Claims
               1. DIP Facility Claims
          On the Effective Date, all claims arising under the DIP Facility shall be allowed in an amount to be agreed upon by the Debtors and such Claimholders, and all obligations of the Debtors under the DIP Facility shall be paid in full in Cash or otherwise satisfied in a manner acceptable to such Claimholders in accordance with the terms of the DIP Facility and the DIP Credit Agreement including, without limitation, replacement and cancellation, securing by “back up” letters of credit issued by an institution acceptable to the bank that issued the letters of credit outstanding under the DIP Facility, or cash collateralization at 105% of the face amount of all letters of credit issued and outstanding under the DIP Credit Facility on terms in form and substance (a) satisfactory to the bank issuer of such letter of credit and (b) reasonably satisfactory to Equity Investors and the Prepetition Investors. Upon compliance with the preceding sentence, all liens and security interests granted to secure such obligations shall be deemed cancelled and shall be of no further force and effect.
               2. Professional Claims
          Under the Plan, all final requests for payment of Professional Claims must be filed no later than sixty (60) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims will be determined by the Bankruptcy Court.
          Subject to the Holdback Amount, on the Effective Date, the Debtors or the Reorganized Debtors will pay all amounts owing to Professionals for all outstanding amounts relating to prior periods through the Effective Date. To receive payment on the Effective Date for unbilled fees and expenses incurred through such date, two (2) days prior to the Effective Date, the Professionals must estimate fees and expenses due for periods that have not been billed as of the Effective Date and must deliver such estimate to counsel for the Debtors, the Prepetition Investors, Equity Investors and the Prepetition Agent. Within fifteen (15) days after the Effective Date, a Professional receiving payment for the estimated period must submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order.
          The Disbursing Agent will maintain the Holdback Escrow Account in trust for the Professionals. On the Effective Date, the Debtors or the Reorganized Debtors will fund the Holdback Escrow Account by paying to the Disbursing Agent Cash equal to the aggregate Holdback Amount for all Professionals. The remaining amount of Professional Claims owing to the Professionals will be paid to such Professionals by the Disbursing Agent from the Holdback Escrow Account when such claims are finally allowed by the Bankruptcy Court. When all Professional Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, will be paid to the Reorganized Debtors.
          Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate.
          Notwithstanding the foregoing, the fees and expenses of the Prepetition Investors as provided in the Term Loan Facility Commitment Papers, and as approved by the Commitment Letter Approval Order, shall be payable by the Debtors (or the Reorganized Debtors) to the Prepetition Investors promptly upon invoicing to the Debtors (or the Reorganized Debtors) without any notice to the Bankruptcy Court or any other party.
          Notwithstanding the foregoing, the fees and expenses of Equity Investors as provided in the Commitment Letter, and as approved by the Commitment Letter Approval Order, shall be payable by the Debtors (or the Reorganized Debtors) to Equity Investors promptly upon invoicing to the Debtors (or the Reorganized Debtors) without any notice to the Bankruptcy Court or any other party.
               3. Substantial Contribution Compensation and Expenses Bar Date
          Requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), 503(b)(4), and 503(b)(5) of the Bankruptcy Code must be filed with the clerk of the Bankruptcy Court, on or before a date which is forty-five (45) days after the Effective Date (the “503 Deadline”), and serve such application on counsel for the Debtors and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.
               4. Administrative Claims Bar Date
          All other requests for payment of an Administrative Claim (other than as set forth in Sections 9.2, 9.3 and 9.6 of the Plan, and other than with respect to Cure Claims) must be filed with the Bankruptcy Court and served on counsel for the Debtors no later than thirty (30) days after the Effective Date. Unless the Debtors or the Reorganized Debtors object to an Administrative Claim by the Claims Objection Deadline, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim (i) which is paid or payable by any Debtor in the ordinary course of business or (ii) the payment of which has been approved by the Bankruptcy Court.
               5. The ACE Insurance Program
          Notwithstanding anything to the contrary in this Disclosure Statement, the Plan or the Confirmation Order: (a) on the Effective Date, the Debtors and the Reorganized Debtors shall assume the ACE Insurance Program in its entirety and shall pay the cure costs related to such assumption; (b) the ACE Insurance Program (including, but not limited to, all letters of credit and other collateral and security provided to the ACE Companies (or any of them) pursuant the ACE Insurance Program) shall survive and shall not be amended, modified, waived or impaired in any respect by the Plan, the Confirmation Order or otherwise without the prior written agreement of the ACE Companies; (c) the claims of the ACE Companies arising under the ACE Insurance Program shall be Allowed Administrative Claims, which are payable in the ordinary course of business, and shall not be discharged or released by the Plan or the

Confirmation Order; (d) the ACE Companies shall not be required to file or serve a request for payment of any Administrative Claim and shall not be subject to any bar date governing Administrative Claims; (e) nothing in the Plan or the Confirmation Order shall be construed as, or is, a determination as to coverage under the ACE Insurance Program; and (f) nothing in the Plan or Disclosure Statement in any way: (i) precludes or limits the rights of the insurers to contest and/or litigate with any party, including, without limitation, the Debtors, the existence, primacy and/or scope of available coverage under any alleged applicable policy; (ii) permits any holder of a Workers’ Compensation Claim or an Insured Claim to recover the same amounts from the ACE Companies and the Debtors; (iii) alters the ACE Companies’ rights and obligations under the ACE Insurance Program or modifies the coverage provided thereunder; or (iv) alters the Debtors’ rights and obligations under the ACE Insurance Program, including, without limitation, any duty of the Debtors’ to defend, at their own expense, against claims asserted under the Policies; provided, however, that, after the Effective Date, the ACE Companies shall use their commercially reasonable efforts, consistent with the ACE Insurance Program, to reduce the aggregate letters of credit and other collateral and security provided to the ACE Companies (or any of them) pursuant to the ACE Insurance Program by the Reorganized Debtors.
               6. Commitment Fee
          Notwithstanding anything to the contrary in the Plan, on the Effective Date, the Debtors or the Reorganized Debtors shall pay (i) the balance of the Commitment Fee to Equity Investors in accordance with the Commitment Letter Approval Order and (ii) the Term Loan Facility Commitment Fee to the Term Loan Facility Commitment Parties in accordance with the Commitment Letter Approval Order.
               7. Payment of Old Convertible Note Indenture Trustee Fee Claim.
          Notwithstanding anything to the contrary in the Plan, on the Effective Date, the Old Convertible Note Indenture Trustee Fee Claim shall be paid in Cash without any further notice to the Bankruptcy Court or otherwise; provided, however, that no later than five (5) days prior to the Confirmation Hearing, the Old Convertible Note Indenture Trustee shall have provided to the Debtors, Equity Investors and the Prepetition Investors copies of invoices evidencing the fees and expenses incurred by the Old Convertible Note Indenture Trustee during the Chapter 11 Cases through the Effective Date; provided, further, that the Bankruptcy Court shall retain jurisdiction over any disputes regarding the reasonableness of the Allowed Old Convertible Note Indenture Trustee Fee Claim. Upon payment of the Old Convertible Note Indenture Trustee Fee Claim, the Old Convertible Note Indenture Trustee shall forever release, waive and discharge its “charging” lien with respect to any distribution that is made to any holder of Old Convertible Notes.
I. Creditors’ Trust
          The Plan provides for the creation of the Creditors’ Trust to be administered by a trustee with the advice and direction of the Trust Advisory Board.
     1. Appointment of Trustee.
          (a) The Trustee for the Creditors’ Trust shall be designated by the Creditors’ Committee. Specifically, the Creditors’ Committee shall file a notice on a date which is at least ten days prior to the date the Bankruptcy Court establishes for the commencement of the Confirmation Hearing designating the Person who it has selected as the Trustee and seeking approval of such designation. The Person designated as the Trustee shall file an affidavit contemporaneously with the Creditors’ Committee’s motion demonstrating that such Person is disinterested. The Person so designated by the

Creditors’ Committee shall become the Trustee as of the Effective Date upon the Bankruptcy Court entering an order granting the motion after consideration of the same and any objections thereto at the Confirmation Hearing.
          (b) The Trustee shall have and perform all of the duties, responsibilities, rights and obligations set forth in the Plan and the Trust Agreement.
     2. Assignment of Trust Assets to the Creditors’ Trust. On the Effective Date, the Trust Assets shall be transferred to the Creditors’ Trust, for and on behalf of the Trust Beneficiaries. Beneficial interests in the Creditors’ Trust shall be non-transferable, except by death or operation of law, and will not be evidenced by certificates. Only cash proceeds of Trust Assets may be distributed to Trust Beneficiaries and “in-kind” distributions are not permitted.
     3. The Creditors’ Trust.
          (a) Without any further action of the directors, officers or shareholders of the Debtors or the Reorganized Debtors, on the Effective Date, the Trust Agreement, substantially in the form of Exhibit K to the Plan, shall become effective. The Trustee shall accept the Creditors’ Trust and sign the Trust Agreement on that date and the Creditors’ Trust will then be deemed created and effective.
          (b) The duration of the Creditors’ Trust will be limited to an initial term of five years, subject to further extension solely for the purpose of permitting the Creditors’ Trust to liquidate the Trust Assets and distribute the proceeds thereof to the Trust Beneficiaries.
          (c) The Trustee shall have full authority to take any steps necessary to administer the Trust Agreement, including, without limitation, the duty and obligation to liquidate the Trust Assets (having first obtained such approvals from the Trust Advisory Board as may be necessary, if any), as applicable, and, if authorized by majority vote of those members of the Trust Advisory Board authorized to vote, to prosecute and settle Trust Claims, in such a manner so as reasonably to maximize the value of the Trust Assets.
          (d) All fees, costs and expenses associated with the administration of the Creditors’ Trust and distribution to Trust Beneficiaries shall be the responsibility of and be paid by the Creditors’ Trust from the Trust Assets. The Reorganized Debtors will provide information and assistance to the Creditors’ Trust to the extent reasonably required to assist the Creditors’ Trust in the investigation and prosecution of Trust Claims; provided, however, the Reorganized Debtors shall not have an obligation to provide information and assistance to the Creditors’ Trust until the Reorganized Debtors and the Creditors’ Trust have entered into an agreement, the terms of which were negotiated in good faith, for the Creditors’ Trust to compensate the Reorganized Debtors for their reasonable costs and expenses (including reasonably attorneys’ fees) associated with the Reorganized Debtors’ resources used in connection with such requested assistance.
          (e) The Trustee may retain such law firms, accounting firms, experts, advisors, consultants, investigators, appraisers, auctioneers or other professionals as it may deem necessary (collectively, the “Trustee Professionals”), in its sole discretion, to aid in the performance of its responsibilities pursuant to the terms of the Plan including, without limitation, the liquidation of Trust Assets, as applicable. The Trustee Professionals shall continue to prepare monthly statements in the same manner and in the same detail as required pursuant to the Professional Fee Order, and the Trustee Professionals shall serve such statements on each member of the Trust Advisory Board. In the event two or more members of the Trust Advisory Board object to the reasonableness of such fees and expenses, the matter shall be submitted to the Bankruptcy Court for approval of the reasonableness of such fees and expenses.
          (f) For U.S. federal income tax purposes, it is intended that the Creditors’ Trust be classified as a liquidating trust under section 301.7701-4 of the Treasury regulations and that such trust be owned by the Trust Beneficiaries.
          (g) The Trustee shall be responsible for filing all U.S. federal, state and local tax returns for the Creditors’ Trust.
          (h) To the extent that there is an inconsistency or conflict between the description of the Creditors’ Trust provided in the Plan and the Trust Agreement, the Trust Agreement shall control.
     4. The Trust Advisory Board.
          (a) The Trust Advisory Board shall be comprised of three (3) members as designated by the Creditors’ Committee. The Creditors’ Committee shall give written notice of the identities of such members and file and serve such notice with the Bankruptcy Court, on a date that is not less than ten (10) days prior to the Confirmation Hearing; provided, however, that if and to the extent the Creditors’ Committee fails to file and serve such notice, the Debtors shall designate the members of the Trust Advisory Board by announcing their identities at the Confirmation Hearing. The Trust Advisory Board shall adopt such bylaws as it may deem appropriate. The Trustee shall consult regularly with the Trust Advisory Board when carrying out the purpose and intent of the Creditors’ Trust. Members of the Trust Advisory Board shall be entitled to compensation from the Creditors’ Trust in accordance with the Trust Agreement and to reimbursement from the Creditors’ Trust of the reasonable and necessary expenses incurred by them in carrying out the purpose of the Trust Advisory Board. Any compensation paid to members of the Trust Advisory Board or reimbursement of their reasonable and necessary expenses shall be payable solely by the Creditors’ Trust from the Trust Assets.
          (b) In the case of an inability or unwillingness of any member of the Trust Advisory Board to serve, such member shall be replaced by designation of the remaining members of the Trust Advisory Board. If any position on the Trust Advisory Board remains vacant for more than thirty (30) days, such vacancy shall be filled within fifteen (15) days thereafter by the designation of the Trustee without the requirement of a vote by the other members of the Trust Advisory Board.
          (c) Upon the certification by the Trustee that all assets transferred into Trust have been distributed, abandoned or otherwise disposed of, the members of the Trust Advisory Board shall resign their positions, whereupon they shall be discharged from further duties and responsibilities.
          (d) The Trust Advisory Board may, by majority vote, approve all settlements of Trust Claims which the Trustee may propose; provided, however, that the Trustee may seek Bankruptcy Court approval of a settlement of a Trust Claim if the Trust Advisory Board fails to act on a proposed settlement of such Trust Claim within thirty (30) days of receiving notice of such proposed settlement by the Trustee.
          (e) The Trust Advisory Board may, by majority vote, authorize the Trustee to invest the corpus of the Trust in prudent investments other than those described in section 345 of the Bankruptcy Code.

          (f) The Trust Advisory Board may remove the Trustee in the event of gross negligence or willful misconduct. In the event the requisite approval is not obtained, the Trustee may be removed by the Bankruptcy Court for cause shown. In the event of the resignation or removal of the Trustee, the Trust Advisory Board shall, by majority vote, designate a person to serve as successor Trustee.
          (g) The Trust Advisory Board shall require a fidelity bond from the Trustee in such reasonable amount as may be agreed to by majority vote of the Trust Advisory Board.
          (h) The Trust Advisory Board shall govern its proceedings through the adoption of bylaws, which the Trust Advisory Board may adopt by majority vote. No provision of such bylaws shall supersede any provision of the Plan.
     5. Distributions to Beneficiaries of the Creditors’ Trust Under the Trust Agreement.
          Notwithstanding Section 4.1(i) of the Plan, and as part of the Intercreditor Settlement, holders of Allowed General Unsecured Claims shall be entitled to participate in the Intercreditor Settlement, to the extent provided in and subject to the terms set forth in the Intercreditor Settlement Order and the Trust Agreement. The procedures for distributions to the Trust Beneficiaries shall be in accordance with the terms set forth in the Trust Agreement. The procedures for resolving Disputed Claims of the Trust Beneficiaries are set forth in the Plan and in the Trust Agreement.
J. Effect of the Plan on Claims and Interests
               1. Revesting of Assets
          Except as otherwise explicitly provided in the Plan, on the Effective Date all property comprising the Estates (including Retained Actions) shall revest in each of the Debtors and, ultimately, in the Reorganized Debtors, free and clear of all Claims, Liens and Interests of creditors and equity security holders (other than as expressly provided herein). As of the Effective Date, each of the Reorganized Debtors may operate its business and use, acquire, and dispose of property and settle and compromise Claims without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.
               2. Discharge of the Debtors
          Effective as of the Confirmation Date (but subject to the occurrence of the Effective Date) and except as otherwise specifically provided in the Plan or in the Confirmation Order, Confirmation of the Plan will satisfy, discharge, and release of all Claims and Causes of Action, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtors, the Reorganized Debtors, and the Estates or any of their assets or properties, regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims, rights, and Interests, including, but not limited to, demands and liabilities that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not (i) a proof of claim or interest based upon such debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim or Interest based upon such debt, right, or Interest is allowed under section 502 of the Bankruptcy

Code, or (iii) the holder of such a Claim, right, or Interest accepted the Plan. The Confirmation Order will be a judicial determination of the discharge of all liabilities of and Interests in the Debtors, subject to the Effective Date occurring.
          As of the Effective Date, except as provided in the Plan or in the Confirmation Order (including with respect to the indemnification obligations referenced in the last sentence of Section 6.4 of the Plan) or under the terms of the documents evidencing and orders approving the New Credit Facilities, the Investment Agreement, the Commitment Letter, the New Third Lien Term Loan Credit Facility, the New Convertible Secured Note Indenture and the Trust Stock Appreciation Rights, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors any other or further claims, debts, rights, causes of action, claims for relief, liabilities, or equity interests relating to the Debtors based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all Interests in IBC, and in the Brands Preferred Stock, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.
               3. Compromises and Settlements
          Pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various Claims (a) against them and (b) that they have against other Persons. The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and claims that they may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtors as contemplated in Section 11.1 of the Plan, without any need for Bankruptcy Court approval.
          Pursuant to the Intercreditor Settlement and Bankruptcy Rule 9019, the Debtors, the Prepetition Lenders and the Creditors’ Committee agree to (a) the creation of the Creditors’ Trust pursuant to Article X of the Plan, the transfer of the Trust Assets thereto, the allowance and payment of the Old Convertible Note Indenture Trustee Fee Claim and other good and valuable consideration and (b) the full and complete release and satisfaction of any and all claims of the Debtors (and those claiming derivatively through the Debtors) against the Prepetition Lenders, in their capacities as such, including, but not limited to: (i) claims against the Prepetition Lenders asserted or that could have been asserted by the Debtors in the Prepetition Lender Actions, (ii) challenges with respect to the extent, amount, validity and priority of the Prepetition Lenders’ liens and security interests, and (iii) allegations or claims that the adequate protection payments made to the Prepetition Lenders during the Chapter 11 Cases should be “recharacterized” as principal payments and applied to reduce the Prepetition Lenders’ secured claims. For the avoidance of doubt, the foregoing shall not release the obligations of the Term Loan Facility Commitment Parties for the Term Loan Facility pursuant to the Term Loan Facility Commitment Papers or the obligations of the parties to the Intercreditor Settlement.
          In addition, pursuant to the Intercreditor Settlement and Bankruptcy Rule 9019, the Debtors, the Prepetition Lenders, the Creditors’ Committee and the Old Convertible Note Indenture Trustee agree that the transfer of the Trust Assets to the Creditors’ Trust and the satisfaction of the Old Convertible Note Indenture Trustee Fee Claim shall also be in full and complete release and satisfaction of any and all claims that could be prosecuted by any party in interest in the Chapter 11 Cases including the Debtors, the Creditors’ Committee, its members, the Prepetition Lenders and the Old Convertible Note Indenture Trustee with respect to the non-substantive consolidation of the Debtors’ bankruptcy estates pursuant to the Plan.

          Finally, pursuant to the Intercreditor Settlement and Bankruptcy Rule 9019, the Debtors, the Prepetition Lenders, the Creditors’ Committee and the Old Convertible Note Indenture Trustee agree that any provision contained in the Old Convertible Note Indenture purporting to subordinate the right of payment of holders of Old Convertible Notes to the rights of Prepetition Lenders shall be null and void and all Prepetition Lenders shall waive any right to enforce such a provision solely for purposes of the settlement described therein.
          All documents implementing the terms of the Intercreditor Settlement, including the Trust Stock Appreciation Rights, shall be in form and substance reasonably satisfactory to Equity Investors, the Creditors’ Committee and the Prepetition Investors.
               4. Release of Certain Parties
          As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, the Reorganized Debtors and any Person seeking to exercise the rights of the Estates, including, without limitation, any successor to the Debtors or any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code shall be deemed to forever release, waive, and discharge the Released Parties of all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, including the Prepetition Lender Actions, and liabilities which the Debtors or the Estates are entitled to assert, whether known or unknown, liquidated or unliquidated, fixed or contingent, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission, transaction, or occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Estates, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the Plan or the Reorganized Debtors with respect to each of the Released Parties; provided, however, that nothing contained in the Plan is intended to operate as a release of any potential claims by the Debtors and their Estates against parties who have executed Tolling Agreements with the Debtors during the Chapter 11 Cases, but only with respect to Claims covered by such Tolling Agreements and only to the extent that such Tolling Agreements continue to be in full force and effect and the tolling periods contemplated thereby have not expired as of the Effective Date. Notwithstanding anything to the contrary contained in the Plan, nothing in the Plan shall be deemed to release any of the Debtors, Equity Investors, the Term Loan Facility Commitment Parties or any of their Affiliates from their obligations under the Plan, the New Credit Facilities, the Investment Agreement, the Commitment Letter, the New Third Lien Term Loan Credit Facility, the Trust Stock Appreciation Rights or the New Convertible Secured Note Indenture and the transactions contemplated thereby.
               5. Releases by Holders of Claims
          As of the Effective Date, for good and valuable consideration, the adequacy of which is confirmed in the Plan, each holder of a Claim that affirmatively votes in favor of the Plan will forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities, including the Prepetition Lender Actions, whatsoever against the Released Parties, arising under or in connection with or related to the Debtors, the Estates, the conduct of the Debtors’ business, the Chapter 11 Cases, the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder) or the Reorganized Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Estates, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the Plan or the Reorganized Debtors; provided, however, that nothing contained therein is intended to operate as a release of any potential claims by third parties against any parties that have signed Tolling Agreements with a third party, but only with respect to

Claims covered by such Tolling Agreements and only to the extent that such Tolling Agreements continue to be in full force and effect and the tolling periods contemplated thereby have not expired. Notwithstanding anything to the contrary herein, the Plan shall not discharge, enjoin or restrain the assertion, institution or enforcement of any claims against any non-debtor parties (a) that may be held by the Securities and Exchange Commission or (b) with respect to the Pension Plans, including any claim for breach of fiduciary duty or any claim asserted by the PBGC.
               6. Setoffs
          Except with respect to Claims specifically Allowed under the Plan, including the Prepetition Lender Claims, the Debtors may, but will not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Claimholder; but neither the failure to do so nor the allowance of any Claim under the Plan will constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Claimholder.
               7. Exculpation and Limitation of Liability
          Except as otherwise specifically provided in the Plan, the Released Parties, any of such parties’ respective present officers, directors, managing members, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, right, Cause of Action and liability to one another or to any Claimholder or Interestholder, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, investment bankers, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of (i) the filing and prosecution of the Chapter 11 Cases, (ii) the negotiation and execution of the exit facility commitment letter by and among Silver Point, IBC and Brands dated October 18, 2007 as amended and restated as of November 6, 2007, the Commitment Letter, the Term Loan Facility Commitment Papers, the ABL Facility Commitment Papers, the New Credit Facility Documents, the Investment Agreement, the New Convertible Secured Note Indenture, the New Convertible Secured Notes and the New Third Lien Term Loan Credit Facility, (iii) the negotiation and filing of the Plan, (iv) the pursuit of confirmation of the Plan, (iv) the negotiation and pursuit of approval of this Disclosure Statement, (v) the consummation of the Plan, and (vi) the administration of the Plan or the property to be distributed under the Plan, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Notwithstanding anything to the contrary contained herein or in the Plan, Section 11.7 of the Plan shall not release any party from any claim, obligation, right, Cause of Action or liability arising from any act or omission committed in bad faith, gross negligence or willful misconduct.
               8. Indemnification Obligations
          Except as specifically provided in Sections 6.4 and 6.7 of the Plan, in satisfaction and compromise of the Indemnitee’s Indemnification Rights: (a) all Indemnification Rights except those held by (i) Persons included in either the definition of “Insured Persons” or the “Insureds” in either of the policies providing the Debtors’ D&O Insurance; and (ii) Professionals, but only to the extent that they have expressly been granted Indemnification Rights in the documents filed with the Bankruptcy Court and only to the extent that such Indemnification Rights are determined to be valid and enforceable, shall be released and discharged on and as of the Effective Date; provided that the Indemnification Rights excepted from the release and discharge will remain in full force and effect on and after the Effective Date and will not be modified, reduced, discharged, or otherwise affected in any way by the Chapter 11

Cases; (b) the Debtors or Reorganized Debtors, as the case may be, covenant to use commercially reasonable efforts to purchase and maintain D&O Insurance providing coverage for those Persons described in subsection (a)(i) of Section 11.8 of the Plan whose Indemnification Rights are not being released and discharged on and as of the Effective Date, for a period of six years after the Effective Date insuring such parties in respect of any claims, demands, suits, Causes of Action, or proceedings against such Persons based upon any act or omission related to such Person’s service with, for, or on behalf of the Debtors or the Reorganized Debtors in at least the scope and amount as currently maintained by the Debtors (the “Insurance Coverage”); and (c) the Debtors or the Reorganized Debtors, as the case may be, hereby indemnify such Persons referred to in subclause (b) above to the extent of, and agree to pay for, any deductible or retention amount that may be payable in connection with any claim covered by either under the foregoing Insurance Coverage or any prior similar policy.
               9. Injunction
          The satisfaction, release, and discharge pursuant to Article XI of the Plan shall also act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.
               10. Central States Settlement
          Notwithstanding anything to the contrary contained in the Plan and assuming that no complete withdrawal as contemplated pursuant to 29 U.S.C. §§ 1383 and 1385 occurs prior to or in connection with the Plan (all as previously agreed to in the Settlement Agreement dated November 14, 2006 (as approved by the Bankruptcy Court on November 13, 2006)), any claim against or liability of (including, without limitation, any liability or claim for withdrawal liability under 29 U.S.C. §§ 1383 and 1385) any of the Debtors or any third-party to the Central States Fund, a multi-employer plan as that term is defined by 29 U.S.C. § 1301(a)(3) (the “Central States Plan”), specifically including Claim Nos. 9205, 9206, 9207, 9208, 9209, 9214, 9215, 9216 and 9217, is left unimpaired under the Plan, shall not be discharged and shall continue unaltered as if the Chapter 11 Cases had not been commenced, nor shall any third-party be released from any liability or claim that the Central States Plan may have against that third-party as a result of any one of the Debtor’s participation in the Central States Plan. The Debtors shall seek inclusion of the foregoing in the Confirmation Order. In light of the foregoing provisions, the Central States Plan shall have no right to receive any distribution on account of the Complete Withdrawal Claim (as such term is defined in the Settlement Agreement referred to in Section 11.10 of the Plan) and shall not be permitted to vote on or object to the Plan on account of such contingent claim. Nothing contained in the Plan is intended to alter the terms of the Settlement Agreement referred to this paragraph.
               11. Other Pension Plans
          Notwithstanding anything to the contrary contained in the Plan, to the extent the withdrawal liability under 29 U.S.C. §§ 1383 and 1385 as asserted or assertable by the New York State Teamsters Conference Pension and Retirement Fund, Western Pennsylvania Teamsters and Employers Pension Fund and New England Teamsters and Trucking Industry Pension Fund has not yet been incurred and remains a potential withdrawal liability of the Debtors as of the Effective Date, then such withdrawal liability claim shall continue unaltered as if the Chapter 11 Cases had not been commenced, nor shall any third-party be released from any potential withdrawal liability claim that the New York State Teamsters Conference Pension and Retirement Fund, Western Pennsylvania Teamsters and Employers Pension Fund and New England Teamsters and Trucking Industry Pension Fund may have against a third-party as a result of the Debtors’ participation in the New York State Teamsters Conference Pension and Retirement

Fund, Western Pennsylvania Teamsters and Employers Pension Fund and New England Teamsters and Trucking Industry Pension Fund. None of the foregoing shall have a right to receive any distribution on account of a withdrawal liability claim that has not yet been incurred and remains a potential withdrawal liability claim and shall not be permitted to vote on or object to the Plan on account of such withdrawal liability claim.
VIII. CERTAIN FACTORS TO BE CONSIDERED
     The holder of a Claim against a Debtor should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference in the Plan) before deciding whether to vote to accept or to reject the Plan.
A.	General Considerations
          The formulation of a reorganization plan is the principal purpose of a chapter 11 case. The Plan sets forth the means for satisfying the holders of Claims against and Interests in the Debtors. Certain Claims may receive partial distributions pursuant to the Plan, and in some instances, no distributions at all. The recapitalization of the Debtors realizes the going concern value of the Debtors for their Claimholders. Moreover, reorganization of the Debtors’ business and operations under the Plan also avoids the potentially adverse impact of a liquidation on the Debtors’ employees and many of their customers, trade vendors, suppliers of goods and services, and lessors.
B.	Certain Bankruptcy Considerations
          Even if all voting Impaired Classes vote in favor of the Plan, and even if with respect to any Impaired Class deemed to have rejected the Plan the requirements for “cramdown” are met, the Bankruptcy Court, which, as a court of equity, may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors, and that the value of distributions to dissenting holders of Claims and Interests will not be less than the value such holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. See Article X of this Disclosure Statement. Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion. See Appendix B attached hereto for a liquidation analysis of the Debtors. If a liquidation or protracted reorganization were to occur, there is a significant risk that the value of the Debtors’ enterprise would be substantially eroded to the detriment of all stakeholders. The Debtors’ future results are dependent upon the successful confirmation and implementation of a plan of reorganization. Failure to obtain this approval in a timely manner could adversely affect the Debtors’ operating results, as the Debtors’ ability to obtain financing to fund their operations and their relations with customers and suppliers may be harmed by protracted bankruptcy proceedings. Furthermore, the Debtors cannot predict the ultimate amount of all settlement terms for their liabilities that will be subject to a plan of reorganization. Once a plan of reorganization is approved and implemented, the Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders, customers, and suppliers to do business with a company that recently emerged from bankruptcy proceedings.

C.	Business Factors and Competitive Condition
          1. General Economic Conditions
          The Business Plan makes certain assumptions regarding the general economic conditions of the United States economy and the baking industry. An estimate of future economic conditions is subject to many factors outside the Debtors’ control, including costs for relevant commodities necessary to create the Debtors’ products, interest rates, inflation, unemployment rates, consumer spending, war and other such factors. Any one of these or other economic factors could have a significant impact on the operating performance of the Reorganized Debtors. There is no guarantee that economic conditions will improve in the near term.
          2. Business Factors
          The Debtors’ operating performance is tied to the Debtors’ ability to, among other things (i) accurately anticipate ingredient and other raw material costs, fuel and utility costs and availability and successfully hedge against fluctuations in those costs and the ability to procure necessary ingredients; (ii) properly manage labor and employee benefits costs; (iii) retain the value in the Debtors’ brands and trademarks; (iv) successfully implement business strategies and otherwise execute planned changes in various aspects of the business; (v) attract, motivate and retain key executives and employees; and (vi) attract and retain customers.
          Any one of the above-referenced factors, many of which may be affected by circumstances outside the Debtors’ control, could have an impact on the Reorganized Debtors’ operating performance. In addition, should the Reorganized Debtors experience a significant disruption of terms with vendors, or should margins fail to improve, or the availability of capital is affected, compliance with financial covenants and cash resources could be affected.
          In addition, there are risks that the goals of the Business Plan will not be achieved. In such event, the Debtors may be forced to sell all or parts of their business, develop and implement further restructuring plans not contemplated in the Plan, or become subject to further insolvency proceedings.
D.	Declining demand for the Debtors’ products could have adverse effects on their financial results
          The Debtors have experienced a significant decline in the demand for their bread products. According to data from Information Resources Incorporated (the “IRI”), an independent market research concern that reports sales trends in most supermarkets (excluding mass merchandisers, club stores and discount stores), the Debtors’ total unit volume of branded sweet goods declined by 8.0% during fiscal 2008 from the comparable fiscal 2007 period, and revenues from the Debtors’ branded sweet good products declined 0.8% from fiscal 2007 to fiscal 2008. The Debtors’ total unit volume of branded bread products declined by 11.3% during fiscal 2008 from the comparable fiscal 2007 period. During fiscal 2008, revenues related to the Debtors’ bread products declined 6.5% from the comparable fiscal 2007 period. A significant portion of the decline was the result of the Debtors’ exit from the bread market in Southern California. Removing the effect of this withdrawal, the Debtors’ decline in total branded bread units was 7.2% in fiscal 2008 compared to fiscal 2007 and the decline in branded bread revenue was 1.1%. Data from IRI also indicates that the declining unit trend in branded bread and sweet goods products was evident in the industry during fiscal 2008. The Debtors believe that they will continue to experience reduced demand for their products based on various factors, including the factors listed below.

          1. Obesity
          The Debtors believe that the recent national awareness regarding obesity trends in children and adults and related issues has had an impact on the eating habits of many consumers and, as a result, consumers have changed and will continue to change their consumption of bread products and sweet goods. While the long-term impact of consumers concerned about eating habits, including consumption of carbohydrates, calories, and fat is still unclear, changes in consumption habits could impact demand for the Debtors’ products going forward.
          On August 7, 2007, the Federal Trade Commission (the “FTC”) issued an Order To File Special Report (the “2007 FTC Order”) to 44 food manufacturers, including the Debtors, as a result of a Congressional order to gather information from certain food manufacturers related to advertising to children. The 2007 FTC Order requires the Debtors to provide detailed information on its snack cake marketing activities during calendar 2006. The Debtors filed a response with the FTC on November 1, 2007.
          2. Dietary Guidelines
          Dietary guidelines also could result in reduced demand for the Debtors’ bread and sweet good products. The Department of Health and Human Services and Department of Agriculture’s Dietary Guidelines for Americans (the “2005 Dietary Guidelines”) provides dietary advice aimed at promoting health and reducing the risk for major chronic diseases, and serves as the basis for federal food and nutritional education programs. The guidelines recommend, among other things, limiting the intake of saturated and trans fats, cholesterol, added sugar, and salt.
          The Debtors are currently subject to Food and Drug Administration labeling regulations that became effective January 1, 2006, requiring them to list information relating to trans fat content. Although virtually all of the Debtors’ bread products and such key iconic Hostess® sweet goods as multipacks of Twinkies® and Ho Hos® have the “0 grams” trans fat label, certain of the Debtors’ products that are fried or Kosher do contain trans fat (which is declared on the products’ labels). As a result of various pressures, including market pressures, the Debtors intend to introduce only new products that can properly be labeled with the “0 grams” trans fat declaration to assist those consumers concerned about their trans fat consumption. There can be no assurance that these and other actions that the Debtors may take will offset the effect, if any, of the 2005 Dietary Guidelines’ recommendation to reduce the intake of saturated and trans fats and added sugar.
          The 2005 Dietary Guidelines additionally recognize that whole grains are an important source of fiber and nutrients and the Debtors have a number of whole grain products among their product offerings. However, the substantial majority of the Debtors’ bread revenues are from the sale of white bread and other refined-grain bread products. Even if consumers increase their consumption of whole grain products as a result of the new guidelines, the Debtors cannot guarantee there will be an increase in consumption of the Debtors’ whole grain product offerings.
          3. Consumer Tastes
          In addition, the Debtors’ success depends in part on their ability to anticipate the tastes and dietary habits of consumers and to offer products that appeal to consumers’ preferences. The inability of the Debtors to anticipate and react to fluctuating consumer preferences can result in reduced demand for the Debtors’ products. While the Debtors recently introduced several new and improved products designed to achieve and retain market share, there is no guarantee that these new products will meet consumer preferences.

E.	Conditions Precedent to Consummation; Timing
          The Plan provides for certain conditions that must be satisfied (or waived) prior to the Confirmation Date and for certain other conditions that must be satisfied (or waived) prior to the Effective Date. As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be satisfied (or waived). Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed.
F.	The Transaction
          On September 12, 2008, the Debtors entered into the Commitment Letter with Equity Investors setting forth the principal terms of the Plan. In connection with the Plan, the Debtors would, among other things, issue new third lien notes, new senior secured convertible debt, shares of new common stock in the reorganized company and warrants to purchase new common stock. Under the terms of the Commitment Letter, Equity Investors have agreed to purchase 4,420,000 shares of new common stock for $44,200,000 and provide new convertible debt in the principal amount of $85,800,000. Under the terms of the ABL Facility Commitment Papers, GECC and GECM agree to structure, arrange and syndicate a $125,000,000 asset-based senior secured revolving credit facility. Under the terms of the Term Loan Facility Commitment Papers, the Term Loan Facility Commitment Parties agreed to structure, arrange and syndicate a $344,000,000 term loan credit facility.
          There can be no assurance that the Plan will be confirmed or, if confirmed, consummated. In the event the Plan is not confirmed by the Bankruptcy Court, the Company will continue its efforts to maximize the value of the bankruptcy estates, which may include, but not be limited to, the sale of the Company or some or all of its assets, infusion of capital and debt restructuring or any combination of these options. There can be no assurance as to whether the Company will be able to successfully implement any such strategy on terms and conditions acceptable to the Company or to its various constituents in the bankruptcy or as to the ultimate recovery of value available to such constituents.
          The Transaction is subject to various conditions and contingencies including, without limitation, that no material adverse change will have occurred. In addition, the Transaction is contingent upon ratification of amendments to collective bargaining agreements governing the relationship between the Debtors and their unionized workforce necessary to implement the Business Plan, as referenced in the Commitment Letter. To date, all such ratifications have not occurred.
G.	Inherent Uncertainty of Financial Projections
          The Projections set forth in Appendix C annexed hereto cover the operations of the Reorganized Debtors on a consolidated basis through fiscal 2014. These Projections are based on numerous assumptions including the timing, confirmation, and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors, general business and economic conditions, and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement is approved by the Bankruptcy Court may affect the actual financial results of the Debtors’ operations.
          Critical assumptions underlying the Business Plan that will have a significant impact on the Reorganized Debtors’ ability to achieve projections, and that correspondingly have a material impact on value, include the ability of the Company to (i) successfully execute the improvement initiatives which form the basis of the projections set forth in the Business Plan; (ii) improve gross margins; (iii) reduce operating costs; and (iv) improve management of working capital.
          The foregoing variations and assumptions may be material and may adversely affect the ability of the Reorganized Debtors to make payments with respect to post-Effective Date indebtedness and to achieve the Projections. Because the actual results achieved throughout the periods covered by the Projections can be expected to vary from the projected results, the Projections should not be relied upon as a guaranty, representation, or other assurance that the actual results will occur.
          During the Chapter 11 Cases, the Debtors have not been able to satisfactorily project their operating and financial performance, particularly with respect to sales. Actual results achieved did not meet forecasts prepared by the Company and shared with the Creditors’ Committee and Equity Committee. The Debtors’ gross margin was significantly below the projections contained in the original chapter 11 operating plan. The Debtors are still in the process of developing and implementing a reliable mechanism for forecasting sales and gross margin.
          Except with respect to the Projections and except as otherwise specifically and expressly stated in the Plan, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Neither the Debtors nor the Reorganized Debtors intend to update the Projections for the purposes hereof; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.
H.	Terms of existing collective bargaining agreements and labor disruptions could adversely impact the Debtors’ results of operations
          Most of the Debtors’ employees are members of either the IBT or BCTGM. Because a substantial portion of the Debtors’ workers are unionized, the Debtors’ costs are generally higher and their ability to implement productivity improvements and effect savings with respect to health care, pension and other retirement costs is more restricted than in many nonunion operations as a result of various restrictions specified in the Debtors’ collective bargaining agreements. Terms of collective bargaining agreements that prevent the Debtors from competing effectively could adversely affect the Debtors’ financial condition, results of operations and cash flows. In addition, the Debtors’ chapter 11 filing and restructuring activities, including changes to their benefit programs and labor negotiations in connection with the Debtors’ efforts to lower their cost structure and their operational restructuring process, have strained relations with certain employee groups and labor unions. The Debtors are committed to working with those groups to attempt to resolve conflicts that may arise. However, there can be no assurance that these efforts will be successful. Conflicts that result in work stoppages or disruptions could adversely affect the Debtors’ financial condition and results of operation.
I.	Implementation of various information technology systems could disrupt the Debtors’ business and adversely affect their financial condition and results of operations
          The Debtors have implemented a new human resources management and payroll system across their companies. Additionally, the Debtors intend to upgrade and modernize other core information technology systems, including a significant capital investment in new technology to support a redesigned “order to cash” process (the process of handling orders from the time they are made in the store through manufacturing, shipping, invoicing and payment) that the Debtors believe is critical for the implementation of the Business Plan, as well as the revised “path to market” distribution system. This includes purchase of new handheld computers for all route sales representatives and the information systems to support such computers, as well as significant redesign and upgrading the Company’s network infrastructure, including the core network, and supporting infrastructure in the production facilities, distribution centers and outlet stores. In the event the Debtors encounter delays, cost overruns or difficulties in implementation of these new systems, the Debtors may experience disruptions and delays in their business or higher than anticipated capital costs, which could adversely affect their financial condition, results of operations and cash flows.
J.	The Debtors’ internal control over financial reporting was not effective as of May 31, 2008 and weaknesses in their internal controls and procedures could adversely affect the Debtors’ financial condition
          As discussed in Item 9A in the 10-K filed by IBC with the Securities Exchange Committee on September 15, 2008, management assessed the Debtors’ internal control over financial reporting as of May 31, 2008, the end of their most recent fiscal year, and concluded that material weaknesses existed and the Debtors’ internal control over financial reporting was not effective.
          The Debtors are continuing their substantial efforts to improve their internal control over financial reporting and disclosure controls and procedures related to substantially all areas of the Debtors’ financial statements and disclosures. The remediation efforts are continuing and are expected to continue throughout fiscal 2009. There remains a risk that the Debtors will fail to prevent or detect a material misstatement of their annual or interim financial statements. In addition, if the Debtors are unsuccessful in their remediation efforts, their financial condition, their ability to report their financial condition and results of operations accurately and in a timely manner and their ability to earn and retain the trust of their shareholders, employees, and customers, could be adversely affected.
K.	Increases in employee and employee-related costs could have adverse effects on the Debtors’ financial results
          Historically, the Debtors have seen their health care and workers’ compensation costs increase, in some instances substantially. The Debtors’ ability to pass along any cost increase in health care to their employees is limited by their collective bargaining agreements, which cover approximately 82% of the Debtors’ employees. Any substantial increase in health care or workers’ compensation costs may adversely affect the Debtors’ financial condition, results of operations and cash flows. In addition, a shortage of qualified employees or a substantial increase in the cost of qualified employees could adversely affect the Debtors’ financial condition, results of operations and cash flows.
L.	Increases in prices and shortages of raw materials, fuels and utilities could cause the Debtors’ costs to increase
          The principal raw materials used to bake the Debtors’ fresh bread and sweet goods, including flour, sugar, corn sweetener, vital wheat gluten, eggs and edible oils, and the paper, films and plastics used to package the Debtors’ products, are subject to substantial price fluctuations. The prices for raw materials are influenced by a number of factors, including the weather, crop production, transportation and processing costs, government regulation and policies, worldwide market supply and demand and alternative demand for raw materials, such as the demand for corn for use in the production of ethanol.
          The current high demand for acres to be planted with corn has put pressure on the acreage available to be planted in wheat, the key product in flour used by the Debtors. Flour is the largest single ingredient cost for raw materials purchased by the Debtors. Flour prices have recently spiked to all-time highs. In addition, prices in such commodities as corn sweetener, vital wheat gluten and eggs have also recently surged. Given current supply and demand, such high prices may continue for some time, particularly if crop yield is negatively impacted by adverse weather. Many commodities have recently been at record levels, and commodity markets are experiencing unprecedented volatility. Any substantial increase in the prices of raw materials may adversely affect the Debtors’ financial condition, results of operations and cash flows. The Debtors enter into raw materials purchase contracts to be performed in the future, generally with a term of one (1) year or less, to purchase raw materials at fixed prices to protect the Debtors against price increases. However, in the event that raw materials prices drop rapidly, these contracts could cause the Debtors to pay higher prices for raw materials than are available in the spot markets.
          The Debtors rely on utilities to operate their business. For example, the Debtors’ bakeries and other facilities use natural gas, propane and electricity to operate. In addition, the Debtors’ distribution operations use gasoline and diesel fuel to deliver their products. For these reasons, substantial future increases in prices for, or shortages of, these fuels or electricity could adversely affect the Debtors’ financial condition, results of operations and cash flows.
M.	Price increases could reduce demand for the Debtors’ products
          In fiscal 2007 and fiscal 2008, the Debtors implemented significant price increases for many of their products. Rising commodity costs could necessitate additional price increases. Any increase in the Debtors’ prices could have a negative effect on consumer demand for the Debtors’ products and their sales and profits.
N.	Competition could adversely impact the Debtors’ results of operations
          The baking industry is highly competitive. Competition is based on product quality, price, customer service, brand recognition and loyalty, effective promotional activities, access to retail outlets and sufficient shelf space and the ability to identify and satisfy consumer preferences. The Debtors compete with large national bakeries, smaller regional operators, small retail bakeries, supermarket chains with their own bakeries, grocery stores with their own in-store bakery departments or private label products and diversified food companies. Some of these competitors are more diversified and many have greater financial resources than the Debtors do. Customer service, including responsiveness to delivery needs and maintenance of fully stocked shelves, is an important competitive factor and is central to the competition for retail shelf space. From time to time, the Debtors experience price pressure in certain of their markets as a result of the Debtors’ competitors’ promotional pricing practices. Excess industry capacity could also result in price pressure in certain markets. As a result, the Debtors may need to reduce the prices for some of their products to respond to competitive and customer pressures and to maintain market share. Such pressures also may restrict the Debtors’ ability to increase prices in response to raw material and other cost increases. Any reduction in prices as a result of competitive pressures, or any failure to increase prices when raw material costs increase, would harm profit margins and, if the Debtors’ sales volumes fail to grow sufficiently to offset any reduction in margins, the Debtors’ results of operations will suffer.
          In order to protect the Debtors’ existing market share or capture increased market share in this highly competitive retail environment, the Debtors continue to promote their products, advertise and introduce and establish new products. Due to inherent risks in the marketplace associated with advertising and new product introductions, including uncertainties about trade and consumer acceptance, the Debtors’ actions may not prove successful in maintaining or enhancing the Debtors’ market share and could result in lower sales and profits. In addition, the Debtors may incur increased credit and other business risks as a result of competing for customers in a highly competitive retail environment.

O.	The Debtors may be obligated to make additional contributions, or incur withdrawal liability, to multi-employer pension plans
          The Debtors have collective bargaining agreements with their unions that stipulate the amount of contributions that the Debtors must make to union-sponsored, multi-employer pension plans in which the Debtors’ employees participate. Multi-employer pension plans generally are managed by trustees, who are appointed by management of the employers participating in the plans (including the Debtors, in some cases) and the affiliated unions and who have fiduciary obligations to act prudently and in the best interests of the plan’s participants.
          Under their collective bargaining agreements, the Debtors are obligated to make contributions to a number of multi-employer plans which cover the majority of the Debtors’ employees. Benefits under these plans generally are based on a specified amount for each year of service. The Debtors contributed $109.3 million, $115.7 million and $125.8 million to all of their multi-employer plans in fiscal 2008, 2007 and 2006, respectively. Based on the most recent information available to them, the Debtors believe that certain of the multi-employer pension plans to which they contribute are substantially underfunded.
          While the Debtors expect the contribution rates to these plans to continue to increase as they have in recent years, the amount of increase will depend upon the outcome of collective bargaining, actions taken by trustees, the actual return on assets held in these plans, the impact of new government regulations and the rate of employer withdrawals from the plans, as discussed below.
          Under current law, an employer that withdraws or partially withdraws from a multi-employer pension plan may incur withdrawal liability to the plan, which represents the portion of the plan’s underfunding that is allocable to the withdrawing employer pursuant to complex actuarial and allocation rules under ERISA. Current information regarding the funding status and potential withdrawal liability allocable to the Company is not routinely made available by multi-employer pension plans. However, based on publicly available information and limited information available from the plans, both of which are often dated and not subject to independent verification, the Debtors believe that their total contingent liability in the event of the Debtors’ complete withdrawal from all multi-employer plans to which the Debtors contribute would be in a range from $850 million to $1 billion. This range does not reflect recent investment returns or losses on plan assets or actuarial experience of the plans, both of which could materially impact the amount of withdrawal liability on a given date. This range also does not reflect a potential increase in the Debtors’ liability as the result of the partial or complete withdrawal of other employers participating in the plans. If employers that withdraw or partially withdraw from a multi-employer pension plan are not able or fail to pay their withdrawal liability to the plan, by reason of bankruptcy or otherwise, the remaining participating employers in the plan must meet the plan’s funding obligations and are responsible for an increased portion of the plan’s underfunding. The decline in the value of assets held by certain of the multi-employer pension plans to which the Debtors contribute, coupled with the high level of benefits generally provided by the plans and the inability or failure of withdrawing employers to pay their withdrawal liability, has dramatically increased the underfunding of these plans in recent years. As a result, and in light of pension reform legislation at the federal level, the Debtors expect that their contributions to these plans will continue to increase and the plans’ benefit levels, underfunding and related issues will continue to create challenges for the Debtors and other employers in the bakery and trucking industries.
          When the Debtors close bakeries, distribution centers and retail outlets, they may incur withdrawal liabilities with respect to underfunded multi-employer pension plans. Since fiscal 2004, the Debtors have closed 14 bakeries and, in connection with their restructuring activities, the Debtors may close additional bakeries, routes, bakery outlets and distribution centers in the future. Any assessments for any withdrawal liability that the Debtors might incur by future closures will be recorded when the affected plans determine that it is probable that a liability exists and that the amount of the withdrawal liability can be reasonably estimated.
          Additionally, ERISA and the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and related regulations establish minimum funding requirements for multi-employer pension plans. The Pension Protection Act of 2006 (the “PPA”) imposes stricter minimum funding requirements on multi-employer pension plans for plan years commencing on or after January 1, 2008. Under the PPA, plans that fail to meet certain funding standards are categorized as being in critical or endangered status. The trustees for critical or endangered plans must adopt a rehabilitation or funding improvement plan designed to improve the plan’s funding within a prescribed period of time. Rehabilitation and funding improvement plans may include increased employer contributions, reductions in benefits or a combination of the two. Unless otherwise agreed upon, any requirement to increase employer contributions will not take effect until the current collective bargaining agreements expire. However, an immediate five percent surcharge (increasing to ten percent for the following and subsequent years) is imposed on contributions to critical plans and remains in effect until the bargaining parties agree on modifications imposed by the rehabilitation plan adopted by the trustees. In addition, the failure of a plan to meet funding improvement targets provided in its rehabilitation or funding improvement plan could result in the imposition of an excise tax on contributing employers. To date, the Debtors have received notice that five plans to which they contribute have been designated in critical status and an additional four plans to which they contribute have been designated in endangered status. If excise taxes were imposed on the Debtors, or they are required to make additional contributions, it could adversely affect the Debtors’ financial condition, results of operations and cash flows.
          For the forgoing reasons, the Debtors are unable to determine the amount of actual future contributions, excise taxes or withdrawal liabilities, if any, for which they may be responsible or whether an adverse affect on the Debtors’ financial condition, results of operations and cash flows could result from the Debtors’ participation in these plans.
P.	The inability to completely withdraw from the ABA Plan while operating under the provisions of chapter 11 of the Bankruptcy Code could jeopardize the Debtors’ ability to emerge from bankruptcy and threaten the Debtors’ viability if they emerge
          Based upon the most recent available actuarial estimates using statutory termination discount rates, the Debtors’ portion of the underfunding of the ABA Plan could be approximately $15 to $20 million, assuming the plan was characterized as a multiple employer plan. Conversely, if the plan was characterized as an aggregate of single employer plans, it is likely that the single employer plan attributable to the Debtors would have to be terminated, in which event, the Debtors’ portion of the underfunding could be approximately $65 to $80 million.  Since January 2006, the Debtors have been notified of $35.5 million of required contributions, which they have not paid.
          Any liability resulting from the Debtors’ withdrawal from the ABA Plan (if it is determined to be a multiple employer plan) or the termination of the single employer plan attributable to the Debtors (if it is determined to be an aggregate of single employer plans) while operating under the provisions of chapter 11 of the Bankruptcy Code would be a claim in the Chapter 11 Cases and would be treated in accordance with the terms of any plan of reorganization or as may otherwise be provided by the Bankruptcy Code, as opposed to being a post emergence liability. Conversely, if the ABA Plan was determined to be a multiple employer plan and the Debtors were to withdraw from the ABA Plan post emergence or if the ABA Plan were determined to be an aggregate of single employer plans and the single employer plan that was attributable to the Debtors was terminated post emergence, it is possible that any liability resulting from their withdrawal from the ABA Plan or the termination of the single employer plan attributable to them would be a post emergence liability.
          In light of this exposure, the Debtors (1) withdrew their active nonunion employees from the plan effective April 18, 2008; and (2) are working with the applicable unions to effect similar action with respect to their active union employees while they are operating under the provisions of chapter 11 of the Bankruptcy Code. Accordingly, the Debtors expect that they will successfully withdraw from the ABA Plan prior to emergence from Chapter 11.
          As stated above, consummation of the Transaction is subject to various conditions and contingencies. One such condition is that (a) there be entry of an order by the Bankruptcy Court in the Chapter 11 Cases, in form and substance satisfactory to Equity Investors, determining that, if and to the extent that a court of competent jurisdiction determines that any of the Debtors has any current or future liability to, under or in connection with the ABA Plan based on the Debtors’ (or their employees’) participation prior to the Effective Date in such pension plan, such liability is a general unsecured pre-petition claim against the relevant Debtor, and such order becoming a final order, in full force and effect without reversal, modification or stay, not subject to a pending motion for reconsideration, revocation, reversal, modification, stay or appeal and the period for an appeal having expired, or (b) Equity Investors shall otherwise be satisfied that any of the Debtors’ or the Reorganized Company’s or its direct and indirect subsidiaries’ current or future liability (whether on- or off-balance sheet, contingent or otherwise) to, under or in connection with the ABA Plan based on the Debtors’ (or their employees’) participation prior to the Effective Date in such pension plan shall not result in any post-confirmation payment by, or any other cost to, the Reorganized Company or any of its direct or indirect subsidiaries.
          In order to meet the above described condition, on October 23, 2008, the Debtors filed a motion seeking authority to enter into a settlement agreement with the PBGC pursuant to which the PBGC’s claims related to the ABA Plan will be reclassified and allowed in reduced amounts as general unsecured prepetition claims. In addition, on October 23, 2008, the Debtors filed a motion seeking to modify the stay of proceedings in the Bankruptcy Court with respect to determination of the priority of the ABA Plan’s claims, if any. Attached to such motion was a proposed motion seeking such determination, which the Debtors seek to have the Bankruptcy Court hear prior to the confirmation hearing on the Plan.
Q.	The Debtors rely on the value of their brands, and the costs of maintaining and enhancing the awareness of their brands are increasing
          The Debtors believe that maintaining their brands via marketing and other brand-building efforts is an important aspect of the Debtors’ efforts to attract and expand their consumer base. However, the costs associated with maintaining and enhancing consumer awareness of the Debtors’ brands are increasing. The Debtors may not be able to successfully maintain or enhance consumer awareness of their brands and, even if the Debtors are successful in their branding efforts, such efforts may not be cost-effective. In addition, the Debtors’ chapter 11 filing may have an adverse impact on the reputation of their brands with consumers. If the Debtors are unable to maintain or enhance consumer awareness of their brands in a cost effective manner, it would adversely affect their financial condition, results of operations and cash flows.

R.	Economic downturns could cause consumers to shift their food purchases from the Debtors’ branded products to lower priced items
          The willingness of consumers to purchase premium branded food products depends in part on national and local economic conditions. In periods of economic downturns or uncertainty, consumers tend to purchase more private label or other lower priced products. In fact, as a result of the recent economic downturn, the Debtors’ sales volume of higher margin branded products has suffered, adversely affecting their financial condition, results of operations and cash flows.
S.	Inability to anticipate changes in consumer preferences may result in decreased demand for products
          The Debtors’ success depends in part on their ability to anticipate the tastes and dietary habits of consumers and to offer products that appeal to their preferences. Consumer preferences change, and the Debtors’ failure to anticipate, identify or react to these changes could result in reduced demand for their products, which could in turn adversely affect their financial condition, results of operations and cash flows. The Debtors have introduced several new products over the last few years and improved products in order to achieve and retain market share and have incurred significant development and marketing costs in connection therewith. If the Debtors’ products fail to meet consumer preferences, then the Debtors’ strategy to maintain and grow sales and profits with new products will be less successful.
T.	The Debtors’ intellectual property rights are valuable and any inability to protect them could dilute the Debtors’ brand image and adversely affect their business
          The Debtors regard their trademarks, including “Wonder®,” “Hostess®,” “Home Pride®,” “Butternut®,” “Dolly Madison®,” “Drake’s®,” and “Merita®,” as well as the Debtors’ trade secrets and similar intellectual property, as important to their success. The efforts the Debtors have taken to protect their proprietary rights may not be sufficient or effective. In the event that any of the their proprietary information is misappropriated, the Debtors’ business could be seriously harmed. For example, if the Debtors are unable to protect their trademarks from unauthorized use, the Debtors’ brand image may be harmed. Other parties may take actions that could impair the value of the Debtors’ proprietary rights or the reputation of the Debtors’ products. Any impairment of the Debtors’ brand image could cause their enterprise value to decline. Also, the Debtors may not be able to timely detect unauthorized use of their intellectual property and take appropriate steps to enforce their rights. In the event the Debtors are unable to enforce their intellectual property rights, it could adversely affect their financial condition, results of operations and cash flows. In addition, protecting the Debtors’ intellectual property and other proprietary rights can be expensive. Any increase in the unauthorized use of the Debtors’ intellectual property could make it more expensive to do business and could adversely affect their financial condition, results of operations and cash flows. A number of the Debtors’ brands are also manufactured and produced pursuant to licensing agreements. The Debtors’ ability to renew these licensing agreements as they come due may be made more difficult by the chapter 11 process, which could also adversely affect their financial condition, results of operations and cash flows.
U.	Further consolidation in the retail food industry may adversely impact profitability
          As supermarket chains continue to consolidate and as mass merchants gain scale, the Debtors’ larger customers may seek more favorable terms for their purchases of the Debtors’ products, including increased spending on promotional programs. Sales to the Debtors’ larger customers on terms less favorable than their current terms could adversely affect the Debtors’ financial condition, results of operations and cash flows.

V.	Future product recalls or safety concerns could adversely impact the Debtors’ business and financial condition and results of operations
          The Debtors may be required to recall certain of their products should they become contaminated or be damaged. The Debtors may also become involved in lawsuits and legal proceedings if it is alleged that the consumption of any of the Debtors’ products causes injury, illness or death. A product recall or an adverse result in any such litigation could adversely affect the Debtors’ financial condition, results of operations and cash flows.
          The Debtors could be adversely affected if consumers in their principal markets lose confidence in the safety and quality of the Debtors’ products. Adverse publicity about the safety and quality of certain food products, such as the publicity about foods containing genetically modified ingredients, whether or not valid, may discourage consumers from buying the Debtors’ products or cause production and delivery disruptions.
          A number of the Debtors’ brand names are owned, and products are produced and sold under these brand names, by third parties outside the United States. Product recalls or adverse publicity about the safety and quality of these products could discourage consumers from buying the Debtors’ products, which could adversely affect the Debtors’ financial condition, results of operations and cash flows.
W.	Costs associated with environmental compliance and remediation could adversely impact the Debtors’ operations
          The Debtors are subject to numerous environmental laws and regulations that impose environmental controls on them or otherwise relate to environmental protection and health and safety matters, including, among other things, the discharge of pollutants into the air and water, the handling, use, treatment, storage and cleanup of solid and hazardous wastes, and the investigation and remediation of soil and groundwater affected by regulated substances. The Debtors have underground storage tanks at various locations throughout the United States that are subject to federal and state regulations establishing minimum standards for these tanks and, where necessary, remediation of associated contamination. The Debtors are presently in the process of or have completed remediating any known contaminated sites. In addition, the Debtors have reached an agreement in principle with the EPA and the DOJ to settle a claim relating to the Debtors’ handling of regulated refrigerants. The Debtors have also received notices from the EPA, state agencies, and/or private parties seeking contribution, that the Debtors have been identified as a potentially responsible party (a “PRP”), under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), arising out of the alleged disposal of hazardous substances at certain disposal sites on properties owned or controlled by others. Because liability under CERCLA may be imposed retroactively without regard to fault, the Debtors may be required to share in the cleanup cost of six “Superfund” sites. The Debtors’ ultimate liability may depend on many factors, including (i) the volume and types of materials contributed to the site; (ii) the number of other PRPs and their financial viability; and (iii) the remediation methods and technology to be used.
          It is difficult to quantify the potential financial impact of actions involving environmental matters, particularly fines, remediation costs at waste disposal sites and future capital expenditures for environmental control equipment at these or other presently unknown locations. The Debtors believe the ultimate liability arising from such environmental matters, taking into account established accruals for estimated liabilities, should not be material to the Debtors’ overall financial position, but could be material to their results of operations or cash flows for a particular quarter or fiscal year.

X. Government regulation could adversely impact the Debtors’ operations
          The Debtors’ operations and properties are subject to regulation by federal, state and local government entities and agencies. As a baker of fresh baked bread and sweet goods, the Debtors’ operations are subject to stringent quality, labeling and traceability standards, including under the Federal Food and Drugs Act of 1906 and Bioterrorism Act of 2002, and rules and regulations governing trade practices, including advertising. The Debtors’ operations are also subject to federal, state and local workplace laws and regulations, including the federal Fair Labor Standards Act of 1938 and the federal Occupational Safety and Health Act of 1970. Future compliance with or violation of such regulations, and future regulation by various federal, state and local government entities and agencies, which could become more stringent, may adversely affect the Debtors’ financial condition, results of operations and cash flows. The Debtors could also be subject to litigation or other regulatory actions arising out of government regulations, which could adversely affect their financial condition, results of operations and cash flows.
Y. Access to Financing and Trade Terms
          The Debtors’ operations are dependent on the availability and cost of working capital financing and trade terms provided by vendors and may be adversely affected by any shortage or increased cost of such financing and trade vendor support. The Debtors’ postpetition operations have been financed from operating cash flow and borrowings pursuant to the DIP Facility. The Debtors believe that substantially all of their needs for funds necessary to consummate the Plan and for post-Effective Date working capital financing will be met by projected operating cash flow, the New Credit Facilities, and trade terms supplied by vendors. Moreover, if the Debtors or the Reorganized Debtors require working capital and trade financing greater than that provided by projected operating cash flow, the New Credit Facilities, and trade financing, they may be required either to (a) obtain other sources of financing or (b) curtail their operations. The Debtors believe that the recapitalization to be accomplished through the Plan will facilitate the ability to obtain additional or replacement working capital financing.
          No assurance can be given, however, that any additional replacement financing will be available on terms that are favorable or acceptable to the Debtors or the Reorganized Debtors. IBC believes that it is important to the Business Plan that IBC’s performance meets projected results in order to ensure continued support from vendors. There are risks to IBC in the event such support erodes after emergence from chapter 11 that could be alleviated by remaining in chapter 11. Chapter 11 affords a debtor such as IBC the opportunity to close bakeries, distribution centers and bakery outlets and liquidate assets relatively expeditiously, tools that will not be available to IBC upon emergence. However, the Debtors believe that the benefits of emergence from chapter 11 at this time outweigh the potential costs of remaining in chapter 11, and that emergence at this time is in the long-term operational best interests of IBC.
Z. Claims Estimations
          Except as provided in the Trust Agreement, the Debtors reserve the right to object to the amount or classification of any Claim or Interest except any such Claim or Interest that is deemed Allowed under the Plan or except as otherwise provided in the Plan. There can be no assurance that the estimated Claim amounts set forth herein are correct. The actual Allowed amount of Claims likely will differ in some respect from the estimates. The estimated amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual Allowed amount of Claims may vary from those estimated herein.

AA. Certain Risk Factors Relating to Securities to be Issued Under the Plan
          Each holder of New Common Stock, including those holders receiving shares upon the conversion of any New Convertible Secured Notes or the exercise of any Warrant, shall be required to execute a Stockholders’ Agreement with the Reorganized Company and Equity Investors, the form of which is set forth at Exhibit J to the Plan. By entering into the Stockholders’ Agreement, each holder of New Common Stock (other than Equity Investors) shall, among other things, grant to Equity Investors authority to act as a proxy for such holder of New Common Stock in respect of any vote or approval of holders of New Common Stock (other than matters requiring a holders’ approval pursuant to section 8(b) of the Investment Agreement). In addition, certain risk factors relating to the securities to be issued under the Plan are described below.
          1. Potential Dilution
          The ownership percentage represented by New Common Stock distributed on the Effective Date under the Plan will be subject to dilution from conversions of New Convertible Secured Notes, exercises of Warrants and stock options, restricted stock and stock appreciation rights issued to directors, officers and employees of the Reorganized IBC under the Long Term Incentive Plan. In the future, similar to all companies, additional equity financings or other share issuances by Reorganized IBC could adversely affect the market price of the New Common Stock. Sales by existing holders of a large number of shares of the New Common Stock in the public market, or the perception that additional sales could occur, could cause the market price of the New Common Stock to decline.
          2. Dividends
          The Debtors do not anticipate that cash dividends or other distributions will be paid with respect to the New Common Stock in the foreseeable future. In addition, restrictive covenants in certain debt instruments to which Reorganized IBC will be a party, including the New Credit Facilities, may limit the ability of Reorganized IBC to pay dividends.
          3. Change of Control
          The Organization Documents for the Reorganized Debtors may contain, and the general corporate law under the jurisdictions of organization for the Reorganized Debtors may contain, provisions that may have the effect of delaying, deterring, or preventing a change in control of Reorganized IBC.
BB. Leverage
          The Debtors believe that they will emerge from chapter 11 with a reasonable level of debt that can be effectively serviced in accordance with the Business Plan. Circumstances, however, may arise which might cause the Debtors to conclude that they are overleveraged, which could have significant negative consequences, including:
•	it may become more difficult for the Reorganized Debtors to satisfy their obligations with respect to all of their obligations;

•	the Reorganized Debtors may be vulnerable to a downturn in the markets in which they operate or a downturn in the economy in general;

•	the Reorganized Debtors may be required to dedicate a substantial portion of their cash flow from operations to fund working capital, capital expenditures, and other general corporate requirements;

•	the Reorganized Debtors may be limited in their flexibility to plan for, or react to, changes in their businesses and the industry in which they operate or entry of new competitors into their markets;

•	the Reorganized Debtors may be placed at a competitive disadvantage compared to their competitors that have less debt, including with respect to implementing effective pricing and promotional programs; and

•	the Reorganized Debtors may be limited in borrowing additional funds.
          The covenants in the New Credit Facilities may also restrict the Reorganized Debtors’ flexibility. Such covenants may place restrictions on the ability of the Reorganized Debtors to incur indebtedness; pay dividends and make other restricted payments or investments; sell assets; make capital expenditures; engage in certain mergers and acquisitions; and refinance existing indebtedness. Additionally, there may be factors beyond the control of the Reorganized Debtors that could impact their ability to meet debt service requirements. The ability of the Reorganized Debtors to meet debt service requirements will depend on their future performance, which, in turn, will depend on the Reorganized Debtors’ ability to sustain sales conditions in the markets in which the Reorganized Debtors operate, the economy generally, and other factors that are beyond their control. The Debtors can provide no assurance that the businesses of the Reorganized Debtors will generate sufficient cash flow from operations or that future borrowings will be available in amounts sufficient to enable the Reorganized Debtors to pay their indebtedness or to fund their other liquidity needs. Moreover, the Reorganized Debtors may need to refinance all or a portion of their indebtedness on or before maturity. The Debtors cannot make assurances that the Reorganized Debtors will be able to refinance any of their indebtedness on commercially reasonable terms or at all. If the Reorganized Debtors are unable to make scheduled debt payments or comply with the other provisions of their debt instruments, their various lenders will be permitted under certain circumstances to accelerate the maturity of the indebtedness owing to them and exercise other remedies provided for in those instruments and under applicable law.
CC. Impact of Interest Rates
          Changes in interest rates and foreign exchange rates may affect the fair market value of the Debtors’ assets. Specifically, decreases in interest rates will positively impact the value of the Debtors’ assets and the strengthening of the dollar will negatively impact the value of their net foreign assets, although the value of such foreign assets is very small in relation to the value of the Debtors’ operations as a whole.
DD. Litigation
          The Reorganized Debtors will be subject to various claims and legal actions arising in the ordinary course of their businesses. The Debtors are not able to predict the nature and extent of any such claims and actions and cannot guarantee that the ultimate resolution of such claims and actions will not have a material adverse effect on the Reorganized Debtors.

EE. Adverse Publicity
          Adverse publicity or news coverage relating to the Reorganized Debtors, including, but not limited to, publicity or news coverage in connection with the Chapter 11 Cases, may negatively impact the Debtors’ efforts to establish and promote name recognition and a positive image after the Effective Date.
FF. Reduction of U.S. Federal Income Tax Attributes
          As described more fully in Section IX.A.1 herein, the Debtors expect to realize a substantial amount of cancellation of debt (“COD”) income, for U.S. federal income tax purposes, as a result of the discharge of obligations pursuant to the Plan and, consequently, the Debtors will be required to reduce certain of their respective U.S. federal income tax attributes. Specifically, the Debtors expect that their net operating losses (“NOLs”) and NOL carryovers, and certain other U.S. federal income tax attributes, including basis in assets, will be substantially reduced. The Debtors anticipate that the substantial reduction of NOLs and NOL carryovers, and of other U.S. federal income tax attributes, will result in effective income tax rates applicable to the Debtors’ net income, for financial accounting purposes, that are substantially in excess of the highest statutory marginal income tax rates.
IX. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
          TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, CLAIMHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY CLAIMHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) CLAIMHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
          A summary description of certain U.S. federal income tax consequences of the Plan is provided below. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only the principal consequences of the Plan for Claimholders who are entitled to vote to accept or reject the Plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the IRS or any other taxing authorities have been or will be sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other taxing authorities. No representations are being made regarding the particular tax consequences of the confirmation or implementation of the Plan as to any Claimholder. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.
          The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code, the Treasury regulations promulgated thereunder, judicial authorities, published positions of the IRS, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).

          The following discussion does not address state, local or non-U.S. tax consequences of the Plan, nor does it purport to address the U.S. federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, governmental entities, U.S. expatriates, Claimholders who are, or who hold their Claims through, pass-through entities, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, and persons holding Claims that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). Furthermore, the following discussion does not address alternative minimum tax considerations for Claimholders or U.S. federal taxes other than income taxes. Except as expressly provided below, the following discussion assumes that Claimholders hold their Claims as capital assets for U.S. federal income tax purposes.
          For purposes of the following discussion, a “U.S. Holder” is a holder of an Impaired Claim that is (i) a citizen or individual resident of the U.S.; (ii) a corporation (or other entity classified as a corporation for U.S. federal tax purposes) created or organized under the laws of the U.S. or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that (a) is subject to the primary supervision of a U.S. court and has one or more U.S. persons, within the meaning of Internal Revenue Code section 7701(a)(30), who have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. For purposes of the following discussion, a “Non-U.S. Holder” is a holder of an Impaired Claim that is an individual, corporation, estate or trust and is not a U.S. Holder.
          Each Claimholder is strongly urged to consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the transactions described herein or contemplated by the Plan.
A. Certain U.S. Federal Income Tax Consequences to the Debtors
          As described in Section VII.F herein, several alternative structures for the post-emergence capital structure of the Debtors are being explored. Under certain of the alternative structures, Equity Investors would organize one or more new entities which would acquire the Debtors, or the assets of the Debtors, in a taxable transaction (any such structure, an “Alternative Taxable Structure”). Other alternative structures involve the Debtors entering into certain transactions prior to the Effective Date in order to modify the overall corporate structure of the Debtors and/or otherwise structure their businesses for corporate or operational reasons (any such structure, an “Alternative Simplification Structure”). As noted in Section VII.F herein, the reorganization of the Debtors will be consummated pursuant to an Alternative Taxable Structure or an Alternative Simplification Structure only if, after further analysis, the Debtors believe that it will improve the corporate or operational structure or otherwise provide efficiencies to the Estates or the Reorganized Debtors, and only if the Debtors have received the prior written consent of Equity Investors and the Prepetition Investors. Accordingly, the following discussion will begin with a description of certain U.S. federal income tax consequences of the Plan to the Debtors under the anticipated structure for the reorganization of the Debtors, and then will briefly describe certain U.S. federal income tax considerations that may be applicable with respect to an Alternative Taxable Structure or an Alternative Simplification Structure.
          1.  Cancellation of Indebtedness Income
          Under general U.S. federal income tax principles, each Debtor will realize COD income to the extent that its obligation to a Claimholder is discharged pursuant to the Plan for an amount that is less than the adjusted issue price of such Claimholder’s Claim (in most cases, the adjusted issue price of a

Claim equals the amount that a Debtor received upon incurring the obligation, with certain adjustments). For this purpose, the amount paid to a Claimholder in discharge of its Claim generally will equal the sum of the amount of Cash paid to such Claimholder, the “issue price” of any debt issued to such Claimholder, and the fair market value on the Effective Date of any other property paid to such Claimholder.
          The Debtors expect to realize a substantial amount of COD income as a result of the discharge of obligations pursuant to the Plan. However, because each Debtor will be a debtor in a bankruptcy case at the time it realizes COD income, the Debtors will not be required to include such COD income in their gross income for U.S. federal income tax purposes, but rather will be required to reduce certain of their respective U.S. federal income tax attributes by the amounts of COD income so excluded. Under the general rules of Internal Revenue Code section 108, the excluded COD income is expected to result in the substantial reduction of the Debtors’ NOLs and NOL carryovers, and of certain other U.S. federal income tax attributes of the Debtors, including basis in assets. The Debtors anticipate that the substantial reduction of NOLs and NOL carryovers, and of other U.S. federal income tax attributes, will result in effective income tax rates applicable to the Debtors’ net income, for financial accounting purposes, that are substantially in excess of the highest statutory marginal income tax rates.
          2.  Utilization of NOLs
          Under Internal Revenue Code section 382, whenever there is a more than fifty percent (50%) owner shift of a corporation during a three (3) year testing period (an “ownership change”), the ability of the corporation to utilize its NOL carryovers and certain subsequently recognized built-in losses to offset post-ownership change taxable income may be subject to an annual limitation. The issuance of New Common Stock pursuant to the Plan will constitute an ownership change for purposes of Internal Revenue Code section 382. This ownership change may result in a significant limitation on the ability of the Reorganized Debtors to utilize their NOL carryovers.
          3.  Alternative Minimum Tax
          A corporation may incur alternative minimum tax liability even in the case that NOL carryovers and other U.S. federal income tax attributes are sufficient to eliminate its taxable income as computed under the regular corporate income tax. It is possible that the Debtors may be liable for the alternative minimum tax.
          4.  Alternative Structures
          If the reorganization of the Debtors were to be consummated pursuant to an Alternative Taxable Structure, the Debtors would recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the fair market value of their assets and their adjusted tax basis in such assets. Any gain recognized would be sheltered by the Debtors’ NOLs to the extent of such NOLs. The entities that would acquire the Debtors’ assets (or would be treated as acquiring such assets for U.S. federal income tax purposes) would obtain an aggregate tax basis in such assets that is equal to their fair market value, and such entities would not succeed to any tax attributes of the Debtors.
          For U.S. federal income tax purposes, an Alternative Simplification Structure would entail tax-free or taxable transfers of assets by one or more Debtors to one or more other Debtors. A taxable transfer of assets between Debtors may result in the recognition of gain or loss by the Debtors for U.S. federal income tax purposes. Any gain recognized would be sheltered by the Debtors’ NOLs to the extent of such NOLs.

B. Certain U.S. Federal Income Tax Consequences to Claimholders
          The U.S. federal income tax consequences of the transactions contemplated by the Plan to Claimholders that are U.S. Holders and Non-U.S. Holders generally will be as described below. These consequences (including the character, timing and amount of income, gain or loss recognized) will depend upon, among other things: (i) the manner in which a Claimholder acquired a Claim; (ii) the length of time the Claim has been held; (iii) the Claimholder’s method of tax accounting; (iv) whether the Claimholder has taken a bad debt deduction with respect to the Claim (or any portion of the Claim) in the current or prior taxable years; (v) whether the Claim was acquired at a discount; (vi) whether the Claimholder has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (vii) whether the Claim is an installment obligation for U.S. federal income tax purposes; (viii) whether the Claim constitutes a “security” for U.S. federal income tax purposes; and (ix) whether the Claim constitutes a “United States real property interest” for U.S. federal income tax purposes. Therefore, each Claimholder is strongly urged to consult its own tax advisor regarding information that may be relevant to its particular situation and circumstances and the tax consequences to it of the transactions contemplated by the Plan.
          The U.S. federal income tax consequences to Claimholders that are U.S. Holders and Non-U.S. Holders may depend upon the manner in which the reorganization of the Debtors is consummated. As noted in Section VII.F herein, the reorganization of the Debtors may be consummated pursuant to an Alternative Taxable Structure or an Alternative Simplification Structure if, after further analysis, the Debtors believe that it will improve the corporate or operational structure or otherwise provide efficiencies to the Estates or the Reorganized Debtors, and if the Debtors have received the prior written consent of Equity Investors and the Prepetition Investors. Accordingly, the following discussion will describe certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders under the anticipated structure for the reorganization of the Debtors and, where applicable, will briefly describe certain U.S. federal income tax consequences with respect to an Alternative Taxable Structure or an Alternative Simplification Structure.
          1.  Claimholders of Capital Lease Claims
               (a) U.S. Holders
          The receipt of Cash and any other property by a U.S. Holder of a Capital Lease Claim pursuant to the Plan should be treated as a taxable transaction for U.S. federal income tax purposes. As a result, such a U.S. Holder generally should recognize ordinary income or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the sum of the Cash plus the fair market value on the date of receipt of any other property received pursuant to the Plan and (ii) such U.S. Holder’s adjusted tax basis in its Capital Lease Claim.
          A U.S. Holder’s tax basis in any property received pursuant to the Plan generally should be equal to the fair market values of each such consideration on the date of receipt, and the holding period with respect to each such consideration will begin on the day following the relevant date of receipt.
               (b) Non-U.S. Holders
          A Non-U.S. Holder of a Capital Lease Claim generally will be subject to U.S. federal withholding tax at a thirty percent (30%) rate with respect to income, if any, realized on the receipt of Cash and any other property pursuant to the Plan unless such Non-U.S. Holder is eligible for an exemption from, or reduced rate of, U.S. federal withholding tax pursuant to an applicable tax treaty (and such Non-U.S. Holder timely provides the appropriate certification regarding its eligibility for treaty benefits). However, if such income is effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder (and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base within the U.S.), then such income generally will not be subject to U.S. federal withholding tax (provided the Non-U.S. Holder timely provides the appropriate certification). In such case, such income generally will be subject to U.S. federal income tax in the same manner as if such income were recognized by a U.S. person and, in the case of a Non-U.S. Holder that is a corporation, may also be subject to the branch profits tax (currently imposed at a rate of thirty percent (30%), or a lower applicable treaty rate).
          2.  Claimholders of Prepetition Lender Claims
               (a) U.S. Holders
          The Debtors believe and intend to take the position, and the following discussion assumes, that the Prepetition Lender Claims do not constitute “securities” for U.S. federal income tax purposes, and, although the matter is not free from doubt, that the New Convertible Secured Notes constitute equity, rather than debt, for U.S. federal income tax purposes. The receipt by a U.S. Holder of New Convertible Secured Notes, participations in the New Third Lien Term Loan and Series E Warrants pursuant to the Plan should be treated as a taxable transaction for U.S. federal income tax purposes. As a result, except as described in the next sentence, such a U.S. Holder generally should recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the sum of the fair market value, on the Effective Date, of the New Convertible Secured Notes and Series E Warrants received pursuant to the Plan and the “issue prices” (defined below) of the participations in the New Third Lien Term Loan received pursuant to the Plan and (ii) such U.S. Holder’s adjusted tax basis in its Prepetition Lender Claim. A U.S. Holder should, however, recognize ordinary income to the extent it receives such consideration in respect of accrued interest or accrued market discount that has not already been included in the U.S. Holder’s gross income for U.S. federal income tax purposes. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period with respect to its Prepetition Lender Claim is more than one (1) year on the Effective Date. The deductibility of capital loss is subject to limitations.
          A U.S. Holder’s tax basis in its New Convertible Secured Notes and Series E Warrants received pursuant to the Plan generally should be equal to the fair market value of such New Convertible Secured Notes and Series E Warrants on the Effective Date, and a U.S. Holder’s tax basis in its participations in the New Third Lien Term Loan received pursuant to the Plan generally should be equal to the “issue prices” (defined below) of such participations. The holding period with respect to each such consideration will begin on the day following the Effective Date.
          For purposes of this discussion regarding certain U.S. federal income tax consequences to U.S. Holders of Prepetition Lender Claims, the “issue prices” of the participations in the New Third Lien Term Loan will equal their stated principal amounts if none of the Prepetition Lender Claims or the participations in the New Third Lien Term Loan are considered “publicly traded” for U.S. federal income tax purposes. If a substantial amount of the Prepetition Lender Claims or the participations in the New Third Lien Term Loan were considered “publicly traded” for U.S. federal income tax purposes, then the issue prices of the participations in the New Third Lien Term Loan would instead be their fair market values on the Effective Date.
          Each U.S. Holder of a Prepetition Lender Claim should be aware that, regardless of its method of tax accounting, it may be required to recognize interest income with respect to participations in the New Third Lien Term Loan in advance of cash payments attributable to such income pursuant to the rules governing original issue discount. Each U.S. Holder of a Prepetition Lender Claim is strongly urged to consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of holding participations in the New Third Lien Term Loan.
     If the reorganization of the Debtors were to be consummated pursuant to an Alternative Taxable Structure, the Debtors, or the assets of the Debtors, would be acquired by one or more entities organized by Equity Investors. In such a case, the taxation of a U.S. Holder would be substantially similar to that described above.
               (b) Non-U.S. Holders
     A Non-U.S. Holder of a Prepetition Lender Claim generally will not be subject to U.S. federal withholding tax with respect to gain, if any, realized on the receipt of New Convertible Secured Notes, participations in the New Third Lien Term Loan and Series E Warrants pursuant to the Plan. A Non-U.S. Holder generally also will not be subject to U.S. federal income tax with respect to such gain unless (i) the gain is effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base within the U.S. or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such Non-U.S. Holder is present in the U.S. for 183 or more days in the taxable year of the Effective Date and certain other conditions are satisfied. In the case described in clause (i) above, gain recognized generally will be subject to U.S. federal income tax in the same manner as if such gain were recognized by a U.S. person and, in the case of a Non-U.S. Holder that is a corporation, may also be subject to the branch profits tax (currently imposed at a rate of thirty percent (30%), or a lower applicable treaty rate).
3.	Claimholders of Class 5 General Unsecured Claims with respect to Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery
          U.S. Holders of Class 5 General Unsecured Claims with respect to Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery that are “multiemployer pension plans,” as that term is defined pursuant to Section 3(37) of ERISA, are subject to Section 404(g) of the Internal Revenue Code which provides, among other things, that withdrawal liability payments are to be considered as employer contributions for purposes of tax deductions. Each such U.S. Holder of a Class 5 General Unsecured Claim with respect to Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery is strongly urged to consult its own tax advisor regarding the U.S. federal income tax consequences of the receipt of amounts distributed pursuant to the Plan.
C. Information Reporting and Backup Withholding
          Certain payments, including the distributions or payments in respect of Claims pursuant to the Plan, generally are subject to information reporting by the payor to the IRS. Moreover, such reportable payments are subject to backup withholding (currently at a rate of twenty-eight percent (28%)) under certain circumstances. Under the Internal Revenue Code’s backup withholding rules, a Claimholder may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan unless the Claimholder (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) timely provides a correct U.S. taxpayer identification number and makes certain certifications under penalties of perjury.
          Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a Claimholder’s U.S. federal income tax liability, and such Claimholder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS.

D. Importance of Obtaining Professional Tax Assistance
          THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIMHOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, EACH CLAIMHOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN OR CONTEMPLATED BY THE PLAN.
X. FEASIBILITY OF THE PLAN AND THE BEST INTERESTS TEST
A. Feasibility of the Plan
          To confirm the Plan, the Bankruptcy Court must find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. This requirement is imposed by section 1129(a)(11) of the Bankruptcy Code and is referred to as the “feasibility” requirement. The Debtors believe that they will be able to timely perform all obligations described in the Plan, and, therefore, that the Plan is feasible.
          To demonstrate the feasibility of the Plan, the Debtors have prepared financial Projections for fiscal 2009 through 2014, as set forth in Appendix C attached to this Disclosure Statement. The Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations and to fund their operations. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code. As noted in the Projections, however, the Debtors caution that no representations can be made as to the accuracy of the Projections or as to the Reorganized Debtors’ ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the Debtors. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Debtors’ financial results. Therefore, the actual results can be expected to vary from the projected results and the variations may be material and adverse. See Article VIII of this Disclosure Statement, “Certain Factors to Be Considered,” for a discussion of certain risk factors that may affect financial feasibility of the Plan.
          THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THE PRACTICES RECOGNIZED TO BE IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY THE DEBTORS’ INDEPENDENT ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH IN THE PAST HAVE NOT BEEN ACHIEVED AND WHICH MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER

PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.
B. Acceptance of the Plan
          As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims and Interests vote to accept the Plan, except under certain circumstances. Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of Impaired Claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of Claims in that Class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, a Class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number actually voting cast their Ballots in favor of acceptance. Under section 1126(d) of the Bankruptcy Code, a Class of Interests has accepted the Plan if holders of such Interests holding at least two-thirds in amount actually voting have voted to accept the Plan. Holders of Claims or Interests who fail to vote are not counted as either accepting or rejecting the Plan.
C. Best Interests Test
          Even if a plan is accepted by each class of holders of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the “best interests” of all holders of claims and interests that are impaired by the plan and that have not accepted the plan. The “best interests” test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that (i) all members of an impaired class of claims or interests have accepted the plan or (ii) the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code.
          In order to determine whether the Plan satisfies the best interests test, the Debtors prepared a Liquidation Analysis (attached hereto as Appendix B) based upon a hypothetical liquidation under Chapter 7 of the Bankruptcy Code. To calculate the probable distribution to members of each Impaired Class of claims and Interests if the Debtors were liquidated under a Chapter 7 case, the Debtors first had to determine the costs of, and proceeds from, any hypothetical liquidation. To conduct such an uncertain process, the Debtors had to rely upon a series of estimates and assumptions that, although considered reasonable by the Debtors, are subject to contingencies beyond the control of the Debtors, their management and their advisors.
          The Liquidation Analysis assumes that liquidation proceeds would be distributed in accordance with Bankruptcy Code sections 726 and 1129(b). If a Chapter 7 liquidation were pursued for the Debtors, the amount of liquidation value available to creditors would be reduced first, by the costs of the liquidation including fees and expenses of the trustee appointed to manage the liquidation, fees and expenses of other professionals retained by the trustee to assist with the liquidation and asset disposition expenses, second, by the DIP Facility Claims, third, by the claims of secured creditors to the extent of the value of their collateral except as described herein, and, fourth, by the priority and administrative costs and expenses of the Chapter 7 estates, including unpaid operating expenses incurred during the Chapter 11 Cases and any accrued and unpaid professional fees.
          The liquidation itself would trigger certain priority payments that otherwise would not be due in the ordinary course of business. These priority payments would be made in full before any distribution of proceeds to pay general unsecured claims, including potential employee claims, executory contract and unexpired lease rejection claims and potential pension fund withdrawal liability. Such events would likely create a much larger number of unsecured creditors and would subject the Chapter 7 estates to considerable additional claims, thereby diluting any potential recoveries to holders of general unsecured claims.
          This analysis is a hypothetical exercise that has been prepared in order to satisfy a requirement of the Bankruptcy Code. This analysis is not intended and should not be used for any other purpose. The Liquidation Analysis does not purport to be a valuation of the Debtors’ assets as a going concern, and there may be a significant difference between the Liquidation Analysis and the values that may be realized in an actual liquidation. This analysis assumes “Liquidation Values” based on appraisals, where available, and the Debtors’ business judgment, where appraisals are not available. The recoveries shown do not contemplate a sale or sales of business units on a going concern basis. While the Debtors make no assurances, it is possible that proceeds received from such going concern sale(s) would be more than in the hypothetical liquidation, the costs associated with the sales(s) would be less, fewer claims would be asserted against the bankruptcy estates and/or certain ordinary course claims would be assumed by the buyer(s) of such business(es) and that, as a result, greater distributions would be made to stakeholders.
D. Valuation of the Reorganized Debtors
1.	Introduction
          In conjunction with formulating the Plan, the Debtors have determined that it is appropriate to estimate the Reorganized Debtors’ going concern Enterprise Value post confirmation. The Debtors with the assistance of Miller Buckfire, whose retention was approved by the court, prepared such a valuation.
2.	Valuation
          The Enterprise Value of the Reorganized Debtors is estimated to be between approximately $475 million and $629 million, with a mid-point estimate of approximately $551 million, as of an assumed Effective Date of January 11, 2009. The range of pro forma equity value on a fully-diluted basis, assuming the conversion of all New Convertible Secured Notes into equity, available to the constituents of the Reorganized Debtors was estimated to be between $312 million and $466 million, with a mid-point of approximately $389 million, which takes into account the Enterprise Value less estimated net non-convertible debt outstanding on the Effective Date of $162 million, including, among other things, capital leases of $2.6 million (net of an estimated $240 million of cash collateral for outstanding letters of credit and $87 million of cash to the balance sheet). The values are based upon information available to, and analyses undertaken by, Miller Buckfire as of October 23, 2008. This estimated Enterprise Value includes, but is not limited to, among other factors discussed below, the Debtors’ income statements and balance sheets, current financial market conditions and the inherent uncertainty today as to the achievement of the Debtors’ financial projections as more fully set forth on Appendix C to this Disclosure Statement. Assuming 26.0 million common shares on an as-converted basis which consists of 8.8 million initial common shares and 17.2 million shares reserved for the conversion of the New Convertible Secured Notes and the Series E Warrants (which have a strike price of $0.01) of the Reorganized Debtors on the Effective Date, the Per Share Value is between $12.02 and $17.92 with a value of $14.94 used as a mid-point estimate, prior to dilution from any shares issued for stock appreciation rights, options or Warrants (other than the Series E Warrants).
          The preparation of the estimated Enterprise Value included, but was not limited to: (a) the review of certain consolidated and regional historical financial information of the Debtors for recent years and interim periods; (b) the review of the Company’s Business Plan dated October 2008; (c) interviews with certain members of senior management of the Debtors and their advisors to discuss the

Debtors’ operations and future prospects; (d) review of relevant publicly available information concerning the Company, the fresh baking industry in which it competes, its markets and the market values of public companies deemed generally comparable to the operating businesses of the Debtors; (e) consideration of certain economic and industry information relevant to the Debtors’ operating businesses; (f) review of certain analyses prepared by firms retained by the Debtors; (g) site visits of the Debtors’ facilities; and (h) other analyses as deemed appropriate. Although a review and analysis of the Debtors’ businesses, operating assets and liabilities, and business plans was conducted, the valuation relies on the accuracy and completeness of all: (a) financial and other information furnished by the Debtors and by other firms retained by the Debtors and (b) publicly available information. No independent evaluations or appraisals of the Debtors’ assets were sought or were obtained in connection therewith. As of October 2008, the amount of and ability to use NOL carryovers and certain other U.S. federal income tax attributes the Debtors will retain post-emergence, while subject to annual limitations per Section IX.A herein, is uncertain and not expected to have a material impact on the Business Plan. Accordingly, the effect of NOL carryovers has been excluded from the Reorganized Debtors’ estimated going concern Enterprise Value. Two valuation methodologies were utilized for the valuation analysis, each receiving an equal weighting in the concluded Enterprise Value estimate: (1) the discounted cash flow methodology and (2) comparable public company methodology. The discounted cash flow methodology derives an estimated Enterprise Value by adding the present value of projected unlevered free cash flows to the present value of the terminal value at the end of the projection period, each discounted by an appropriate range of risk-adjusted discount rates. The Comparable Public Company Methodology derives an estimated Enterprise Value by applying trading multiples of public companies with similar lines of business and operating characteristics to the applicable financial metrics of the Debtors. In selecting such comparable companies, Miller Buckfire considered factors including, but not limited to, the nature of the comparable companies’ businesses, operations, assets and capital structures, as well as such companies’ current and projected operating and financial performance relative to the Debtors and to the turnaround required for the Debtors to perform as projected.
          THE ESTIMATES OF VALUE REPRESENT HYPOTHETICAL ENTERPRISE VALUES OF THE REORGANIZED DEBTORS AS THE CONTINUING OPERATOR OF ITS BUSINESS AND ASSETS, AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES OR ESTIMATES OF THE ACTUAL MARKET VALUE WHICH MAY BE REALIZED IF THE ASSETS ARE SOLD, AND MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN. THE FOREGOING VALUATION ALSO REFLECTS A NUMBER OF ASSUMPTIONS INCLUDING, BUT NOT LIMITED TO, A SUCCESSFUL REORGANIZATION OF THE DEBTORS’ BUSINESSES AND FINANCES IN A TIMELY MANNER, ACHIEVING THE FORECASTS REFLECTED IN THE FINANCIAL PROJECTIONS, NECESSARY CONCESSIONS BY THE COLLECTIVE BARGAINING UNITS, MARKET CONDITIONS AND THE PLAN BECOMING EFFECTIVE IN ACCORDANCE WITH ITS TERMS ON A BASIS CONSISTENT WITH THE ESTIMATES AND OTHER ASSUMPTIONS DISCUSSED HEREIN. THE ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS, NONE OF WHICH ARE GUARANTEED, AND ARE SUBJECT TO UNCERTAINTIES AND CONTINGENCIES THAT ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, MILLER BUCKFIRE, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY, BUT THE DEBTORS BELIEVE THE ESTIMATES HAVE BEEN PREPARED IN GOOD FAITH BASED ON REASONABLE ASSUMPTIONS. DEPENDING ON THE RESULTS OF THE DEBTORS’ OPERATIONS OR CHANGES IN THE FINANCIAL MARKETS, WHICH ARE CURRENTLY UNDER SEVERE DISTRESS, THE VALUATION ANALYSIS, AS OF THE

EFFECTIVE DATE, MAY DIFFER FROM THAT DESCRIBED HEREIN, AND SUCH DIFFERENCES COULD BE MATERIAL. IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES; CONDITIONS IN THE FINANCIAL MARKETS; THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG TERM BASIS; AND OTHER FACTORS THAT GENERALLY INFLUENCE THE PRICES OF SECURITIES. ACTUAL MARKET PRICES OF SUCH SECURITIES ALSO MAY BE AFFECTED BY THE CHAPTER 11 CASES OR BY OTHER FACTORS NOT POSSIBLE TO PREDICT. ACCORDINGLY, THE ENTERPRISE VALUE DOES NOT NECESSARILY REFLECT, AND SHOULD NOT BE CONSTRUED AS REFLECTING, VALUES THAT WILL BE ATTAINED IN THE PUBLIC OR PRIVATE MARKETS. THE ENTERPRISE VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST REORGANIZATION MARKET TRADING VALUE. SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE ENTERPRISE VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS. THERE CAN BE NO ASSURANCE THAT A TRADING MARKET WILL DEVELOP FOR THE NEW SECURITIES.
          FURTHERMORE, IN THE EVENT THAT THE ACTUAL DISTRIBUTIONS IN THESE CHAPTER 11 CASES DIFFER FROM THOSE THE DEBTORS ASSUMED IN THEIR RECOVERY ANALYSIS, IMPAIRED CLASSES CLAIMHOLDERS’ ACTUAL RECOVERIES COULD BE SIGNIFICANTLY HIGHER OR LOWER THAN ESTIMATED BY THE DEBTORS.
E. Application of the Best Interests Test to the Liquidation Analysis and the Estimated Recoveries Pursuant to the Plan
          A liquidation analysis prepared with respect to the Debtors is attached as Appendix B to this Disclosure Statement. The Debtors believe that any liquidation analysis is speculative. For example, the liquidation analysis necessarily contains an estimate of the amount of Claims which will ultimately become Allowed Claims, including Claims for withdrawal liability associated with the Debtors’ multi-employer pension plans. See discussion of such Claims in Article VIII of this Disclosure Statement, “Certain Factors to be Considered.” In preparing the liquidation analysis, the Debtors have projected the amount of Allowed Claims based upon a review of their scheduled and filed proofs of claim. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analysis. In preparing the liquidation analysis, the Debtors have projected a range for the amount of Allowed Claims with the low end of the range the lowest reasonable amount of Claims and the high end of the range the highest reasonable amount of the Claims, thus allowing assessment of the most likely range of chapter 7 liquidation dividends to the holders of the Allowed Claims. The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims and Interests under the Plan. In addition, as noted above, the valuation analysis of the Reorganized Debtors also contains numerous estimates and assumptions. For example, the value of the New Common Stock cannot be determined with precision due to the absence of a public market for the New Common Stock.
          Notwithstanding the difficulties in quantifying recoveries to creditors with precision, the Debtors believe that, taking into account the liquidation analysis and the estimated recoveries pursuant to the Plan, the Plan meets the “best interests” test of section 1129(a)(7) of the Bankruptcy Code. The Debtors believe that the members of each Impaired Class will receive at least as much under the Plan than they would in a liquidation in a hypothetical chapter 7 case. Creditors will receive a better recovery through the distributions contemplated by the Plan because the continued operation of the Debtors as going concerns rather than a forced liquidation will allow the realization of more value for the Debtors’ assets. These factors lead to the conclusion that recoveries pursuant the Plan would be at least as much, and in many cases significantly greater, than the recoveries available in a chapter 7 liquidation.
          The Debtors believe the methodology used to prepare the liquidation analysis attached hereto as Appendix B is appropriate and that the assumptions and conclusions set forth therein are fair and reasonable under the circumstances and represent a reasonable exercise of the Debtors’ business judgment with respect to such matters.
F. Confirmation Without Acceptance of All Impaired Classes: The ‘Cramdown’ Alternative
          Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if it has not been accepted by all impaired classes as long as at least one impaired class of Claims has accepted it. The Court may confirm the Plan at the request of the Debtors notwithstanding the Plan’s rejection (or deemed rejection) by impaired Classes as long as the Plan “does not discriminate unfairly” and is “fair and equitable” as to each impaired Class that has not accepted it. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.
          A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides (1)(a) that the holders of claims included in the rejecting class retain the liens securing those claims, whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (b) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder’s interest in the estate’s interest in such property; (2) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (1) or (2) of this paragraph; or (3) for the realization by such holders of the indubitable equivalent of such claims.
          A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (1) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) that the holder of any claim or interest that is junior to the claims of such rejecting class will not receive or retain on account of such junior claim or interest any property at all.
          A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (1) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (2) that the holder of any interest that is junior to the interest of such rejecting class will not receive or retain under the plan on account of such junior interest any property at all.
          The votes of holders of Class 9 General Unsecured Claims, Class 10 Subordinated Securities Claims (including Classes 10a and 10b), Class 11 Interests in Brands Preferred Stock and Class 12 Interests in IBC are not being solicited because such holders are not entitled to receive or retain under the Plan any interest in property on account of their Claims and Interests. Such Classes therefore are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, the

Debtors are seeking confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to such Classes, and may seek confirmation pursuant thereto as to other Classes if such Classes vote to reject the Plan. Notwithstanding the deemed rejection by such Classes, the Debtors the Plan may be confirmed.
G. Conditions Precedent
1.	Conditions to Confirmation
          The following are conditions precedent to confirmation of the Plan that must be satisfied unless waived in accordance with Section 12.3 of the Plan:
                    (a) The Bankruptcy Court shall have approved this Disclosure Statement in form and substance reasonably satisfactory to the Debtors, the Prepetition Investors and Equity Investors.
                    (b) The Confirmation Order, the Plan, and all exhibits and annexes to each of the Plan and the Confirmation Order shall be in form and substance reasonably satisfactory to the Debtors, the Prepetition Investors and Equity Investors.
2.	Conditions to Consummation
          The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied unless waived in accordance with Section 12.3 of the Plan:
                    (a) The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the rejection of unexpired leases and executory contracts by the Debtors as contemplated by Section 7.2 of the Plan.
                    (b) The Debtors shall have entered into the New Credit Facilities, the New Convertible Secured Note Indenture and the New Third Lien Term Loan Credit Facility and all conditions precedent to the consummation thereof shall have been waived (subject to any applicable consent requirements) or satisfied in accordance with the terms thereof.
                    (c) All conditions precedent in the Investment Agreement shall have been waived (subject to any applicable consent requirements) or satisfied in accordance with the terms thereof.
                    (d) The Confirmation Order, with the Plan and all exhibits and annexes to each, in form and substance reasonably acceptable to the Debtors, the Prepetition Investors and Equity Investors, shall have been entered by the Bankruptcy Court on or before January 15, 2009, and shall be a Final Order, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending; provided, however, that if the Confirmation Order has not become a Final Order because a notice of appeal has been timely filed and the parties are not stayed or enjoined from consummating the Investment or the Transaction, this condition contained in Section 12.2(c) of the Plan shall be deemed satisfied unless the effect of the appeal could reasonably be expected to be adverse to the business, operations, property, condition (financial or otherwise) or prospects of the Reorganized Debtors and their direct and indirect subsidiaries, taken as a whole, or adverse to Equity Investors or the Prepetition Investors, in each case as determined by Equity Investors or the Prepetition Investors, respectively.

                    (e) The Bankruptcy Court shall have entered the Intercreditor Settlement Order.
                    (f) All actions, documents and agreements necessary to implement the Plan shall be in form and substance reasonably satisfactory to the Debtors, Equity Investors and the Prepetition Investors and shall have been effected or executed as applicable.
                    (g) The Confirmation Date shall have occurred and the Confirmation Order shall, among other things, provide that:
                         (i) the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;
                         (ii) all executory contracts or unexpired leases assumed by the Debtors during the Chapter 11 Cases or under the Plan shall be assigned and transferred to, and remain in full force and effect for the benefit of, the Reorganized Debtors, notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and 365(f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease;
                         (iii) the transfers of property by the Debtors (A) to the Reorganized Debtors (1) are or shall be legal, valid, and effective transfers of property, (2) vest or shall vest the Reorganized Debtors with good title to such property free and clear of all liens, charges, Claims, encumbrances, or Interests, except as expressly provided in the Plan or Confirmation Order, (3) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable non-bankruptcy law, and (4) do not and shall not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable non-bankruptcy law, including, without limitation, any laws affecting successor or transferee liability, and (B) to Claimholders under the Plan are for good consideration and value and are in the ordinary course of the Debtors’ businesses;
                         (iv) except as expressly provided in the Plan or the Confirmation Order, the Debtors are discharged effective upon the Effective Date from any “debt” (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtors’ liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or that arose from any agreement of the Debtors entered into or obligation of the Debtors incurred before the Effective Date, or from any conduct of the Debtors prior to the Effective Date, or that otherwise arose before the Effective Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;
                         (v) the applicable provisions of the Reconstitution Order are incorporated into the Plan and or the Confirmation Order, as required by the Reconstitution Order;

                         (vi) the Plan does not provide for the liquidation of all or substantially all of the property of the Debtors and its confirmation is not likely to be followed by the liquidation of the Reorganized Debtors or the need for further financial reorganization;
                         (vii) all Interests (except Subsidiary Interests, but including the Brands Preferred Stock) are terminated effective upon the Effective Date;
                         (viii) the issuance to the Prepetition Lenders of the New Convertible Secured Notes (including the New Common Stock into which such New Convertible Secured Notes are convertible) and the distribution thereof shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code; and
                         (ix) the Prepetition Lender Actions, and any adversary proceedings filed in connection therewith, are dismissed with prejudice.
                    (h) The Trust Assets shall have been transferred to the Creditors’ Trust and the Allowed Amount of the Old Convertible Note Indenture Trustee Fee Claim shall have been paid in Cash to the Old Convertible Note Indenture Trustee in accordance with Section 9.7(a) of this Plan.
                    (i) All documents implementing the terms of the Intercreditor Settlement, including the Trust Stock Appreciation Rights, shall be in form and substance reasonably satisfactory to Equity Investors and the Prepetition Investors.
                    (j) All documents implementing the terms of the Intercreditor Settlement, including the Trust Stock Appreciation Rights, shall be in form and substance reasonably satisfactory to the Creditors’ Committee.
H. Waiver of Conditions to Confirmation and Consummation of the Plan
          The conditions set forth in Sections 12.1 and 12.2 (other than the conditions set forth in Section 12.2(e), 12.2(h) and 12.2(j)) of the Plan may be waived by the Debtors subject to such waiver being reasonably satisfactory to Equity Investors and the Prepetition Investors, without any notice to any other parties-in-interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors in their sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time. The conditions set forth in Section 12.2(e), 12.2(h) and 12.2(j) may be waived by the Debtors subject to such waiver being acceptable to the Creditors’ Committee.
I. Retention of Jurisdiction
          Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan (except in the case of the New Credit Facility Documents, the New Convertible Secured Notes, the New Third Lien Term Loan, the Warrants, the New Common Stock and the Stockholders’ Agreement, which shall be subject to the jurisdiction indicated in the definitive documentation thereof), including, among others, the following matters:

                    (a) to hear and determine pending motions for (i) the assumption or rejection or (ii) the assumption and assignment of executory contracts or unexpired leases to which the Debtors are a party or with respect to which the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;
                    (b) to adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases or the Plan, or the Trust Agreement, proceedings to adjudicate the allowance of Disputed Claims, and all controversies and issues arising from or relating to any of the foregoing;
                    (c) to adjudicate any and all disputes arising from the distribution of the New Convertible Secured Notes, the New Common Stock and the Warrants;
                    (d) to ensure that distributions to Allowed Claimholders are accomplished as provided in the Plan and in the Trust Agreement;
                    (e) to hear and determine any and all objections to the allowance of Claims and the estimation of Claims, both before and after the Confirmation Date, including any objections to the classification of any Claim, and to allow or disallow any Claim, in whole or in part;
                    (f) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, or vacated;
                    (g) to issue orders in aid of execution, implementation, or consummation of the Plan;
                    (h) to enter such orders as may be necessary for the Trustee to satisfy its obligations pursuant to the Trust Agreement;
                    (i) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;
                    (j) to hear and determine all applications for compensation and reimbursement of Professional Claims under the Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;
                    (k) to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;
                    (l) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order or the Trust Agreement, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;
                    (m) to hear and determine all suits or adversary proceedings to recover assets of the Debtors and property of its Estates, wherever located;
                    (n) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

                    (o) to hear any other matter not inconsistent with the Bankruptcy Code;
                    (p) to hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;
                    (q) to hear and determine all disputes involving the releases and exculpations granted in the Plan and the injunctions established therein;
                    (r) to enter a final decree closing the Chapter 11 Cases; and
                    (s) to enforce all orders previously entered by the Bankruptcy Court.
Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims, Interests, Retained Actions, the Trust Agreement, the Trust Assets and the Trust Claims and any motions to compromise or settle such disputes.
XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
          The Debtors believe that the Plan affords holders of Claims and Interests the potential for the greatest realization on the Debtors’ assets and, therefore, is in the best interests of such holders. If the Plan is not confirmed, however, the theoretical alternatives include: (a) continuation of the pending Chapter 11 Cases; (b) an alternative plan or plans of reorganization; or (c) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code.
A. Continuation of the Bankruptcy Case
          If the Debtors remain in chapter 11, they could continue to operate their businesses and manage their properties as debtors-in-possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. It is not clear whether the Debtors could survive as a going concern if these chapter 11 cases are protracted beyond the timeline contemplated by the Commitment Letter. In particular, the Debtors could have difficulty sustaining the high costs and the erosion of market confidence which may be caused if the Debtors remain chapter 11 debtors-in-possession and gaining access to sufficient liquidity to allow them to continue their operations as a going concern. And as further discussed in Section VI.I herein, the Debtors believe that they have accomplished the goals that chapter 11 has allowed them to achieve, and that IBC’s key remaining challenges are operational and therefore do not require that the Company remain in chapter 11.
B. Alternative Plans of Reorganization
          If the Plan is not confirmed, the Debtors or any other party in interest in the Chapter 11 Cases could propose a different plan or plans. Such plans might involve either a reorganization and continuation of the Debtors’ businesses, or an orderly liquidation of their assets, or a combination of both.

C. Liquidation Under Chapter 7 or Chapter 11
          If no plan is confirmed, the Debtors’ Chapter 11 Cases may be converted to a case under chapter 7 of the Bankruptcy Code. In a chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of the Debtors. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.
          However, the Debtors believe that creditors would lose substantially higher going concern value if the Debtors were forced to liquidate. In addition, the Debtors believe that in liquidation under chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Estates. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors’ assets.
          The Debtors may also be liquidated pursuant to a chapter 11 plan. In a liquidation under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. However, any distribution to the Claimholders and Interestholders under a chapter 11 liquidation plan probably would be delayed substantially.
          The Debtors’ liquidation analysis, prepared with their restructuring advisors, is premised upon a hypothetical liquidation in a chapter 7 case and is attached as Appendix B to this Disclosure Statement. In the analysis, the Debtors have taken into account the nature, status, and underlying value of their assets, the ultimate realizable value of their assets, and the extent to which such assets are subject to liens and security interests. The likely form of any liquidation in a chapter 7 proceeding would be the sale of individual assets. Based on this analysis, it is likely that a chapter 7 liquidation of the Debtors’ assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of the Debtors, the recoveries projected to be available in a chapter 7 liquidation are not likely to afford holders of Claims and holders of Interests as great a realization potential as does the Plan.
D. Other Alternatives
          Consistent with the charge given by the Debtors’ reconstituted board of directors to new management in early 2007, the Debtors have considered other alternatives to proceeding with the Business Plan, the Transaction and the Plan. These alternatives include: (a) separation of the bread and snack/cake business segments, selling one or the other of these businesses and reorganization of the remaining business segment; (b) proceeding with elements of the Business Plan but not including several of the transformational aspects of the Business Plan including, without limitation, the path to market initiative and further union concessions; (c) sale of certain less profitable business segments and reorganization based upon the remaining business segments but not including path to market and further union concessions; and (d) a sale or sales of the Debtors’ assets and/or business segments in one or more transactions either as going concerns sales or otherwise. In addition, the Debtors considered a possible reorganization of their direct store delivery structure without implementation of the path to market initiative by eliminating route delivery drivers employed by the Debtors and instead operating with independent operators to distribute the Debtors’ products. The Debtors’ analysis of the foregoing included substantial experience gained through the Debtors having undertaken efforts to find alternatives to the Transaction in their earlier attempts to sell certain business segments. The Debtors have identified numerous obstacles to implementation of those of the alternatives set forth above that contemplate the Debtors’ reorganization including several operational impediments and a lack of available financing. Moreover, the Debtors believe that these alternatives would result in less recoveries for stakeholders than are anticipated pursuant to the Plan. Additionally, it is likely that pursuit of any one of these alternatives would result in significant (a) additional claims asserted against the Estates and (b) job loss among the Debtors’ union and non-union employees and (c) elimination of go-forward pension contributions with respect to such union employees and resulting withdrawal liability claims which could significantly undermine the financial strength of certain of the Debtors’ multiple employer pension plans and jeopardize the continued existence of those plans. Accordingly, the Debtors believe the Business Plan, the Transaction and the Plan maximize the value of the Debtors and represent the best alternative for the Debtors, their Estates and their constituencies.
XII. VOTING REQUIREMENTS
          On October 30, 2008, the Bankruptcy Court approved an order (the “Solicitation Procedures Order”), among other things, approving this Disclosure Statement, setting voting procedures, and scheduling the hearing on confirmation of the Plan. A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement. The Confirmation Hearing Notice sets forth in detail, among other things, the voting deadlines and objection deadlines with respect to the Plan. The Confirmation Hearing Notice and the instructions attached to the Ballot should be read in connection with this section of this Disclosure Statement.
          If you have any questions about (i) the procedure for voting your Claim with respect to the packet of materials that you have received; (ii) the amount of your Claim holdings, or (iii) if you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, please contact:
Interstate Bakeries Corp Ballot Processing
C/o Kurtzman Carson Consultants LLC
2335 Alaska Avenue
El Segundo, CA 90245
Telephone (888) 647-1732
          The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of chapter 11 of the Bankruptcy Code and that the disclosures by the Debtors concerning the Plan have been adequate and have included information concerning all payments made or promised by the Debtors in connection with the Plan and the Chapter 11 Cases. In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law, and under Federal Rule of Bankruptcy Procedure 3020(b)(2), it may do so without receiving evidence if no objection is timely filed.
          In particular, and as described in more detail above, the Bankruptcy Code requires the Bankruptcy Court to find, among other things, that (a) the Plan has been accepted by the requisite votes of all Classes of impaired Claims and Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code in spite of the non-acceptance by one or more such Classes; (b) the Plan is “feasible,” which means that there is a reasonable probability that the Debtors will be able to perform their obligations under the Plan and continue to operate their businesses without further financial reorganization or liquidation; and (c) the Plan is in the “best interests” of all Claimholders and

Interestholders, which means that such holders will receive at least as much under the Plan as they would receive in a liquidation under chapter 7 of the Bankruptcy Code.
          THE BANKRUPTCY COURT MUST FIND THAT ALL CONDITIONS MENTIONED ABOVE ARE MET BEFORE IT CAN CONFIRM THE PLAN. THUS, EVEN IF ALL THE CLASSES OF IMPAIRED CLAIMS WERE TO ACCEPT THE PLAN BY THE REQUISITE VOTES, THE BANKRUPTCY COURT MUST STILL MAKE AN INDEPENDENT FINDING THAT THE PLAN SATISFIES THESE REQUIREMENTS OF THE BANKRUPTCY CODE, THAT THE PLAN IS FEASIBLE, AND THAT THE PLAN IS IN THE BEST INTERESTS OF THE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS.
          UNLESS THE BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE VOTING AGENT SO THAT IT IS RECEIVED ON OR PRIOR TO DECEMBER 1, 2008 AT 4:00 P.M. (PACIFIC TIME) TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY SUCH BALLOT, THE DEBTORS MAY, IN THEIR SOLE DISCRETION, REJECT SUCH BALLOT AS INVALID AND, THEREFORE, DECLINE TO COUNT IT AS AN ACCEPTANCE OR REJECTION OF THE PLAN. IN NO CASE SHOULD A BALLOT OR ANY OF THE CERTIFICATES BE DELIVERED TO THE DEBTORS OR ANY OF THEIR ADVISORS.
A. Parties-in-Interest Entitled to Vote
          Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (a) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.
          In general, a holder of a claim or interest may vote to accept or to reject a plan if (1) the claim or interest is “allowed,” which means generally that no party in interest has objected to such claim or interest, and (2) the claim or interest is impaired by the Plan. If the holder of an impaired claim or impaired interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan. If the claim or interest is not impaired, the Bankruptcy Code deems that the holder of such claim or interest has accepted the plan and the plan proponent need not solicit such holder’s vote.
          The holder of a Claim that is Impaired under the Plan is entitled to vote to accept or reject the Plan if (1) the Plan provides a distribution in respect of such Claim and (2) (a) the Claim has been scheduled by the respective Debtor (and such Claim is not scheduled as disputed, contingent, or unliquidated); (b) such Claimholder has timely filed a proof of claim as to which no objection has been filed; or (c) such Claimholder has timely filed a motion pursuant to Federal Rule of Bankruptcy Procedure 3018(a) seeking temporary allowance of such Claim for voting purposes only and the Debtor has not opposed the Motion or objected to the Claim, in which case the holder’s vote will be counted only upon order of the Court.
          A vote may be disregarded if the Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Solicitation Procedures Order also sets forth assumptions and procedures for tabulating Ballots, including Ballots that are not completed fully or correctly.

B. Classes Impaired Under the Plan
               1.  Voting Impaired Classes of Claims.
          The following Classes are Impaired under, and are entitled to vote to accept or reject, the Plan: Claims in Classes 7 and 8 with respect to the Main Debtors and Classes 4 and 5 with respect to Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery.
               2.  Unimpaired Classes of Claims and Interests.
          With respect to the Main Debtors, Class 1 Secured Tax Claims, Class 2 Secured Claims, Class 3 Other Priority Claims, Class 4 Intercompany Claims, Class 5 Workers’ Compensation Claims, and Class 6 Subsidiary Interests are Unimpaired by this Plan. With respect to Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery, Class 1 Other Priority Claims, Class 2 Intercompany Claims and Class 3 Interests are Unimpaired by this Plan. Under section 1126(f) of the Bankruptcy Code and/or the Solicitation Procedures Order, such Claimholders are conclusively presumed to have accepted this Plan. Their votes to accept or reject the Plan will not be solicited.
               3.  Impaired Classes of Claims and Interests Deemed to Reject the Plan.
          With respect to the Main Debtors, holders of Claims and Interests in Classes 9, Class 10 (including Classes 10a and 10b), 11 and 12 are not entitled to receive any distribution under the Plan on account of their Claims and Interests. Pursuant to section 1126(g) of the Bankruptcy Code, Classes 9, 10 (including Classes 10a and 10b), 11 and 12 are conclusively presumed to have rejected the Plan, and the votes of Claimholders and Interestholders in such Classes therefore will not be solicited.
XIII. CONCLUSION
A. Hearing on and Objections to Confirmation
               1.  Confirmation Hearing.
          The hearing on confirmation of the Plan has been scheduled for December 5, 2008 at 9:00 a.m. (Central time). Such hearing may be adjourned from time to time by announcing such adjournment in open court, all without further notice to parties in interest, and the Plan may be modified by the Debtors pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of that hearing, without further notice to parties in interest.
               2.  Date Set for Filing Objections to Confirmation of the Plan.
          The time by which all objections to confirmation of the Plan must be filed with the Court and received by the parties listed in the Confirmation Hearing Notice has been set for December 1, 2008 at 12:00 p.m. (Central time). A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement.
B. Recommendation
          The Plan provides for an equitable distribution to prepetition secured creditors of the Debtors, preserves the value of the business as a going concern, and preserves the jobs of employees. The Debtors believe that any alternative to confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation, and costs, as well as the loss of jobs by the employees. Moreover, the Debtors believe that their creditors will receive greater and earlier recoveries under the Plan than those that would be achieved in liquidation or under an alternative plan. FOR THESE REASONS, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN.

          Dated: October 31, 2008

Respectfully submitted, Interstate Bakeries Corporation, et al
By:	/s/ Craig D. Jung
Craig D. Jung
Chief Executive Officer of Interstate Bakeries Corporation

J. Eric Ivester (ARDC No. 06215581)	Paul M. Hoffmann (Missouri Bar No. 31922)
Samuel S. Ory (Missouri Bar No. 43293)	STINSON MORRISON HECKER LLP
SKADDEN ARPS SLATE MEAGHER	1201 Walnut, Suite 2900
& FLOM LLP	Kansas City, MO 64106-2150
333 West Wacker Drive, Suite 2100	Telephone: (816) 691-2746
Chicago, Illinois 60606-1285	Facsimile: (816) 412-1191
Telephone: (312) 407-0700	e-mail: phoffmann@stinson.com
Facsimile: (312) 407-0411
e-mail: ibcinfo@skadden.com

-and-

J. Gregory Milmoe (JM 0919)
SKADDEN ARPS SLATE MEAGHER
& FLOM LLP
Four Times Square
New York, New York 10036-6522
Telephone: (212) 735-3000
Facsimile: (212) 735-2000
Attorneys for the Debtors and Debtors-in-Possession

APPENDIX A
AMENDED JOINT PLAN OF REORGANIZATION OF INTERSTATE BAKERIES
CORPORATION AND ITS AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION
DATED OCTOBER 31, 2008

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APPENDIX B
CHAPTER 7 LIQUIDATION ANALYSIS

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Chapter 7 Liquidation Analysis
The Debtors have prepared this Liquidation Analysis (the “Liquidation Analysis”) based on a hypothetical liquidation under Chapter 7 of the Bankruptcy Code. It is assumed, among other things, that the hypothetical liquidation under Chapter 7 would commence under the direction of a Court-appointed trustee and would continue for a period of time, during which time all of the Debtors’ major assets would be sold or surrendered to the respective lien holders, and the cash proceeds, net of liquidation-related costs, would then be distributed to creditors in accordance with relevant law.
The determination of the costs of, and proceeds from, the hypothetical liquidation of the Debtors’ assets in a Chapter 7 case is an uncertain process involving the extensive use of estimates and assumptions that, although considered reasonable by the Debtors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors, their management, and their advisors. Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual Chapter 7 liquidation, and unanticipated events and circumstances could affect the ultimate results in an actual Chapter 7 liquidation.
The Liquidation Analysis is a hypothetical exercise that has been prepared for the sole purpose of generating a reasonable good-faith estimate of the proceeds that would be realized if the Debtors were liquidated in accordance with Chapter 7 of the Bankruptcy Code. The Liquidation Analysis is used to satisfy the “best interest of creditors” test set forth in section 1129(a)(7) of the Bankruptcy Code, because it indicates whether the members of an Impaired Class will receive at least as much under the Plan as they would in a liquidation under a hypothetical chapter 7 case.
THE LIQUIDATION ANALYSIS IS NOT INTENDED AND SHOULD NOT BE USED FOR ANY OTHER PURPOSE. THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF THE DEBTORS’ ASSETS AS A GOING CONCERN, AND THERE MAY BE A SIGNIFICANT DIFFERENCE BETWEEN THE LIQUIDATION ANALYSIS AND THE VALUES THAT MAY BE REALIZED IN AN ACTUAL LIQUIDATION. THIS ANALYSIS ASSUMES “LIQUIDATION VALUES” BASED ON APPRAISALS, WHERE AVAILABLE, AND THE DEBTORS’ BUSINESS JUDGMENT, WHERE APPRAISALS ARE NOT AVAILABLE. THE RECOVERIES SHOWN DO NOT CONTEMPLATE A SALE OR SALES OF BUSINESS UNITS ON A GOING CONCERN BASIS. WHILE THE DEBTORS MAKE NO ASSURANCES, IT IS POSSIBLE THAT PROCEEDS RECEIVED FROM SUCH GOING CONCERN SALE(S) WOULD BE MORE THAN IN THE HYPOTHETICAL LIQUIDATION, THE COSTS ASSOCIATED WITH THE SALE(S) WOULD BE LESS, FEWER CLAIMS WOULD BE ASSERTED AGAINST THE BANKRUPTCY ESTATES AND/OR CERTAIN ORDINARY COURSE CLAIMS WOULD BE ASSUMED BY THE BUYER(S) OF SUCH BUSINESS(ES). Prior to a liquidation, the Debtors would revisit opportunities for the sale of all or parts of the Debtors business as a going concern. However, based upon the prior comprehensive sale process that was conducted, such opportunities, should they exist, are not expected to result in a material change to the recoveries outlined herein.
The underlying financial information in the Liquidation Analysis was not compiled or examined by any independent accountants. Limited independent appraisals were obtained in preparing the Liquidation Analysis. NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS WOULD OR

WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY. This Liquidation Analysis assumes that a liquidation of the Debtors would occur over approximately fourteen (14) months. It is assumed that the Chapter 7 trustee would arrange for the Debtors to terminate ongoing business and focus efforts to sell substantially all remaining assets in an orderly manner.
The Liquidation Analysis should be read in conjunction with the following notes and assumptions:
Notes to Liquidation Analysis
1.	Dependence on assumptions. The Liquidation Analysis depends on estimates and assumptions. The Liquidation Analysis is based on a number of estimates and assumptions that, although developed and considered reasonable by the management and the advisors of the Debtors, are inherently subject to significant economic, business, regulatory and competitive uncertainties and contingencies beyond the control of the Debtors or their management and advisors. The Liquidation Analysis is also based on the Debtors’ best judgment of how numerous decisions in the liquidation process would be resolved. Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Debtors were, in fact, to undergo such a liquidation and actual results could vary materially and adversely from those contained herein.

2.	Additional unsecured claims. The cessation of business in a liquidation will trigger certain claims that otherwise would not exist under the Plan absent a liquidation. Examples of these kinds of claims include various potential employee claims (for such items as severance and potential WARN Act claims), executory contract and unexpired lease rejection damages, and potential multi-employer pension plan withdrawal liabilities. Some of these claims could be significant and will be entitled to priority in payment over general unsecured claims. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity interests. Other than potential severance, lease rejection, and multi-employer pension plan withdrawal claims, no attempt has been made to estimate other additional unsecured claims that may result from such events under a Chapter 7 liquidation scenario because no funds are estimated to be available to general unsecured creditors.

3.	Dependence on unaudited financial statements. This Liquidation Analysis contains numerous estimates that are still under review and it remains subject to further legal and accounting analysis. It is based upon the Debtors’ unaudited financial statements as of September 20, 2008 and the Debtors’ projected financial statements.

4.	Preference or fraudulent transfers. No recovery or related litigation costs attributed to any potential avoidance actions under Chapter 5 of the Bankruptcy Code, including potential preference or fraudulent transfer actions, are assumed within this Analysis due to, among other issues, anticipated disputes about these matters. However, as noted in Section VI.H.6 of the Disclosure Statement, the Debtors have filed a pending adversary action asserting alleged preference claims in the aggregate amount of approximately $96 million, and have entered into Tolling Agreements with various parties that involve aggregate potential preference liability of about $22 million.

5.	Chapter 7 liquidation costs and length of liquidation process. The Debtors have assumed that all operations would cease immediately and a limited group of personnel would be retained in order to pursue orderly sales of substantially all the remaining assets, collect receivables, arrange distributions, and otherwise administer and close the estates. Thus, this Liquidation Analysis assumes the liquidation would be completed within 14 months. In an actual liquidation the wind down process and time period(s) could vary thereby impacting recoveries. For example, the potential for priority, contingent and other claims, litigation, rejection costs, and the final determination of allowed claims could substantially impact both the timing and amount of the distribution of the asset proceeds to the creditors. Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Debtors were, in fact, to undergo such a liquidation.

Pursuant to section 726 of the Bankruptcy Code, the allowed administrative expenses incurred by the Chapter 7 trustee, including, but not limited to, expenses affiliated with selling the Debtors’ assets, will be entitled to payment in full prior to any distribution to Chapter 11 administrative and other priority claims. The estimate used in the Liquidation Analysis for these expenses includes estimates for certain legal, accounting, broker, and other professionals, but does not include potential fees and expenses payable to the Chapter 7 trustee or various other parties and professionals who may or may not be entitled to “success fees” and may or may not be engaged by the Chapter 7 trustee.

6.	DIP Lenders and Prepetition Lenders. The Liquidation Analysis assumes DIP Lenders are paid in full on their estimated claims resulting from funded debt and letters of credit. The Liquidation Analysis further assumes that the Prepetition Lenders will (a) have an allowed claim equal to all funded debt plus outstanding letters of credit, and (b) either have a lien on, or will be allowed a priority claim under section 507(b) of the Bankruptcy Code against, the remaining liquidation proceeds. Ultimately, this will require complex analysis of relevant facts and legal issues, many of which are expected to be disputed. The ultimate outcome of these disputes may materially change the results shown in the Liquidation Analysis. However, even under a “best case scenario” for general unsecured creditors (not shown in this Liquidation Analysis), the anticipated remaining liquidation proceeds, after payment of liquidation expenses, the DIP Lenders, and at least an estimated “undisputed” payment for the allowed secured claim of the Prepetition Lenders, are not currently anticipated to result in any distribution to holders of General Unsecured Claims.

7.	Chapter 11 Administrative and Other Priority Claims. No distribution is shown in the Liquidation Analysis for estimated administrative or other claims arising from the Chapter 11 cases and entitled to priority under section 507 of the Bankruptcy Code. However, if the anticipated dispute with the Prepetition Lenders resulted in funds becoming available to pay Chapter 11 Priority Claims, including Chapter 11 Administrative Claims, then section 726 of the Bankruptcy Code generally would require such claims to be paid in full before any payment to holders of General Unsecured Claims.

8.	General Unsecured Claims. No distribution is shown in the Liquidation Analysis for estimated General Unsecured Claims. However, if the anticipated dispute with the Prepetition Lenders resulted in funds becoming available to pay General Unsecured Claims, after payment in full of Chapter 11 Administrative and Other Priority Claims, then a pro rata distribution to General Unsecured Claims may be available under relevant law. Note that estimated General Unsecured Claims in the Liquidation Analysis are significantly higher than the amounts estimated in the Plan due to, among other claims, the anticipated assertion of withdrawal liability claims by the multi-employer pension plans to which the Debtors contribute. This estimated increase in unsecured claims will materially decrease any percentage recoveries to unsecured creditors in a Chapter 7 liquidation.

Interstate Bakeries Corporation
Liquidation Analysis
As of October 29, 2008

			Balance Sheet		Potential
$’s in millions			Fcst 01/10/09		Recovery
Assets
Cash	(a	)	$35.0	100%	$35.0
Restricted Cash	(a	)	21.1	100%	21.1
Accounts Receivable	(b	)	117.5	79%	92.7
Inventory	(c	)	55.9	39%	21.8
Other current assets	(d	)	41.9	19%	8.1

			271.3		178.8

Real Estate & PPE	(e	)	465.1	78%	362.7
Less: Environmental Reserve					(1.4)
Intangibles	(f	)	158.3	27%	43.0
Other assets	(g	)	28.8	23%	6.5

			652.2		410.7

Excess LOC Recovery	(h	)	49.9	50%	24.9

Total Assets			$973.4		$614.4

Expenses
Chapter 7 Liquidation Administrative Expenses	(i	)			(180.5)

Total Net Proceeds Available for Distribution					$433.9

DIP Lenders’ Claim s
Amount Paid to DIP Lenders					(293.6)

Remaining Proceeds					$140.3

Pre-Petition Secured Lenders’ Claims
Pre-Petition Secured Lenders’ Claims	(j	)			(537.8)
Recovery %					26.1%

Remaining Proceeds					$—

Other Claim s
Administrative Claims					(149.6)
Severance Claims					(61.0)
General Unsecured Claim s Excluding Pre-Petition Secured Lenders’ Deficiency Claim					(1,052.3)
Subordinated MEPPA Claim (50% considered pari passu)					(463.3)

					(1,726.2)

Remaining Proceeds					$—

AS DESCRIBED IN GREATER DETAIL IN THE INTRODUCTION TO THIS LIQUIDATION ANALYSIS, THE LIQUIDATION ANALYSIS IS A HYPOTHETICAL EXERCISE THAT HAS BEEN PREPARED FOR THE SOLE PURPOSE OF GENERATING A REASONABLE GOOD-FAITH ESTIMATE OF THE PROCEEDS THAT WOULD BE REALIZED IF THE DEBTORS WERE LIQUIDATED IN ACCORDANCE WITH CHAPTER 7 OF THE BANKRUPTCY CODE WHEN COMPARED TO RECOVERIES UNDER THE PLAN. THE LIQUIDATION ANALYSIS IS NOT INTENDED AND SHOULD NOT BE USED FOR ANY OTHER PURPOSE. THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF THE DEBTORS’ ASSETS AS A GOING CONCERN, AND THERE MAY BE A SIGNIFICANT DIFFERENCE BETWEEN THE LIQUIDATION ANALYSIS AND THE VALUES THAT MAY BE REALIZED IN AN ACTUAL LIQUIDATION. WHILE THE DEBTORS MAKE NO ASSURANCES, IT IS POSSIBLE THAT PROCEEDS RECEIVED FROM SUCH GOING CONCERN SALE(S) WOULD BE MORE THAN IN THE HYPOTHETICAL LIQUIDATION, THE COSTS ASSOCIATED WITH THE SALE(S) WOULD BE LESS, FEWER CLAIMS WOULD BE ASSERTED AGAINST THE BANKRUPTCY ESTATES AND/OR CERTAIN ORDINARY COURSE CLAIMS WOULD BE ASSUMED BY THE BUYER(S) OF SUCH BUSINESS(ES).

(a)	Cash & Restricted Cash: Cash represents the estimated cash in the bank at the initiation of the liquidation.

(b)	Accounts Receivable: Accounts receivable reflects a 79% recovery of forecasted AR balances. Recovery is based on the AR metrics used to calculate the AR component of the Company’s borrowing base under the DIP Credit Agreement.

(c)	Inventory: Inventory recovery values are based upon an appraisal report dated December 5, 2007. Recovery rates are based upon estimated net orderly liquidation values.

(d)	Other Current Assets: Estimated recoveries are based upon assessed collectability / realization of various deposits and prepaid assets.

(e)	Real Estate & PP&E: Estimated recoveries were based upon several factors.
i.	Appraisal reports dated as of December 1, 2007 were used for 154 properties. The aggregate market value of those appraisals was $382 million ($363.9 million when adjusted for properties sold since the date thereof). These market value appraisals represented the value opinion after analysis of Cost Approach, Sales Comparison Approach, and Income Capitalization Approach for each property. This included the majority of the Debtors’ most valuable properties (properties with values estimated in excess of $500,000). Appraised values were reduced by 5% for estimated commissions and selling expenses. The appraisal report also estimated values under a Liquidation Value Approach based upon a shortened marketing period of 3 months or less. The liquidation values were estimated at 80% of the market values resulting in an estimated recovery value of $276.6. NO UPDATED APPRAISALS HAVE BEEN OBTAINED SINCE THE DECEMBER 1, 2007 APPRAISAL REPORTS WERE RECEIVED. AS SUCH, THE APPRAISALS DO NOT REFLECT RECENT NEGATIVE TRENDS IN THE RESIDENTIAL AND COMMERCIAL REAL ESTATE MARKETS IN THE UNITED STATES. THIS REPRESENTS A SIGNIFICANT RISK TO ACHIEVING THE VALUES REFLECTED IN THE LIQUIDATION ANLAYSIS. Although the wind down period is estimated to take place over 14 months, in light of the recent negative trends noted above, the Debtors have elected to use the appraised liquidation values in this Liquidation Analysis. To the extent the appraised liquidation values can not be realized, this represents a significant risk to the Liquidation Analysis as presented.

ii.	For remaining properties (163) that were not recently appraised, the Company estimated values based upon older appraisals where available, supplemented by limited market analyses. The aggregate low and high values with respect to these properties were estimated at $20.5 to $23.9 million. Applying the same 80% “liquidation factor” and 5% estimated commissions and selling expenses noted in (i) above, the recovery value was estimated to be between $15.6 and $18.1 million. NO ADJUSTMENT HAS BEEN MADE TO THE ESTIMATED VALUES FOR THESE PROPERTIES BASED UPON RECENT NEGATIVE TRENDS IN THE RESIDENTIAL AND COMMERCIAL REAL ESTATE MARKETS IN THE UNITED STATES. THIS REPRESENTS A SIGNIFICANT RISK TO ACHIEVING THE LIQUIDATION VALUES REFLECTED IN THE LIQUIDATION ANLAYSIS. Although the wind down period is estimated to take place over 14 months, in light of the recent negative trends noted above, the Debtors have elected to use the liquidation values in this Liquidation Analysis. To the extent the liquidation values can not be realized, this represents a significant risk to the Liquidation Analysis as presented.

iii.	Equipment and rolling stock values were based upon an appraisal dated as of November 1, 2007. The recovery represents the average of the net forced (low) and net orderly liquidation values (high) per the appraisal (after consideration of selling expense). The aggregate low and high end recovery values of these assets were estimated at $64.7 to $73.8 million.

iv.	Appraised values for real estate have been reduced by $1.4 million for potential environmental remediation issues based on the Debtors’ reserves for such matters pursuant to their books and records as of September 20, 2008.
(f)	Intangibles: Recovery rates were based upon a March 31, 2008 “refresh” of a valuation report originally dated November 30, 2006. The report estimated the following values under the following alternative disposal approaches:
i.	Forced Liquidation Value: $42.5 to $43.5 million

ii.	Orderly Disposal Value: $176.5 to $210.1 million
The Debtors have elected to use the average of the low and high forced liquidation value of $43.0 million, based upon the assumed liquidation process timeline. To the extent $43.0 million can not be realized, this represents a significant risk to the Liquidation Analysis as presented.

(g)	Other Assets: Represents the Debtors’ estimated recovery values of miscellaneous assets.

(h)	Estimated LOC Recovery: Upon liquidation, this Liquidation Analysis assumes all outstanding pre-petition and DIP letters of credit (LOCs) are drawn, and that 50% of LOCs drawn in excess of the underlying workers compensation, auto and general liability reserves reflected in the Debtors’ unaudited September 20, 2008 balance sheet are recovered.

(i)	Chapter 7 Liquidation Administrative Expenses: Net expenses associated with the liquidation process. The expenses include estimated professional fees but exclude Chapter 7 trustee and other potential fees.

(j)	Prepetition Secured Lenders’ Claims: The claims related to the Prepetition Credit Facility include $453.9 and $83.9 million in estimated outstanding funded debt and future funding related to outstanding letters of credit, respectively. The recovery percentage noted for the Prepetition Secured Lenders’ Claims does not include any downward adjustment associated with the passage of time between the initiation of the liquidation and the actual date upon which proceeds would be received.

APPENDIX C
PRO FORMA FINANCIAL PROJECTIONS

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PRO FORMA FINANCIAL PROJECTIONS AND ASSUMPTIONS
In connection with the solicitation of certain votes on the Plan, and for purposes of demonstrating the feasibility of the Plan, the following financial projections (the “Projections”) were prepared by the Debtors. The Projections reflect the Debtors’ judgment as to the occurrence or nonoccurrence of certain future events and of expected future operating performance and business conditions, which are subject to change. The management of the Debtors has prepared the Projections for the fiscal years 2009 through 2014. Included in the FY2009 projected amounts are actual unaudited results through the four fiscal periods ended September 20, 2008. The Projections have been prepared on a consolidated basis consistent with the Company’s management financial reporting practices and include all Debtor and non-debtor entities. The Projections, including any historical amounts included therein, are unaudited.
THE PROJECTIONS, INCLUDING THE UNDERLYING BUSINESS AND ECONOMIC ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE PROJECTIONS WILL BE REALIZED.
THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION, WARRANTY OR GUARANTY BY THE DEBTORS OR ANY OTHER PERSON AS TO THE ACCURACY OF THE PROJECTIONS OR THAT THE PROJECTIONS WILL BE REALIZED.
The Projections were not prepared with a view towards complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants (the “AICPA”) and as such, do not and are not required to conform with the AICPA descriptions and recommendations regarding presentation and disclosure of prospective financial information. The Projections have not been compiled, or prepared for examination or review, by the Debtors’ independent auditors, who accordingly assume no responsibility for them. The Projections should be read in conjunction with the assumptions, qualifications and footnotes to the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto) included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the fiscal years ended May 31, 2008, June 2, 2007, June 3, 2006, May 28, 2005 and May 29, 2004, our quarterly filing on form 10-Q for the fiscal quarter ended August 23, 2008 and the unaudited actual results reported in the monthly operating reports of the Debtors filed with the Bankruptcy Court.
The Projections assume certain specific economic and business conditions will occur in the future, including general assumptions based upon future macroeconomic indicators (including various commodity market indicators for raw material purchased by the Company, such as forecasts of acres to be planted in specific crops and projected crop yields), growth rates for product categories, and consumer product trends in general. The Projections were prepared by management in good faith based upon assumptions believed to be reasonable at the time made, but no assurance can be given that such assumptions will prove to be accurate forecasts of the future.
While presented with numerical specificity, the Projections are based upon a variety of assumptions and are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the control of the Debtors. Consequently, the inclusion of the Projections herein should not be regarded as a guaranty by the Debtors (or any other person) that the Projections will be realized, and actual results may vary materially from those presented below. The Projections have been prepared on a basis similar to the internal management reporting currently utilized by the Debtor. The Projections reflect an anticipated emergence from Chapter 11 as of the close of business on January 10, 2009. The Projections do not, however, consider the potential effects of the application of “fresh start” accounting as required by the AICPA Statement of Position 90-7,“Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, that may apply on the Effective Date.
Under Internal Revenue Code section 382, a corporation that has a “net unrealized built-in gain” immediately before it undergoes an ownership change generally is entitled to utilize its NOL carryovers to offset certain built-in gains recognized after the ownership change without regard to the annual limitation that may otherwise restrict the corporation’s ability to utilize its NOL carryovers. In general, a corporation has a net unrealized built-in gain immediately before an ownership change if, at that time, the fair market value of the corporation’s assets exceeds the aggregate adjusted tax basis of such assets. Although the matter is not free from doubt, the Projections assume that the Debtors will have a certain amount of net unrealized built-in gain with respect to the ownership change that will occur in connection with the issuance of New Common Stock pursuant to the Plan. If this assumption is inaccurate, the Reorganized Debtors’ tax expense may be materially greater than the tax expense shown in the Projections; provided, however, if an Alternative Taxable Structure or an Alternative Simplification Structure are implemented, the Reorganized Debtors’ tax expense may be materially less than the tax expense shown in such Projections.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: These Projections contain statements which constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” in these Projections include the intent, belief or current expectations of the Debtors and members of their management team with respect to the timing of, completion of and scope of the current restructuring, reorganization plan, strategic business plan, bank financing and debt and equity market conditions and the Debtors’ future liquidity, as well as the assumptions upon which such statements are based. While management believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are strongly cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause results to differ materially from those contemplated by the forward-looking statements in these Projections include, but are not limited to, those risks and uncertainties set forth in Article VIII of the Disclosure Statement and other adverse developments with respect to the Debtors’ liquidity position or operations of the various businesses of the Reorganized Debtors, adverse developments in the capital markets or public or private markets for debt or equity securities, or adverse developments in the timing or results of the Debtors’ current strategic business plan (including the current timeline to emerge from chapter 11) and the possible negative effects that could result from potential economic and political factors around the world.
THE COMPANY DOES NOT, AS A MATTER OF COURSE, PUBLISH OR DISCLOSE ITS FINANCIAL PROJECTIONS. ACCORDINGLY, THE COMPANY DOES NOT INTEND, AND DISCLAIMS ANY OBLIGATION TO, (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS AT ANY TIME IN THE FUTURE, (B) INCLUDE UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR (C) OTHERWISE MAKE UPDATED INFORMATION OR PROJECTIONS PUBLICLY AVAILABLE.

THE SUMMARY PRO FORMA FINANCIAL PROJECTIONS AND RELATED INFORMATION PROVIDED, THOUGH PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE COMPANY’S CONTROL. THE COMPANY CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE PROJECTIONS AND RELATED INFORMATION OR AS TO THE COMPANY’S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS AND RELATED INFORMATION, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. PARTIES IN INTEREST MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS.

Unaudited/Not in Accordance with G AAP
Interstate Bakeries Corporation
Consolidated Statement of Operations

			Forecast
	Notes		FY 2009	FY 2010	FY 2011	FY 2012	FY 2013	FY 2014
($s in Millions)			5/29/09	5/29/10	5/29/11	5/28/12	5/28/13	5/28/14

Net Sales			$2,765.9	$2,772.8	$2,876.1	$2,923.8	$3,040.3	$3,131.5
Cost of Goods Sold			1,371.8	1,318.7	1,339.4	1,335.7	1,368.1	1,411.2

Gross Profit			1,394.1	1,454.1	1,536.8	1,588.1	1,672.2	1,720.3
Selling & Delivery			1,149.7	1,127.7	1,172.7	1,191.1	1,233.8	1,272.3
Workers’ Compensation			65.1	67.2	70.6	71.3	73.5	75.6
Advertising & Marketing			40.1	52.7	54.6	55.6	57.8	59.5
General & Administrative			109.1	121.3	129.8	129.4	130.7	133.4
Gain Sharing			—	—	—	1.3	3.7	2.9

EBITDA			30.1	85.2	109.0	139.4	172.7	176.6
Depreciation Expense			(54.0)	(52.3)	(55.2)	(58.2)	(60.2)	(60.2)
Restructuring Costs	(a	)	1.7	(4.7)	(1.3)	(4.5)	—	—
Reorganization Costs	(b	)	(40.5)	—	—	—	—	—
Interest Expense	(c	)	(68.5)	(60.0)	(61.1)	(64.1)	(64.3)	(58.7)
Other Income			0.1	—	—	—	—	—
Taxes	(d	)	0.5	(2.0)	(0.4)	(0.8)	(14.5)	(31.9)

Net Income / (Loss)			$(130.7)	$(33.9)	$(8.9)	$11.8	$33.7	$25.9

Unaudited/Not in Accordance with GAAP
Interstate Bakeries Corporation
Consolidated Balance Sheet

			Forecast
	Notes		FY 2009	FY 2010	FY 2011	FY 2012	FY 2013	FY 2014
($s in Millions)			05/29/09	5/29/10	5/29/11	5/28/12	5/28/13	5/28/14

Assets
Current Assets:
Unrestricted Cash and Cash Equivalents	(e	)	$63.2	$41.8	$50.9	$75.1	$122.5	$157.4
Restricted Cash	(f	)	239.6	246.6	246.6	246.6	246.6	246.6
Accounts Receivable (Net of bad debt and reserves)	(g	)	138.7	132.4	137.8	139.6	145.2	149.6
Inventories			65.9	63.0	65.5	66.4	69.0	71.1
Other Current Assets	(h	)	41.9	41.9	41.9	41.9	41.9	41.9

Total Current Assets			549.2	525.7	542.6	569.6	625.2	666.6

Net Property and Equipment	(i	)	452.6	468.6	466.3	456.7	430.0	431.4
Other Assets	(j	)	210.0	202.0	194.0	186.0	178.0	173.1

Total Assets			$1,211.9	$1,196.3	$1,203.0	$1,212.4	$1,233.2	$1,271.0

Liabilities & Stockholders Equity
Current Liabilities:
Post-Emergence Revolver			—	—	—	—	—	—
Accounts Payable			77.4	74.4	77.0	77.9	80.6	82.7
Accrued Expenses	(k	)	170.3	170.3	170.3	171.7	174.1	173.2

Total Current Liabilities			247.7	244.7	247.3	249.5	254.7	255.9

Liabilities Subject To Compromise	(l	)	—	—	—	—	—	—
Long -term Liabilities:
Long -Term Debt
Term Loan Facility	(m	)	341.3	342.2	333.3	319.0	290.9	290.9
New Third Lien Term Loan			146.7	158.4	171.1	171.1	171.1	171.1
New Convertible Secured Notes			174.9	183.6	192.8	202.5	212.6	223.2
Capital Leases			2.5	2.5	2.5	2.5	2.5	2.5
Other Liabilities	(n	)	176.5	176.5	176.5	176.5	176.5	176.5
Deferred Income Taxes			69.5	69.5	69.5	69.5	69.5	69.5

Total Long-term Liabilities			911.3	932.6	945.7	941.0	923.0	933.6

Stock holders’ Equity:	(o	)	52.8	18.9	10.0	21.8	55.5	81.4

Total Liabilities and Stockholders’ Equity			$1,211.9	$1,196.3	$1,203.0	$1,212.4	$1,233.2	$1,271.0

Unaudited/Not in Accordance with GAAP
Interstate Bakeries Corporation
Consolidated Statements of Cash Flow

	Forecast
	1/11/2009	FY2010	FY2011	FY2012	FY2013	FY2014
($s in Millions)	5/30/2009*

Net Income / (Loss)	$(10.9)	$(33.9)	$(8.9)	$11.8	$33.7	$25.9
Depreciation	19.7	52.3	55.2	58.2	60.2	60.2
Amortization of Deferred Financing Costs	3.1	8.0	8.0	8.0	8.0	4.9
Change in Accrued Restructuring Costs	(4.0)	—	—	—	—	—
Chang e in Working Capital	(20.9)	6.1	(5.2)	(0.6)	(3.1)	(5.2)

Operating Cash Flow	(13.0)	32.6	49.0	77.4	98.8	85.8

Capital Expenditures	(36.7)	(69.9)	(63.8)	(63.5)	(61.6)	(61.6)
Asset Sales	20.9	1.6	10.8	15.0	28.1	—

Investing Cash Flow	(15.8)	(68.3)	(53.0)	(48.5)	(33.5)	(61.6)

Transfers to Restricted Cash	—	(7.0)	—	—	—	—
PIK Interest Accrual	8.7	22.9	23.9	10.3	10.1	10.6
Post Emergence Debt Paydown	(3.8)	(1.6)	(10.8)	(15.0)	(28.1)	—

Financing Cash Flow	4.9	14.4	13.0	(4.7)	(18.0)	10.6

Net Cash Flow	$(23.9)	$(21.4)	$9.1	$24.2	$47.4	$34.9

Beginning Unrestricted Cash Balance — Bank	$87.1	$63.2	$41.8	$50.9	$75.1	$122.5
Net Increase / (Decrease) in Cash	(23.9)	(21.4)	9.1	24.2	47.4	34.9

Ending Unrestricted Cash Balance — Bank	$63.2	$41.8	$50.9	$75.1	$122.5	$157.4

*	Post-emergence cash flow

1.	Notes

The Projections have not been audited, reviewed or compiled by the Company’s independent accountant, who accordingly assume no responsibility for them. They were not prepared with a view toward complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants (“AICPA”) and, as such, do not and are not required to conform with the AICPA descriptions and recommendations regarding presentation and disclosure of prospective financial information. The Projections reflect an anticipated emergence from Chapter 11 as of the close of business on January 10, 2009. They do not, however, reflect the impact of implementing fresh start accounting as will likely be required pursuant to Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” issued by the AICPA. As a result of these and other factors, the projections are not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).

As discussed in the Disclosure Statement, the Projections assume that on the Effective Date (i) the Equity Investors (a) invest $44.2 million in cash in the Reorganized Company in exchange for 4,420,000 shares of New Common Stock, and (b) purchase $85.8 million in New Convertible Secured Notes; (ii) GECC and GECM agree to structure, arrange and syndicate the $125.0 million ABL Facility; (iii) Silver Point and Monarch Master Funding Ltd agree to structure, arrange and syndicate the $344.0 million Term Loan Facility (subject to adjustment pursuant to the terms of the Commitment Letter); and (iv) the Prepetition Lenders will convert their Allowed Prepetition Lender Claims into $142.3 million of the New Third Lien Term Loan (subject to adjustment pursuant to the terms of the Commitment Letter), $85.8 million of New Convertible Secured Notes and Series E Warrants with a strike price of $0.01 and representing 1.5% of the fully-diluted equity interests of Reorganized IBC (calculated as of the Effective Date). Pursuant to the Investment Agreement, Equity Investors will also receive Series A Warrants with a strike price of $12.50 and representing 13.5% of the New Common Stock on a fully-diluted basis (calculated as of the Effective Date and taking into account dilution from the conversion of all the New Convertible Secured Notes to be issued on the Effective Date, but not accounting for any other dilution). In addition, Equity Investors will be issued Series D Warrants with a strike price of $12.50 and representing 1.5% of the fully-diluted equity interests of Reorganized IBC (calculated as of the Effective Date). On the Effective Date, the lenders under the Term Loan Facility (or their Permitted Affiliates) will be issued 4,420,000 shares of the New Common Stock, Series B Warrants with a strike price of $12.50 and representing 1.917% of the New Common Stock on a fully-diluted basis (calculated as of the Effective Date), and Series C Warrants with a strike price of $10.00 and representing 2.837% of the New Common Stock on a fully diluted basis (calculated as of the Effective Date). The Projections do not contemplate any conversions of the New Convertible Secured Notes into common stock, the exercise of any of the Series A, B, C, D or E Warrants, or the issuance of stock appreciation rights.

Specific Note References:
(a)	Restructuring Costs: Include amounts associated with past, ongoing, and future operational restructuring activities.

(b)	Reorganization Costs: Include amounts associated with Chapter 11 related legal and other professional fees expected to be incurred during the bankruptcy process through emergence and an additional $5.0 million of such fees to be incurred and paid after emergence.

(c)	Interest Expense: Includes interest and fees associated with the Company’s DIP Credit Agreement and Prepetition Credit Facility through emergence. Includes post emergence interest and fees amortization of deferred financing costs associated with commitment fees and expenses incurred related to the post emergence capital structure as set forth in the Disclosure Statement.

(d)	Tax Expense: Tax Expense is limited to federal income tax expense calculated based upon the assumptions and analysis described above and in Article IX of this Disclosure Statement — ‘Certain U.S. Federal Income Tax Consequences Of The Plan’ and the Debtors’ best estimate of the amount and timing of such taxes.

(e)	Cash and Cash Equivalents: The estimated cash effects of emergence are assumed to take place on the close of business on January 10, 2009 and are summarized as follows:
•	Funding of the $344.0 million Term Loan Facility.

•	Investment by the Equity Investors of $85.8 million and $44.2 million relating to the New Convertible Secured Notes and New Common Stock, respectively.

•	The trustee of the rabbi trust holding certain assets of the SERP (estimated at $6.5 million) remits such funds to the Reorganized Debtors.

•	Repayment of the estimated DIP Credit Agreement debt outstanding of $138.0 million.

•	Transaction fees and expenses under the plan are estimated to be $40.1 million, $12.3 million of which are to be paid prior to emergence, leaving a final estimated payment of $27.8 million at emergence.

•	Estimated payment of $13.2 million for Administrative and Cure Claims.

•	Estimated payment of $9.0 million for Chapter 11 professional fees on emergence.

•	Employee related payment of $3.5 million.

•	Transfer of $239.6 million to restricted cash to cash collateralize outstanding letters of credit.

•	Estimated payment of $5.9 million for the Creditors Trust and fees.

$’s in millions
Sources of Cash
Unrestricted Cash as of Close of Business 1/10/09	$22.4
Restricted Cash	21.1
Term Loan	344.0
Secured Convertible Debt Investment — Equity Investors	85.8
Common Equity Investment — Equity Investors	44.2
Transfer of Cash Held in Rabbi Trust	6.5

523.9

Uses of Cash
Repayment of DIP Credit Facility	$138.0
Transaction Fees & Expenses	27.8
Administrative Claims	13.2
Professional Fees	9.0
Employee Related Payments	3.5
Restricted Cash for LCs	239.6
Cash to Creditors’ Trust & Fees	5.9

436.9

Unrestricted Cash Balance at Emergence	$87.1

(f)	Restricted Cash is posted to cash collateralize outstanding Letters of Credit.

(g)	Accounts Receivable includes all receivables net of bad debt reserves.

(h)	Other Current Assets include deferred taxes and pre-paid items such as insurance, utilities, rent and other miscellaneous items.

(i)	Net Property and Equipment has been valued at its net book value. Depreciation and amortization in fiscal years 2009-2014 have been calculated based on those book values using methods consistent with past company practices. The Company intends to obtain independent appraisals for determining fair value of these assets as part of its efforts to assign fair values in “fresh start” accounting as of the Effective Date. The nature, value and length of depreciable or amortizable lives resulting from the appraisals could differ materially from the historical net book values.

(j)	Other Assets primarily includes intangibles and other miscellaneous items.

(k)	Accrued Expenses includes amounts for restructuring expenses, pension liabilities, workers’ compensation obligations, auto and general liability obligations, employee related expenses and other miscellaneous accruals. All liabilities associated with the ABA Defined Benefit Plan are considered Liabilities Subject to Compromise and have been eliminated upon emergence. The dispute regarding the nature of the plan is currently the subject of litigation as more fully discussed in Section VI.H.8 of the Disclosure Statement.

(l)	The Projections account for the elimination of Liabilities Subject to Compromise at emergence as a credit to the Stockholders’ Equity, with the exception of the portion of the Prepetition Lender Claims that were exchanged for the $142.3 million New Third Lien Term Loan and $85.8 million of New Convertible Secured Notes. The estimation standards and accounting recognition of claims may differ from the amount of claims allowed for Plan purposes. Actual allowed unsecured claims may be materially different.

(m)	Reflects $344.0 million in proceeds from the new Term Loan Facility adjusted for the accrual of PIK interest and repayments from the proceeds of asset sales, as required under the terms of the credit agreement.

(n)	Other Liabilities include the long-term portion of accruals related to worker’s compensation obligations, auto and general liability obligations, retiree medical benefits, and other miscellaneous items. All liabilities associated with the ABA Defined Benefit Plan are considered Liabilities Subject to Compromise and have been eliminated upon emergence. The dispute regarding the nature of the plan is currently the subject of litigation as more fully discussed in Section VI.H.8 of the Disclosure Statement.

(o)	The actual amount of emerged company Stockholders’ Equity will be subject to future adjustment pending future Bankruptcy Court actions, the determination of Reorganization value under “fresh start” accounting, the ultimate settlement of Liabilities Subject to Compromise, further developments with respect to Disputed Claims and/or other events.

APPENDIX D
HISTORICAL FINANCIAL RESULTS

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HISTORICAL FINANCIAL RESULTS
The following table highlights certain selected consolidated financial information derived from our audited consolidated financial statements as of and for each of the five fiscal years in the period ended May 31, 2008, and should be read together with our audited consolidated financial statements, which are included in our Annual Reports on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) for the fiscal years ended May 31, 2008, June 2, 2007, June 3, 2006, May 28, 2005 and May 29, 2004. The information in the table below contains summary financial data which is not necessarily indicative of the results of our future operations. For a more comprehensive description of our current financial condition and operating results, the information in the table below and the aforementioned Annual Reports on Form 10-K should also be read together and in connection with our other periodic reports filed with the SEC, including our latest quarterly Form 10-Q for the first quarter of fiscal 2009 filed on October 7, 2008.

D-1

INTERSTATE BAKERIES CORPORATION
FIVE-YEAR SUMMARY OF FINANCIAL DATA

	Fifty-Two		Fifty-Three	Fifty-Two
	Weeks Ended		Weeks Ended	Weeks Ended
	May 31,	June 2,	June 3,	May 28,	May 29,
	2008	2007	2006	2005	2004
	(1)	(3)(4)	(5)	(7)(8)	(9)
	(dollars and shares in thousands, except per share data)
Statements of Operations

Net sales	$2,798,337	$2,917,268	$3,060,473	$3,403,505	$3,467,562

Cost of products sold (exclusive of depreciation and amortization) (2)	1,440,609	1,489,019	1,552,731	1,724,054	1,733,303

Operating income (loss)	(64,572)	(39,641)	(56,368)	(335,536)	(18,326)
% of net sales	(2.3)%	(1.4)%	(1.8)%	(9.8)%	(0.5)%

Income (loss) before cumulative effect of accounting change	$(143,684)	$(112,848)	$(127,300)	$(379,280)	$(33,370)
Cumulative effect of accounting change (6)	—	—	(1,017)	—	—

Net income (loss)	$(143,684)	$(112,848)	$(128,317)	$(379,280)	$(33,370)
% of net sales	(5.1)%	(3.9)%	(4.2)%	(11.1)%	(1.0)%

Income (loss) per share before cumulative effect of accounting change:
Basic and diluted	$(3.18)	$(2.50)	$(2.82)	$(8.43)	$(0.74)

Common stock dividends per share	—	—	—	—	0.21

Weighted average common shares outstanding:
Basic and diluted	45,195	45,171	45,124	45,010	44,868

Balance Sheets

Total assets	$958,357	$1,081,392	$1,253,055	$1,398,650	$1,673,797
Long-term debt, excluding current maturities (10)	—	—	—	—	10,362
Stockholders’ equity (deficit)	(461,714)	(318,741)	(240,583)	(116,924)	261,708

D-2

(1)	Fiscal 2008 operating loss includes net restructuring charges of approximately $5.7 million relating to a sales reorganization to improve the structure and efficiency of the sales and route delivery of our baked goods and the closure of four bakeries and the consolidation of related depots and routes in conjunction with exiting the Southern California bread market; and property and equipment impairment of approximately $10.5 million related to the closing of the four bakeries.

(2)	Depreciation and amortization excluded from cost of products sold amounted to approximately $50.4 million, $51.0 million, $59.7 million, $70.2 million, and $71.6 million in fiscal 2008, 2007, 2006, 2005, and 2004, respectively.

(3)	Fiscal 2007 operating loss includes net restructuring credits of approximately $4.1 million relating to gains realized on the sale of restructuring related assets partially offset by costs related to certain closings and restructurings of bakeries, depots and bakery outlets; and a machinery and equipment impairment of approximately $1.4 million.

(4)	Fiscal 2007 stockholders’ deficit reflects a reduction of approximately $33.4 million related to a change in accounting for pension and other postretirement obligations due to our adoption of the recognition and disclosure requirements of Statement of Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans .

(5)	Fiscal 2006 operating loss includes net restructuring credits of approximately $27.2 million relating to gains realized on the sale of restructuring related assets partially offset by costs related to certain closings and restructurings of bakeries, depots and bakery outlets; and a machinery and equipment impairment of approximately $4.8 million.

(6)	In fiscal 2006, as a result of adopting FIN 47, we recorded a cumulative effect of an accounting change of approximately $1.0 million, or $0.02 per share, and a liability of the same amount as the related asset values were fully depreciated as of June 3, 2006.

(7)	Fiscal 2005 operating loss includes goodwill and other intangible asset impairments of approximately $229.5 million; restructuring charges of approximately $54.3 million relating to the closures of five bakeries, a general workforce reduction and other cost reductions; settlement of class action litigation of approximately $8.7 million; and a net curtailment loss from the suspension of our Supplemental Employee Retirement Plan of $10.3 million.

(8)	Fiscal 2005 net loss includes a tax valuation allowance adjustment of $5.6 million related to deferred tax assets originating in prior years.

(9)	Fiscal 2004 operating loss includes restructuring charges of approximately $12.1 million relating to the closures of three bakeries, severance costs in connection with the centralization of certain finance and data maintenance administrative functions and the relocation of certain key management employees in conjunction with our new more centralized organizational structure and settlement of class action litigation of approximately $3.0 million.

(10)	At May 31, 2008, we included our Senior Secured Credit Facility in liabilities subject to compromise. See Note 7. Debt to our consolidated financial statements regarding this reclassification. In all prior years presented, we have reflected the total amount due under our Senior Secured Credit Facility as amounts payable within one year due to our default under this facility. See Note 1. Voluntary Chapter 11 Filing to our consolidated financial statements regarding going concern considerations.

D-3